AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1998

                       REGISTRATION STATEMENT NOS. 333-44203   333-44203-1

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

             PATRIOT AMERICAN HOSPITALITY, INC.                                             WYNDHAM INTERNATIONAL, INC.
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)                  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                       DELAWARE                                                                     DELAWARE
       (STATE OR OTHER JURISDICTION OF ORGANIZATION)                              (STATE OR OTHER JURISDICTION OF ORGANIZATION)
                         6798                                                                         7948
      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE)                         (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE)
                      94-0358820                                                                   94-2878485
           (I.R.S. EMPLOYER IDENTIFICATION NO.)                                      (I.R.S. EMPLOYER IDENTIFICATION NO.)
                 1950 STEMMONS FREEWAY                                                       1950 STEMMONS FREEWAY
                       SUITE 6001                                                                 SUITE 6001
                    DALLAS, TX 75207                                                           DALLAS, TX 75207
                     (214) 863-1000                                                             (214) 863-1000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)    INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                     PAUL A. NUSSBAUM                                                        JAMES D. CARREKER
             CHAIRMAN OF THE BOARD AND CHIEF                                    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                    EXECUTIVE OFFICER                                                            OFFICER
            PATRIOT AMERICAN HOSPITALITY, INC.                                          WYNDHAM INTERNATIONAL, INC.
                  1950 STEMMONS FREEWAY                                                    1950 STEMMONS FREEWAY
                        SUITE 6001                                                              SUITE 6001
                     DALLAS, TX 75207                                                        DALLAS, TX 75207
                      (214) 863-1000                                                          (214) 863-1000
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                        (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
   NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)                        NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                                          --------------
                                                            COPIES TO:
                  GILBERT G. MENNA, P.C.                                                 ROBERT A. PROFUSEK, ESQ.
               MARTIN CARMICHAEL III, P.C.                                              JONES, DAY, REAVIS & POGUE
               GOODWIN, PROCTER & HOAR LLP                                                  599 LEXINGTON AVENUE
                      EXCHANGE PLACE                                                        NEW YORK, NY 10022
                  BOSTON, MA 02109-2881                                                       (212) 326-3939
                      (617) 570-1000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger of Interstate Hotels Company with and into Patriot American Hospitality, Inc. pursuant to an Agreement and Plan of Merger dated as of December 2, 1997 (the "Merger Agreement"), described in the enclosed Joint Proxy Statement and Prospectus.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

  PATRIOT AMERICAN HOSPITALITY, INC.          WYNDHAM INTERNATIONAL, INC.
  1950 STEMMONS FREEWAY, SUITE 6001        1950 STEMMONS FREEWAY, SUITE 6001
           DALLAS, TX 75207                         DALLAS, TX 75207

Dear Stockholder:                                        February 13, 1998

  You are cordially invited to attend the Special Meetings of Stockholders of Patriot American Hospitality, Inc. ("Patriot") and Wyndham International, Inc. (formerly known as Patriot American Hospitality Operating Company, "Wyndham International"), to be held on March 30, 1998 at 9:00 a.m. and 9:30 a.m. local time, respectively, at the Wyndham Anatole Hotel located at 2201 Stemmons Freeway, Dallas, Texas. At the Special Meetings, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 2, 1997, by and among Interstate Hotels Company ("Interstate"), Patriot and Wyndham International (the "Merger Agreement"), the merger of Interstate with and into Patriot (the "Merger"), with Patriot being the surviving company, and the other transactions contemplated by the Merger Agreement.

  Pursuant to the Merger Agreement, stockholders of Interstate will have the right to elect to convert each of their shares of Interstate common stock into the right to receive either (i) $37.50 in cash (subject to proration as described below) (the "Cash Consideration") or (ii) the number of paired shares of Patriot common stock and Wyndham International common stock ("Paired Shares") equal to $37.50 divided by the average closing price of a Paired Share on the New York Stock Exchange over the 20 trading days immediately preceding the fifth trading day prior to the meeting of Interstate's stockholders at which the approval of the Merger will be sought (the "Average Closing Price"), subject to adjustment under certain circumstances depending on the Average Closing Price (the "Exchange Ratio"). After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the outstanding shares of Interstate common stock will be converted into the right to receive Cash Consideration and that the remaining 60% of the outstanding shares of Interstate common stock will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustment in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate common stock.

  Your Paired Shares will remain outstanding after the Merger and will represent, without any action on your part, the same number of Paired Shares that were held by you immediately prior to the Merger. While you will own the same number of Paired Shares following the Merger, you will own a lesser percentage of the total number of Paired Shares than you owned before the Merger because of the issuance of Paired Shares to Interstate's stockholders in connection with the Merger.

  The Boards of Directors of Patriot and Wyndham International believe that the Merger is fair to, and in the best interests of, Patriot and Wyndham International and their respective stockholders. In connection with the Merger, the investment banking firm of PaineWebber Incorporated has issued its opinion to the Boards of Directors of Patriot and Wyndham International to the effect that, as of the date of such opinion, and subject to the considerations and limitations set forth in such opinion, the merger consideration was fair from a financial point of view to the stockholders of Patriot and Wyndham International. A copy of this opinion is attached as Annex B to the accompanying Joint Proxy Statement/Prospectus. Each of the Boards of Directors of Patriot and Wyndham International has unanimously approved the Merger Agreement, the Merger and the transactions contemplated thereby and unanimously recommends that you vote in favor of the Merger Agreement, the Merger and the transactions contemplated thereby at the Special Meetings.

  The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the Merger Agreement and the proposed Merger, the reasons for each Board of Directors' recommendation of the Merger and certain additional information, including, without limitation, the information set forth under the heading "Risk Factors," which describes, among other things, potential adverse effects to stockholders of Patriot and Wyndham International as a result of the Merger. We urge you to carefully consider all of the information in the Joint Proxy Statement/Prospectus.

  IT IS IMPORTANT THAT YOUR SHARES OF PATRIOT CAPITAL STOCK AND WYNDHAM INTERNATIONAL COMMON STOCK BE REPRESENTED AT THE SPECIAL MEETINGS, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETINGS. ALL STOCKHOLDERS ARE URGED TO VOTE TO APPROVE THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

  We look forward to the successful combination of Patriot and Interstate and to your continued support as a stockholder.

/s/ Paul A. Nussbaum                                /s/ James D. Carreker

Paul A. Nussbaum                                    James D. Carreker
Chairman and Chief Executive Officer                Chairman and Chief
Patriot American Hospitality, Inc.                  Executive Officer
                                                    Wyndham International, Inc.

  PATRIOT AMERICAN HOSPITALITY, INC.         WYNDHAM INTERNATIONAL, INC.
   1950 STEMMONS FREEWAY, SUITE 6001      1950 STEMMONS FREEWAY, SUITE 6001
           DALLAS, TX 75207                       DALLAS, TX 75207

                               ----------------

               JOINT NOTICE OF SPECIAL MEETINGS OF STOCKHOLDERS

                       TO BE HELD ON MARCH 30, 1998

                               ----------------

To the Stockholders of Patriot American Hospitality, Inc. and Wyndham International, Inc.:

  Notice is hereby given that Special Meetings of Stockholders of Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and Wyndham International, Inc., a Delaware corporation (formerly known as Patriot American Hospitality Operating Company, "Wyndham International"), will be held on March 30, 1998 at 9:00 a.m. and 9:30 a.m. local time, respectively, at the Wyndham Anatole Hotel located at 2201 Stemmons Freeway, Dallas, Texas (the "Patriot Companies' Special Meetings"), for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 2, 1997, by and among Interstate Hotels Company, a Pennsylvania corporation ("Interstate"), Patriot and Wyndham International (the "Merger Agreement"), the merger of Interstate with and into Patriot (the "Merger"), with Patriot being the surviving company, and the other transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement and subject to proration as described below, stockholders of Interstate will have the right to elect to have each of their shares of common stock of Interstate, par value $.01 per share (the "Interstate Common Stock"), converted into the right to receive either (i) $37.50 in cash (the "Cash Consideration") or (ii) the number of paired shares of Patriot common stock and Wyndham International common stock ("Paired Shares") equal to $37.50 divided by the average closing price of a Paired Share as reported on the New York Stock Exchange over the 20 trading days immediately preceding the fifth trading day prior to the meeting of stockholders of Interstate at which the approval of the Merger will be sought (the "Average Closing Price"), subject to adjustment under certain circumstances depending on the Average Closing Price as described below (the applicable conversion ratio being referred to herein as the "Exchange Ratio"). After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the outstanding shares of Interstate Common Stock (the "Interstate Outstanding Shares") will be converted into the right to receive Cash Consideration and the remaining 60% of the Interstate Outstanding Shares will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustment in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate Common Stock. Consequently, the aggregate amount of Cash Consideration that will be paid to Interstate stockholders participating in the Merger will be $532.4 million based on the number of outstanding shares of Interstate Common Stock as of February 5, 1998. In addition, outstanding options to acquire Interstate Common Stock will be cashed out for an amount equal to the spread between the exercise price of such options and $37.50, except that certain senior executives of Interstate may choose to have their options assumed by Patriot. The Merger Agreement contains separate provisions for Interstate stockholders who exercise dissenters' rights, which are described more fully in the Joint Proxy Statement/Prospectus accompanying this Notice.

  The Exchange Ratio will be equal to $37.50 divided by the Average Closing Price, subject to the following adjustments. In the event that the Average Closing Price is less than $27.970 but greater than or equal to $26.416, the Exchange Ratio will be equal to 1.341. In the event that the Average Closing Price is greater than $34.186 but less than or equal to $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to 1.097. In the event that the Average Closing Price is greater than $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to $40.912 ($42.616, if the Merger is consummated after March 30, 1998) divided by the Average Closing Price. In the event that the Average Closing Price is less than $26.416, the Exchange Ratio will be equal to 1.341, but Interstate will have the right upon notice to Patriot to terminate the Merger Agreement unless Patriot decides to increase the Exchange Ratio to an amount equal to $35.424 divided by the Average Closing Price. In the event Patriot so increases the Exchange Ratio, any prior exercise by Interstate of its right to so terminate the Merger Agreement will be rescinded and have no effect.

  A copy of the Merger Agreement is attached as Annex A to the Joint Proxy Statement/Prospectus accompanying this Notice.

  2. To transact such other business as may properly come before the Patriot Companies' Special Meetings or any adjournments or postponements thereof.

  Holders of record of shares of Patriot capital stock and Wyndham International common stock at the close of business on February 9, 1998 are entitled to notice of, and to vote at, the Patriot Companies' Special Meetings. Lists of such stockholders will be available for inspection at the offices of Patriot at least ten days prior to the Patriot Companies' Special Meetings. The Merger Agreement and other related matters are more fully described in the accompanying Joint Proxy Statement/Prospectus and the Annexes thereto.

By Order of the Board of Directors        By Order of the Board of Directors
 of Patriot American Hospitality,          of Wyndham International, Inc.
 Inc.

                                          Carla S. Moreland
                                          Secretary
John P. Bohlmann
Secretary

February 13, 1998

  Proxies are being solicited hereby by the Boards of Directors of Patriot and Wyndham International, respectively. To ensure representation of your stock at the Patriot Companies' Special Meetings, you must mark, sign and return the enclosed proxy card or attend in person the Patriot Companies' Special Meetings.


                                   IMPORTANT

 WHETHER OR NOT YOU EXPECT TO ATTEND THE PATRIOT COMPANIES' SPECIAL MEETINGS,
    PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE
 PATRIOT COMPANIES' SPECIAL MEETINGS, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN
          THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                           INTERSTATE HOTELS COMPANY
                               FOSTER PLAZA TEN
                              680 ANDERSEN DRIVE
                        PITTSBURGH, PENNSYLVANIA 15220

                                                         February 13, 1998

Dear Shareholder:

  You are invited to attend Interstate's special meeting of shareholders to be held at 10:00 a.m., local time, on March 30, 1998 at the Pittsburgh Airport Marriott, Parkway West--Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania. This letter constitutes notice of the special meeting.

  The purpose of the special shareholders meeting is to vote on the previously announced merger of Interstate and Patriot American Hospitality, Inc. The record date for voting at the special meeting is February 9, 1998. Approval of the merger requires the affirmative vote of the holders of a majority of the shares of Interstate common stock cast at the special meeting. In connection with the execution of the merger agreement, certain trusts that I had previously established agreed to vote 19.9% of the outstanding Interstate common stock in favor of the merger.

  The merger agreement provides for 40% of the Interstate shares to be converted into $37.50 per share in cash, and the balance of the Interstate shares to be converted into Patriot American paired shares. The exchange ratio for the stock-for-stock conversion depends upon the average closing trading price for Patriot American paired shares over the period from February 23, 1998 to March 20, 1998 (the "Average Closing Price"). Subject to certain exceptions explained in the accompanying joint proxy statement/prospectus, the exchange ratio will be calculated as follows:

  . If the Average Trading Price is at or above $26.416 and below $27.97, the exchange ratio will be 1.341;

  . If the Average Trading Price is at or above $27.97 and below $34.186, the exchange ratio will be $37.50 divided by the Average Trading Price; and

  . If the Average Trading Price is below $26.416, Interstate will have the right to terminate the Merger Agreement unless Patriot decides to increase the exchange ratio to an amount equal to $35.424 divided by the Average Closing Price.

  The closing sales price for Patriot American paired shares was $31.56 on December 1, 1997, the last trading day prior to the execution of the Merger Agreement, and Patriot American paired shares traded at a low of $26.88 and a high of $34.50 per paired share during the fourth quarter of 1997. Market prices for Patriot American paired shares have fluctuated during 1998, ranging from a low of $24.25 to a high of $29.50 per paired share and closing at $26.88 per paired share on February 5, 1998.

  Interstate's Board of Directors has unanimously determined that the merger is in the best interests of Interstate and its shareholders and recommends that shareholders vote in favor of the merger. We are, of course, disappointed by the decline in stock market prices for Patriot American paired shares since the merger agreement was signed in early December, and will continue to monitor the situation. We continue to believe at this time, however, that joining forces with a much larger, more diversified hospitality company will further enhance Interstate's prospects for growth, the creation of shareholder value and the provision of even greater opportunities for Interstate associates.

  I hope that you are able to attend the meeting. Whether or not you are able to attend, please sign, date and return your proxy card in the enclosed postage-paid envelope as soon as possible. If you later decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so and your proxy will have no further effect. If you attend the meeting, you may vote in person, if you wish, even though you previously mailed your proxy.

  The proposed merger and related matters are described in full in the enclosed joint proxy statement/prospectus. Please review these materials carefully.

                                                          Sincerely,


                                                          LOGO
                                                          Milton Fine

                                                          Chairman of the
                                                           Board

                      PATRIOT AMERICAN HOSPITALITY, INC.,
                          WYNDHAM INTERNATIONAL, INC.
                                      AND
                           INTERSTATE HOTELS COMPANY

                             JOINT PROXY STATEMENT

                               ----------------

                      PATRIOT AMERICAN HOSPITALITY, INC.
                                      AND
                          WYNDHAM INTERNATIONAL, INC.

                                  PROSPECTUS

  This Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") relates to, among other things, the shares of common stock, par value $.01 per share (the "Patriot Common Stock"), of Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and the shares of common stock, par value $.01 per share (the "Wyndham International Common Stock"), of Wyndham International, Inc., a Delaware corporation (formerly known as Patriot American Hospitality Operating Company, "Wyndham International" and, together with Patriot, the "Patriot Companies"), which shares are paired and trade as a single unit (the "Paired Shares") on the New York Stock Exchange, Inc. (the "NYSE"), that may be issued pursuant to an Agreement and Plan of Merger dated as of December 2, 1997 among Interstate Hotels Company, a Pennsylvania corporation ("Interstate"), Patriot and Wyndham International (the "Merger Agreement"). This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Patriot, Wyndham International and Interstate on or about February 17, 1998.

  Pursuant to the Merger Agreement, Interstate will merge with and into Patriot, with Patriot being the surviving company (the "Merger"). In connection with the Merger, and subject to proration as described below, stockholders of Interstate will have the right to elect to have each of their shares of common stock of Interstate, par value $.01 per share (the "Interstate Common Stock" or "Interstate Shares"), converted into the right to receive either (i) $37.50 in cash (the "Cash Consideration") or (ii) the number of Paired Shares equal to $37.50 divided by the average closing price of a Paired Share as reported on the NYSE over the 20 days on which the NYSE is open for trading ("Trading Days") immediately preceding the fifth Trading Day prior to the meeting of stockholders of Interstate at which the adoption of the Merger Agreement and approval of the transactions contemplated thereby (the "Merger Proposal") will be sought (the "Average Closing Price"), subject to adjustment under certain circumstances depending on the Average Closing Price as described below (the applicable conversion ratio being referred to herein as the "Exchange Ratio"). After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the outstanding shares of Interstate Common Stock (the "Interstate Outstanding Shares") will be converted into the right to receive Cash Consideration and the remaining 60% of the Interstate Outstanding Shares will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustment in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate Common Stock. Consequently, the aggregate amount of Cash Consideration (the "Aggregate Cash Consideration") that will be paid to Interstate stockholders participating in the Merger will be $532.4 million based on the number of outstanding shares of Interstate Common Stock as of February 5, 1998. In addition, outstanding options to acquire Interstate Common Stock will be cashed out for an amount equal to the spread between the exercise price of such options and $37.50, except that certain senior executives of Interstate may choose to have their options assumed by Patriot. The Merger Agreement contains separate provisions for Interstate stockholders who exercise dissenters' rights which are described more fully herein.

  The Exchange Ratio will be equal to $37.50 divided by the Average Closing Price, subject to the following adjustments. In the event that the Average Closing Price is less than $27.970 but greater than or equal to $26.416, the Exchange Ratio will be equal to 1.341. In the event that the Average Closing Price is greater than $34.186 but less than or equal to $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to 1.097. In the event that the Average Closing Price is greater than $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to $40.912 ($42.616, if the Merger is consummated after March 30, 1998) divided by the Average Closing Price. In the event that the Average Closing Price is less than $26.416, the Exchange Ratio will be equal to 1.341, but Interstate will have the right upon notice to Patriot to terminate the Merger Agreement unless Patriot decides to increase the Exchange Ratio to an amount equal to $35.424 divided by the Average Closing Price. In the event Patriot so increases the Exchange Ratio, any prior exercise by Interstate of its right to so terminate the Merger Agreement will be rescinded and have no effect.

  This Joint Proxy Statement/Prospectus is being furnished to (i) the stockholders of Patriot and Wyndham International in connection with the solicitation of proxies by the Board of Directors of Patriot (the "Patriot Board") and the Board of Directors of Wyndham International (the "Wyndham International Board") from holders of outstanding shares of Patriot Common Stock, Series A Convertible Preferred Stock, par value $.01 per share, of Patriot ("Patriot Series A Preferred Stock") and Wyndham International Common Stock for use at the special meetings of stockholders of Patriot (the "Patriot Special Meeting") and Wyndham International (the "Wyndham International Special Meeting" and, together with the Patriot Special Meeting, the "Patriot Companies' Special Meetings") scheduled to be held on March 30, 1998 at the Wyndham Anatole Hotel located at 2201 Stemmons Freeway, Dallas, Texas, at 9:00 a.m. and 9:30 a.m. local time, respectively, and at any adjournments or postponements thereof and (ii) the stockholders of Interstate in connection with the solicitation of proxies by the Board of Directors of Interstate (the "Interstate Board") from holders of outstanding shares of Interstate Common Stock, for use at the special meeting of stockholders of Interstate (the "Interstate Special Meeting") scheduled to be held on March 30, 1998 at the Pittsburgh Airport Marriott, Parkway West--Montour Run Exit, located at 100 Aten Road, Coraopolis, Pennsylvania, at 10:00 a.m. local time, and at any adjournments or postponements thereof.

  This Joint Proxy Statement/Prospectus constitutes the Prospectus of Patriot and Wyndham International with respect to (i) the issuance of up to 29,775,812 Paired Shares to be issued to stockholders of Interstate in connection with the transactions contemplated by the Merger Agreement and (ii) the offering and resale from time to time of up to 13,666,787 Paired Shares by certain stockholders of Interstate. The number of shares in (i) above represents the estimated maximum number of Paired Shares that could be issued in the Merger. The numbers above will vary depending upon the Exchange Ratio, exercises of outstanding options to purchase Interstate Common Stock prior to the effective time of the Merger (the "Effective Time") and the number of Interstate Shares as to which dissenters' rights have been exercised by the holders thereof.

  The affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Patriot and Wyndham International, respectively, is required to approve the Merger at the Patriot Companies' Special Meetings. The affirmative vote of the holders of a majority of the votes cast is required to approve the Merger at the Interstate Special Meeting. Pursuant to a Shareholders Agreement (the "Shareholders Agreement"), dated as of December 2, 1997, Milton Fine, the co-founder of Interstate, and certain entities affiliated with Mr. Fine (the "Fine Entities") have, subject to certain conditions, agreed to vote their shares of Interstate Common Stock, up to an aggregate maximum of 19.9% of the outstanding shares of Interstate Common Stock, in favor of adoption of the Merger Agreement and approval of the Merger.

  FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 26.

  Any stockholders who would like information with respect to the Exchange Ratio may call MacKenzie Partners, Inc., the proxy solicitor for Patriot, Wyndham International and Interstate, at 1-800-322-2885. MacKenzie Partners, Inc. will provide to any requesting stockholder an estimate of the Exchange Ratio as of any date prior to the final determination of the Exchange Ratio. MacKenzie Partners, Inc. also will provide instructions on how to submit proxies in a timely manner, including for any stockholder who wishes to wait until the Exchange Ratio is finally determined. In addition, any Patriot, Wyndham International or Interstate stockholder who wishes to change its vote relating to the Merger Proposal may do so by transmitting such request via facsimile to MacKenzie Partners, Inc. at (212) 929-0308.

  All information contained in this Joint Proxy Statement/Prospectus with respect to Patriot and Wyndham International has been provided by Patriot and/or Wyndham International. All information contained in this Joint Proxy Statement/Prospectus with respect to Interstate has been provided by Interstate.

  A STOCKHOLDER WHO HAS GIVEN A PROXY MAY REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Joint Proxy Statement/Prospectus is February 13, 1998.

                                     (ii)

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION, IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Patriot, Wyndham International and Interstate are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by Patriot, Wyndham International and Interstate can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be available at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Patriot, Wyndham International and Interstate are also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) system. The Commission maintains a world wide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy and information statements and other information concerning Patriot, Wyndham International and Interstate can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Paired Shares and Interstate Common Stock are currently listed.

  This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits relating thereto, including any amendments (the "Registration Statement"), of which this Joint Proxy Statement/Prospectus is a part, and which Patriot and Wyndham International have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to Patriot, Wyndham International and Interstate and the Paired Shares offered hereby. Statements contained herein or incorporated herein by reference concerning the provisions of documents are summaries of such documents. Each such statement is qualified in its entirety by reference to the copy of the applicable document if filed with the Commission or attached as an annex hereto.

                                     (iii)

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission are hereby incorporated by reference into this Joint Proxy Statement/Prospectus:

PATRIOT AND WYNDHAM INTERNATIONAL (FILE NOS. 001-09319 AND 001-09320)

  1. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Wyndham International, Inc. dated (i) July 1, 1997 (filed July 11, 1997), (ii) July 15, 1997 (filed July 21, 1997), (iii) July 22, 1997 (filed July 22,
1997), (iv) September 17, 1997 (filed September 17, 1997), (v) September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), (vi) September 30, 1997 (filed November 12, 1997), (vii) December 2, 1997 (filed December 4,
1997), (viii) December 10, 1997 (filed December 10, 1997), (ix) January 5, 1998 (filed January 13, 1998) and (x) February 9, 1998 (filed February 12,
1998);

  2. The description of the Paired Shares of Patriot Common Stock and Wyndham International Common Stock contained or incorporated by reference in Patriot's and Wyndham International's Registration Statement on Form 8-A, including any amendments thereto (filed November 30, 1986, July 17, 1997 and July 21, 1997);

  3. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal quarter ended June 30, 1997 (filed August 14, 1997); and

  4. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the fiscal quarter ended September 30, 1997 (filed November 14, 1997).

CAL JOCKEY AND BAY MEADOWS (FILE NOS. 001-09319 AND 001-09320)

  1. Annual Report on Form 10-K of California Jockey Club and Bay Meadows Operating Company for the fiscal year ended December 31, 1996 (filed March 31,
1997);

  2. Current Reports on Form 8-K of California Jockey Club and Bay Meadows Operating Company dated (i) February 24, 1997 (filed March 3, 1997) and (ii) May 28, 1997 (filed June 5, 1997);

  3. Quarterly Report on Form 10-Q of California Jockey Club and Bay Meadows Operating Company for the fiscal quarter ended March 31, 1997 (filed May 12,
1997); and

  4. Quarterly Report on Form 10-Q/A of California Jockey Club and Bay Meadows Operating Company for the fiscal quarter ended March 31, 1997 (filed May 16,
1997).

PATRIOT AMERICAN HOSPITALITY, INC. (OLD PATRIOT) (FILE NO. 001-13898)

  1. Annual Report on Form 10-K of Patriot American Hospitality, Inc. for the fiscal year ended December 31, 1996 (filed March 26, 1997);

  2. Current Reports on Form 8-K of Patriot American Hospitality, Inc. dated
(i) April 2, 1996, as amended (filed April 17, 1996 and June 14, 1996), (ii) December 5, 1996 (filed December 5, 1996), (iii) January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May 19, 1997), (iv) February 24, 1997 (filed March 3, 1997) and (v) April 14, 1997, as amended (filed April 17, 1997 and April 18, 1997); and

  3. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. for the fiscal quarter ended March 31, 1997 (filed May 12, 1997).

WYNDHAM HOTEL CORPORATION (OLD WYNDHAM) (FILE NO. 001-11723)

  1. Annual Report on Form 10-K of Wyndham Hotel Corporation for the fiscal year ended December 31, 1996 (filed March 27, 1997);

  2. Current Reports on Form 8-K of Wyndham Hotel Corporation dated (i) April 14, 1997 (filed April 23, 1997) and (ii) July 31, 1997, as amended (filed August 15, 1997 and September 18, 1997);

                                     (iv)

  3. Quarterly Report on Form 10-Q of Wyndham Hotel Corporation for the fiscal quarter ended March 31, 1997 (filed May 12, 1997);

  4. Quarterly Report on Form 10-Q/A of Wyndham Hotel Corporation for the fiscal quarter ended March 31, 1997 (filed June 2, 1997);

  5. Quarterly Report on Form 10-Q of Wyndham Hotel Corporation for the fiscal quarter ended June 30, 1997 (filed August 14, 1997);

  6. Quarterly Report on Form 10-Q/A of Wyndham Hotel Corporation for the fiscal quarter ended June 30, 1997 (filed August 29, 1997);

  7. Proxy Statement of Wyndham Hotel Corporation for the Annual Meeting of Stockholders held April 28, 1997 (filed March 27, 1997); and

  8. Quarterly Report on Form 10-Q of Wyndham Hotel Corporation for the fiscal quarter ended September 30, 1997 (filed November 14, 1997).

INTERSTATE (FILE NO. 001-11731)

  1. Annual Report on Form 10-K of Interstate Hotels Company for the fiscal year ended December 31, 1996 (filed March 21, 1997);

  2. Proxy Statement of Interstate Hotels Company for the Annual Meeting of Stockholders held May 21, 1997 (filed March 27, 1997);

  3. Quarterly Report on Form 10-Q of Interstate Hotels Company for the fiscal quarter ended March 31, 1997 (filed May 14, 1997);

  4. Quarterly Report on Form 10-Q of Interstate Hotels Company for the fiscal quarter ended June 30, 1997 (filed August 14, 1997);

  5. Current Reports on Form 8-K of Interstate Hotels Company dated (i) December 27, 1996 (filed January 13, 1997) and (ii) August 28, 1997 (filed September 12, 1997); and

  6. Quarterly Report on Form 10-Q of Interstate Hotels Company for the fiscal quarter ended September 30, 1997 (filed November 14, 1997).

  In addition, all reports and other documents filed by each of Patriot, Wyndham International and Interstate pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Patriot Special Meeting, the Wyndham International Special Meeting and the Interstate Special Meeting shall be deemed to be incorporated by reference herein and to be made a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/ PROSPECTUS IS DELIVERED BY DIRECTING REQUESTS TO 1950 STEMMONS FREEWAY, SUITE 6001, DALLAS, TEXAS 75207, ATTENTION:
STOCKHOLDER RELATIONS (TELEPHONE NO. (214) 863-1000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 23, 1998.

                                      (v)

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
  General.................................................................   1
  The Companies...........................................................   1
  The Meetings of Stockholders; Recommendations of the Boards of
   Directors..............................................................   4
  Opinions of Financial Advisors..........................................   5
  The Merger..............................................................   6
  Certain Federal Income Tax Consequences.................................   7
  Accounting Treatment....................................................   7
  Certain Resale Restrictions.............................................   7
  New York Stock Exchange Listing.........................................   7
  Shareholders Agreement..................................................   7
  Summary Risk Factors....................................................   8
  The Merger Agreement....................................................  11
  Comparison of Stockholders' Rights......................................  12
  Dissenters' Rights......................................................  12
  Interests of Certain Officers, Directors and Stockholders of
   Interstate.............................................................  13
  Summary Financial Information...........................................  14
  Comparative Market Data.................................................  21
  Selected Comparative Per Share Data.....................................  23
  Distribution and Dividend Policy........................................  24
RISK FACTORS..............................................................  26
  Failure to Manage Rapid Growth and Integrate Operations ................  26
  Substantial Debt Obligations............................................  26
  Financing...............................................................  27
  Dilution to Earnings Caused by the Merger...............................  27
  REIT Tax Risks..........................................................  28
  Noncomparability of Historical Financial Information....................  30
  Conversions to Wyndham Brand; Other Consents and Approvals..............  31
  Potential Conflicts of Interest Between Patriot and Wyndham
   International..........................................................  31
  Patriot's Dependence on Lessees and Payments under the Participating
   Leases.................................................................  31
  Hotel Industry Risks....................................................  32
  Real Estate Investment Risks............................................  33
  Dependence on Management Contracts......................................  35
  Possible Adverse Effects of Failure to Consummate the CHCI Merger or the
   Arcadian Transaction...................................................  36
  Risks of Operating Hotels Under Franchise or Brand Affiliations.........  36
  Lack of Control Over Operations of Certain Hotels Leased or Managed by
   Third Parties..........................................................  36
  Stock Price Fluctuations................................................  36
  Conflicts in Certain Hotel Markets......................................  36
  Horse Racing Industry Risks.............................................  36
  Casino Gaming Regulation................................................  37
  Comparison of Stockholders' Rights......................................  37
  Possible Adverse Effects on Market Price of Paired Shares Arising from
   Shares Available for Future Sale.......................................  38
  Adverse Effect of Increase in Market Interest Rates on Prices for Paired
   Shares.................................................................  38
  Dissenters' Rights......................................................  38

                                      (vi)

                                                                           PAGE
                                                                           ----
THE COMPANIES.............................................................  39
  The Patriot Companies...................................................  39
  Interstate..............................................................  42
  Surviving Companies.....................................................  43
THE MEETINGS OF STOCKHOLDERS..............................................  45
  Patriot Companies' Special Meetings.....................................  45
  Interstate Special Meeting..............................................  46
THE MERGER AND SUBSCRIPTION...............................................  48
  Terms of the Merger and Subscription....................................  48
  Background of the Merger................................................  50
  The Patriot Companies' Reasons for the Merger; Recommendations of the
   Boards of Directors of the Patriot Companies...........................  54
  Opinion of Financial Advisor to the Patriot Companies...................  57
  Interstate's Reasons for the Merger; Recommendation of the Interstate
   Board..................................................................  62
  Opinion of Financial Advisor to Interstate..............................  64
  Interests of Certain Officers, Directors and Stockholders of
   Interstate.............................................................  69
  Accounting Treatment....................................................  72
  Regulatory Approval.....................................................  73
  Certain Resale Restrictions.............................................  73
  New York Stock Exchange Listing.........................................  73
  Dissenters' Rights......................................................  73
THE MERGER AGREEMENT......................................................  77
  General.................................................................  77
  The Merger and Subscription.............................................  77
  Effective Time of the Merger............................................  77
  Charters and Bylaws.....................................................  78
  Board of Directors, Committees and Officers.............................  78
  Cash Election Procedure.................................................  78
  Exchange of Interstate Stock Certificates...............................  78
  Stock Options and Equity Incentives.....................................  80
  Conditions to the Merger................................................  81
  Representations and Warranties..........................................  82
  Certain Covenants.......................................................  82
  Indemnification.........................................................  86
  Termination.............................................................  87
  Fees and Expenses.......................................................  88
  Amendments..............................................................  89
CERTAIN RELATED AGREEMENTS................................................  90
  Shareholders Agreement..................................................  90
  Nondissent Agreements...................................................  91
OWNERSHIP OF INTERSTATE COMMON STOCK PRIOR TO THE MERGER..................  92
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.................................  93
  Tax Consequences of the Merger..........................................  93
  Merger Dividend.........................................................  95
  REIT Qualification......................................................  96
  Effects of Compliance with REIT Requirements............................  98
  Impact of Proposed Tax Legislation .....................................  99
  Non-Deductibility of Parachute Payments.................................  99
  Taxation of Wyndham International; Corporate Subsidiaries............... 100
  Federal Income Taxation of Holders of Paired Shares..................... 100


                                     (vii)

                                                                           PAGE
                                                                           ----
MANAGEMENT OF PATRIOT AND WYNDHAM INTERNATIONAL........................... 104
  Patriot................................................................. 104
  Wyndham International................................................... 106
DESCRIPTION OF CAPITAL STOCK.............................................. 111
  Common Stock............................................................ 111
  Preferred Stock......................................................... 111
  Patriot Series A Preferred Stock........................................ 112
  Wyndham International Series A Preferred Stock and Series B Preferred
   Stock.................................................................. 112
  Excess Stock............................................................ 113
  The Pairing Agreement................................................... 113
  The Cooperation Agreement............................................... 114
  Certain Provisions of the Charters and the Bylaws....................... 121
COMPARISON OF STOCKHOLDERS' RIGHTS........................................ 131
SELLING SECURITYHOLDERS................................................... 138
PLAN OF DISTRIBUTION...................................................... 139
OTHER MATTERS............................................................. 140
LEGAL MATTERS............................................................. 140
EXPERTS................................................................... 141
STOCKHOLDER PROPOSALS..................................................... 143
GLOSSARY OF DEFINED TERMS................................................. 144

ANNEXES

  A.Agreement and Plan of Merger

  B.Opinion of Financial Advisor to Patriot and Wyndham International:
  PaineWebber Incorporated

  C.Opinion of Financial Advisor to Interstate: Merrill Lynch, Pierce, Fenner & Smith Incorporated

  D.Pennsylvania Dissenters' Rights Statute

                                     (viii)

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and the Annexes hereto relating to the Merger Agreement and the transactions contemplated thereby. This summary does not purport to contain all information relating to the Merger Agreement or the transactions contemplated thereby, including the Merger, and is qualified in its entirety by the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus. STOCKHOLDERS OF PATRIOT, WYNDHAM INTERNATIONAL AND INTERSTATE SHOULD READ CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. CAPITALIZED TERMS USED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASCRIBED TO SUCH TERMS UNDER THE SECTION OF THIS JOINT PROXY STATEMENT/PROSPECTUS ENTITLED "GLOSSARY OF DEFINED TERMS," WHICH BEGINS ON PAGE 144.

GENERAL

  This Joint Proxy Statement/Prospectus relates to the Merger and to the Paired Shares that may be issued pursuant to the Merger Agreement. It also relates to the resale of Paired Shares by certain stockholders of Interstate from time to time following the Merger. Pursuant to the Merger Agreement, Interstate will merge with and into Patriot, with Patriot being the surviving company. In connection with the Merger, stockholders of Interstate will have the right to elect to have their shares of Interstate Common Stock converted into the right to receive either (i) the Cash Consideration or (ii) Paired Shares at the Exchange Ratio. After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the Interstate Outstanding Shares will be converted into the right to receive Cash Consideration and the remaining 60% of the Interstate Outstanding Shares will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustment in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate Common Stock. Consequently, the Aggregate Cash Consideration will be $532.4 million based on the number of outstanding shares of Interstate Common Stock as of February 5, 1998. The Exchange Ratio will be equal to $37.50 divided by the Average Closing Price, subject to adjustment if the Average Closing Price is less than $27.97 or greater than $34.186, as more fully described herein. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A and is incorporated by reference herein.

  This Joint Proxy Statement/Prospectus also relates to the Patriot Special Meeting, the Wyndham International Special Meeting and the Interstate Special Meeting. At such meetings, the respective stockholders of Patriot, Wyndham International and Interstate will be asked to vote on the Merger Proposal.

THE COMPANIES

 The Patriot Companies

  Patriot is a self-administered real estate investment trust ("REIT") which as of February 5, 1998 owned interests in 118 hotels (excluding one hotel closed for renovations) with an aggregate of over 29,000 guest rooms. Patriot's hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco and Seattle. In addition to hotels catering primarily to business travelers, Patriot's portfolio includes world-class resort hotels, including The Boulders, near Scottsdale, Arizona; The Lodge at Ventana Canyon in Tucson, Arizona; The Peaks Resort & Spa in Telluride, Colorado and Carmel Valley Ranch Resort in Carmel, California (collectively, the "Carefree Resorts"); and prominent hotels in major tourist destinations. The hotels include 108 full service hotels, five resort hotels, four limited service hotels and an executive conference center. All but three of the 118 hotels are operated under franchise or brand affiliations with nationally recognized hotel companies, including Crowne Plaza(R), Radisson(R), Ramada(R), Hilton(R), Hyatt(R), Four Points by Sheraton(R), Holiday Inn(R), Wyndham SM, Wyndham Garden(R), WestCoast(R), Doubletree(R), Embassy Suites(R), Hampton Inn(R), Registry(R), Carefree(R), Grand Heritage(R), Marriott(R), Marriott Courtyard(R), Sheraton(R), Grand Bay(R) and ClubHouse(R). Additionally, the Patriot Companies lease 13 hotels from third parties, manage 58 hotels (excluding one hotel closed for renovations) for independent owners and franchise eight hotels. Wyndham International currently leases from Patriot 81 of the 118 hotels owned by Patriot. Patriot expects that substantially all of its future acquisitions will be leased to Wyndham International.

  On July 1, 1997, Patriot's predecessor ("Old Patriot") consummated its acquisition of California Jockey Club ("Cal Jockey") and Bay Meadows Operating Company ("Bay Meadows") by merger (the "Cal Jockey Merger"). In the Cal Jockey Merger, Old Patriot merged with and into Cal Jockey, Cal Jockey changed its name to "Patriot American Hospitality, Inc." and Bay Meadows changed its name to "Patriot American Hospitality Operating Company." As a result of the Cal Jockey Merger, Patriot became one of two hotel REITs with a paired share ownership structure. Each share of Patriot Common Stock is "paired" and trades on the NYSE as a unit with one share of Wyndham International Common Stock.

  On January 5, 1998, Patriot consummated its acquisition by merger (the "Wyndham Merger") of Wyndham Hotel Corporation ("Old Wyndham"). Pursuant to an Agreement and Plan of Merger dated as of April 14, 1997, as amended (the "Wyndham Merger Agreement"), Old Wyndham merged with and into Patriot, and Patriot American Hospitality Operating Company changed its name to "Wyndham International, Inc." As a result of the Wyndham Merger, Patriot acquired Old Wyndham's portfolio of owned, leased or managed hotels consisting of 98 hotels operated by Old Wyndham (including 16 hotels owned by Patriot and managed by Old Wyndham), as well as eight franchised hotels, which in the aggregate contain approximately 25,900 rooms.

  In addition to the Wyndham Merger, during 1997 and the first quarter of 1998 the Patriot Companies entered into and/or completed the following acquisitions:

  . Wyndham International acquired the management operations of Grand Heritage Hotels and Carefree Resorts.

  . In connection with the Wyndham Merger, Patriot entered into a definitive agreement with partnerships affiliated with members of the Trammell Crow family (the "Crow Family Entities"), providing for Patriot's acquisition of up to 11 full-service Wyndham-branded hotels (the "Crow Assets"). Patriot acquired nine of these hotels in December 1997.

  . Patriot acquired ten hotels (including an approximate 50% controlling ownership interest in one of the hotels) from entities affiliated with the Gencom American Hospitality group of companies ("Gencom") and CHC International, Inc. ("CHCI"). Patriot also acquired the leasehold interests relating to eight of 25 hotels leased from Patriot by CHC Lease Partners (previously the largest independent lessee of Patriot's hotels). Additionally, Patriot acquired an approximate 50% managing and controlling interest in GAH II, L.P. ("GAH"), an affiliate of CHCI and Gencom. The foregoing transactions are referred to collectively as the "GAH Acquisition."

  . On January 16, 1998, the Patriot Companies acquired WHG Resorts & Casinos Inc. ("WHG") through the merger of a newly formed subsidiary of Wyndham International with and into WHG (the "WHG Merger"). As a result of the WHG Merger, Wyndham International acquired the 570-room Condado Plaza Hotel & Casino, a 50% interest in the 389-room El San Juan Hotel & Casino and a 23.3% interest in the 751-room El Conquistador Resort & Country Club (the "El Conquistador"), all of which are located in Puerto Rico, as well as a 62% interest in the management company for the three hotels and the Las Casitas Village at the El Conquistador.

  . On January 14, 1998, Patriot purchased an aggregate 95% equity interest in the 1,014-room Buena Vista Palace Hotel in Orlando, Florida for an aggregate purchase price of $141.6 million, including the assumption of $50.3 million of indebtedness (the "Buena Vista Acquisition"). As part of the agreement, Patriot also was granted an option to acquire the remaining 5% equity interest in the hotel.

  . On September 30, 1997, Patriot, Wyndham International and CHCI entered into a merger agreement providing for the merger of the hospitality-related business of CHCI with and into Wyndham

     International, with Wyndham International being the surviving company (the "CHCI Merger"). As a result of the CHCI Merger, Wyndham International will acquire the remaining 50% investment interest in GAH, the remaining 17 leasehold interests relating to hotels leased by CHC Lease Partners and 16 of the associated management contracts related to the Patriot hotels leased by CHC Lease Partners, the Grand Bay and Registry Hotels & Resorts proprietary brand names, certain management and lease contracts, and certain other hospitality management assets. It is anticipated that the CHCI Merger will be consummated in the first or second quarter of 1998, although the precise timing is subject to certain conditions, including receipt of all necessary regulatory approvals. See "The Companies--The Patriot Companies--General."

  . On January 20, 1998, Patriot announced in the United Kingdom its intention to proceed with a takeover of Arcadian International Plc ("Arcadian"), a company listed on the London Stock Exchange, for cash consideration totaling (Pounds)92.0 million (or approximately $152.2 million at the exchange rate on February 5, 1998) (the "Arcadian Acquisition"). The Arcadian Acquisition, which has been recommended by Arcadian's board of directors, is expected, subject to shareholder approval and the satisfaction of regulatory and other conditions, to close in the second quarter of 1998. Arcadian is an owner, developer and operator of hotels in the United Kingdom and continental Europe. Arcadian's portfolio currently includes 12 hotels with a total of 724 rooms throughout the United Kingdom, as well as interests held in joint ventures with third parties, including the development of the Malmaison brand of hotels and the redevelopment of the Great Eastern Hotel in London. In connection with the Arcadian Acquisition, Patriot will assume or refinance all of Arcadian's existing indebtedness, which totaled approximately $77 million as of February 5, 1998.



  . Patriot has also entered into agreements with the shareholders of Malmaison Limited ("Malmaison"), a joint venture in which Arcadian holds a 34.6% interest, to acquire the remaining interests in Malmaison not currently owned by Arcadian for an aggregate of approximately $58.1 million, including the assumption of approximately $23.6 million of indebtedness (the "Malmaison Acquisition" and, together with the Arcadian Acquisition, the "Arcadian Transaction"). In connection with the Malmaison Acquisition, Patriot expects to acquire (i) two hotels currently owned by Malmaison and one hotel which Malmaison has agreed to acquire and (ii) two additional hotels currently under development by Malmaison (expected to open in March 1998 and June 1999).

  . Patriot also acquired 27 individual hotels and resorts with a total of approximately 6,630 rooms for an aggregate investment of $816.1 million.

  In addition to leasing and managing hotels, Wyndham International is also engaged in the business of conducting and offering pari-mutuel wagering on thoroughbred horse racing, the principal business conducted by Bay Meadows prior to the Cal Jockey Merger.

  The Patriot Companies' principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, and the telephone number at this location is (214) 863-1000.

 Interstate

  Interstate is the largest independent hotel management company in the United States based on number of properties and rooms managed and total revenues produced for owners. As of February 5, 1998, Interstate owned, managed, leased or performed related services for 222 hotels with a total of 45,413 rooms in the United States, Canada, the Caribbean and Russia. Interstate owned or had a controlling interest in 41 of these properties, with 11,928 rooms, substantially all of which are geographically diverse upscale or luxury properties. Interstate's owned hotels operate under the Embassy Suites(R), Hilton(TM), Holiday Inn(R), Marriott(R), Radisson(TM), Sheraton(TM) and Westin(TM) brand names, principally in major metropolitan markets such as Atlanta, Boston, Chicago, Denver, Fort Lauderdale, Houston, Los Angeles, Miami, Philadelphia, Phoenix and Washington, D.C. Interstate also operates in the mid-scale, upper economy and budget segments of the lodging industry.

  In June 1996, Interstate completed its initial public offering of Interstate Common Stock at $21.00 per share (the "Interstate IPO"). During the 18 months ending with the execution of the Merger Agreement, Interstate completed the acquisition of 26 full-service hotels and the acquisition of the leasing and management businesses affiliated with Equity Inns, Inc., a publicly traded limited-service hotel REIT, by which Interstate obtained management rights to 56 limited-service hotels. Interstate's largest stockholders are the Fine Entities, which beneficially own 36.0% of the outstanding shares of Interstate Common Stock, and entities affiliated with Blackstone Group Merchant Banking Fund II, L.P. (the "Blackstone Group"), which beneficially own 7.1% of the outstanding shares of Interstate Common Stock.

  Interstate's principal executive offices are located at Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220, and its telephone number is
(412) 937-0600.

 Surviving Companies

  Pursuant to the Merger Agreement, Interstate will merge with and into Patriot, and Interstate's operations will continue within the Patriot Companies' paired share structure. The Patriot Companies expect that, following the Merger, the 130 hotels that are currently owned or leased by Interstate will be owned or leased by Patriot and leased or subleased to Wyndham International. Additionally, Patriot expects to complete the transactions contemplated by a non-binding letter of intent (the "Marriott Letter Agreement") with Marriott International, Inc. ("Marriott International") through which over the next two years Patriot will terminate franchise agreements with Marriott International related to ten hotels owned by Interstate and convert such hotels to the Wyndham brand. In return, Wyndham International expects to enter into management agreements with Marriott International with respect to ten other Marriott hotels currently owned by Interstate which will be owned by Patriot and leased to Wyndham International following the Merger. These management agreements will be terminable upon termination of such franchise agreements.

  Assuming completion of the Merger, the CHCI Merger and the Arcadian Transaction, the Patriot Companies will have a combined portfolio consisting of 461 owned, leased, managed, franchised or serviced hotels and resorts throughout North America and in the United Kingdom, the Caribbean and Russia, with an aggregate of approximately 102,500 rooms. The portfolio will include 170 owned hotels and resorts, 102 hotels leased from independent third parties and 189 managed, franchised or serviced hotels and resorts. The Patriot Companies will also have an additional five hotels under development.

  Upon completion of these transactions, and particularly after the Wyndham Merger and the Merger, the Patriot Companies will have evolved from a pure owner of hotel properties to a fully integrated and branded hotel company within a paired share ownership structure. As a result of the Wyndham Merger, Patriot acquired, in addition to hotels and management rights, the rights to a nationally recognized hotel brand and a proven hotel management organization which it believes will substantially enhance its management capabilities. With the Merger, Patriot will acquire, in addition to hotels and management rights, the largest independent hotel management organization in the United States. Following the Merger, Patriot and Wyndham International intend to continue the process of integrating the best talents and practices of the acquired companies into the management organizations of the Patriot Companies. Patriot and Wyndham International believe that, as a result of these transactions, it will have a talented and deep hotel management organization to complement Patriot's recognized acquisition and asset management capabilities. Following the Merger, the Patriot Companies intend to continue to pursue an aggressive growth strategy including acquisition of lodging and leisure-related properties and businesses, continued expansion of Wyndham's branded and Interstate's independent, non-proprietary branded hotel management businesses and selective development of hotel properties.

THE MEETINGS OF STOCKHOLDERS; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

 Patriot Companies' Special Meetings

  The Patriot Companies' Special Meetings will be held on March 30, 1998 at the Wyndham Anatole Hotel located at 2201 Stemmons Freeway, Dallas, Texas. At the Patriot Companies' Special Meetings, holders of shares of the capital stock of Patriot and Wyndham International will consider and vote upon the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Patriot and Wyndham International, respectively, entitled to vote thereon is required to approve the Merger Proposal. The Patriot Special Meeting will be held at 9:00 a.m. local time and the Wyndham International Special Meeting will be held at 9:30 a.m. local time.

  Holders of Paired Shares are entitled to one vote per share at each of the Patriot Companies' Special Meetings and holders of Patriot Series A Preferred Stock are entitled to one vote per share at the Patriot Special Meeting. Only holders of Paired Shares and Patriot Series A Preferred Stock at the close of business on February 9, 1998 (the "Patriot Record Date") will be entitled to notice of and to vote at the Patriot Companies' Special Meetings.

  THE PATRIOT BOARD AND THE WYNDHAM INTERNATIONAL BOARD HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMEND THAT THE RESPECTIVE STOCKHOLDERS OF PATRIOT AND WYNDHAM INTERNATIONAL VOTE FOR APPROVAL OF THE MERGER PROPOSAL. SEE "THE MERGER AND SUBSCRIPTION--BACKGROUND OF THE MERGER" AND "--THE PATRIOT COMPANIES' REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF THE PATRIOT COMPANIES."

 Interstate Special Meeting

  The Interstate Special Meeting will be held at the Pittsburgh Airport Marriott, Parkway West--Montour Run Exit located at 100 Aten Road, Coraopolis, Pennsylvania, on March 30, at 10:00 a.m. local time. At the Interstate Special Meeting, holders of shares of Interstate Common Stock will consider and vote upon the Merger Proposal. The affirmative vote of the holders of a majority of the votes cast is required to approve the Merger Proposal at the Interstate Special Meeting.

  Holders of Interstate Common Stock are entitled to one vote per share. Only holders of Interstate Common Stock at the close of business on February 9, 1998 (the "Interstate Record Date") will be entitled to notice of and to vote at the Interstate Special Meeting. The Fine Entities have agreed in the Shareholders Agreement, subject to certain conditions, to vote an aggregate of 19.9% of the outstanding shares of Interstate Common Stock in favor of the Merger Proposal.

  THE INTERSTATE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT INTERSTATE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL. SEE "THE MERGER AND SUBSCRIPTION--BACKGROUND OF THE MERGER" AND "--INTERSTATE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE INTERSTATE BOARD."

OPINIONS OF FINANCIAL ADVISORS

 The Patriot Companies

  PaineWebber Incorporated ("PaineWebber") has acted as financial advisor to the Patriot Companies in connection with the Merger and has rendered to the Patriot Board and the Wyndham International Board its opinion to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the considerations and limitations set forth in such opinion, the consideration to be paid to Interstate stockholders pursuant to the Merger Agreement (the "Merger Consideration") was fair from a financial point of view to the stockholders of Patriot and Wyndham International. A copy of the full text of the written opinion of PaineWebber, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached as Annex B to this Joint Proxy Statement/Prospectus, and should be read carefully in its entirety. The opinion of PaineWebber is addressed to the Boards of Directors of Patriot and Wyndham International and addresses only the fairness from a financial point of view of the Merger Consideration and does not constitute a recommendation to any holder of Paired Shares as to how such holder should vote at the Patriot Companies' Special Meetings.

 Interstate

  Interstate received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") at the meeting of the Interstate Board on December 1, 1997, which was subsequently confirmed in writing on December 2, 1997 and February 10, 1998, that, as of the dates of such written opinions, the proposed Merger Consideration was fair to holders of Interstate Common Stock from a financial point of view. A copy of Merrill Lynch's written opinion, dated February 10, 1998, which sets forth the assumptions made, procedures followed, matters considered and certain limitations on the scope of review by Merrill Lynch in rendering its opinion, is attached as Annex C to this Joint Proxy Statement/Prospectus and should be read carefully in its entirety. Interstate has agreed to pay certain fees to Merrill Lynch for its services in connection with the Merger, a substantial portion of which are contingent upon consummation of the Merger. These opinions are addressed to the Interstate Board and address only the fairness from a financial point of view of the proposed Merger Consideration to the Interstate stockholders and do not constitute a recommendation to any Interstate stockholder as to how such stockholder should vote or otherwise act in respect of the Merger.

THE MERGER

  On December 2, 1997, Interstate, Patriot and Wyndham International entered into the Merger Agreement pursuant to which Interstate will merge with and into Patriot, with Patriot being the surviving company. Each of the Patriot Board, the Wyndham International Board and the Interstate Board has approved the Merger Agreement and the transactions contemplated thereby.

  Pursuant to the Merger Agreement, stockholders of Interstate will have the right to elect to have each of their shares of Interstate Common Stock converted into the right to receive either (i) the Cash Consideration or (ii) Paired Shares at the Exchange Ratio. After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the Interstate Outstanding Shares will be converted into the right to receive Cash Consideration and the remaining 60% of the Interstate Outstanding Shares will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustment in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate Common Stock. Consequently, the Aggregate Cash Consideration that will be paid to Interstate stockholders participating in the Merger will be $532.4 million based on the number of outstanding shares of Interstate Common Stock as of February 5, 1998. In addition, outstanding options to acquire Interstate Common Stock will be cashed out for an amount equal to the spread between the exercise price of such options and $37.50, except that certain senior executives of Interstate may choose to have their options assumed by Patriot. The Merger Agreement contains separate provisions for Interstate stockholders who exercise dissenters' rights which are described more fully below.

  The Exchange Ratio will be equal to $37.50 divided by the Average Closing Price, subject to the following adjustments. In the event that the Average Closing Price is less than $27.970 but greater than or equal to $26.416, the Exchange Ratio will be equal to 1.341. In the event that the Average Closing Price is greater than $34.186 but less than or equal to $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to 1.097. In the event that the Average Closing Price is greater than $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to $40.912 ($42.616, if the Merger is consummated after March 30, 1998) divided by the Average Closing Price. In the event that the Average Closing Price is less than $26.416, the Exchange Ratio will be equal to 1.341, but Interstate will have the right upon notice to Patriot to terminate the Merger Agreement unless Patriot decides to increase the

Exchange Ratio to an amount equal to $35.424 divided by the Average Closing Price. In the event Patriot so increases the Exchange Ratio, any prior exercise by Interstate of its right to so terminate the Merger Agreement will be rescinded and have no effect.

  In the Merger, each outstanding Paired Share will remain outstanding and, following the Merger, will automatically, without any action on the part of the stockholders of Patriot and Wyndham International, continue to represent one Paired Share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Prior to the closing of the transactions contemplated by the Merger Agreement (the "Closing"), Goodwin, Procter & Hoar llp, counsel to the Patriot Companies, will deliver an opinion to Patriot and Interstate to the effect that, on the basis of the representations, assumptions and conditions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Patriot and Interstate will each be a party to such reorganization within the meaning of
Section 368(b) of the Code. Accordingly, no gain or loss will be recognized by Interstate as a result of the Merger. In general, a stockholder of Interstate will recognize gain, but not loss, on the exchange of shares of Interstate Common Stock for Paired Shares in the Merger in an amount equal to the lesser of (i) the amount of cash and the fair market value of the Wyndham International Common Stock received by the stockholder in exchange therefor and
(ii) the amount by which the fair market value of the Paired Shares and any cash received in the exchange exceeds the stockholder's adjusted tax basis in the Interstate Common Stock exchanged therefor.

ACCOUNTING TREATMENT

  Patriot will account for the Merger as a purchase, with the result being that Interstate's results of operations will be included in the results of operations of the Patriot Companies commencing with the Effective Time.

CERTAIN RESALE RESTRICTIONS

  All Paired Shares received by Interstate stockholders pursuant to the Merger Agreement will be freely transferable as Paired Shares, except that Paired Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Interstate at the time of the Interstate Special Meeting may be resold by them only in certain permitted circumstances. Certain of the Paired Shares issued to affiliates of Interstate in connection with the Merger will be the subject of a registration rights agreement (the "Registration Rights Agreement") entitling the holders of such shares to certain "shelf," "demand" and "piggyback" registration rights. In accordance with their obligations under the Registration Rights Agreement, the Patriot Companies have registered for sale to the public in the Registration Statement relating to this Joint Proxy Statement/Prospectus the Paired Shares to be received by certain of such affiliates pursuant to the Merger Agreement. See "The Merger and the Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate."

NEW YORK STOCK EXCHANGE LISTING

  It is a condition to the obligations of Patriot, Wyndham International and Interstate to consummate the Merger that, prior to the Effective Time, the Paired Shares issuable in the Merger be approved for listing on the NYSE subject to official notice of issuance. Following the Merger, the Paired Shares will continue to trade on the NYSE under the symbol "PAH."

SHAREHOLDERS AGREEMENT

  Pursuant to the Shareholders Agreement, each of the Fine Entities appointed Patriot its proxy to vote the shares of Interstate Common Stock owned by it, up to an aggregate maximum of 19.9% of the total outstanding shares of Interstate Common Stock, with respect to certain matters relating to the Merger. As of February 5, 1998, the Fine Entities owned an aggregate of 12,771,530 shares of Interstate Common Stock and the proxy given to Patriot applied to 7,062,599 of such shares. The term of the proxy lasts from December 2, 1997 to the earlier of the termination of the Merger Agreement and the Effective Time.

  The proxy described above generally gives Patriot the right to vote the shares of Interstate Common Stock to which it applies in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement. Patriot also has the right to vote such shares against (i) any Company Takeover Proposal, as that term is defined in the Merger Agreement, (ii) any proposal for any action that would result in a breach of any provision of the Merger Agreement or which is reasonably likely to result in any of the conditions of Interstate's obligations under the Merger Agreement not being fulfilled, (iii) any change in the directors of Interstate, Interstate's present capitalization, Interstate's articles of incorporation or bylaws or Interstate's corporate structure or business, or (iv) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated.

  Under the Shareholders Agreement, during the proxy term Milton Fine and each of the Fine Entities are prohibited from selling, transferring, assigning or otherwise disposing of, or entering into any voting trust, voting arrangement, contract, option or other undertaking with respect to, any of their shares of Interstate Common Stock (except for 360,000 shares which may be sold pursuant to Rule 144 under the Securities Act or contributed to certain tax-exempt charitable institutions). In addition, if the Merger is consummated, Milton Fine and each of the Fine Entities are prohibited for 90 days thereafter from selling, transferring, assigning or otherwise disposing of, or entering into any voting trust, voting arrangement, contract, option or other undertaking with respect to, any Paired Shares received by them pursuant to the Merger Agreement.

  The Shareholders Agreement also contains certain other provisions, including
(i) the agreement of Milton Fine and the Fine Entities to elect to receive Cash Consideration in the Merger with respect to all Interstate Shares owned by them, (ii) the agreement of Milton Fine and the Fine Entities not to exercise dissenters' rights with respect to the Merger, (iii) the agreement of Milton Fine to cause or use reasonable efforts to cause the extension of certain management contracts to which Interstate or one of its affiliates is a party for hotels in which Mr. Fine has a direct or indirect equity interest, and (iv) the agreement of Patriot to cause the election of a designee of Milton Fine and the Fine Entities as a director of Patriot for a specified period.

SUMMARY RISK FACTORS

  Stockholders of Patriot, Wyndham International and Interstate, in considering whether to approve the Merger, should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the matters discussed under "Risk Factors." Such matters include, among others:

 .  Risks associated with the Patriot Companies' rapid growth, and the Patriot
   Companies' ability to manage their operations following the Merger. Based upon the respective portfolios of the Patriot Companies and Interstate at February 5, 1998, and after giving effect to the Merger, the CHCI Merger and the completion of the Arcadian Transaction, the Patriot Companies' aggregate rooms portfolio will be approximately 102,500 rooms, representing an increase in the Patriot Companies' rooms portfolio of approximately 98,300 since Old Patriot's initial public offering in October 1995 (the "Initial Offering"). Failure of the Patriot Companies to expand their operations to satisfy the needs of a rapidly growing asset base in a functionally and economically efficient manner, or the failure of the Patriot Companies to successfully integrate their operations with those being acquired, could have a material adverse effect on the results of operations and financial condition of the Patriot Companies, and could result in the Patriot Companies' failure to recognize the anticipated benefits of these acquisitions.

 . Possible adverse consequences to the stockholders of the Patriot Companies as a result of (i) the increase in the amount of pro forma combined total indebtedness of the Patriot Companies following the Merger and assuming consummation of the Arcadian Transaction to approximately $3.0 billion (approximately $1.2 billion attributable to the Merger), from $1.7 billion (without giving effect to the Merger and the Arcadian Transaction); and (ii) the increase in the pro forma ratio of combined debt to total market capitalization of the Patriot Companies following the Merger and assuming consummation of the Arcadian Transaction to approximately 42.2% (based on a $26.88 closing price of the Paired Shares on the NYSE on February 5, 1998) from 34.8%. The pro forma combined total indebtedness and pro forma ratio of combined debt to total market capitalization of the Patriot Companies prior to consummation of the Merger includes the effects of the CHCI Merger.

 . Risks associated with locating additional financing prior to the closing date of the Merger (the "Closing Date"). The Patriot Companies have received "highly confident" letters from both Paine Webber Real Estate Securities, Inc. ("PaineWebber Real Estate") and The Chase Manhattan Bank ("Chase") in order to address the financing of the cash portion of the Merger Consideration. The Patriot Companies are exploring various alternative means by which to obtain financing prior to the Closing Date. Such financing may consist of public or private offerings of equity or debt, or a combination thereof. No assurance can be given, however, that the Patriot Companies will successfully obtain the financing necessary to consummate the Merger or, if obtained, that such financing will be on terms and conditions favorable to the Patriot Companies. The Patriot Companies' obligations under the Merger Agreement are not conditioned on the obtaining of financing.

 . Risks associated with the pro forma dilution to earnings caused by the acquisition of Interstate. The Merger has a dilutive effect on net income per share on a pro forma combined basis for 1996 and the nine months ended September 30, 1997. On a pro forma combined basis for the Patriot Companies, assuming consummation of the Merger (but excluding the Arcadian Transaction), net loss per Paired Share is $0.38 for the year ended December 31, 1996 and net income per Paired Share is $0.09 for the nine months ended September 30, 1997, as compared to net income per Paired Share of less than $0.01 and $0.31 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, on a pro forma combined basis for the Patriot Companies without giving effect to the Merger. The effects of the CHCI Merger have been included in the pro forma results of operations of the Patriot Companies prior to the consummation of the Merger.

 . Patriot has operated and will continue to operate in a manner designed to permit it to qualify as a REIT for federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. If Patriot fails to qualify as a REIT, Patriot will be subject to federal income taxation as if it were a domestic corporation, and Patriot's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, Patriot could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated.

 . Risks associated with the adoption of legislation, regulations or administrative interpretations which affect the Patriot Companies' paired share structure. Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT will be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to Patriot and Wyndham International, then Patriot would not be eligible to be taxed as a REIT.
   Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) did not apply to Cal Jockey and Bay Meadows for periods prior to the Cal Jockey Merger, and, by its terms, this grandfathering rule continued to apply to the Patriot Companies after the Cal Jockey Merger and will continue to apply to the Patriot Companies following the Merger. However, Patriot's exemption from the anti-pairing rules could be lost, or its ability to utilize the paired structure could be revoked or limited, as a result of future legislation. In that regard, on November 5, 1997, Representative

   William Archer, Chairman of the Ways and Means Committee of the United States House of Representatives, publicly announced that he plans to review this grandfathering rule to determine whether there should be future restrictions on companies that are grandfathered. In addition, on February 2, 1998, the Clinton Administration released a description of legislation proposed by the Clinton Adminstration that would, among other things, freeze the grandfathered status of paired share REITs, effective with respect to properties acquired on or after the date of the first Congressional committee action with respect to such proposal. The enactment of legislation affecting the paired share structure or the REIT qualification requirements generally could adversely affect the Patriot Companies.

 .  Due to the paired share structure, Patriot, Wyndham International, Patriot
   American Hospitality Partnership, L.P. ("Patriot Partnership"), Patriot American Hospitality Operating Partnership, L.P. ("Wyndham International Partnership" and, together with Patriot Partnership, the "Patriot Partnerships") and their respective subsidiaries are and will be controlled by the same interests. As a result, the Internal Revenue Service (the "IRS") could seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income.

 . Risks associated with the noncomparability of historical financial information. The Patriot Companies engaged in a number of acquisition transactions during 1996, 1997 and early 1998, including the Cal Jockey Merger, the Wyndham Merger, the WHG Merger, the acquisition of nine of the 11 full service Wyndham-branded hotels included in the Crow Assets and the acquisition of numerous individual hotels and hotel portfolios. Under the purchase method of accounting, the assets, liabilities and results of operations associated with such acquisition transactions have been, or will be if consummated, included in the Patriot Companies' financial position and results of operations since the respective acquisition dates thereof. Accordingly, the financial position and results of operations of the Patriot Companies' based on historical financial information as of and for the year ended December 31, 1996 and periods thereafter are not directly comparable to the financial position and results of operations of the Patriot Companies as of and for prior dates and periods.

 . Risks associated with the planned conversion of a number of the hotels owned by Interstate to the Wyndham brand, which conversions will be subject to the conditions of certain franchise agreements, the consent of the franchisors of the brand names (the "Franchisors") under which such hotels are currently operated and/or the payment of certain termination penalties. Such conversions, if completed, may also result in a reduction in occupancy, average daily room rates ("ADR") and room revenue per available room ("REVPAR") at the converted hotels.

 . Risks associated with the actual and potential conflicts of interest between Patriot and Wyndham International. Although Patriot and Wyndham International have several of the same directors, a majority of the directors and officers of each of Patriot and Wyndham International do not serve as directors or officers of the other company. Patriot and Wyndham International have entered into a Cooperation Agreement, dated as of December 18, 1997 (the "Cooperation Agreement"), which the Patriot Companies believe will, in conjunction with the overlaps of the companies' Boards of Directors, help decrease the possibility of disagreements between the two companies. No assurance can be given, however, that such disagreements will not arise or that the interests of the officers and/or directors of one company who also serve as officers and/or directors of the other company will not conflict with their interests as officers and/or directors of such other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company.

 . The primary businesses of the Patriot Companies are buying, selling, leasing, managing and franchising hotels which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests with other hotels, a number of which may have greater marketing and financial resources and experience than the Patriot Companies and Patriot's lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years, by increased room rates, (iii) dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers, and (v) adverse effects of general and local economic conditions.

 . The Patriot Companies' ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Old Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future knowing that Patriot will rely primarily on Wyndham International to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to continue to manage the properties following the sale.

 . The Patriot Companies' investments are subject to varying degrees of risk generally incident to the ownership of real property, including economic and other conditions that may adversely affect real estate investments, the relative illiquidity of real estate, increases in interest rates, increases in taxes caused by increased assessed values or property tax rates and potential liabilities, including liabilities from known or unknown or future environmental problems. In addition, Patriot leases substantially all of its existing hotels to Wyndham International and certain other lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). Patriot's ability to make distributions to stockholders depends primarily upon the ability of the Lessees and Wyndham International to make rent payments under the Participating Leases (which ability in turn is dependent primarily on the Lessees' and Wyndham International's ability to generate sufficient revenues from those hotels which are leased to them). Any failure or delay by the Lessees or Wyndham International in making rent payments may adversely affect Patriot's ability to make distributions to stockholders.

THE MERGER AGREEMENT

 Effective Time of the Merger

  In accordance with the Delaware General Corporation Law (the "DGCL") and the Pennsylvania Business Corporation Law (the "PBCL"), the Effective Time of the Merger will occur upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State and the Articles of Merger by the Pennsylvania Department of State, unless the parties agree to a later Effective Time and so specify in the Certificate of Merger and Articles of Merger. Subject to the fulfillment or waiver of the other conditions to the obligations of Patriot and Interstate to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the stockholders of Patriot, Wyndham International and Interstate of the Merger Proposal at their respective stockholders meetings.

 Cash Election Procedure

  A Form of Election is being mailed to holders of record of Interstate Common Stock together with this Joint Proxy Statement/Prospectus. For an election to receive the Cash Consideration (a "Cash Election") to be effective, holders of Interstate Common Stock must properly complete a Form of Election, and such Form of Election, together with certificates ("Interstate Certificates") representing all Interstate Shares as to which a Cash Election has been made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Interstate (or an appropriate guarantee of delivery as set forth in such Form of Election), must be received by American Stock Transfer & Trust Company (the "Exchange Agent") at the address listed on the Form of Election, and not withdrawn, by 5:00 p.m., New York City time, on the last Trading Day preceding the date of the Interstate Special Meeting.

  A Cash Election may be revoked by a stockholder only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the last business day preceding the date of the Interstate Special Meeting. In addition, all Cash Elections will automatically be revoked if the Exchange Agent is notified by Patriot and Interstate that the Merger has been abandoned. If a Cash Election is revoked, the Interstate Certificate or Interstate Certificates (or guarantees of delivery, as appropriate) to which such Form of Election relates will be promptly returned to the stockholder who submitted it or them to the Exchange Agent.

  The determination of the Exchange Agent will be binding as to whether or not a Cash Election has been properly made or revoked. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Interstate Common Stock, such shares shall be treated as shares that were not subject to a Cash Election at the Effective Time, and such shares will be exchanged in the Merger for cash and/or Paired Shares pursuant to the Merger Agreement.

 Conditions to the Merger

  The obligations of each of Patriot and Interstate to effect the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of certain conditions on or prior to the Closing Date.

 Termination

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Proposal by the stockholders of Interstate, Patriot and/or Wyndham International, in a number of circumstances.

 Break-up Fee and Expenses

  The Merger Agreement provides for the payment by Interstate or Patriot, as the case may be, of a break-up fee of $50 million if the Merger Agreement is terminated under certain circumstances. In addition, the Merger Agreement provides for Patriot to reimburse Interstate for out-of-pocket fees and expenses of up to $9 million if the Merger Agreement is terminated under certain other circumstances.

COMPARISON OF STOCKHOLDERS' RIGHTS

 State Law and Organizational Documents

  Interstate is a Pennsylvania corporation; Patriot and Wyndham International are Delaware corporations. Differences between Pennsylvania and Delaware law and between the articles of incorporation and bylaws of Interstate and the certificates of incorporation and bylaws of Patriot and Wyndham International, respectively, will result in differences in the rights of Interstate stockholders who receive Paired Shares in the Merger.

 Cooperation Agreement

  The Cooperation Agreement provides that the Patriot Companies will cooperate to the fullest extent possible in the conduct of their respective operations and take all necessary action to preserve the paired share structure and maximize the economic and tax advantages associated therewith. Certain provisions of the Cooperation Agreement, and the provisions contained in the certificates of incorporation of Patriot and Wyndham International effecting certain terms of the Cooperation Agreement, could make it more difficult for a third party to acquire control of the Patriot Companies, including certain acquisitions that stockholders may deem to be in their best interests.

DISSENTERS' RIGHTS

  Under the DGCL, stockholders of Patriot and Wyndham International are not entitled to dissenters' rights in connection with the Merger.

  Interstate stockholders have the right to dissent in respect of the Merger and to be paid in cash the fair value of their shares. Pursuant to Subchapter 15D of the PBCL ("Subchapter 15D"), any holder of Interstate Common Stock who does not vote in favor of the adoption of the Merger Agreement and who complies with the procedures specified in Subchapter 15D has the right to obtain cash payment for the fair value of his or her shares. A copy of Subchapter 15D is attached as Annex D to this Joint Proxy Statement/Prospectus and incorporated herein by reference and should be read in its entirety by Interstate stockholders.

INTERESTS OF CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS OF INTERSTATE

  In considering the recommendation of the Interstate Board to approve the Merger Proposal, Interstate stockholders should be aware that the Fine Entities and certain members of the Interstate Board and Interstate's senior management have interests in, and will receive benefits as a consequence of, the Merger that raise issues concerning certain potential conflicts of interest. Such interests arise from the terms of the Merger Agreement and related agreements providing for payments under existing employment and severance agreements and option and other incentive rights previously entered into or awarded by Interstate. In addition, in connection with the Merger, certain officers of Interstate, including Milton Fine, Chairman of the Interstate Board and Interstate's largest stockholder, W. Thomas Parrington, Jr., Interstate's Chief Executive Officer and a member of the Interstate Board, and J. William Richardson, Interstate's Executive Vice President and Chief Financial Officer, have entered or are expected to enter into agreements providing for them to continue in varying capacities with Patriot or Wyndham International. In addition, Blackstone Real Estate Advisors, L.P. ("Blackstone"), affiliates of which beneficially own 7.1% of the outstanding shares of Interstate Common Stock and have a designee on the Interstate Board, is entitled to certain fees for acting as a co-financial advisor to Interstate in connection with the Merger. For a more detailed discussion of such interests, see "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate." Such matters were considered by the Interstate Board in approving the Merger Agreement and the transactions contemplated thereby.

                         SUMMARY FINANCIAL INFORMATION

                       PATRIOT AND WYNDHAM INTERNATIONAL

                       SELECTED HISTORICAL FINANCIAL DATA

  The following tables set forth separate and combined historical financial information for Patriot and Wyndham International (formerly Patriot American Hospitality Operating Company). The following financial information should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Patriot, Wyndham International and Old Patriot incorporated by reference into this Joint Proxy Statement/Prospectus.

  Unless otherwise indicated, all references to the number of shares and per share amounts of Patriot, Wyndham International and Old Patriot have been restated to reflect the impact of the conversion of each share of Old Patriot Common Stock into 0.51895 Paired Shares issued in the Cal Jockey Merger and the 1.927-for-1 stock split effected in the form of a stock dividend distributed in July 1997. In addition, all references to the number of shares and per share amounts related to periods prior to March 1997 have been restated to reflect the impact of the 2-for-1 stock split on Old Patriot Common Stock effected in the form of a stock dividend distributed in March 1997.

                       PATRIOT AND WYNDHAM INTERNATIONAL

             SELECTED CONDENSED COMBINED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PERIOD
                            OCTOBER 2, 1995
                             (INCEPTION OF                         NINE MONTHS
                          OPERATIONS) THROUGH    YEAR ENDED           ENDED
                           DECEMBER 31, 1995  DECEMBER 31, 1996 SEPTEMBER 30, 1997
                          ------------------- ----------------- ------------------
                                                                   (UNAUDITED)
OPERATING DATA:
Total revenue...........       $  11,095          $  76,493         $  154,756
Income before income tax
 provision, minority
 interests and
 extraordinary item.....           7,064             44,813              1,480
Income (loss) before ex-
 traordinary item.......           6,096             37,991             (1,304)
Net income (loss) appli-
 cable to holders of
 Paired Shares..........       $   5,359          $  37,991         $   (3,838)
PER SHARE DATA(1):
Income (loss) before ex-
 traordinary item.......       $    0.21          $    1.06         $    (0.03)
Extraordinary item, net
 of minority interests..           (0.03)               --               (0.05)
                               ---------          ---------         ----------
Net income (loss) per
 Paired Share...........       $    0.18          $    1.06         $    (0.08)
                               =========          =========         ==========
Dividends per Paired
 Share(2)...............       $    0.24          $  0.9825         $   0.8475
                               =========          =========         ==========
Weighted average number
 of Paired Shares and
 Paired Share
 equivalents
 outstanding............          29,350             35,938             51,104
                               =========          =========         ==========
CASH FLOW DATA:
Cash provided by operat-
 ing activities.........       $   7,618          $  61,196         $   75,886
Cash used in investing
 activities.............        (306,948)          (419,685)          (710,127)
Cash provided by financ-
 ing activities.........         304,099            360,324            649,152
                           DECEMBER 31, 1995  DECEMBER 31, 1996 SEPTEMBER 30, 1997
                          ------------------- ----------------- ------------------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Investment in real
 estate and related
 improvements, at cost,
 net....................       $ 265,759          $ 641,825         $1,477,512
Total assets............         324,224            760,931          1,980,107
Total debt..............           9,500            214,339            727,177
Minority interest in Pa-
 triot Partnerships.....          41,522             68,562            257,274
Minority interest in
 consolidated subsidiar-
 ies....................             --              11,711             29,284
Stockholders' equity....         261,778            437,039            880,329
                                PERIOD
                            OCTOBER 2, 1995
                             (INCEPTION OF                         NINE MONTHS
                          OPERATIONS) THROUGH    YEAR ENDED           ENDED
                           DECEMBER 31, 1995  DECEMBER 31, 1996 SEPTEMBER 30, 1997
                          ------------------- ----------------- ------------------
                                                                   (UNAUDITED)
OTHER DATA:
Funds from opera-
 tions(3)...............       $   9,798          $  64,463         $   78,112
Cash available for dis-
 tribution(4)...........           8,603             55,132             65,533
Weighted average number
 of common shares and
 OP Units outstand-
 ing(5).................          34,001             42,200             59,630

                                    PATRIOT

           SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                PERIOD
                            OCTOBER 2, 1995
                             (INCEPTION OF                         NINE MONTHS
                          OPERATIONS) THROUGH    YEAR ENDED           ENDED
                           DECEMBER 31, 1995  DECEMBER 31, 1996 SEPTEMBER 30, 1997
                          ------------------- ----------------- ------------------
                                                                   (UNAUDITED)
OPERATING DATA:
Total revenue...........        $11,095            $76,493           $123,308
Income before minority
 interests and
 extraordinary item.....          7,064             44,813                549
Income (loss) before
 extraordinary item.....          6,096             37,991             (2,013)
Net income (loss)
 applicable to common
 stockholders...........        $ 5,359            $37,991           $ (4,547)
PER SHARE DATA(1):
Income (loss) before
 extraordinary item.....        $  0.21            $  1.06           $  (0.04)
Extraordinary item, net
 of minority interests..          (0.03)               --               (0.05)
                                -------            -------           --------
Net income (loss) per
 common share...........        $  0.18            $  1.06           $  (0.09)
                                =======            =======           ========
Dividends per common
 share(2)...............        $  0.24            $0.9825           $ 0.8475
                                =======            =======           ========
Weighted average number
 of common shares and
 common share
 equivalents
 outstanding............         29,350             35,938             51,104
                                =======            =======           ========

                             WYNHDAM INTERNATIONAL

           SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                THREE MONTHS
                                                                   ENDED
                                                             SEPTEMBER 30, 1997
                                                             ------------------
                                                                (UNAUDITED)
OPERATING DATA:
Total revenue..............................................       $44,184
Income before income tax provision and minority interests..           931
Net income applicable to common stockholders...............       $   709
PER SHARE DATA(1):
Net income per common share................................       $  0.01
                                                                  =======
Dividends per common share(2)..............................       $   --
                                                                  =======
Weighted average number of common shares and common share
 equivalents outstanding...................................        51,104
                                                                  =======

NOTES TO PATRIOT AND WYNDHAM INTERNATIONAL SELECTED FINANCIAL INFORMATION

(1) On January 30, 1997, the Old Patriot Board declared a 2-for-1 stock split effected in the form of a stock dividend distributed on March 18, 1997 to stockholders of record on March 7, 1997. On July 1, 1997, by operation of the Cal Jockey Merger, each issued and outstanding share of Old Patriot Common Stock was converted into 0.51895 Paired Shares. In addition, on July 10, 1997, the respective Boards of Directors of Patriot and Wyndham International declared a 1.927-for-1 stock split on their shares of common stock effected in the form of a stock dividend distributed on July 25, 1997 to stockholders of record on July 15, 1997. All references herein to the number of shares, per share amounts and market prices of Patriot Common Stock and options to purchase Patriot Common Stock have been restated to reflect the impact of the Cal Jockey Merger and the above-described stock splits, as applicable.

   In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128"). Statement 128 specifies the computation, presentation and disclosure requirements for basic earnings per share and diluted earnings per share. Management believes that adoption of Statement 128 will not have a material effect on the per share data of Patriot and Wyndham International presented herein.
(2) Dividends paid for the nine months ended September 30, 1997 include a special dividend of $0.06 per share by Old Patriot on June 30, 1997. To maintain its qualification as a REIT prior to consummation of the Cal Jockey Merger, Old Patriot was required to distribute to its stockholders any undistributed "real estate investment trust taxable income" of Old Patriot for Old Patriot's short taxable year ending with the consummation of the Cal Jockey Merger. No dividends have been paid by Wyndham International for the three months ended September 30, 1997.
(3) In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), funds from operations ("FFO") represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains or losses from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships, joint ventures and corporations. Adjustments for Patriot's unconsolidated subsidiaries are calculated to reflect FFO on the same basis. Patriot and Wyndham International have also made certain adjustments to FFO for real estate related amortization expense and the write off of certain costs of acquiring leaseholds. FFO should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure or liquidity. FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Under the Participating Leases, Patriot is obligated to establish a reserve for capital improvements at its hotels (including the replacement or refurbishment of furniture, fixtures and equipment ("FF&E") and to pay real estate and personal property taxes and casualty insurance. Management believes that FFO is helpful to investors as a measure of the performance of an equity REIT, because, along with cash flows from operating activities, investing activities and financing activities, it provides investors with an understanding of the ability of Patriot and Wyndham to incur and service debt and make capital expenditures.
(4) Cash available for distribution represents FFO, as adjusted for certain non-cash items (e.g. non-real estate related depreciation and amortization), less reserves for capital expenditures.
(5) The number of limited partnership units of the Patriot Partnerships ("OP Units") used in the calculation is based on the equivalent number of shares of Patriot Common Stock and Wyndham International Common Stock after giving effect to the change in the OP Unit conversion factor which coincides with the 2-for-1 stock split, the conversion of shares in the Cal Jockey Merger and the 1.927-for-1 stock split.

                                   INTERSTATE

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table sets forth selected consolidated historical financial information for Interstate and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of Interstate incorporated by reference into this Joint Proxy Statement/Prospectus.

                                 YEARS ENDED DECEMBER 31              NINE MONTHS
                         ----------------------------------------        ENDED
                          1992    1993    1994    1995     1996    SEPTEMBER 30, 1997
                         ------- ------- ------- ------- --------  ------------------
                                                                      (UNAUDITED)
OPERATING DATA:
Total revenue........... $19,873 $25,564 $36,726 $45,018 $190,385       $469,589
Operating income........   3,622   6,904  12,345  15,537   34,133         83,752
Net income (loss).......   3,620   6,910  12,389  15,839   (1,616)        32,500
Net income per share....     N/A     N/A     N/A     N/A      N/A       $   0.91
Weighted average number
 of common shares out-
 standing...............     N/A     N/A     N/A     N/A      N/A         35,638

                                AS OF DECEMBER 31,
                     ----------------------------------------       AS OF
                      1992    1993    1994    1995     1996   SEPTEMBER 30, 1997
                     ------- ------- ------- ------- -------- ------------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Total assets.......  $24,270 $24,436 $30,741 $61,401 $883,761     $1,350,253
Total equity.......   16,685  16,627  18,858   9,256  409,298        445,117

                       PATRIOT AND WYNDHAM INTERNATIONAL
                            ADJUSTED FOR THE MERGER

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following tables set forth pro forma financial information for Patriot and Wyndham International (formerly Patriot American Hospitality Operating Company) and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of Patriot, Wyndham International, Old Patriot, Cal Jockey, Bay Meadows, Interstate, Old Wyndham and WHG and the combined historical financial statements of the Crow Family Hotel Partnerships incorporated by reference into this Joint Proxy Statement/Prospectus. The pro forma operating information is presented as if the Merger, the Buena Vista Acquisition, the WHG Merger, the Wyndham Merger and the transactions related thereto, the Cal Jockey Merger, the GAH Acquisition, the CHCI Merger and certain other recent transactions (which include (i) the sale of substantially all of the Cal Jockey land to an affiliate of PaineWebber; (ii) the leaseback of the land on which the Bay Meadows Racecourse (the "Racecourse") is situated from the PaineWebber affiliate to Patriot; (iii) the sublease of the Racecourse land and related improvements from Patriot to Wyndham International; (iv) the leasing of certain land from Patriot to Borders, Inc.; (v) the acquisition of 26 hotels by Patriot (excluding the Park Shore Hotel); (vi) the funding of $103 million in mortgage notes to affiliates of CHC Lease Partners; (vii) the replacement of Patriot's old credit facility with the three-year, $900 million unsecured revolving line of credit with PaineWebber Real Estate, Chase and certain other lenders (the "Revolving Credit Facility") and the $350 million term loan from PaineWebber Real Estate, Chase and various other lenders (the "Term Loan"); (viii) the acquisition of a participating note; (ix) consummation of the offering of 10.58 million Paired Shares; (x) the leasing of 137 hotels to Wyndham International; and (xi) the acquisition of 24 hotels, the private placement of equity securities and the public offering of common stock, which were consummated by Old Patriot during
1996) had occurred on January 1, 1996. The pro forma combined balance sheet data of Patriot and Wyndham International is presented as if the Merger, the Buena Vista Acquisition, the WHG Merger, the Wyndham Merger and the transactions contemplated thereby, the CHCI Merger and certain other transactions, as described above, had occurred as of September 30, 1997.

                       PATRIOT AND WYNDHAM INTERNATIONAL
                            ADJUSTED FOR THE MERGER

                   SELECTED COMBINED PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       PRO FORMA(1)
                                           ------------------------------------
                                                 YEAR           NINE MONTHS
                                                 ENDED             ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
                                              (UNAUDITED)       (UNAUDITED)
OPERATING DATA:
Total revenue............................     $1,917,162         $1,555,773
Income (loss) before income tax provision
 and minority interests..................        (38,211)            32,042
Net income (loss) applicable to holders
 of Paired Shares........................     $  (49,755)        $   13,558
PER SHARE DATA:
Net income (loss) per Paired Share.......     $    (0.38)        $     0.09
                                              ==========         ==========
Weighted average number of Paired Shares
 and Paired Share equivalents
 outstanding.............................        132,346            143,100
                                              ==========         ==========

                                                                PRO FORMA(1)
                                                             SEPTEMBER 30, 1997
                                                             ------------------
                                                                (UNAUDITED)
BALANCE SHEET DATA:
Investment in real estate and related improvements, net.....     $4,668,296
Total assets................................................      6,301,050
Total debt..................................................      2,930,840
Minority interests in the Patriot Partnerships..............        227,624
Stockholders' equity........................................      2,696,614

                                    PATRIOT
                            ADJUSTED FOR THE MERGER

                 SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       PRO FORMA(1)
                                           ------------------------------------
                                                 YEAR           NINE MONTHS
                                                 ENDED             ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
                                              (UNAUDITED)       (UNAUDITED)
OPERATING DATA:
Total revenue............................      $567,498           $480,622
Income (loss) before income tax provision
 and minority interests..................       (24,632)            21,974
Net income (loss) applicable to common
 stockholders............................      $(30,915)          $ 14,319
PER SHARE DATA:
Net income (loss) per common share.......      $  (0.23)          $   0.10
                                               ========           ========
Weighted average number of common shares
 and common share equivalents
 outstanding.............................       132,346            143,100
                                               ========           ========

                             WYNDHAM INTERNATIONAL
                            ADJUSTED FOR THE MERGER

                 SELECTED CONSOLIDATED PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       PRO FORMA(1)
                                           ------------------------------------
                                                 YEAR           NINE MONTHS
                                                 ENDED             ENDED
                                           DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                           ----------------- ------------------
                                              (UNAUDITED)       (UNAUDITED)
OPERATING DATA:
Total revenue............................     $1,884,439         $1,526,411
Income (loss) before income tax provision
 and minority interest...................        (19,411)            10,106
Net income (loss) applicable to common
 stockholders............................     $  (18,840)        $     (761)
PER SHARE DATA:
Net income (loss) per common share.......     $    (0.14)               --
                                              ==========         ==========
Weighted average number of common shares
 and common share equivalents
 outstanding.............................        132,346            132,403
                                              ==========         ==========

--------

(1) The pro forma information does not purport to represent what Patriot's and Wyndham International's combined financial position or results of operations actually would have been if the Merger and the other transactions described above had in fact occurred on such date or at the beginning of the period presented, or to project the results of operations of Patriot and Wyndham International for any future periods.

COMPARATIVE MARKET DATA

  On July 1, 1997, Old Patriot merged with and into Cal Jockey and Cal Jockey changed its name to Patriot American Hospitality, Inc. The Cal Jockey Merger was accounted for as a reverse acquisition and, consequently, the historical financial information of Old Patriot became the historical financial information of Patriot. The following table sets forth (i) the quarterly high and low sale prices per share as reported on the NYSE of Old Patriot Common Stock (symbol "PAH") from September 27, 1995 (the date Old Patriot's shares began trading on the NYSE) through July 1, 1997, and the distributions paid by Old Patriot with respect to each such period, (ii) the quarterly high and low sale prices per share of the Paired Shares as reported on the NYSE (symbol "PAH") from and after July 2, 1997, and (iii) the quarterly high and low sale prices per share of Interstate Common Stock as reported on the NYSE (symbol "IHC") from and after June 20, 1996 (the date Interstate Common Stock began trading on the NYSE). The sales prices and distributions in the table through July 1, 1997 have been adjusted to reflect Old Patriot's 2-for-1 stock split in March 1997, and the sales prices from and after July 1, 1997 have been adjusted to reflect the Patriot Companies' July 1997 92.7% stock dividend. No dividends have been paid on shares of Interstate Common Stock since the Interstate IPO.

                                       PAIRED SHARES OF
                                     PATRIOT COMMON STOCK
                                  AND WYNDHAM INTERNATIONAL        INTERSTATE
                                       COMMON STOCK(1)            COMMON STOCK
                                  ------------------------------  -------------
                                                    PER SHARE
                                   HIGH      LOW    DIVIDENDS      HIGH   LOW
                                  -------- -------- ------------  ------ ------
1995:
 First Quarter...................      N/A      N/A        N/A       N/A    N/A
 Second Quarter..................      N/A      N/A        N/A       N/A    N/A
 Third Quarter...................   $12.88   $12.38        N/A       N/A    N/A
 Fourth Quarter..................    12.88    11.63    $0.2400       N/A    N/A
1996:
 First Quarter...................    14.44    12.88     0.2400       N/A    N/A
 Second Quarter..................    14.81    13.19     0.2400    $23.38 $21.00
 Third Quarter...................    16.81    14.00     0.2400     27.75  22.13
 Fourth Quarter..................    22.00    16.25     0.2625     29.63  24.13
1997:
 First Quarter...................    26.38    20.75     0.2625     32.50  26.63
 Second Quarter..................    23.75    18.50     0.3225(2)  30.13  23.63
 Third Quarter...................    32.13    22.00     0.2625     33.38  25.75
 Fourth Quarter..................    34.50    26.88     0.3200(3)  37.25  28.63
1998:
 First Quarter (through February
  5, 1998).......................    29.50    24.25        --      36.50  33.38

--------
(1) Represents shares of Old Patriot Common Stock for periods through July 1, 1997, and Paired Shares for periods after July 1, 1997, except that dividends have been paid only on shares of Patriot Common Stock for periods after July 1, 1997. No dividends have been paid on shares of Wyndham International Common Stock.
(2) Includes a $0.06 per share special dividend paid in connection with the Cal Jockey Merger.

(3) This dividend was paid on January 30, 1998 relating to the fourth quarter of 1997.

  The following table sets forth the last reported sales prices per Paired Share and per Interstate Share on (i) December 1, 1997, the last Trading Day preceding public announcement of the execution of the definitive Merger Agreement, and (ii) February 5, 1998.

                                                  PAIRED SHARES OF
                                                   PATRIOT COMMON
                                                  STOCK AND WYNDHAM
                                                    INTERNATIONAL    INTERSTATE
                                                    COMMON STOCK    COMMON STOCK
                                                  ----------------- ------------
December 1, 1997.................................      $31.56          $36.75
February 5, 1998.................................       26.88           35.50

  BECAUSE THE MARKET PRICE FOR PAIRED SHARES AND INTERSTATE SHARES ARE SUBJECT TO FLUCTUATION, STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SUCH SHARES.

                      SELECTED COMPARATIVE PER SHARE DATA

  The following table sets forth the combined historical per share data, the unaudited pro forma per share data giving effect to the Merger using the purchase method of accounting and the equivalent unaudited pro forma combined per share amounts for Interstate. The pro forma combined data are not necessarily indicative of actual financial position or future operating results or that which would have occurred or will occur upon consummation of the Merger.

  The information shown below should be read in conjunction with (i) the consolidated financial statements and notes thereto of Patriot, Wyndham International, Old Patriot, Cal Jockey and Bay Meadows, Old Wyndham, WHG and Interstate incorporated herein by reference and (ii) the Current Report on Form 8-K of Patriot and Wyndham International dated January 5, 1998 (filed January 13, 1998) incorporated herein by reference.

  Unless otherwise indicated, all references to the number of shares and per share amounts have been restated to reflect the impact of (i) the conversion of each share of Old Patriot Common Stock into 0.51895 Paired Shares issued in the Cal Jockey Merger, (ii) the 1.927-for-1 stock split on the Paired Shares effected in the form of a stock dividend distributed on July 25, 1997 to stockholders of record on July 15, 1997, and (iii) the 2-for-1 stock split on Old Patriot Common Stock effected in the form of a stock dividend distributed on March 18, 1997 to stockholders of record on March 7, 1997, as applicable.

                                        TWELVE MONTHS ENDED                    NINE MONTHS ENDED
                                         DECEMBER 31, 1996                    SEPTEMBER 30, 1997
                                ------------------------------------ -------------------------------------
                                               PRO      INTERSTATE                   PRO      INTERSTATE
                                HISTORICAL    FORMA    EQUIVALENT(2) HISTORICAL     FORMA    EQUIVALENT(2)
                                ---------- ----------- ------------- ----------- ----------- -------------
                                           (UNAUDITED)  (UNAUDITED)  (UNAUDITED) (UNAUDITED)  (UNAUDITED)
Net Income/(Loss):
  Patriot/Wyndham International
   (1)(3)......................  $  1.06     $ 0.03                    $ (0.08)    $ 0.27
  Interstate (unaudited)(4)....      N/A                  $ (0.50)        0.91                  $ 0.12
  Patriot/Wyndham International
   (post-Merger)(5)............               (0.38)                                 0.09
Cash Distributions/Dividends:
  Patriot/Wyndham
   International...............  $0.9825        N/A                    $0.8475        N/A
  Interstate...................      --                       N/A          --                      N/A
  Patriot/Wyndham International
   (post-Merger)...............                 N/A                                   N/A
Book Value per Common Share:
  Patriot/Wyndham
   International(6)............  $ 10.02     $15.41                    $ 12.94     $15.25
  Interstate(4)................    11.82                   $25.29        12.57                  $25.00
  Patriot/Wyndham International
   (post-Merger)(6)............               19.26                                 19.04

NOTES TO COMPARATIVE PER SHARE DATA (IN THOUSANDS, EXCEPT PER SHARE AND HOTEL INFORMATION)

(1) The pro forma combined per share data for Patriot and Wyndham International for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if the Cal Jockey Merger, the GAH Acquisition, the CHCI Merger, the Wyndham Merger and the transactions contemplated thereby, the Buena Vista Acquisition and certain other recent transactions (which include (i) the sale of substantially all of the Cal Jockey land to an affiliate of PaineWebber, (ii) the leaseback of the land on which the Racecourse is situated from the PaineWebber affiliate to Patriot, (iii) the sublease of the Racecourse land and related improvements from Patriot to Wyndham International, (iv) the leasing of certain land from Patriot to Borders, Inc., (v) the acquisition of 26 hotels by Patriot (excluding the Park Shore Hotel), (vi) the funding of $103,000 in mortgage notes to affiliates of CHC Lease Partners, (vii) the replacement of the old credit facility with the Revolving Credit Facility and the Term Loan, (viii) the acquisition of a participating note,
   (ix) the consummation of the Offering of 10,580 Paired Shares, (x) the leasing of 137 hotels to Wyndham International, and (xi) the acquisition of 24 hotels, the private placement of equity securities and the public offering of common stock, which were consummated by Old Patriot during
   1996) had occurred as of January 1, 1996.
(2) The equivalent pro forma combined share amounts of Interstate are calculated by multiplying pro forma net income per Paired Share, pro forma cash distributions/dividends per Paired Share and pro forma book value per Paired Share (post-Merger) by a relative value ratio of existing Paired Shares to Interstate (based on an estimated Exchange Ratio of 1.313).
(3) The pro forma combined net income per share for Patriot and Wyndham International for the year ended December 31, 1996 and the nine months ended September 30, 1997 is based on weighted average Paired Shares and Paired Share equivalents outstanding prior to the Merger of 102,552 and 103,126, respectively.
(4) The pro forma information is presented as if the Merger had occurred as of January 1, 1996. The pro forma combined net income per share for Patriot and Wyndham International after the effect of the Merger for the year ended December 31, 1996 and the nine months ended September 30, 1997 is based on weighted average Paired Shares and Paired Share equivalents outstanding of 132,346 and 143,100, respectively.
(5) Book value per common share was calculated using stockholders' equity as reflected in the historical and pro forma financial statements divided by the number of shares of common stock outstanding. The pro forma book value per common share of Patriot and Wyndham International prior to the Merger is based on total outstanding Paired Shares (including convertible preferred securities) of 101,678 at December 31, 1996 and September 30, 1997.

(6) The pro forma book value per common share of Patriot and Wyndham International after the Merger is based on total outstanding Paired Shares and shares of Patriot Series A Preferred Stock of 141,596 at December 31, 1996 and September 30, 1997.

DISTRIBUTION AND DIVIDEND POLICY

 The Patriot Companies

  Patriot (or Old Patriot prior to the Cal Jockey Merger) paid a regular quarterly dividend of $0.24 per share of Old Patriot common stock for each of the first three quarters of 1996, a quarterly dividend of $0.2625 per share of Patriot Common Stock for the fourth quarter of 1996 and the first three quarters of 1997, and a quarterly dividend of $0.32 per share of Patriot Common Stock to holders of record as of January 8, 1998 related to the fourth quarter of 1997. In addition, in connection with the Cal Jockey Merger, Old Patriot paid a special dividend of $0.06 per share on June 30, 1997. Such dividend amounts represent dividends of $0.9825 per share for the full year of 1996 and $1.1075 per share (or $1.1675 per share including the special dividend) for the full year of 1997. The 22% increase in Patriot's dividend for the fourth quarter of 1997 represents an annualized dividend of $1.28 per share. Historically, Wyndham International has not paid dividends.

  Distributions by Patriot to the extent of its current and accumulated earnings and profits for federal income tax purposes ("E&P") generally are taxable to stockholders as ordinary dividend income unless properly designated as capital gain dividends. Distributions in excess of E&P are treated as a non-taxable reduction of the stockholder's basis in its shares of Patriot Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Patriot Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. Patriot has determined that, for federal income tax purposes, none of the $0.9825 and $1.1675 per share dividends paid by Patriot for 1996 and 1997, respectively, exceeded Patriot's E&P. Given the dynamic nature of Patriot's acquisition strategy and the fact that any future acquisitions could alter this calculation, no assurances can be given regarding what percent of future distributions, if any, will constitute return of capital for federal income tax purposes.

  Distributions by Patriot will be at the discretion of the Patriot Board and will depend on the actual cash flow of Patriot, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code, including the requirement that Patriot distribute the E&P of Old Wyndham and Interstate inherited by Patriot in the Wyndham Merger and the Merger, respectively, and such other factors as the Patriot Board deems relevant. However, Patriot currently intends to maintain Patriot's quarterly distribution of $0.32 per share.

  For a discussion of the tax consequences on the payment of dividends by the Patriot Companies, see "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares."

 Interstate

  Since the Interstate IPO, Interstate has retained its earnings for use in its business and has not paid dividends on shares of Interstate Common Stock.

                                 RISK FACTORS

  Stockholders of Patriot, Wyndham International and Interstate, in considering whether to approve the Merger, should consider, in addition to the other information in this Joint Proxy Statement/Prospectus, the matters discussed in this section.

  Any statements in this Joint Proxy Statement/Prospectus, including the documents that are incorporated by reference as set forth under "Available Information" and "Incorporation of Documents by Reference," that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include, among other things, statements regarding the intent, belief or expectations of the Patriot Companies and Interstate and their respective directors and officers with respect to (i) the declaration or payment of distributions by the Patriot Companies, (ii) the consummation of the Merger, (iii) the ownership, management and operation of hotels, including the integration of the acquisitions effected or proposed by the Patriot Companies, (iv) potential acquisitions or dispositions of properties, assets or other public or private companies by the Patriot Companies including CHCI and Arcadian, (v) the policies of the Patriot Companies regarding investments, acquisitions, dispositions, financings, conflicts of interest and other matters, (vi) Patriot's qualification as a REIT under the Code and the "grandfathering" rule under Section 269B of the Code, (vii) the hotel and lodging industry and real estate markets in general, (viii) the availability of debt and equity financing, (ix) interest rates, (x) general economic conditions, and (xi) trends affecting the Patriot Companies' financial condition or results of operations. Stockholders are cautioned that, while forward-looking statements reflect the respective companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, including, without limitation, the information set forth below, identifies important factors that could cause such differences.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS

  The Patriot Companies are currently experiencing a period of rapid growth. Since the Initial Offering in October 1995, the Patriot Companies have consummated the acquisitions of, among others, Cal Jockey and Bay Meadows, Carefree Resorts, Grand Heritage Hotels, Gencom, Old Wyndham, WHG and nine of the 11 Crow Assets. In addition, the Patriot Companies have entered into definitive agreements relating to the acquisitions of CHCI and Interstate and have publicly announced in the United Kingdom their intention to acquire Arcadian. Based upon the respective portfolios of the Patriot Companies and Interstate at February 5, 1998, the Patriot Companies' aggregate rooms portfolio after giving effect to the Merger, the CHCI Merger and the Arcadian Transaction will be approximately 102,500 rooms, representing an increase in the Patriot Companies' rooms portfolio of approximately 98,300 since the Initial Offering. Failure of the Patriot Companies to expand their operations to satisfy the needs of a rapidly growing asset base in a functionally and economically efficient manner, or the failure of the Patriot Companies to integrate their operations successfully with those being acquired, could have a material adverse effect on the results of operations and financial condition of the Patriot Companies, and could result in the Patriot Companies' failure to recognize the anticipated benefits of these acquisitions.

SUBSTANTIAL DEBT OBLIGATIONS

  Subsequent to the consummation of the Merger and the Arcadian Transaction, the Patriot Companies will have approximately $3.0 billion of pro forma combined total indebtedness (approximately $1.2 billion attributable to the Merger), as compared to pro forma combined total indebtedness of the Patriot Companies, without giving effect to the Merger and the Arcadian Transaction (but giving effect to the CHCI Merger), of $1.7 billion. The pro forma ratio of combined debt to total market capitalization of the Patriot Companies, assuming an aggregate indebtedness of approximately $3.0 billion, will be approximately 42.2%. The calculation of the pro forma ratio of combined debt to total market capitalization is based on a $26.88 closing price for the Paired Shares on the NYSE on February 5, 1998. The Patriot Companies may issue additional equity securities in an attempt to lower their debt to market capitalization ratio. No assurance can be given, however, that the Patriot Companies will be able to issue any such equity securities, or that any such issuance will be on terms favorable to the Patriot Companies.

  Substantially all of the Patriot Companies' combined debt bears interest at variable rates, although the Patriot Companies have entered into hedging transactions with respect to approximately $375 million of such variable rate debt, effectively converting the variable rate obligations to fixed rate obligations. The interest rates on the Patriot Companies' Revolving Credit Facility and Term Loan bear interest at variable rates based, in part, on the Patriot Companies' leverage ratio. Consequently, the incurrence of indebtedness in connection with the Merger, and the resulting increase in the Patriot Companies' leverage ratio, may result in increased interest expense under the Revolving Credit Facility and a higher interest rate on the Term Loan. In addition, increases in market interest rates will also result in increased borrowing cost for the Patriot Companies, which would adversely affect the Patriot Companies' cash flow and the amounts available for distributions to their stockholders.

  There can be no assurance that the Patriot Companies, following consummation of the Merger, the CHCI Merger and the Arcadian Transaction, will be able to meet their debt service obligations and, to the extent that they cannot, the Patriot Companies risk the loss of some or all of their assets, including their hotels, to foreclosure. Adverse economic conditions could cause available borrowing terms to be unfavorable. In such circumstances, if the Patriot Companies are in need of capital to repay indebtedness in accordance with its terms or otherwise, they could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

  The foregoing risks associated with the debt obligations of the Patriot Companies may adversely affect the market prices for the Paired Shares and may inhibit the ability of the Patriot Companies to raise capital in both the public and private markets following the consummation of the Merger, the CHCI Merger and the Arcadian Transaction.

FINANCING

  The Patriot Companies have received "highly confident" letters from both PaineWebber Real Estate and Chase in order to address the financing of the Cash Consideration. The Patriot Companies are exploring various alternative means by which to obtain financing prior to the Closing Date. Such financing may consist of public or private offerings of equity or debt, or a combination thereof. No assurance can be given, however, that the Patriot Companies will successfully obtain the financing necessary to consummate the Merger, or if obtained, that such financing will be on terms and conditions favorable to the Patriot Companies. The Patriot Companies' obligations under the Merger Agreement are not conditioned on the obtaining of financing. See "The Companies--The Surviving Companies--Liquidity and Financial Resources."

DILUTION TO EARNINGS CAUSED BY THE MERGER

  The Merger will have a dilutive effect on the Patriot Companies' net income per Paired Share on a pro forma combined basis for the year ended December 31, 1996 and the nine months ended September 30, 1997. On a pro forma combined basis, assuming consummation of the Merger and the CHCI Merger (but excluding the Arcadian Transaction), the Patriot Companies would have net loss per Paired Share of $0.38 for the year ended December 31, 1996 and net income per Paired Share of $0.09 for the nine months ended September 30, 1997, as compared to net income per Paired Share of less than $0.01 and $0.31 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, on a pro forma combined basis for the Patriot Companies without giving effect to the Merger or the Arcadian Transaction.

REIT TAX RISKS

 Dependence on Qualification as a REIT

  Patriot has operated, and following the Merger, Patriot will continue to operate, in a manner designed to permit it to qualify as a REIT for federal income tax purposes, but no assurance can be given that Patriot has operated or will be able to continue to operate in a manner as to so qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within Patriot's control. Qualification of Patriot as a REIT also generally depends on the REIT qualification of Old Patriot for periods prior to the Cal Jockey Merger.

  If Patriot fails to qualify as a REIT, Patriot will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion below regarding the impact if Cal Jockey failed to qualify as a REIT in 1983, Patriot also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of Patriot available for distribution to stockholders because of the additional tax liability to Patriot for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of Patriot's qualifying as a REIT, Patriot might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT also would constitute a default under certain debt obligations of Patriot.

  Patriot believes that it has operated (and that prior to the Cal Jockey Merger, Old Patriot operated), and will operate through the Merger, in a manner that permits Patriot to qualify as a REIT under the Code for each taxable year since its formation. In connection with the mailing of this Joint Proxy Statement/Prospectus, Goodwin, Procter & Hoar llp rendered such firm's opinion to the effect that (i) for periods ending on or before the date of such opinion, Patriot has qualified to be treated as a REIT and (ii) for subsequent periods, including periods following the Merger, Patriot will be organized in conformity with the requirements for qualification as a REIT and the proposed manner of operations of Patriot will enable Patriot to continue to qualify as a REIT.

 Exemption from Anti-Pairing Rules; Risks of Adverse Legislation

  Patriot's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code.
Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as Wyndham International. The "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting the application of this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise. Moreover, although Patriot's and Wyndham International's respective predecessors, Cal Jockey and Bay Meadows, were paired on June 30, 1983, if for any reason Cal Jockey failed to qualify as a REIT in 1983 the benefit of the grandfathering rule would not be available to Patriot and Patriot would not qualify as a REIT for any taxable year.

  Patriot's exemption from the anti-pairing rules could be lost, or its ability to utilize the paired structure could be revoked or limited, as a result of future legislation. In this regard, on November 5, 1997, Representative William Archer, Chairman of the Ways and Means Committee of the United States House of Representatives, publicly announced that he plans to review the anti-pairing grandfathering rule to determine whether there should be future restrictions on companies that are grandfathered. While Representative Archer stated that he does not plan to eliminate the grandfathering rule, no assurance can be given that any such future legislation will not adversely impact Patriot's qualification as a REIT or the consequences of such qualification. On February 2,

1998, the Clinton Administration released the Administration's fiscal 1999 budget, which includes certain tax legislation proposals (the "Tax Proposals"). The Tax Proposals include a freeze on the grandfathered status of paired share REITs, such as Patriot. Under this proposal, Patriot and Wyndham International would be treated as one entity with respect to properties acquired on or after the date of the first Congressional committee action with respect to such proposal and with respect to activities or services relating to such properties that are undertaken or performed by one of the paired entities on or after such date. If the Tax Proposals are adopted in their current form, the Patriot Companies would be prevented from using their paired structure to operate properties acquired on or after the proposed effective date. The Tax Proposals, if adopted in their current form, also would prohibit REITs from holding more than 10% of the vote or value of all classes of stock of a corporation. The proposed effective date of this proposal generally is the date of the first Congressional committee action with respect to such proposal. If the Tax Proposals are enacted in their current form, and the Merger closes on or after the date of the first committee action, Wyndham International (including corporate subsidiaries of Patriot that are controlled by Wyndham International) would not be able to operate the hotels acquired by Patriot in the Merger in the manner currently contemplated without disqualifying Patriot as a REIT. In addition, structuring the operations of Patriot and Wyndham International to comply with the rules contemplated by the Tax Proposals could cause the Patriot Companies to incur substantial liabilities or otherwise adversely affect the Patriot Companies.

  The above discussion is based solely on the Clinton Administration's 1999 budget proposal. The Tax Proposals will not become effective unless legislation is duly passed by Congress and signed by the President. During the legislative process, the Tax Proposals will be reviewed by Congressional committees and staff and be subject to public scrutiny by affected companies and industry groups. It is uncertain whether the Tax Proposals will become law or, if so, what the details of the implementing legislation will be. Consequently, if is impossible to determine at this time all of the ramifications which would result from legislation based on the Tax Proposals. Other legislation, as well as administrative interpretations or court decisions, also could change the tax law with respect to Patriot's qualification as a REIT and the federal income tax consequence of such qualification.

 Potential Reallocation of Income

  Due to the paired share structure, Patriot, Wyndham International, the Patriot Partnership, the Wyndham International Partnership, and their respective subsidiary entities are and will be controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. Patriot and Wyndham International believe that all material transactions between Patriot and Wyndham International, and among them and/or their subsidiary entities, have been and will continue to be negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on Patriot or Wyndham International following the Merger. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

 Adverse Effects of REIT Minimum Distribution Requirements

  In order to qualify as a REIT, Patriot is generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). In addition, if Patriot acquires assets from a taxable corporation (such as Interstate) in a tax-free merger and disposes of any such assets during the ten-year period following such merger, Patriot will be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets that Patriot recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Certain Federal Income Tax Considerations--REIT Qualification--Built-In Gain Tax." In addition, Patriot generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

  Patriot intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax, although Patriot will be required to pay such tax with respect to a portion of its 1997 income that was not distributed until 1998. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require Patriot to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

  Distributions by the Patriot Companies are determined by their respective Boards of Directors and depend on a number of factors, including the amount of cash available for distribution, financial conditions, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of Patriot) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of Patriot), nontaxable return of capital, or a combination thereof. The Patriot Companies will provide stockholders with annual statements as to the taxability of distributions.

 Accumulated Earnings and Profits

  To maintain its qualification as a REIT, following the Merger, Patriot will be required to distribute with respect to 1998 the E&P of Interstate accumulated as of the closing of the Merger. Patriot is also required to distribute with respect to 1998 any E&P of Old Wyndham accumulated as of the closing of the Wyndham Merger. Any such distributions will be taken into account by Patriot's taxable U.S. stockholders as ordinary income to the extent they are made out of E&P and will not be eligible for the dividends received deduction generally available for corporations. See "Certain Federal Income Tax Considerations--Federal Income Taxation of Holders of Paired Shares."

  Interstate has agreed that, at the Closing Date, Interstate will deliver to Patriot a statement of Interstate's E&P as of a date not more than 30 days prior to the Closing Date, together with evidence of such accumulated E&P of Interstate from Coopers & Lybrand L.L.P. in a form reasonably satisfactory to Patriot, and a statement of estimated E&P of Interstate as of the Closing Date. Interstate has further agreed that, prior to the Closing Date, it will cooperate in Patriot's efforts to obtain from Coopers & Lybrand L.L.P. such firm's computation, or confirmation of Interstate's computation, of accumulated E&P of Interstate at the Effective Time.

  In rendering its opinion regarding REIT qualification, Goodwin, Procter & Hoar llp will rely upon the representations of Patriot to the effect that Patriot will timely distribute all E&P inherited from Interstate or Old Wyndham. However, there can be no assurance that the IRS will not challenge the calculation of the E&P inherited from Interstate or Old Wyndham. If the IRS were to determine that Interstate's or Old Wyndham's actual E&P exceeded the amount distributed, Patriot would be disqualified as a REIT.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

  The Patriot Companies engaged in a number of acquisition transactions during 1996, 1997 and early 1998, including the Cal Jockey Merger, the Wyndham Merger, the acquisition of nine of the 11 full service Wyndham-branded hotels included in the Crow Assets, the WHG Merger and the acquisition of numerous individual hotels and hotel portfolios. Under the purchase method of accounting, the assets, liabilities and results of operations associated with such transactions have been, or will be if consummated, included in the Patriot Companies' financial position and results of operations since the respective dates thereof. Accordingly, the financial position and results of operations of the Patriot Companies' based on historical information as of and for the year ended December 31, 1996 and for periods thereafter are not directly comparable to the financial position and results of operations of the Patriot Companies as of and for prior dates and periods.

CONVERSIONS TO WYNDHAM BRAND; OTHER CONSENTS AND APPROVALS

  Interstate's hotel portfolio consists of owned, leased and managed hotels and hotels for which Interstate provides limited services. Interstate operates its hotels under a variety of brand names subject to franchise agreements (the "Franchise Agreements") with the Franchisors. Following the Merger, the Patriot Companies intend to convert a number of the hotels currently owned by Interstate to the Wyndham brand. The ability of the Patriot Companies to convert such hotels to the Wyndham brand will be subject to the terms of the Franchise Agreements and the termination of such agreements prior to the expiration of their respective terms will generally require the consent of the Franchisors and/or the payment of certain termination penalties. In addition, such consent, if obtained, may require the Patriot Companies to pay additional consideration to the Franchisor. Although the Patriot Companies believe that the Marriott Letter Agreement will facilitate the conversion of a number of Interstate-owned hotels to the Wyndham brand, the Marriott Letter Agreement is non-binding and there can be no assurance that the Marriott Franchise Agreements relating to these hotels will be terminated. Failure of the Patriot Companies to convert Interstate-owned hotels to the Wyndham brand successfully, or to convert such hotels in a cost effective manner, could result in the failure of the Patriot Companies to recognize certain of the anticipated strategic and economic benefits of the Merger, including the achievement of greater brand awareness with respect to the Wyndham brand and the economic benefits to the holders of Paired Shares resulting from the ownership of the Wyndham brand.

  The terms of agreements governing the relationships between Interstate and certain third parties require the consent of such third parties in the event of a transaction involving a change of control of Interstate or similar event affecting Interstate. If such consents are not obtained prior to or in connection with the consummation of the Merger, the Patriot Companies may be required to pay termination or other fees to such third parties as a result of the consummation of the Merger. There can be no assurance that the Patriot Companies will successfully obtain required third-party consents in connection with the Merger or that the Patriot Companies will not incur significant expenses whether or not such consents are obtained.

POTENTIAL CONFLICTS OF INTEREST BETWEEN PATRIOT AND WYNDHAM INTERNATIONAL

  Patriot and Wyndham International are separate corporate entities with separate Boards of Directors and executive officers. Although the companies have several of the same directors, a majority of the directors and officers of each of Patriot and Wyndham International do not serve as directors or officers of the other company. In addition, Patriot and Wyndham International generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. Since the consummation of the Wyndham Merger on January 5, 1998, the companies have also had separate Chairmen of the Board and Chief Executive Officers. As a result, the interests of the Patriot Board and the Wyndham International Board may conflict, and such conflicts may possibly rise to disputes between the companies. Patriot and Wyndham International have entered into the Cooperation Agreement which the Patriot Companies believe will help decrease the possibility of disagreements. There can be no assurance, however, that such disagreements will not arise. In addition, there can be no assurance that the interests of the officers and/or directors of one company who also serve as officers and/or directors of the other company will not conflict with their interests as officers and/or directors of such other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company. Any such disagreements or conflicts could have a material adverse effect on the results of operations of Patriot and Wyndham International.

PATRIOT'S DEPENDENCE ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

  Patriot leases substantially all of its existing hotels to Wyndham International and the Lessees pursuant to separate Participating Leases. Patriot's ability to make distributions to stockholders depends primarily upon the ability of Wyndham International and the Lessees to make rent payments under the Participating Leases (which ability in turn is dependent primarily on Wyndham International's and the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). A failure to make or a delay in making such payments may be caused by reductions in revenue from such hotels or in the net operating income of Wyndham International or the Lessees or otherwise. Any failure or delay by Wyndham International or the Lessees in making rent payments may adversely affect Patriot's ability to make distributions to stockholders.

HOTEL INDUSTRY RISKS

 Operating Risks

  The primary businesses of the Patriot Companies are buying, selling, leasing, managing and franchising hotels which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests with other hotels, a number of which may have greater marketing and financial resources and experience than the Patriot Companies and the Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years and may not be offset in future years, by increased room rates, (iii) dependence on business and commercial travelers and tourism, which may fluctuate and be seasonal,
(iv) increases in energy costs and other expenses of travel, which may deter travelers, and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees or Wyndham International following the Merger to generate revenues and to make lease payments to Patriot and therefore Patriot's ability to make distributions to stockholders.

  The Patriot Companies are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the hotel management entities that manage certain hotels (the "Operators") or Wyndham International, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until Patriot or Wyndham International obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverage licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or Wyndham International to generate revenues and make lease payments to Patriot.

 Operating Costs and Capital Expenditures; Hotel Renovations

  Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of FF&E . Under the terms of the Participating Leases, Patriot is obligated to establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of FF&E. Additionally, the FF&E obligations of Interstate will be assumed by Patriot in the Merger. If capital expenditures exceed Patriot's expectations, the additional cost could have an adverse effect on Patriot's cash available for distribution. In addition, Patriot may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

 Competition for Hotel Acquisition Opportunities

  The Patriot Companies may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than the Patriot Companies can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Patriot Companies and increase the bargaining power of property owners seeking to sell.

  Additionally, the Patriot Companies' ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached Old Patriot with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future knowing that Patriot will rely primarily on Wyndham International to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on the Patriot Companies' acquisition activities in the future.

 Seasonality

  The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of Wyndham International and the lease revenues of Patriot.

REAL ESTATE INVESTMENT RISKS

 General Risks

  The Patriot Companies' investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Patriot Companies' real estate investments and the Patriot Companies' income and ability to make distributions to their stockholders will be dependent upon the ability of the Lessees, the Operators and Wyndham International to operate Patriot's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with Patriot. Income from Patriot's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Patriot Companies.

 Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of Patriot to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If Patriot must sell an investment, there can be no assurance that Patriot will be able to dispose of it in the time period it desires or that the sale price of any investment will recoup or exceed the amount of Patriot's investment.

 Property Taxes

  The Patriot Companies' hotels and racing facilities are subject to real property taxes. The real property taxes on hotel properties as well as the racing facilities in which the Patriot Companies invest may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. Additionally, as a result of the Merger, certain properties acquired by the Patriot Companies in the Merger may be subject to reappraisal or reassessment. If property taxes increase as a result of such reappraisals or reassessments, the Patriot Companies' ability to make distributions to its stockholders could be adversely affected.

 Consent of Ground Lessor Required for Sale of Certain Hotels

  Certain of Patriot's hotels and the Racecourse are subject to ground leases with third party lessors. In addition, Patriot may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by Patriot or any proposed assignment of Patriot's leasehold interest in the ground lease may require the consent of third party lessors. As a result, Patriot may not be able to sell, assign, transfer or convey its interest in any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders.

 Environmental Matters

  The operating costs of the Patriot Companies may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of Patriot's hotels, the Patriot Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect Patriot's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of Patriot's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of Patriot's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that Patriot believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is Patriot aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which Patriot is currently unaware. Patriot has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of Patriot's hotels or the Racecourse.

 Compliance with Americans with Disabilities Act

  Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Patriot Companies are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If the Patriot Companies were required to make modifications to comply with the ADA, the ability of the Patriot Companies to make expected distributions to their stockholders could be adversely affected.

 Uninsured and Underinsured Losses

  Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. Patriot believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Patriot Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Patriot Companies at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Patriot Companies. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Patriot Companies might not be adequate to restore their economic position with respect to such property.

 Acquisition and Development Risks

  The Patriot Companies currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that Patriot generally is required to distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit Patriot's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Patriot's cash available for distribution might be adversely affected.

DEPENDENCE ON MANAGEMENT CONTRACTS

  Management contracts are acquired, terminated, renegotiated or converted to franchise agreements in the ordinary course of the Patriot Companies' business. As of February 5, 1998, the Patriot Companies managed approximately 58 hotels pursuant to management agreements with various third parties. In addition, in connection with the Merger the Patriot Companies will assume Interstate's management and service contracts for an additional 92 hotels. While, as of February 5, 1998, the average remaining term of the Patriot Companies' management contracts was approximately 13 years (including renewals) and the average remaining term of Interstate's management contracts for full-service hotels (which generated approximately 75% of Interstate's net management fees in 1997) was approximately five years (including renewals), these management contracts generally may be terminated by the owner of the hotel property if the hotel manager fails to meet certain performance standards, if the property is sold to a third party, if the property owner defaults on indebtedness encumbering the property and/or upon a foreclosure of the property. Other grounds for termination of the Patriot Companies' upscale hotel management contracts include a hotel owner's election to close a hotel and certain business combinations involving the Patriot Companies in which the Patriot Companies' name or current management team does not survive.

  There can be no assurance following the Merger that the Patriot Companies will be able to replace terminated management contracts, including those to be acquired from Interstate, or that the terms of renegotiated or converted contracts will be as favorable as the terms that existed before such renegotiation or conversion. The Patriot Companies also will be subject to the risk of deterioration in the financial condition of a hotel owner and such owner's ability to pay management fees to the Patriot Companies. In addition, in certain circumstances, the Patriot Companies may be required to make loans to or capital investments or advances in hotel properties in connection with management contracts. A material deterioration in the operating results of one or more of these hotel properties and/or a loss of the related management contracts could adversely affect the value of the Patriot Companies' investment in such hotel properties.

POSSIBLE ADVERSE EFFECTS OF FAILURE TO CONSUMMATE THE CHCI MERGER OR THE ARCADIAN TRANSACTION

  The consummation of the CHCI Merger and the Arcadian Transaction are subject to, among other things, regulatory approval and the approval of the stockholders of CHCI and Arcadian, respectively. No assurance can be given that the CHCI Merger or the Arcadian Transaction will be consummated. If the CHCI Merger and the Arcadian Transaction are not consummated, the Patriot Companies will not acquire (i) CHCI's hospitality related business or proprietary brand names or (ii) Arcadian's and Malmaison's hotels in the United Kingdom and continental Europe.

RISKS OF OPERATING HOTELS UNDER FRANCHISE OR BRAND AFFILIATIONS

  As of February 5, 1998, all but three of Patriot's 118 owned hotels were operated under franchise or brand affiliations. In addition, hotels in which Patriot subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Patriot Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Patriot Board determines are too expensive or are otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Patriot Board may elect to allow the Franchise License to lapse, which could under certain circumstances result in Patriot incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, Patriot and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

LACK OF CONTROL OVER OPERATIONS OF CERTAIN HOTELS LEASED OR MANAGED BY THIRD PARTIES

  The Patriot Companies rely on the ability of Wyndham International, the Lessees and the Operators to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Patriot Companies have the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Patriot Companies are unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

STOCK PRICE FLUCTUATIONS

  The relative stock prices of the Paired Shares and the Interstate Shares at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger Proposal due to changes in the business, operations and prospects of Patriot, Wyndham International and/or Interstate, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors such as market perception of paired share stocks, REIT stocks, hotel stocks and hotel REIT stocks generally. There can be no assurance that the market prices for Paired Shares and/or Interstate Shares will not decline between the date of this Joint Proxy Statement/Prospectus and the Effective Time. Fluctuations in the price of the Paired Shares may have an effect on the Exchange Ratio. See "The Merger and Subscription--Terms of the Merger and Subscription."

CONFLICTS IN CERTAIN HOTEL MARKETS

  Patriot and Interstate currently own or operate certain hotels that are in the same local market. In a number of cases, such hotels are in direct competition for guests, with the result that the ability of Patriot and Wyndham International to maximize results of operations in certain markets following the Merger may be limited. Further, consummation of the Merger may result in Patriot or Interstate being in breach of noncompetition covenants contained in certain agreements relating to such hotels, unless consents are obtained from the other parties to such agreements. No assurances can be given that all of such consents can be obtained or, if they are not obtained, that the consequences of such failure would not be material.

HORSE RACING INDUSTRY RISKS

  Wyndham International's pari-mutuel wagering operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As a form of gambling, pari-mutuel wagering is subject to extensive licensing and regulatory control by the California Horse Racing Board (the "CHRB") and other California authorities. These regulatory authorities have broad powers with respect to the licensing of gaming operations, and may revoke, suspend, condition or limit the gaming operations of Wyndham International. The CHRB also has the discretion to limit the number of days and dates on which Wyndham International may conduct live horse racing. No assurance can be given as to how many, or which, horse racing days the CHRB will allocate to Wyndham International in the future, nor can there be any assurance that an issued license will not be modified or revoked. Any change in the CHRB regulations or how many, or which, horse racing days are allocated to Wyndham International could have a material adverse effect on Wyndham International's financial condition and results of operations.

  Wyndham International manages the Racecourse's horse racing operations, an area in which Old Patriot had no experience prior to the Cal Jockey Merger. Although Wyndham International has retained certain members of Bay Meadows' former management and personnel to continue to manage these horse racing operations, there can be no assurance that Wyndham International will be able to continue to employ said management and personnel. Failure to retain such management and personnel could have a material adverse effect on the results of operations and financial condition of Wyndham International.

CASINO GAMING REGULATION

  The ownership and operation of casinos in Puerto Rico and elsewhere is heavily regulated. The El San Juan Hotel & Casino, the Condado Plaza Hotel & Casino and WHGI, on behalf of the El Conquistador, were each granted a casino franchise as an owner of the casinos that they currently operate and certain of their employees must be licensed to work in the casinos. Each casino is required to renew its casino franchise quarterly. Although the Patriot Companies have no reason to believe that any of the current casino franchises will not be renewed, there can be no assurance of such renewal.

COMPARISON OF STOCKHOLDERS' RIGHTS

  The rights of Patriot stockholders currently are governed by the DGCL, Patriot's Amended and Restated Certificate of Incorporation (the "Patriot Charter") and Patriot's Amended and Restated Bylaws (the "Patriot Bylaws"), the rights of the stockholders of Wyndham International currently are governed by the DGCL, Wyndham International's Amended and Restated Certificate of Incorporation (the "Wyndham International Charter" and, together with the Patriot Charter, the "Charters") and Wyndham International's Amended and Restated Bylaws (the "Wyndham International Bylaws" and, together with the Patriot Bylaws, the "Bylaws"), and the rights of the stockholders of Interstate currently are governed by the PBCL, Interstate's Amended and Restated Articles of Incorporation (the "Interstate Charter") and Interstate's Bylaws, as amended (the "Interstate Bylaws"). At the Effective Time, stockholders of Interstate who receive Paired Shares will become stockholders of Patriot and Wyndham International, each of which is a Delaware corporation, and their rights as stockholders of Patriot and Wyndham International will thereafter be governed by the DGCL and the provisions of the Charters and the Bylaws. In considering the recommendations of the Patriot Board, the Wyndham International Board and the Interstate Board to approve the Merger and adopt the Merger Agreement, stockholders of Interstate should be aware that following the Merger, the rights of former stockholders of Interstate under the provisions of the Charters and the Bylaws will differ in certain respects from the existing rights of the Interstate stockholders under the Interstate Charter and the Interstate Bylaws. See "Comparison of Stockholders' Rights."

  Certain provisions of the Charters and Bylaws could have a potential anti-takeover effect with respect to Patriot and Wyndham International following the Merger. The ownership limit provisions, the staggered board provisions, the fact that directors are removable only for cause, the fact that the stockholders may not call special meetings of stockholders, the vote required for business combinations with related persons, the limitation of the power to fill vacancies to the remaining directors, the vote required for the stockholders to amend the bylaws, the fact that stockholders may act without a meeting only by unanimous written consent and the presence of advance-notice bylaw provisions with respect to stockholder proposals and director nominations could have the effect of making it more difficult for a third party to acquire control of Patriot or Wyndham International, including certain acquisitions that stockholders may deem to be in their best interests. In addition, the 8.0% ownership limit in the Charters could also have the effect of making the acquisition of control more difficult for a third party. See "Description of Capital Stock" and "Comparison of Stockholders' Rights."

  Under the terms of the Cooperation Agreement, the Patriot Companies are obligated to cooperate to the fullest extent possible in the conduct of their respective operations and to take all necessary action to preserve the paired share structure and to maximize the economic and tax advantages associated therewith. One of the primary objectives of the Cooperation Agreement is to set forth the understanding of the Patriot Companies that Patriot shall have the sole right and power to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies. The Cooperation Agreement provides for a number of corporate governance mechanisms designed to accomplish this objective and the other objectives set forth therein. Certain provisions of the Cooperation Agreement, including each of the corporate governance mechanisms contained therein, and the provisions contained in the Charters effecting certain terms of the Cooperation Agreement, could have a potential anti-takeover effect on Patriot and Wyndham International following the Merger by making it more difficult for a third party to acquire control of Patriot or Wyndham International, including certain acquisitions that stockholders may deem to be in their best interests. See "Description of Capital Stock" and "Comparison of Stockholders' Rights."

POSSIBLE ADVERSE EFFECTS ON MARKET PRICE OF PAIRED SHARES ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

  No prediction can be made as to the effect, if any, that any future sales of shares, or the availability of shares for future sale, will have on the market prices for Paired Shares following the Merger. Sales of substantial amounts of Paired Shares (including Paired Shares issued in connection with outstanding stock options or the exchange or sale of OP Units of the Patriot Partnerships) or the perception that such sales could occur, could adversely affect the prevailing market price for Paired Shares. With the exception of the Paired Shares issued to affiliates of Interstate in connection with the Merger, all of the Paired Shares to be issued to holders of Interstate Common Stock in connection with the Merger will be freely transferable. In addition, certain outstanding options to purchase Interstate Common Stock held by senior executives of Interstate may, at the option of such senior executives, be converted into options to purchase Paired Shares.

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES ON PRICES FOR PAIRED
SHARES

  One of the factors that may influence the prices for the Paired Shares in public trading markets will be the annual yield from distributions by Patriot and Wyndham International on the Paired Shares as compared to yields on certain financial instruments. An increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market prices for the Paired Shares.

DISSENTERS' RIGHTS

  Interstate stockholders have the right to dissent in respect of the Merger and to be paid in cash the fair value of their shares. Pursuant to Subchapter 15D, any holder of Interstate Common Stock who does not vote in favor of the adoption of the Merger Agreement and who complies with the procedures specified in such Subchapter has the right to obtain cash payment for the fair value of his or her shares. The parties' respective obligations to consummate the Merger are conditioned upon the number of shares of Interstate Common Stock as to which the holders thereof shall have exercised dissenters' rights under Subchapter 15D ("Dissenting Shares") not exceeding certain thresholds. A copy of Subchapter 15D of the PBCL is attached as Annex D to this Joint Proxy Statement/Prospectus and is incorporated herein by reference and should be read in its entirety by Interstate stockholders. Under the DGCL, stockholders of Patriot and Wyndham International are not entitled to dissenters' rights in connection with the Merger. See "The Merger and Subscription--Dissenters' Rights."

                                 THE COMPANIES

THE PATRIOT COMPANIES

 General

  Patriot is a self-administered REIT which as of February 5, 1998 owned interests in 118 hotels (excluding one hotel closed for renovations) with an aggregate of over 29,000 guest rooms. Patriot's hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Chicago, Cleveland, Dallas, Denver, Houston, Miami, San Francisco and Seattle. In addition to hotels catering primarily to business travelers, Patriot's portfolio includes world-class resort hotels, including the Carefree Resorts and prominent hotels in major tourist destinations. The hotels include 108 full service hotels, five resort hotels, four limited service hotels and an executive conference center. Additionally, the Patriot Companies lease 13 hotels from third parties, manage 58 hotels (excluding one hotel closed for renovations) for independent owners and franchise eight hotels. All but three of the hotels are operated under franchise or brand affiliations with nationally recognized hotel companies, including Crowne Plaza, Radisson, Ramada, Hilton, Hyatt, Four Points by Sheraton, Holiday Inn, Wyndham, Wyndham Garden, WestCoast, Doubletree, Embassy Suites, Hampton Inn, Registry, Carefree, Grand Heritage, Marriott, Marriott Courtyard, Sheraton, Grand Bay and ClubHouse. Pursuant to its alliance with Doubletree Hotels Corporation, Patriot owns 11 of its hotels through joint venture arrangements. Patriot holds a 90% ownership interest with regard to five of such hotels and an 85% ownership interest with regard to the remaining six such hotels. Pursuant to its alliance with the Snavely Group, Patriot owns four of its hotels through limited liability companies of which Patriot holds a 90% ownership interest. Additionally, Patriot owns a 92.5% interest and a 95% interest in Sheraton City Center and the Buena Vista Palace Hotel, respectively.

  Wyndham International currently leases from Patriot 81 hotels of the 118 hotels owned by Patriot. Additionally, Patriot expects that substantially all of its future acquisitions will be leased to Wyndham International.

  On July 1, 1997, Old Patriot consummated its acquisition of Cal Jockey and Bay Meadows through the Cal Jockey Merger. As a result of the Cal Jockey Merger, Patriot became one of two hotel REITs with a paired share ownership structure. Upon consummation of the Cal Jockey Merger, Cal Jockey changed its name to "Patriot American Hospitality, Inc." and Bay Meadows changed its name to "Patriot American Hospitality Operating Company." The paired share ownership structure permits Patriot to lease certain of its existing hotels, as well as newly acquired hotels, to Wyndham International, thereby retaining for the Patriot Companies' stockholders the economic benefits of both the lease payments received by Patriot and the operating profits realized by Wyndham International, while maintaining the tax benefits of Patriot's status under the Code as a REIT. The paired share ownership structure also facilitates the Patriot Companies' acquisition and development of hotel management and franchise businesses, operations which Patriot would have difficulty pursuing within a traditional REIT structure. Patriot conducts substantially all of its business and operations through the Patriot Partnership, and subsidiaries of the partnership and other entities which it directly or indirectly controls, and Wyndham International conducts substantially all of its business and operations through the Wyndham International Partnership, and subsidiaries of the partnership and other entities which it directly or indirectly controls. As of February 5, 1998, Patriot held an approximate 89.0% limited partnership interest and the sole 1% general partnership interest in the Patriot Partnership and Wyndham International held an approximate 87.5% limited partnership interest and the sole 1% general partnership interest in the Wyndham International Partnership. See "Risk Factors--REIT Tax Risks--Exemption From Anti-Pairing Rules; Risks of Adverse Legislation."

  On January 5, 1998, Patriot consummated the Wyndham Merger pursuant to which Old Wyndham merged with and into Patriot with Patriot being the surviving company. Upon consummation of the Wyndham Merger, Patriot American Hospitality Operating Company changed its name to "Wyndham International, Inc." Pursuant to the terms of certain agreements relating to the Wyndham Merger, certain stockholders of Old Wyndham (including CF Securities, L.P., a principal stockholder of Old Wyndham ("CF Securities")) received an aggregate of $52.8 million in cash consideration and 6,427,217 Paired Shares. In addition, CF Securities received 4,860,876 shares of Patriot Series A Preferred Stock.

  In addition to the Wyndham Merger, during 1997 and the first quarter of 1998 the Patriot Companies entered into and/or completed the following acquisitions:

  . Wyndham International acquired the management operations of Grand Heritage Hotels which included third-party contracts and the Grand Heritage proprietary name and Resorts Services, Inc., which manages the Carefree Resorts.

  . In connection with the Wyndham Merger, Patriot entered into a definitive agreement with partnerships affiliated with members of the Trammell Crow family providing for Patriot's acquisition of 11 full service Wyndham-branded hotels with 3,072 rooms for an aggregate purchase price of approximately $332 million in cash, plus up to $14 million in additional cash consideration if two of the hotels meet certain cash flow targets. On December 16, 1997, Patriot acquired nine of these hotels for a purchase price of approximately $296.3 million.

  . In September and October 1997, Patriot acquired ten hotels (including an approximate 50% controlling ownership interest in the Omni Inner Harbor Hotel) from entities affiliated with Gencom and CHCI for an aggregate purchase price of approximately $237 million. Financing for the purchase of the hotels consisted of cash from the Revolving Credit Facility and the issuance of Paired Shares and paired OP Units in a private placement. In connection with the foregoing transactions, Patriot acquired the leasehold interests relating to eight of 25 hotels which were previously leased by CHC Lease Partners (previously the largest independent lessee of Patriot's hotels) for a purchase price of approximately $53 million, and Wyndham International purchased an approximate 50% managing and controlling ownership interest in GAH, an affiliate of CHCI and Gencom, from affiliates of Gencom for a purchase price of approximately $14 million. Prior to the acquisition of the leasehold interests, the management contracts with GAH relating to the eight hotels were terminated. These transactions were financed with cash, the issuance of paired OP Units in the Patriot Partnerships and the issuance of preferred OP Units in the Wyndham International Partnership.

  . On January 16, 1998, the Patriot Companies acquired WHG through the merger of a newly formed subsidiary of Wyndham International with and into WHG with WHG being the surviving corporation. As a result of the WHG Merger, Wyndham International acquired the 570-room Condado Plaza Hotel & Casino, a 50% interest in the 389-room El San Juan Hotel & Casino and a 23.3% interest in the 751-room El Conquistador, all of which are located in Puerto Rico, as well as a 62% interest in Williams Hospitality Group, Inc., the management company for the three hotels and the Las Casitas Village at the El Conquistador.

  . On January 14, 1998, Patriot purchased an aggregate 95% equity interest in the 1,014-room Buena Vista Palace Hotel in Orlando, Florida for an aggregate purchase price of $141.6 million, including the assumption of $50.3 million of indebtedness. As part of the agreement, Patriot also was granted an option to acquire the remaining 5% equity interest in the hotel.

  . On September 30, 1997, Patriot, Wyndham International and CHCI entered into the CHCI Merger Agreement providing, subject to certain conditions including regulatory approvals, for the merger of the hospitality-related businesses of CHCI with and into Wyndham International with Wyndham International being the surviving company. Subject to regulatory approvals, CHCI's gaming operations will be transferred to a new legal entity prior to the CHCI Merger and such operations will not be a part of the transaction. It is anticipated that the CHCI Merger will be consummated in the first or second quarter of 1998, although the precise timing is subject to certain conditions including receipt of all necessary regulatory approvals. As a result of the CHCI Merger, Wyndham International will acquire the remaining 50% investment interest in GAH, the remaining 17 leasehold interests relating to hotels leased by CHC Lease Partners and 16 of the associated management contracts related to the Patriot hotels leased by CHC Lease Partners, three management contracts related to Patriot hotels leased by Wyndham International, 12 third-party management contracts, two third-party lease contracts, the Grand Bay and Registry Hotels & Resorts proprietary brand names and certain other hospitality management assets.

  . On January 20, 1998 Patriot announced in the United Kingdom its intention to proceed with the Arcadian Acquisition for cash consideration totaling (Pounds)92.0 million (or approximately $152.2 million at the exchange rate on February 5, 1998). The Arcadian Acquisition, which has been recommended by Arcadian's board of directors, is expected, subject to shareholder approval and the satisfaction of regulatory and other conditions, to close in the second quarter of 1998. Arcadian is an owner, developer and operator of hotels in the United Kingdom and continental Europe. Arcadian's portfolio currently includes 12 hotels with a total of 724 rooms throughout the United Kingdom, as well as interests held in joint ventures with third parties, including the development of the Malmaison brand of hotels and the redevelopment of the Great Eastern Hotel in London. As a result of the Arcadian Acquisition, Patriot will assume or refinance all of Arcadian's existing indebtedness, which totaled approximately $77 million as of February 5, 1998.

  . Patriot has also entered into agreements with the shareholders of Malmaison, a joint venture in which Arcadian currently holds a 34.6% interest, to acquire the remaining interests in Malmaison not currently owned by Arcadian for an aggregate of approximately $58.1 million, including the assumption of approximately $23.6 million of indebtedness. In connection with the Malmaison Acquisition, Patriot expects to acquire
     (i) two hotels currently owned by Malmaison and one hotel which Malmaison has agreed to acquire and (ii) two additional hotels currently under development by Malmaison (expected to open in March 1998 and June
     1999).

  . In addition to the acquisitions discussed above, the Patriot Companies acquired 27 hotels for an aggregate investment of approximately $816.1 million. The acquisitions consisted of 23 full-service hotels with an aggregate of 6,144 rooms and four resort properties with an aggregate of 486 rooms.

  In addition to leasing and managing hotels, Wyndham International is also engaged in the business of conducting and offering pari-mutuel wagering on thoroughbred horse racing at the Racecourse. The Racecourse also acts as an off-track wagering facility, allowing patrons to wager on horse races at other tracks even when live horse racing is not being conducted at the Racecourse, by accepting simulcasts of horse races conducted throughout the United States, Canada, Mexico, Australia and Hong Kong. In addition to live horse racing at the Racecourse, Wyndham International simulcasts its live horse races to as many as 31 sites in California and 450 sites in the remainder of the world. Wyndham International faces significant competition for the sports and entertainment dollar in the San Francisco Bay Area because of the numerous professional and amateur sporting events and other entertainment attractions located there. Wyndham International's revenues from its operations of the Racecourse are subject to seasonal variations depending on the scheduling of its live race meet.

  The Patriot Companies believe that market conditions remain favorable for the acquisition of additional hotels and hotel portfolios and expect that they will continue their aggressive acquisition activities. Additionally, the Patriot Companies intend to explore opportunities to acquire hotel management contracts, hotel leases, hotel operators, owners of hotel franchises and independent hotel management companies. As part of their ongoing business, the Patriot Companies continually engage in discussions with public and private real estate entities regarding possible portfolio or single asset acquisitions, as well as the acquisition of hotel leasing and management operations. No assurance can be given, however, that the Patriot Companies will locate attractive acquisition opportunities or that they will consummate such acquisitions.

 Financing

  As of February 5, 1998, the Patriot Companies had total outstanding indebtedness of approximately $1.7 billion. Substantially all of the Patriot Companies' combined debt bears interest at variable rates, although the Patriot Companies have entered into hedging transactions with respect to approximately $375 million of such variable rate debt, effectively converting the variable rate obligations to fixed rate obligations.

  Patriot has entered into the Revolving Credit Facility with PaineWebber Real Estate, Chase and certain other lenders. The Revolving Credit Facility was increased to $900 million on January 5, 1998 in connection with the closing of the Wyndham Merger. As of February 5, 1998, $890.2 million was outstanding under the Revolving

Credit Facility. The Revolving Credit Facility generally is used for the acquisition of additional properties, businesses and other assets, for capital expenditures and for general working capital purposes. The interest rate for the Revolving Credit Facility ranges from LIBOR plus 1.0% to LIBOR plus 2.0% (depending on the Patriot Companies' leverage ratio or an investment grade rating received from the rating agencies) or the customary alternate base rate announced from time to time plus 0.0% to 0.5% (depending on the Patriot Companies' leverage ratio). In addition, on December 16, 1997 in connection with the closing of the acquisition of nine of the 11 Crow Assets, the Patriot Companies obtained the $350 million Term Loan from PaineWebber Real Estate and Chase.

  On December 31, 1997, the Patriot Companies entered into two transactions with affiliates of Union Bank of Switzerland ("UBS"). In one transaction, the Patriot Companies sold 3,250,000 Paired Shares at $28.8125 per Paired Share to UBS Limited. In the other transaction, the Patriot Companies entered into a forward share purchase agreement with Union Bank of Switzerland, London Branch ("UBS-LB") which provides that the Company will purchase 3,250,000 Paired Shares from UBS-LB within one year. The purchase price will be determined on the date the Patriot Companies settle the agreement and will include a forward accretion component, minus an adjustment to reflect distributions on the Paired Shares during the transaction period. The Patriot Companies may complete the settlement for cash or Paired Shares at their option. In the event that the Patriot Companies elect a Paired Share settlement, the number of Paired Shares required will depend primarily on the market price of Paired Shares at the time of settlement. The net proceeds were used to repay borrowings under the Revolving Credit Facility.

  On January 19, 1998, the Patriot Companies entered into two transactions with PaineWebber Trading Inc. ("PaineWebber Trading"), an affiliate of PaineWebber. In one transaction, PaineWebber Trading agreed to purchase from the Patriot Companies on the date the Arcadian Acquisition becomes effective (the "Initial Date"), at a per share price equal to the closing price of a Paired Share on the NYSE on the immediately preceding Trading Day, a number of Paired Shares sufficient to yield proceeds to the Patriot Companies equal to $160 million. In the other transaction, the Patriot Companies and PaineWebber Trading entered into a separate agreement with respect to the same number of Paired Shares (the "Settlement Shares") pursuant to which PaineWebber Trading will sell within one year of the Initial Date a sufficient number of Paired Shares to achieve net sales proceeds equal to $160 million plus a forward accretion component, minus distributions on the Settlement Shares. The number of Paired Shares that will be required will depend on the selling price of Paired Shares at settlement. If such number is greater than the number of Settlement Shares, the Patriot Companies will deliver additional Paired Shares to PaineWebber Trading in an amount sufficient to satisfy the deficiency. If such number is less than the number of Settlement Shares, PaineWebber Trading will deliver the surplus Paired Shares or, at the option of the Patriot Companies, cash to the Patriot Companies. In addition, PaineWebber Trading will have the right to cause an early settlement of all or a portion of the Settlement Shares under certain adverse market and other conditions. The net proceeds will be used by the Patriot Companies to pay the purchase price of the Arcadian Acquisition.

  The Patriot Companies' principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, and the telephone number at this location is (214) 863-1000.

INTERSTATE

  Interstate is the largest independent hotel management company in the United States based on number of properties and rooms managed and total revenues produced for owners. As of February 5, 1998, Interstate owned, managed, leased or performed related services for 222 hotels with a total of 45,413 rooms in the United States, Canada, the Caribbean and Russia. Interstate owned or had a controlling interest in 41 of these properties, with 11,928 rooms, substantially all of which are geographically diverse upscale or luxury properties. Interstate's owned hotels operate under the Embassy Suites, Hilton, Holiday Inn, Marriott, Radisson, Sheraton and Westin brand names, principally in major metropolitan markets such as Atlanta, Boston, Chicago, Denver, Fort Lauderdale, Houston, Los Angeles, Miami, Philadelphia, Phoenix and Washington, D.C. Interstate also operates in the mid-scale, upper economy and budget segments of the lodging industry.

  In June 1996, the Interstate IPO was completed. During the 18 months ending with the execution of the Merger Agreement, Interstate completed the acquisition of 26 full-service hotels and the acquisition of the leasing and management businesses affiliated with Equity Inns, Inc., a publicly traded limited-service hotel REIT, by which Interstate obtained management rights to 56 limited-service hotels. Interstate's largest stockholders are the Fine Entities, which beneficially own 36.0% of the outstanding shares of Interstate Common Stock, and the Blackstone Group, which beneficially owns 7.1% of the outstanding shares of Interstate Common Stock.

  Interstate's principal executive offices are located at Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220, and its telephone number is (412) 937-0600.

SURVIVING COMPANIES

 General

  Based upon the respective portfolios of the Patriot Companies and Interstate at February 5, 1998, after giving effect to the Merger, the CHCI Merger and the Arcadian Transaction, the Patriot Companies will have an aggregate hotel portfolio, including owned, managed, leased, franchised and serviced hotels and resorts, consisting of 461 hotels in operation located throughout North America and in the United Kingdom, the Caribbean and Russia, with approximately 102,500 rooms. Such portfolio will consist of 170 owned hotels, 102 hotels leased from independent third parties, and 189 managed, franchised or serviced hotels and resorts. The Patriot Companies will also have an additional five hotels under development. The Patriot Companies' aggregate portfolio following the Merger would represent an increase in the Patriot Companies' rooms portfolio of approximately 98,300 rooms since the Initial Offering.

  Upon completion of these transactions, and particularly after the Wyndham Merger and the Merger, the Patriot Companies will have evolved from a pure owner of hotel properties to a fully integrated and branded hotel company within a paired share ownership structure. As a result of the Wyndham Merger, Patriot acquired, in addition to hotels and management rights, the rights to a nationally recognized hotel brand and a proven hotel management organization which it believes will substantially enhance its management capabilities. With the Merger, Patriot will acquire, in addition to hotels and management rights, the largest independent hotel management organization in the United States. Following the Merger, Patriot and Wyndham International intend to continue the process of integrating the best talents and practices of the acquired companies into the management organizations of the Patriot Companies. Patriot and Wyndham International believe that, as a result of these transactions, it will have a talented and deep hotel management organization to complement the Patriot Companies' recognized acquisition and asset management capabilities. Following the Merger, the Patriot Companies intend to continue to pursue an aggressive growth strategy including acquisition of lodging and leisure-related properties and businesses, continued expansion of Wyndham-branded and Interstate's independent, non-proprietary branded hotel management businesses and selective development of hotel properties.

 Operations of Patriot and Wyndham International Following the Merger

  Pursuant to the Merger Agreement, Interstate will merge with and into Patriot and the companies will continue their operations within the paired share structure. The Patriot Companies expect that, following the Merger, the 130 hotels currently in operation that are owned or leased by Interstate will be owned or leased by Patriot or its subsidiaries and leased or subleased by Patriot to Wyndham International. Following the Merger, it is contemplated that all of these hotels will be managed by corporate subsidiaries of Patriot that are controlled by Wyndham International. Upon completion of the CHCI Merger, Wyndham International will also continue the management operations of GAH and CHCI.

  In addition, pursuant to the Marriott Letter Agreement, the Patriot Companies expect to terminate franchise agreements with respect to ten Marriott hotels owned and operated by Interstate and convert such hotels to the Wyndham brand over the next two years. In return, the Patriot Companies will enter into management agreements with Marriott International with respect to ten hotels currently owned and operated by the Patriot Companies providing for management of such hotels by Marriott International.

 Surviving Companies Indebtedness

  Subsequent to the consummation of the Merger and the Arcadian Transaction , the Patriot Companies will have approximately $3.0 billion of pro forma combined total indebtedness (approximately $1.2 billion attributable to the Merger), as compared to pro forma combined total indebtedness of the Patriot Companies, without giving effect to the Merger and the Arcadian Transaction (but giving effect to the CHCI Merger), of $1.7 billion. The pro forma ratio of combined debt to total market capitalization of the Patriot Companies, assuming an aggregate indebtedness of approximately $3.0 billion, will be approximately 42.2%. The calculation of the pro forma ratio of combined debt to total market capitalization is based on the $26.88 closing price for the Paired Shares on the NYSE on February 5, 1998. The Patriot Companies may issue additional equity securities in an attempt to lower their debt to market capitalization ratio. No assurance can be given, however, that the Patriot Companies will be able to issue any such equity securities, or that any such issuance will be on terms favorable to the Patriot Companies.

 Liquidity and Financial Resources

  In addition to the Merger, the Patriot Companies have entered into an agreement with respect to the CHCI Merger and have publicly announced their intention to engage in the Arcadian Transaction (collectively, the "Pending Transactions"). The Patriot Companies estimate that consummation of the Merger and the Pending Transactions will require approximately $1.6 billion in cash and the issuance of 32.3 million Paired Shares (or securities convertible into Paired Shares). The Patriot Companies will also assume $103.7 million of indebtedness in connection with these transactions.

  The Patriot Companies are currently reviewing various alternatives with respect to refinancing a significant portion of the indebtedness to be assumed in the Merger in order to lengthen the average maturity of such debt, convert certain existing floating rate debt to a fixed rate basis and convert certain existing secured debt to an unsecured basis. The Patriot Companies have received "highly confident" letters from both PaineWebber Real Estate and Chase with respect to financing the Cash Consideration. With respect to the Cash Consideration, as well as cash requirements associated with the Pending Transactions, Patriot and Wyndham International are currently reviewing various financing alternatives, including, without limitation, an increase in the availability under the Revolving Credit Facility and the issuance of public or private debt or equity securities. While the Patriot Companies expect to be able to obtain the necessary financing for the Merger and the Pending Transactions, no assurance can be given that such financing will be available on terms favorable to the Patriot Companies. Neither the Merger nor the Pending Transactions are subject to financing contingencies. See "Risk Factors--Financing."

 Executive Officers and Directors

  In connection with the consummation of the Merger, the Patriot Board and the Wyndham Board will each be expanded by one member. Milton Fine will be elected to the Patriot Board and W. Thomas Parrington, Jr. will be elected to the Wyndham International Board, for which he will serve as Vice Chairman. Following such elections, the Patriot Board will consist of ten directors (plus one existing vacancy) and the Wyndham International Board will consist of 11 directors. Pursuant to an agreement among the parties to the Wyndham Merger Agreement, one additional director may be added to each of the Patriot Board and the Wyndham International Board before July 5, 1998. Such additional directors, if any, will be nominated by the director designees of Patriot and Old Wyndham, respectively, who were elected in connection with the Wyndham Merger. The executive officers of Patriot and Wyndham International following the Merger will be the current executive officers of Patriot and Wyndham International. See "Management of Patriot and Wyndham International."

 Additional Financing

  Depending on market conditions and other appropriate factors, the Patriot Companies may seek additional debt or equity financing prior to the Effective Time.

                         THE MEETINGS OF STOCKHOLDERS

PATRIOT COMPANIES' SPECIAL MEETINGS

  The Patriot Companies' Special Meetings will be held at the Wyndham Anatole Hotel, located at 2201 Stemmons Freeway, Dallas, Texas, on March 30, 1998. At the Patriot Special Meeting, holders of shares of the capital stock of Patriot will consider and vote upon the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Patriot entitled to vote thereon is required to approve the Merger Proposal. At the Wyndham International Special Meeting, holders of shares of the capital stock of Wyndham International will consider and vote upon the Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Wyndham International entitled to vote thereon is required to approve the Merger Proposal. The Patriot Special Meeting will be held at 9:00 a.m. local time and the Wyndham International Special Meeting will be held at 9:30 a.m. local time.

  Holders of Paired Shares are entitled to one vote per share at each of the Patriot Companies' Special Meetings. Holders of Patriot Series A Preferred Stock are entitled to one vote per share at the Patriot Special Meeting. At the present time, it is not anticipated that any matters other than the Merger Proposal will be brought before the Patriot Companies' Special Meetings for consideration and vote by holders of Paired Shares and Patriot Series A Preferred Stock, including, without limitation, any motion to adjourn either of such meetings. In the event of any vote to adjourn either of the Patriot Companies' Special Meetings in order to allow Patriot or Wyndham International to solicit votes in favor of the Merger Proposal, proxies voting AGAINST the Merger Proposal will be voted AGAINST the motion to adjourn the Patriot Companies' Special Meetings.

  The Patriot Companies have fixed the close of business on February 9, 1998 as the Patriot Record Date for determining holders entitled to notice of and to vote at the Patriot Companies' Special Meetings. Only holders of Paired Shares and Patriot Series A Preferred Stock at the close of business on the Patriot Record Date will be entitled to notice of and to vote at the Patriot Special Meeting and/or the Wyndham International Special Meeting, respectively. As of the Patriot Record Date, there were outstanding and entitled to vote 99,878,341 shares of Patriot Common Stock, 99,878,341 shares of Wyndham International Common Stock and 4,860,876 shares of Patriot Series A Preferred Stock.

  All shares of the capital stock of Patriot and Wyndham International, respectively, represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF THE CAPITAL STOCK OF PATRIOT AND WYNDHAM INTERNATIONAL WILL BE VOTED IN FAVOR OF THE MERGER PROPOSAL. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Patriot or Wyndham International, as the case may be, by signing and returning a later-dated proxy or by voting in person at the Patriot Special Meeting or the Wyndham International Special Meeting, as the case may be; however, mere attendance at the Patriot Special Meeting or the Wyndham International Special Meeting will not in and of itself have the effect of revoking the proxy.

  Votes cast by proxy or in person at the Patriot Companies' Special Meetings will be tabulated by the inspector(s) of election appointed for the respective meetings and will determine whether or not a quorum is present. The presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of the capital stock of Patriot entitled to vote at the Patriot Special Meeting is necessary to constitute a quorum at the Patriot Special Meeting, and the presence in person or by properly executed proxy of the holders of a majority of the issued and outstanding shares of the capital stock of Wyndham International entitled to vote at the Wyndham International Special Meeting is necessary to constitute a quorum at the Wyndham International Special Meeting. Abstentions and broker non-votes will be treated as shares that are present at the Patriot Companies' Special Meetings for purposes of determining whether a quorum exists. To be approved, the Merger Proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Patriot entitled to vote thereon and the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Wyndham International entitled to vote thereon. Abstentions and broker non-votes will have the effect of votes against the approval of the Merger Proposal.

  Each of the Patriot Companies will bear its own cost of solicitation of proxies. Brokerage firms, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of the capital stock of Patriot and Wyndham International held in their names. In addition to the use of the mails, proxies may be solicited by directors, officers and regular employees of the Patriot Companies, who will not be specifically compensated for such services, by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their representatives. MacKenzie Partners, Inc. has been engaged by the Patriot Companies to act as proxy solicitors and to mail proxies to the holders of the capital stock of Patriot and Wyndham International as of the Patriot Record Date, and will receive a fee in connection therewith of approximately $7,500.

  THE PATRIOT BOARD HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF PATRIOT VOTE FOR APPROVAL OF THE MERGER PROPOSAL. THE WYNDHAM INTERNATIONAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF WYNDHAM INTERNATIONAL VOTE FOR APPROVAL OF THE MERGER PROPOSAL. SEE "THE MERGER AND SUBSCRIPTION--BACKGROUND OF THE MERGER" AND "--THE PATRIOT COMPANIES' REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF THE PATRIOT COMPANIES."

INTERSTATE SPECIAL MEETING

  The Interstate Special Meeting will be held at the Pittsburgh Airport Marriott, Parkway West--Montour Run Exit located at 100 Aten Road, Coraopolis, Pennsylvania, on March 30, 1998, at 10:00 a.m. local time. At the Interstate Special Meeting, holders of shares of Interstate Common Stock will consider and vote upon the Merger Proposal. The affirmative vote of the holders of a majority of the votes cast is required to approve the Merger Proposal at the Interstate Special Meeting.

  Only holders of record of Interstate Common Stock at the close of business on the Interstate Record Date are entitled to notice of and to vote at the Interstate Special Meeting. On the Interstate Record Date, 35,491,448 shares of Interstate Common Stock were issued and outstanding. A majority of the shares of Interstate Common Stock outstanding on the Interstate Record Date must be represented in person or by proxy at the Interstate Special Meeting in order for a quorum to be present for purposes of voting on the Merger Agreement. The Fine Entities, which owned beneficially 36.0% of the Interstate Common Stock on the Interstate Record Date, have agreed to be represented in person or by proxy at the Interstate Special Meeting. In the event that a quorum is not present at the Interstate Special Meeting, it is expected that such meeting will be adjourned or postponed.

  Holders of record of Interstate Common Stock as of the Interstate Record Date are each entitled to one vote per share. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Interstate Common Stock cast at the Interstate Special Meeting. At the present time, it is not anticipated that any other matters will be brought before the Interstate Special Meeting for consideration and voting, including any motion to adjourn such meeting. If any such mater is properly presented for such consideration, the proxies will vote any shares represented by a duly executed proxy in such manner as they see fit in their sole discretion.

  On the Interstate Record Date, executive officers and directors of Interstate and their affiliates beneficially owned and had the right to vote or direct the vote of 13,551,919 shares of Interstate Common Stock, which represented approximately 38.2% of the outstanding shares of Interstate Common Stock. The Fine Entities have agreed to vote a number of such shares equal to 19.9% of the outstanding Interstate Common Stock in favor of the adoption of the Merger Agreement.

  Shares represented by properly executed proxies received in time for the Interstate Special Meeting will be voted at the meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of adoption of the Merger Agreement. Shares of Interstate Common Stock represented at the Interstate Special Meeting but not voting will be treated as present at the Interstate Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. For voting purposes at the Interstate Special Meeting, only shares affirmatively voted in favor of adoption of the Merger Agreement will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting with respect to the adoption of the Merger Agreement would have no effect on the adoption of the Merger Agreement, other than to reduce the number of votes needed for such adoption. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to a proposal in the absence of specific instructions from such customers. Accordingly, broker non-votes will have the same effect as abstentions.

  The persons named as proxies by an Interstate stockholder may propose and vote for one or more adjournments or postponements of the Interstate Special Meeting, including adjournments or postponements to permit further solicitations of proxies in favor of adoption of the Merger Agreement; however, no proxy that is voted against adoption of the Merger Agreement will be voted in favor of any such adjournment or postponement.

  The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Interstate a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the Interstate Special Meeting and voting in person at the meeting. Attendance at the Interstate Special Meeting will not, in and of itself, constitute revocation of a proxy.

  Interstate will bear the cost of the solicitation of proxies from its stockholders, except that Interstate and Patriot will share the cost of printing this Joint Proxy Statement/Prospectus. The Patriot Companies will pay the fees associated with the filing of this Joint Proxy Statement/Prospectus with the Commission. MacKenzie Partners, Inc. has been engaged by Interstate to mail proxies to the holders of the capital stock of Interstate as of the Interstate Record Date, and will receive a fee in connection therewith of approximately $3,000. In addition to solicitation by mail, directors, officers and employees of Interstate may solicit proxies from Interstate's stockholders by telephone, in person or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Interstate Common Stock held of record by such persons, and Interstate will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  THE INTERSTATE BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT INTERSTATE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL. SEE "THE MERGER AND SUBSCRIPTION--BACKGROUND OF THE MERGER" AND "--INTERSTATE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE INTERSTATE BOARD."

                          THE MERGER AND SUBSCRIPTION

TERMS OF THE MERGER AND SUBSCRIPTION

  On December 2, 1997, Interstate, Patriot and Wyndham International entered into the Merger Agreement pursuant to which Interstate will merge with and into Patriot, with Patriot being the surviving company. Each of the Patriot Board, the Wyndham International Board and the Interstate Board has approved the Merger Agreement and the transactions contemplated thereby.

  Pursuant to the Merger Agreement, stockholders of Interstate will have the right to elect to have each of their shares of Interstate Common Stock converted into the right to receive either (i) $37.50 (subject to proration as described below) or (ii) Paired Shares at the Exchange Ratio, subject to adjustment under certain circumstances depending on the Average Closing Price. After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the Interstate Outstanding Shares will be converted into the right to receive Cash Consideration and the remaining 60% of the Interstate Outstanding Shares will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustment in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate Common Stock. Consequently, the Aggregate Cash Consideration that will be paid to Interstate stockholders in the Merger will be $532.4 million based on the number of outstanding shares of Interstate Common Stock as of February 5, 1998. In addition, outstanding options to acquire Interstate Common Stock will be cashed out for an amount equal to the spread between the exercise price of such options and $37.50, except that certain senior executives of Interstate may choose to have their options assumed by Patriot. The Merger Agreement contains separate provisions for Interstate stockholders who exercise dissenters' rights which are described more fully below. See "-- Dissenters' Rights."

  In the Merger, each outstanding Paired Share will remain outstanding and, following the Merger, will automatically, without any action on the part of the stockholders of Patriot and Wyndham International, continue to represent one Paired Share.

  The Exchange Ratio will be equal to $37.50 divided by the Average Closing Price, subject to the following adjustments. In the event that the Average Closing Price is less than $27.97 but greater than or equal to $26.416, the Exchange Ratio will be equal to 1.341. In the event that the Average Closing Price is greater than $34.186 but less than or equal to $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to 1.097. In the event that the Average Closing Price is greater than $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to $40.912 ($42.616, if the Merger is consummated after March 30, 1998) divided by the Average Closing Price. In the event that the Average Closing Price is less than $26.416, the Exchange Ratio will be equal to 1.341, but Interstate will have the right to terminate the Merger Agreement unless Patriot decides to increase the Exchange Ratio to an amount equal to $35.424 divided by the Average Closing Price. In the event Patriot so increases the Exchange Ratio, any prior exercise by Interstate of its right to so terminate the Merger Agreement will be rescinded and have no effect.

  Immediately prior to the Merger, Interstate, Wyndham International and Patriot will enter into a subscription agreement (the "Merger Subscription Agreement"), pursuant to which Interstate will contract (the "Merger Subscription") for shares of Wyndham International Common Stock (the "Merger Subscribed Shares") to be issued directly to Interstate stockholders in the Merger in an amount equal to the number of shares of Patriot Common Stock that will be issued to Interstate stockholders in the Merger. Immediately prior to the Merger, Interstate will fund the Merger Subscription and designate the Interstate stockholders as the recipients of the Merger Subscribed Shares, in compliance with the Pairing Agreement, dated February 17, 1983, as amended, between Patriot and Wyndham International (the "Pairing Agreement"). The Merger Subscription will be funded on the basis of the fair market value of a Paired Share multiplied by 5%, representing the agreed-upon value of the Wyndham International Common Stock as compared to the fair market value of a Paired Share. The result of the Merger and the Merger Subscription will be that Interstate stockholders will have the right to receive

Paired Shares at the Exchange Ratio for each share of Interstate Common Stock held by them at the Effective Time.

  Certain provisions (the "Excess Share Provisions") of the Charters provide that no person or entity may own, be deemed to own by virtue of certain attribution rules of the Code or be deemed to beneficially own pursuant to the applicable provisions of the Exchange Act, shares of any class or series of the outstanding capital stock of either of the Patriot Companies ("Equity Stock") of Patriot or Wyndham International in excess of the ownership limits provided therein. If any holder of Interstate Common Stock would receive in the Merger and the Merger Subscription a number of Paired Shares which would cause such holder or any other person or entity to own, or be deemed to own, Paired Shares in excess of the applicable ownership limit, then such holder would acquire no right or interest in such number of Paired Shares that would cause such holder or any other person or entity to exceed the applicable ownership limit (the "Excess Paired Shares"), and, in lieu of receiving the Excess Paired Shares, such holder's Excess Paired Shares would be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust for the benefit of the Beneficiary (as defined in "Description of Capital Stock--Excess Stock" and "--Certain Provisions of the Charters and Bylaws--Restrictions on Ownership and Transfer") effective as of the Trading Day prior to the Effective Time in accordance with the Excess Share Provisions. See "Description of Capital Stock--Excess Stock" and "-- Certain Provisions of the Charters and Bylaws--Restrictions on Ownership and Transfer."

  No fractional Paired Shares will be issued in connection with the Merger. In lieu thereof, as promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole Paired Shares deposited by Patriot and Wyndham International into the Exchange Fund (as defined in the "The Merger Agreement--Exchange of Interstate Stock Certificates") over (ii) the aggregate number of whole Paired Shares to be distributed to holders of Interstate Common Stock (the "Excess Shares"). Following the Effective Time, the Exchange Agent will sell the Excess Shares on the NYSE, using all reasonable efforts to complete the sale of the Excess Shares as promptly as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. The proceeds of the sale of the Excess Shares, less all commissions, transfer taxes and other out-of-pocket transaction costs (including the expenses and compensation of the exchange agent) incurred in connection with such sale, shall be paid, upon surrender of Interstate Certificates to holders of Interstate Common Stock who would otherwise be entitled to fractional Paired Shares, with each such holder being entitled to receive an amount in cash equal to the total amount of such net proceeds multiplied by a fraction, the numerator of which is the amount of the fractional share interest to which such holder is entitled (taking into account all shares of Interstate Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Interstate Common Stock are entitled. Notwithstanding the foregoing, Patriot shall have the option (which must be exercised prior to the Effective Time), in lieu of effecting the sale of the Excess Shares by the Exchange Agent and making the above described payments to holders of Interstate Common Stock, to cause to be paid to each such holder an amount in cash determined by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (taking into account all shares of Interstate Common Stock held at the Effective Time by such holder) by (b) the average closing price for a Paired Share as reported on the NYSE Composite Transactions Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Closing Date.

  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Interstate Common Stock will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of an Interstate Certificate will thereafter cease to have any rights with respect to such shares of Interstate Common Stock, except the right to receive, without interest, Paired Shares and/or Cash Consideration, and cash in lieu of fractional Paired Shares, if any, upon the surrender of such Interstate Certificate. Promptly after the Effective Time, the Exchange Agent will mail or otherwise make available a Letter of Transmittal to each holder of record of an Interstate Certificate as of the Effective Time for use in effecting the surrender of Interstate Certificates. Upon surrender of an Interstate Certificate for cancellation to the

Exchange Agent, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Interstate Certificate will be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of Patriot Common Stock to which such holder shall be entitled, issued back-to-back with a certificate representing the number of whole shares of Wyndham International Common Stock to which such holder shall be entitled and/or (ii) cash in the amount of Cash Consideration payable to such holder pursuant to the Merger Agreement, if any, plus an amount of cash in lieu of fractional Paired Shares, if any, due such holder, plus the amount of any dividends or distributions, if any, as provided in the Merger Agreement, after giving effect to any required withholding tax, and the Interstate Certificate so surrendered will be canceled. See "The Merger Agreement--Exchange of Interstate Stock Certificates."

BACKGROUND OF THE MERGER

  From time to time prior to and following the Interstate IPO, Interstate's management considered a variety of strategic alternatives, including possible acquisition and business combination transactions. In connection therewith, Interstate engaged in preliminary discussions regarding a number of these alternatives with representatives of other lodging and real estate related companies and financial investors, including Old Patriot in the second quarter of 1996. Such alternatives involved a broad range of possible transactions, including entity acquisitions, business combinations and recapitalizations. However, except as disclosed in reports filed by Interstate with the Commission, these discussions did not give rise to any agreements providing for any material transaction.

  On October 31, 1996 Old Patriot entered into a binding acquisition agreement pursuant to which Old Patriot agreed to acquire Cal Jockey and Bay Meadows in the Cal Jockey Merger and thereby assume a paired share ownership structure. Following the execution of the Cal Jockey acquisition agreement, Old Patriot began exploring strategic opportunities to acquire hotel operators and owners of hotel brands to further develop the Patriot Companies as a fully integrated owner and operator of hotels. In late 1996, a representative of Interstate contacted Old Patriot regarding a possible business combination between Old Patriot and Interstate, and the parties commenced preliminary negotiations. In the course of discussions during December 1996 and January 1997 among the managements of Old Patriot and Interstate, as well as Old Patriot's and Interstate's financial and legal advisors, several structures for a transaction between Old Patriot and Interstate were explored, none of which was mutually satisfactory. As a result, the parties terminated these discussions. At that time, Old Patriot had commenced preliminary discussions with Old Wyndham regarding a possible business combination. Thereafter, Old Patriot successfully completed its negotiations with Old Wyndham and on April 14, 1997 the parties executed the Wyndham Merger Agreement.

  At its regular meeting in October 1997, the Interstate Board considered several strategic alternatives available to Interstate. Among them were a possible business combination with another lodging industry entity (the "Merger Alternative") and a recapitalization transaction in which Interstate stockholders would receive equity securities in an entity that owned Interstate's assets but would be a real estate investment trust for federal income tax purposes, with Interstate's hotel management and related businesses owned by a separate C corporation (the "Clipped Share Alternative"). It was the consensus of the Interstate Board that, while Interstate's near- and intermediate-term prospects were good, management should continue to review these alternatives in light of, among other factors, the generally higher stock market multiples at which the equity securities of paired share, clipped share and certain other entities were trading in the public securities markets.

  In pursuing the Merger Alternative, Interstate's management, with the assistance of Merrill Lynch, developed a list of ten other entities, including the Patriot Companies, which were believed to be capable of and potentially interested in pursuing merger discussions with Interstate. Interstate's management then began to contact these entities and provide them with nonpublic information regarding Interstate for the purpose of their evaluation of a possible transaction with Interstate.

  In pursuing the Clipped Share Alternative, Interstate's management, with the assistance of Merrill Lynch, considered a number of possible recapitalization alternatives. In connection with one such alternative, representatives of Interstate engaged in discussions with a substantial merchant banking firm regarding a possible transaction in which, among other things, the Fine Entities would sell a substantial portion of their Interstate Common Stock to the merchant banking firm at $34.00 per share, Interstate would be recapitalized into a clipped share structure and the merchant banking firm would obtain substantial representation on, but not control of, the Interstate Board.

  In pursuit of the Merger Alternative, on October 20, 1997 a representative of Interstate telephoned a representative of Patriot and expressed the interest of Interstate's management in pursuing a possible transaction with the Patriot Companies. Interstate's representative requested that the Patriot Companies' management respond to Interstate with a proposal by the following Friday, October 31, 1997. Following this discussion, the Patriot Companies retained PaineWebber as their financial advisor.

  Substantially simultaneously with the discussions with the Patriot Companies, representatives of Interstate conducted discussions with three other lodging or real estate industry entities or groups that were believed to have the financial capacity to pursue, and the potential interest in pursuing, a possible business combination transaction with Interstate. Of these entities or groups, one was a substantial real estate company not then operating in the lodging industry, which initially indicated a price of $37.00 per share of Interstate Common Stock, one commenced a due diligence review and one indicated a price at a level which was below the $37.00 price level indicated by the first company.

  Throughout the week of October 20, 1997, Patriot's management, PaineWebber and Patriot's legal advisors conducted an analysis of Interstate and began developing a preliminary term sheet for a proposed transaction. A significant portion of this analysis focused on the financial and legal considerations which would be involved in converting certain of Interstate's branded hotels to the Wyndham brand, in particular, those hotels currently under franchise arrangements with Marriott International.

  On October 28, 1997, representatives of the parties and their respective legal and financial advisors met to discuss Patriot's preliminary term sheet, which did not include any financial terms for a proposed transaction. The parties continued the discussions at a meeting on October 30, 1997, after which Interstate reiterated its request for a proposal from Patriot by the next day, October 31, 1997. Patriot's management reviewed its analyses and concluded that the potential financial and legal consequences of attempting quickly to convert a substantial number of Interstate's branded hotels to the Wyndham brand were too significant to merit submitting a proposal to Interstate at that time. On October 31, 1997, a representative of Patriot contacted representatives of Merrill Lynch to inform them that Patriot was not inclined at that time to proceed with the transaction.

  Over the weekend of November 1, 1997, representatives of Interstate contacted representatives of PaineWebber to discuss Patriot's concerns over the issue of converting Interstate's branded hotels to the Wyndham brand. The Interstate representatives expressed their view that, despite the potential costs associated with converting Interstate hotels to the Wyndham brand, the acquisition of Interstate might still represent an attractive opportunity for Patriot.

  After further analysis, Patriot's management prepared during the week of November 3, 1997 a detailed proposal for converting certain of the Marriott hotels owned by Interstate to the Wyndham brand. A representative of Patriot discussed the concerns of Patriot's management with a representative of Interstate and proposed that Patriot representatives arrange a meeting with representatives of Marriott International to discuss Patriot's proposal.

  Subject to the outcome of the planned discussions with Marriott International regarding conversion of Interstate hotels to the Wyndham brand, on November 5, 1997, Patriot made a proposal to Interstate with respect to basic transaction terms which was subsequently revised on November 8, 1997 (as so revised, the "Initial Proposal"). The Initial Proposal provided for a merger of Interstate with and into Patriot in which the stockholders of Interstate would receive $35.00 in cash or Paired Shares, together, in either case, with a paired right to receive two years following the Merger additional Paired Shares (which had an initial value of $2.50 at the time of the Merger) or the greater of $2.50 or the then cash value of such additional Paired Shares (the "Paired Rights"). Pursuant to the Initial Proposal, cash elections could be made by Interstate stockholders with respect to up to 30% of the Interstate Shares, and proration would be used to ensure that the final percentages of cash and Paired Share consideration paid would be 30% and 70%, respectively. On November 8, 1997, representatives of Patriot also proposed to W. Thomas Parrington Jr., President and Chief Executive Officer of Interstate, that he join the Patriot Companies in order to manage the Patriot Companies' non-proprietary hotel management operations out of a new division of Wyndham International to be based in Pittsburgh, which division would retain the Interstate name. Patriot's representatives also discussed with J. William Richardson, Chief Financial Officer and Executive Vice President of Interstate, the possibility of Mr. Richardson joining the Patriot Companies.

  On November 10, 1997, the Interstate Board held a special meeting to review the status of ongoing discussions in respect of the Clipped Share Alternative and the Merger Alternative. At that meeting, Interstate's management, with the assistance of Merrill Lynch and Interstate's legal advisors, briefed the Interstate Board about such discussions, including a review of the Initial Proposal as well as ongoing discussions with other third parties regarding the Merger Alternative and the Clipped Share Alternative. In addition, Interstate's legal advisors reviewed the legal considerations relating to possible transactions and representatives of Interstate's management and Merrill Lynch discussed certain strategic and financial considerations relevant to these matters. Following the meeting, representatives of Interstate informed representatives of Patriot that, based upon the Initial Proposal, Interstate was willing to commence negotiation of definitive documentation for a possible transaction, but indicated that Interstate reserved the right to negotiate with other parties. During the week of November 10, Patriot's and Interstate's financial and legal advisors met continually to negotiate such documentation. However, during this period, representatives of Interstate also continued discussions with other parties regarding possible transactions.

  On Sunday, November 16, 1997, William W. Evans III, then Office of the Chairman of Patriot, and Anne L. Raymond, then Chief Financial Officer of Old Wyndham, met with representatives of Marriott International in Washington, D.C. to discuss Patriot's proposal for converting certain of Interstate's Marriott International hotels to the Wyndham brand. At that meeting, Mr. Evans informed Marriott International's representatives of Patriot's desire to enter into a non-binding letter agreement with respect to the proposal in order to provide Patriot with sufficient comfort on the issue to proceed with its acquisition of Interstate. Marriott International's representatives indicated their willingness to consider such an agreement. On November 17, 1997, Paul A. Nussbaum, Chairman and Chief Executive Officer of Patriot, joined Ms. Raymond in Washington, D.C. and came to an agreement in principle with senior management of Marriott International as to the terms of the proposed Marriott Letter Agreement.

  On November 19, 1997, the Boards of the Patriot Companies held a telephonic meeting to receive a report on the status of the negotiations with Interstate and Marriott International and to discuss the proposed terms of the transaction. Messrs. Nussbaum and Evans briefed the directors on the key issues under discussion and the relative positions of the parties with respect to such issues. PaineWebber presented its preliminary financial analysis of the transactions contemplated by the proposed Merger. The Boards of the Patriot Companies took no action at this meeting.

  The Old Wyndham Board met on November 20, 1997 for a regularly scheduled board meeting. Among the items discussed at that meeting was the proposed Merger. The Wyndham Merger Agreement generally provided that any significant transaction involving the Patriot Companies or Old Wyndham be approved by an interim transactions committee consisting of two representatives of each of Patriot and Old Wyndham. The Old Wyndham representatives on the interim transactions committee determined that, in view of the significance of the Merger, it would be appropriate to seek approval of the Old Wyndham Board before approving the Merger as members of the interim transactions committee. At the November 20, 1997 meeting of the Old Wyndham Board, members of Old Wyndham management reported to the Old Wyndham Board concerning the results of the due diligence efforts, the proposed terms and preliminary financial analysis of the proposed Merger and the strategic advantages and disadvantages of an acquisition of Interstate by Patriot. The Old Wyndham Board also reviewed with its legal advisors the potential timing and other effects of the Merger on the Wyndham Merger.

  The Old Wyndham Board met again on November 23, 1997 and received an update from Old Wyndham management representatives on the status of negotiations between Patriot and Interstate. After additional discussions concerning the benefits and other effects of the proposed acquisition of Interstate by Patriot and the potential timing implications of the Merger on the Wyndham Merger, the Old Wyndham Board decided to request that the Patriot Companies agree to changes to the Wyndham Merger Agreement, including an extension of the date after which either party had the right to terminate the Wyndham Merger Agreement, payments in respect of dividends on Paired Shares missed by Old Wyndham stockholders as a result of delay in the Wyndham Merger, the waiver by Patriot of certain closing conditions to the Wyndham Merger and revisions in the calculation of the Wyndham Merger consideration to protect, in part, against the possibility of potential downward movements in the market price of Paired Shares.

  On November 23 and 24, 1997, representatives of Patriot and Old Wyndham met with representatives of Marriott International to negotiate the final terms of the Marriott Letter Agreement. Also on November 24, the Old Wyndham Board met to receive a report on the Marriott International discussions and the status of the ongoing negotiations between Patriot and Interstate. The Old Wyndham Board also received a report on Patriot's initial response to Old Wyndham's request for modifications to the Wyndham Merger Agreement.

  On November 25, 1997, the Boards of the Patriot Companies held a telephonic meeting to receive a further report on the status of the negotiations with Interstate and Marriott International and to discuss developments in the proposed terms of the transaction. Messrs. Nussbaum and Evans briefed the respective Boards of Directors on the status of discussions and the respective parties' positions with respect to the principal outstanding issues. PaineWebber presented its financial analysis of the proposed Merger and the transactions contemplated thereby, including the proposed conversion of hotels to the Wyndham brand contemplated by Patriot's discussions with Marriott International, and delivered its opinion to the Boards of the Patriot Companies to the effect that, as of the date of such opinion and based on the transactions then contemplated, including the proposed exchange ratio, the proposed merger consideration was fair, from a financial point of view, to the holders of Paired Shares.

  On November 26, 1997, representatives of the principal parties to the proposed transaction convened by telephone conference call, including Mr. Nussbaum, Milton Fine, Chairman of Interstate, and other representatives of management of Patriot and Interstate, as well as each of their respective financial and legal advisors. The purpose of the call was to attempt to resolve several issues which had remained open throughout the negotiation of the transaction, including the final structure of the merger consideration, the scope of Interstate's no-shop covenant and right to terminate the Merger Agreement in the event of certain competing proposals and the amount and payment terms of each party's break-up fee. Although not all of the issues were resolved at this time, the parties subsequently determined to alter the form of the merger consideration to eliminate the Paired Rights and increase the initial payment to Interstate's stockholders by $2.50 to $37.50 in cash or Paired Shares. The final percentages of cash and Paired Share consideration to be paid were also modified to be 40% and 60%, respectively.

  Following the November 26th meeting, representatives of Old Wyndham and Patriot continued to negotiate the terms of the modifications to the Wyndham Merger Agreement. It was also determined that certain modifications would be required to the documents relating to the Crow Assets acquisition in order to facilitate the Merger. Representatives of the Crow Family Entities were contacted who agreed to such modifications in exchange for Patriot's agreement to increase the consideration payable in the Crow Assets acquisition if the Wyndham Merger was not consummated prior to March 31, 1998.

  The party that had initially indicated a desire to pursue a possible merger transaction at a price of $37.00 per Interstate Share withdrew its proposal without assigning a reason therefore at approximately the time of the November 25th meeting. During this period, Interstate continued to furnish nonpublic information to, and engage in preliminary discussions with, another substantial lodging industry company. However, in light of, among other factors, the advanced status of Interstate's negotiations with the Patriot Companies, rumors that had surfaced regarding possible merger negotiations involving Interstate and an indication from the other substantial lodging industry company to which Interstate furnished nonpublic information and with which Interstate had conducted preliminary discussions that it would not be able to submit a firm merger proposal without substantial additional due diligence reviews, Interstate's management focused its efforts in the last week of November 1997 on Patriot's Initial Proposal, while continuing to explore the Clipped Share Alternative.

  On the morning of December 1, 1997, the Boards of the Patriot Companies held a telephonic meeting to consider the revised terms of the Merger, the proposed amendments to the Wyndham Merger Agreement and the modifications to the terms of the Crow Assets acquisition. Patriot's management and legal advisors briefed the directors regarding the negotiations which resulted in the revised terms of the Merger and the proposed modifications to the terms of the Wyndham transactions. Representatives of PaineWebber discussed the financial aspects of the revised terms of the Merger and confirmed that the revisions to the merger consideration, including the elimination of the Paired Rights, a corresponding increase in the cash consideration and the exchange ratio and the modification of the final percentages of cash and Paired Share consideration to be paid to 40% and 60%, respectively, did not alter PaineWebber's previously delivered opinion that the consideration to be paid to Interstate stockholders was fair, from a financial point of view, to the holders of Paired Shares. Thereafter, the Boards of the Patriot Companies unanimously approved each of the proposals.

  A special meeting of the Interstate Board was held in the evening of December 1, 1997, at which the possible transaction with the Patriot Companies was reviewed with the Interstate Board by Interstate's senior management with the assistance of Merrill Lynch, Blackstone and Interstate's legal advisors. The presentations and discussions at the meeting were wide-ranging and detailed and included, among other things, (i) a presentation by management regarding events since the November 10, 1997 meeting of the Interstate Board, including discussions regarding the Clipped Share Alternative, discussions with lodging and real estate related companies other than the Patriot Companies and the negotiations of the terms of definitive documentation with the Patriot Companies, (ii) a description by Interstate's legal advisors of the material terms of the Merger Agreement and related documents, including the Shareholders Agreement, (iii) a presentation by Interstate's legal advisors regarding the duties of the directors, (iv) presentations by Merrill Lynch and Blackstone regarding the fairness of the possible transaction with the Patriot Companies from a financial point of view, and (v) a presentation by Interstate's legal advisors regarding the provisions of the documentation in respect of the Merger and other matters in which management, the Fine Entities or the Blackstone Group would have interests different from or in addition to the interests of Interstate's stockholders generally. Thereafter, Merrill Lynch orally advised the Interstate Board, which advice was subsequently confirmed in writing as of December 2, 1997, of Merrill Lynch's opinion that, as of December 2, 1997, the Merger Consideration was fair from a financial point of view to Interstate's stockholders. Thereafter, the Interstate Board, by unanimous vote of the directors present (one director being absent), approved the Merger Agreement and related documents.

  Final versions of the Merger Agreement and other transaction documents were completed during the evening of December 1 and early morning of December 2. The documents were executed the morning of December 2 and the Merger was publicly announced that day.

THE PATRIOT COMPANIES' REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS OF THE PATRIOT COMPANIES

  The Patriot Board unanimously approved the Merger Agreement and the transactions contemplated thereby at a meeting of the Patriot Board on December 1, 1997. The Wyndham International Board unanimously approved the Merger Agreement and the transactions contemplated thereby at a meeting of the Wyndham International Board on December 1, 1997. EACH OF THE PATRIOT BOARD AND THE WYNDHAM INTERNATIONAL BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF PATRIOT AND WYNDHAM INTERNATIONAL AND THEIR RESPECTIVE STOCKHOLDERS. EACH OF THE PATRIOT BOARD AND THE WYNDHAM INTERNATIONAL

BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF PATRIOT AND WYNDHAM INTERNATIONAL, RESPECTIVELY, VOTE "FOR" THE MERGER PROPOSAL. In reaching this determination, the Patriot Board consulted with Patriot management and the Wyndham International Board consulted with Wyndham International management. Each of the Patriot Companies' Boards also consulted with the financial advisors, legal counsel and accountants of the Patriot Companies, and considered a number of factors. The material factors considered by each of the Patriot Board and the Wyndham International Board in reaching the foregoing conclusions are described below.

  In making their determinations with respect to the Merger Agreement and the transactions contemplated thereby, the Patriot Board and the Wyndham International Board considered the following factors which they deemed to be favorable with respect to the adoption of the Merger Agreement and the transactions contemplated thereby:

    (i) Expansion of Hotel Management Business and Ability to Take Full Advantage of Experienced Management Teams. Interstate is the nation's largest independent hotel management company. The Boards of the Patriot Companies believe that the acquisition of Interstate's management business will greatly expand the Patriot Companies' hotel management business and allow the Patriot Companies to take full advantage of the hotel management expertise of the Old Wyndham and Gencom management teams and the senior executives of Interstate who will join the Patriot Companies. The Boards of the Patriot Companies also believed that Interstate's hotel management operations will provide the Patriot Companies with future hotel acquisition opportunities in a market for hotel acquisitions which is becoming increasingly competitive.

    (ii) Opportunity to Further Utilize Advantages of Paired Share
  Structure. The Boards of the Patriot Companies believe that the Merger will allow the Patriot Companies to take further advantage of their unique paired share ownership structure. Interstate will be merged into Patriot while Interstate's non-real estate assets will be transferred to subsidiaries of Patriot which will be controlled by Wyndham International. Wyndham International will contract with these subsidiaries to provide hotel management and other related services.

    (iii) High-Quality Portfolio of Owned Hotels; Rebranding
  Opportunities. In the Merger, Patriot will acquire Interstate's portfolio of 41 owned hotels, aggregating 11,928 rooms. These hotels consist principally of full-service hotels in major U.S. markets. The Patriot Companies believe that opportunities exist to convert a significant number of Interstate's 41 owned hotels to the Wyndham brand, including the ten Marriott hotels the Patriot Companies expect to rebrand pursuant to the Marriott Letter Agreement. Although this rebranding will require, in some instances, the consent of certain third parties and the payment of franchise termination penalties and certain other fees and payments, the Patriot Companies believe rebranding will reduce franchise fees and increase the cash flow potential of the rebranded properties and will extend the Wyndham brand into several new markets, thereby increasing the brand awareness, marketing power and value of the Wyndham brand.

    (iv) Potential Effect on FFO and FFO Multiple. The Patriot Board and the Wyndham International Board reviewed information relating to the financial performance, business operations and prospects of the Patriot Companies and Interstate and current industry, economic and market conditions. The Patriot Board and the Wyndham International Board viewed as favorable the analysis of the management of the Patriot Companies which indicated that the Merger would be accretive to the Patriot Companies' FFO in 1998 and future periods. The Patriot Board and the Wyndham International Board also believe the Merger may have a favorable effect over time on the FFO multiple at which Paired Shares are traded due to the quality of the assets being acquired and the significant enhancement to the Patriot Companies' hotel management business resulting from the Merger.

    (v) Increased Financial Strength. The Patriot Board and the Wyndham International Board believe that following the Merger the Patriot Companies will enjoy increased market capitalization, increased liquidity and greater financial strength.

    (vi) Opinion of PaineWebber. The opinion, analyses and presentations of PaineWebber, financial advisor to the Patriot Companies, described below under "--Opinion of Financial Advisor to the Patriot Companies," including PaineWebber's opinion to the effect that, as of the date of such opinion, and subject to the considerations set forth in such opinion, the Merger Consideration was fair from a financial point of view to the stockholders of Patriot and Wyndham International. The Patriot Board and the Wyndham International Board viewed PaineWebber's opinion as favorable to its determination because PaineWebber is an internationally recognized investment banking firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions and in providing advisory services and raising capital for companies in the real estate industry.

  In making their determinations with respect to the Merger Agreement and the transactions contemplated thereby, the Patriot Board and the Wyndham International Board also considered the following factors which they considered to be negative in their deliberations regarding the Merger Agreement and the transactions contemplated thereby:

    (i) Complex Transaction Structure. In order to make the Merger substantially tax-free to holders of Interstate Common Stock who receive Paired Shares in the Merger, the Merger has been structured in a relatively complex manner (although the structure is similar to that used by the Patriot Companies to effectuate the Wyndham Merger).

    (ii) Transaction Costs; Management Time. There will be significant transaction costs involved with consummating the Merger and substantial management time and effort will be required to effectuate the Merger and successfully integrate the businesses of Patriot, Wyndham International and Interstate.

    (iii) Dilution to Earnings. The dilution to net income per share and FFO per share on a pro forma combined historical basis for the Patriot Companies.

    (iv) Risks and Expense Associated with Rebranding. The conversion of a significant number of Interstate's 41 owned hotels to the Wyndham brand will require, in some instances, the consent of third parties and the payment of franchise termination penalties and certain other fees and payments and may subject the Patriot Companies to certain litigation risks. Additionally, while management believes that the rebranding of certain Interstate owned hotels is strategically advantageous to Patriot, rebranding may result in reduction in occupancy, ADR and REVPAR at the affected properties during the process of conversion and potentially thereafter. Although the Patriot Board and the Wyndham International Board believe that the Marriott Letter Agreement will facilitate the conversion of a number of Interstate owned hotels to the Wyndham brand, the Marriott Letter Agreement is non-binding and thus does not provide assurance that such conversions will occur.

    (vi) Pricing for a Corporate Acquisition. Interstate represents a substantial corporate acquisition and, as such, pricing for the acquisition was greater than for a more traditional acquisition of an individual hotel or portfolio of hotels.

    (vii) Certain Other Matters. The Patriot Board and the Wyndham International Board also considered several other matters, including, among other things: (a) the increase in the Patriot Companies' pro forma combined indebtedness following the Merger and the corresponding increase in the Patriot Companies' ratio of debt to total market capitalization; (b) potential effects of substantial goodwill generated by the Merger on the calculation of FFO; (c) the benefits to be received in connection with the Merger by certain affiliates of Interstate; and (d) the risk that the anticipated benefits of the Merger might not be fully realized.

  In the opinion of the Patriot Board and the Wyndham International Board, the factors listed immediately above represent the material potential risks and adverse consequences to the existing stockholders of the Patriot Companies which could occur as a result of the Merger. In considering the Merger, the Patriot Board and the Wyndham International Board considered the impact of these risks and consequences on the existing holders of Paired Shares. In the opinion of the Patriot Board and the Wyndham International Board, however, these potential risks and consequences were outweighed by the potential positive factors considered by the Patriot

Board and the Wyndham International Board described above. Accordingly, the Patriot Board and the Wyndham International Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereby.

  In view of the wide variety of factors considered by the Patriot Board and the Wyndham International Board, the respective Boards did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making their respective determinations.

  In the event the Merger is not consummated for any reason, Patriot will continue to pursue its business objectives of (i) maximizing FFO and cash available for distribution to holders of Patriot Common Stock; (ii) increasing distributions per share of Patriot Common Stock; (iii) increasing the value of its properties by continuing its growth through the active acquisition and development of new hotels and other properties; and (iv) holding its properties for long-term investment. In addition, Patriot may seek other business combination opportunities and additional debt or equity financing.

  In the event the Merger is not consummated for any reason, Wyndham International will continue to pursue its business objectives principally of leasing and managing hotels and other properties and of seeking opportunities to acquire hotel operators, owners of hotel franchises or brands and independent hotel management companies. In addition, Wyndham International may seek other business combination opportunities and additional debt or equity financing.

OPINION OF FINANCIAL ADVISOR TO THE PATRIOT COMPANIES

  The Patriot Companies retained PaineWebber to act as their financial advisor in connection with a possible business combination with Interstate. In such capacity, PaineWebber participated in discussions and negotiations among the Patriot Companies and Interstate and rendered financial advice to the Patriot Companies, including rendering an opinion as to whether the Merger Consideration was fair, from a financial point of view, to the holders of Paired Shares.

  The Patriot Board and the Wyndham International Board and the management of the Patriot Companies were familiar with certain individuals at PaineWebber because those individuals assisted Old Patriot with its Initial Offering and its follow-on offering in 1996, arranged for Old Patriot's secured line of credit and served as financial advisor to Old Patriot in connection with the Cal Jockey Merger and to Patriot in connection with the Wyndham Merger. Based upon these relationships, the Patriot Board and the Wyndham International Board retained PaineWebber to act as their financial advisor. The Patriot Board and the Wyndham International Board also based their decision to retain PaineWebber upon PaineWebber's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies.

  On November 25, 1997, PaineWebber delivered an oral opinion to the Patriot Board and the Wyndham International Board to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to certain assumptions and limitations described therein, the proposed consideration to be paid to Interstate stockholders was fair, from a financial point of view, to the holders of Paired Shares. PaineWebber subsequently confirmed its oral opinion in a written opinion dated December 2, 1997 (the "PaineWebber Opinion") to the Patriot Board and the Wyndham International Board to the effect that, as of the date of such opinion, based on PaineWebber's review and subject to the considerations and limitations described therein, the Merger Consideration was fair, from a financial point of view, to the holders of Paired Shares. The PaineWebber Opinion does not constitute a recommendation to any holder of Paired Shares or Patriot Series A Preferred Stock as to how any such holder should vote on the Merger Proposal or any other proposal. Additionally, the PaineWebber Opinion does not address the business decisions of the Patriot Board or the Wyndham International Board to engage in the transactions contemplated by the Merger Agreement or any transactions or business strategies discussed by the Boards of the Patriot Companies as alternatives to the transactions contemplated by the Merger Agreement.

  A COPY OF THE PAINEWEBBER OPINION DATED DECEMBER 2, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY PAINEWEBBER, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE PAINEWEBBER OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF PAIRED SHARES AND PATRIOT SERIES A PREFERRED STOCK ARE URGED TO READ IN ITS ENTIRETY THE PAINEWEBBER OPINION. THE PAINEWEBBER OPINION IS ADDRESSED TO THE BOARDS OF DIRECTORS OF THE PATRIOT COMPANIES AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF PAIRED SHARES OR PATRIOT SERIES A PREFERRED STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE PATRIOT SPECIAL MEETING OR THE WYNDHAM INTERNATIONAL SPECIAL MEETING.

  In connection with rendering its opinion, PaineWebber, among other things:
(i) reviewed Old Patriot's Annual Report, Forms 10-K and related financial information for the fiscal years ended December 31, 1995 and December 31, 1996 and the Patriot Companies' Form l0-Q and the related unaudited financial information for the quarterly period ended September 30, 1997; (ii) reviewed the joint proxy statement and prospectus on Form S-4 dated May 30, 1997 regarding the merger of Old Patriot with and into Cal Jockey; (iii) reviewed the joint proxy statement and prospectus on Form S-4 dated November 10, 1997 regarding the Wyndham Merger and the transactions contemplated thereby; (iv) reviewed Old Wyndham's Registration Statements related to the concurrent initial public offering of Old Wyndham Common Stock and Old Wyndham Senior Subordinated Notes in May 1996, Form 10-K and the related financial information for the fiscal year ended December 31, 1996 and Form l0-Q and the related unaudited financial information for the quarterly period ended September 30, 1997; (v) reviewed Interstate's Registration Statement dated June 19, 1996 related to the initial public offering of Interstate Common Stock, Form 10-K and the related financial information for the fiscal year ended December 31, 1996, and Form l0-Q and the related unaudited financial information for the quarterly period ended September 30, 1997; (vi) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Patriot Companies and Interstate, furnished to PaineWebber by the Patriot Companies and Interstate, respectively, with certain information and forecasts supplied by the Patriot Companies having assumed completion of the Wyndham Merger and related transactions, the Crow Assets acquisition and certain other acquisitions;
(vii) conducted discussions with members of senior management of the Patriot Companies and Interstate, concerning their respective businesses and prospects; (viii) compared the results of operations of Interstate with those of certain companies which PaineWebber deemed to be reasonably similar to Interstate; (ix) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the actual or proposed financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant; (x) considered the pro forma effect of the Merger on the Patriot Companies' funds from operations and certain other financial measures, taking into account the Wyndham Merger and related transactions, the Crow Assets acquisition and certain other acquisitions; (xi) reviewed the financial terms of the Merger Agreement; (xii) reviewed the historical market prices of Old Patriot Common Stock, the Paired Shares and Interstate Common Stock and compared them to each other and to certain indices PaineWebber deemed relevant; and (xiii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was either publicly available or supplied, communicated or otherwise made available to it by or on behalf of the Patriot Companies, Old Wyndham and Interstate, and PaineWebber did not assume any responsibility to independently verify such information or undertake an independent appraisal of the assets of the Patriot Companies, Old Wyndham or Interstate. With respect to the financial forecasts examined by it,

PaineWebber assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Patriot Companies and Interstate as to the future performance of the Patriot Companies and Interstate, respectively, and their respective assets, including with respect to the Patriot Companies, assets to be acquired in the Wyndham Merger, the Crow Assets acquisition and certain other acquisitions. At the Patriot Companies' direction, PaineWebber assumed that the Wyndham Merger would be consummated in accordance with its terms prior to the effectiveness of the Merger, that Patriot is not subject to
Section 269B(a)(3) of the Code, that Patriot will qualify to be treated as a "real estate investment trust" within the meaning of the Code before and after giving effect to the Merger, that the representations and warranties of each of the parties to the Merger Agreement were true and correct as of the date of the Merger Agreement or as of such other date or dates specified therein and will be true and correct at the closing of the Merger to the extent required to be true and correct on such date under the terms of the Merger Agreement, in each case subject to such qualifications as may be specified therein, and that the Merger will be treated as a tax-free reorganization for federal income tax purposes. PaineWebber further assumed that the Merger will be consummated in accordance with the terms described in the Merger Agreement. With the Patriot Companies' consent, PaineWebber's analyses used in preparing the PaineWebber Opinion assumed the conversion or exchange for Paired Shares of all equity securities convertible or exchangeable for Paired Shares, including OP Units, but excluding outstanding stock options. PaineWebber assumed, with the Patriot Companies' consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Patriot Companies, Old Wyndham and Interstate are as set forth in their respective consolidated financial statements. The PaineWebber Opinion is based upon regulatory, economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which Paired Shares will trade in the future.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances, and therefore, such opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the PaineWebber Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and neither the Patriot Companies nor PaineWebber assumes responsibility for the accuracy of such analyses or estimates.

  The following paragraphs summarize the significant quantitative and qualitative analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

 Discounted Cash Flow Valuation

  PaineWebber analyzed Interstate based on a discounted cash flow analysis utilizing projections of unleveraged free cash flow prepared by the management of Interstate for the years 1998 through 2002, inclusive. PaineWebber utilized the projections based on two scenarios, one assuming growth solely from assets in place (the "No External Growth Scenario") and one assuming external growth through the acquisition of additional properties (the "External Growth Scenario"). PaineWebber determined a range of terminal enterprise values for Interstate by applying a range of multiples of 9.0x to 11.0x to Interstate's projected earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") for 2002. PaineWebber then derived a range of values for Interstate Common Stock by (i) combining the present value of unleveraged free cash flow and the present value of terminal enterprise value, in each case assuming discount rates of 13.0% to 16.0%, (ii) subtracting net debt and minority interests and (iii) dividing by the number of shares of Interstate Common Stock outstanding. The discounted cash flow valuation utilizing the No External Growth Scenario produced a range of values for Interstate Common Stock of $28.55 to $44.55. The discounted cash flow valuation utilizing the External Growth Scenario produced a range of values of Interstate Common Stock of $28.61 to $47.68.

PaineWebber noted that the equity value implied by the Merger Consideration of $37.50 per share of Interstate Common Stock was within the range of implied Interstate Common Stock values produced by the discounted cash flow valuation.

 Selected Comparative Public Companies Analysis

  Using publicly available information, PaineWebber compared projected financial, operating and stock market performance data of Interstate to the corresponding data of certain publicly traded companies that PaineWebber considered comparative (the "Comparative Companies"). The Comparative Companies consisted of Bristol Hotel Company, Doubletree Corporation, Capstar Hotel Company, Marriott International, Inc., Promus Hotel Corporation and Host Marriott Corporation.

  PaineWebber derived ranges of values for Interstate Common Stock by applying the projected earnings per share ("EPS") of Interstate for the year ending December 31, 1998 to the corresponding range of EPS multiples for the Comparative Companies. The EPS projections for Interstate were provided by Interstate management, and included external growth assumptions. The EPS estimates for the Comparative Companies were based on average research analyst earnings estimates for such period as reported by First Call. In calculating the EPS multiples for the selected period, the November 18, 1997 closing stock trading prices of the Comparative Companies were used. PaineWebber observed that the EPS multiples for the Comparative Companies for the year ending December 31, 1998 ranged from 20.7x to 23.5x. Based on Interstate's projected EPS and the range of EPS multiples for the Comparative Companies for the year ending December 31, 1998, this method produced a range of values for Interstate Common Stock of $35.24 to $39.99.

  PaineWebber also derived ranges of values for Interstate Common Stock based on Interstate's projected EBITDA for the year ending December 31, 1998 and a range of EBITDA multiples for the Comparative Companies. The projected EBITDA for Interstate was supplied by Interstate's management and included external growth assumptions. The EBITDA estimates for the year ending December 31, 1998 for the Comparative Companies were based on the recent publicly available analyst research reports as of November 18, 1997. In calculating the EBITDA multiples for the selected period, the November 18, 1997 closing stock trading prices of the Comparative Companies were used. PaineWebber observed that the EBITDA multiples for the Comparative Companies ranged from 7.9x to 11.3x. Based on Interstate's projected EBITDA for the year ending December 31, 1998 and the range of EBITDA multiples for the Comparative Companies, this method produced a range of values for Interstate Common Stock of $25.26 to $46.71.

  PaineWebber noted that the equity value implied by the Merger Consideration of $37.50 per share of Interstate Common Stock was within the range of implied Interstate Common Stock values produced by the selected comparative public companies analysis.

 Pro Forma Merger Analysis

  PaineWebber performed an analysis of the effect of the Merger on the Patriot Companies' pro forma FFO per Paired Share for 1998, 1999 and 2000, based on projections and other information provided by the managements of the Patriot Companies and Interstate and assuming a closing date for the Merger of April 1, 1998. PaineWebber combined the projected results of the Patriot Companies (which assumed completion of the Wyndham Merger) with the projected results of Interstate to arrive at projected pro forma FFO for the Patriot Companies following the Merger (the "Combined Companies"). At the Patriot Companies' direction, PaineWebber assumed (a) certain expense and synergy savings resulting from the Merger, (b) termination of certain franchise agreements between Interstate and Marriott International (relating to hotels owned by Interstate) following the Merger, and the conversion of such hotels to the Wyndham brand, resulting in certain assumed royalty fee savings and conversion costs for the Combined Companies, (c) transfer of certain management agreements (relating to hotels owned by Interstate) to Marriott International following the Merger, resulting in certain additional management fees to be paid by the Combined Companies and (d) the refinancing of Interstate's outstanding indebtedness. At the Patriot Companies' direction, PaineWebber assumed certain transaction costs

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

associated with the Merger, including employee termination costs and certain costs associated with the cash settlement of outstanding Interstate stock options. At the Patriot Companies' direction, PaineWebber assumed that the amortization of acquired intangibles will be added back to net income for the purpose of calculating FFO and assumed that the Combined Companies would complete an equity offering generating net proceeds of approximately $200 million following completion of the Merger, with the proceeds utilized to reduce outstanding indebtedness. With respect to the pro forma merger analysis, PaineWebber considered three alternative scenarios with respect to Interstate's third-party hotel management business, including a discount of 0%, 15% and 30% of management fee revenues from this business for periods following the Merger.

  PaineWebber divided the resulting pro forma FFO for the Combined Companies by the weighted average number of Paired Shares expected to be outstanding upon consummation of the Merger. PaineWebber then compared the resulting pro forma FFO per Paired Share for each year to the projected stand-alone FFO per Paired Share of the Patriot Companies, based on projections supplied by the Patriot Companies. This analysis indicated that the pro forma impact of the Merger was accretive to FFO per Paired Share in 1998, 1999 and 2000 in all scenarios utilized. While PaineWebber noted that the Merger would also increase the Combined Companies' ratio of debt-to-total market capitalization (notwithstanding the impact of the assumed equity offering), PaineWebber did not view this increase to be sufficiently significant so as to impact the usefulness of the pro forma merger analysis.

 Selected Transactions Analysis

  PaineWebber reviewed the financial terms, to the extent publicly available, of five announced or completed mergers involving lodging companies (the "PaineWebber Selected Transactions"). The PaineWebber Selected Transactions included (acquiror/target): (i) Starwood Lodging Trust/Westin Hotels Limited Partnership; (ii) Starwood Lodging Trust/ITT Corporation; (iii) Marriott International, Inc./Renaissance Hotel Group N.V.; (iv) FelCor Suite Hotels, Inc./Crown Sterling Suites; and (v) Doubletree Corporation/Red Lion Hotels, Inc. PaineWebber derived ranges of values for Interstate Common Stock based on Interstate's pro forma EBITDA for the twelve months ended September 30, 1997, as furnished by Interstate's management, and the range of implied EBITDA multiples for each of the PaineWebber Selected Transactions, based upon latest available trailing twelve months financial data at the time of the merger announcement and closing stock prices for acquiring companies one week prior to the merger announcement. PaineWebber noted that implied EBITDA multiples for the PaineWebber Selected Transactions ranged from 11.2x to 15.8x. Applying these multiples to Interstate's pro forma EBITDA, PaineWebber calculated a range of values for Interstate Common Stock of $30.50 to $52.81. PaineWebber noted that the equity value implied by the Merger Consideration of $37.50 per share of Interstate Common Stock was within the range of implied values produced by the selected transactions analysis.

 Contribution Analysis

  PaineWebber reviewed the financial contribution of the Patriot Companies and Interstate to the Combined Companies on a projected pro forma basis for 1998 and 1999, assuming prior completion of the Wyndham Merger. PaineWebber noted that, on a pro forma basis, the Patriot Companies will constitute approximately 71.4% of the enterprise value of the Combined Companies upon completion of the Merger. Using projected results supplied by management of the Patriot Companies and Interstate for the years ending December 31, 1998 and December 31, 1999, and without attributing potential expense and synergy savings from the Merger or assuming external growth or any potential brand conversions or transfers of management for Interstate-owned hotels, PaineWebber calculated that the Patriot Companies would contribute approximately 68.1% of pro forma EBITDA for the Combined Companies in 1998 (on a full year basis) and approximately 67.7% of pro forma EBITDA for the Combined Companies in 1999. In each case, PaineWebber noted that the Patriot Companies will constitute a greater percentage of the enterprise value of the Combined Companies than would be implied by the pro forma contribution of EBITDA of the Patriot Companies to the Combined Companies.

  Pursuant to an engagement letter dated November 13, 1997, PaineWebber will receive a fee of $750,000 for delivery of the PaineWebber Opinion
("PaineWebber Opinion Fee") from the Patriot Companies. In

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

addition, PaineWebber will receive a financial advisory fee of $8.55 million upon consummation of the Merger from the Patriot Companies, against which the PaineWebber Opinion Fee will be credited. PaineWebber will also be reimbursed by the Patriot Companies for its reasonable out-of-pocket expenses, up to a maximum of $25,000 unless previously approved by the Patriot Companies. The Patriot Companies have agreed to indemnify PaineWebber, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under federal securities laws.

  PaineWebber has provided financial advisory and investment banking services (including acting as an underwriter) to Old Patriot and the Patriot Companies, has acted as a lender to Old Patriot, and has acted and continues to act as a lender to the Patriot Companies and certain of its affiliates or related entities. PaineWebber may provide financial advisory and investment banking services to, may act as an underwriter or placement agent for, and may act as a lender to, the Patriot Companies in the future. In the ordinary course of its business, PaineWebber trades the equity and debt securities of the Patriot Companies and Interstate for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities. In addition to its regular trading activities, PaineWebber currently owns approximately 167,000 Paired Shares which it purchased from the Patriot Companies on November 13, 1997. An affiliate of PaineWebber recently acquired certain land in San Mateo, California from Patriot and is currently leasing such land back to a subsidiary of Patriot. PaineWebber Trading, an affiliate of PaineWebber, has agreed to purchase $160 million worth of Paired Shares from the Patriot Companies on the date the Arcadian Acquisition becomes effective. See "The Companies--The Patriot Companies--Financing."

INTERSTATE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE INTERSTATE BOARD

  On December 1, 1997, the Interstate Board determined by vote of all directors present (one director being absent) that the Merger is in the best interests of Interstate and Interstate stockholders and resolved to recommend that Interstate stockholders vote for adoption of the Merger Agreement. The decision of the Interstate Board to approve the Merger Agreement and recommend the adoption thereof by Interstate stockholders was based upon various factors, including, in addition to the factors relevant to Interstate referred to in "--Background of the Merger," the following:

    (i) Interstate's prospects for future growth as an independent company. In this regard, it was the consensus of the Interstate Board that, while Interstate had, since the Interstate IPO, completed the acquisition of 26 full-service hotels and the acquisition of the leasing and management businesses affiliated with Equity Inns, Inc., a publicly traded limited service hotel REIT, by which Interstate obtained management rights to 56 limited-service hotels, Interstate's growth prospects would be substantially enhanced by either a business combination transaction such as the Merger, in which Interstate would become part of a larger, more diverse lodging industry entity or an entity with a more efficient capital structure, or the Clipped Share Alternative or another recapitalization transaction by which Interstate could adopt a capital structure which would have assigned to it a higher trading multiple in the public securities markets.

    (ii) The belief of Interstate's senior management that Interstate's C corporation structure was disadvantageous compared to a paired share capital structure and that Interstate's assets, if held in a paired share structure, could achieve a higher valuation in the public securities markets than they would in Interstate's existing structure; and, further, the belief of Interstate's senior management that lodging industry companies were trading in the public securities markets at favorable levels relative to historical prices.

    (iii) The belief of Interstate's senior management that the Merger was preferable to Interstate's principal strategic alternatives, which were continuing as an independent entity, the Clipped Share Alternative and the possibility of continuing to pursue merger discussions with entities other than the Patriot Companies. In this regard, the Merger was believed by Interstate's senior management to be superior to the Clipped Share Alternative proposed by the merchant banking firm because, among other things, the price indicated by such firm was lower than the price indicated by Patriot and such firm did not propose to make

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

  its purchase offer available to all Interstate stockholders. In addition, Interstate's senior management believed, in light of the process undertaken by Interstate's management with the assistance of Merrill Lynch as described in "--Background of the Merger," that continued pursuit of a third-party alternative to the Merger might result in the termination of discussions with the Patriot Companies.

    (iv) The business, results of operations, financial position, prospects and personnel of Interstate and the Patriot Companies and the potential strategic fit among these companies, including the expectation that the Patriot Companies would reflag certain hotels operated by Interstate under Marriott and other flags to the Wyndham brand and transfer to Marriott International management rights in respect of certain hotels then under Interstate management, as well as the possibility that the paired share structure utilized by the Patriot Companies would be subject to adverse legislative or administrative actions (see "Risk Factors--REIT Tax Risks-- Dependence on Qualification as a REIT").

    (v) The Exchange Ratio and related terms of the Merger Agreement, including the possibility that, as a result of changes in the trading price of Paired Shares, the aggregate market value of shares of Interstate Common Stock converted into Paired Shares as of the Effective Time would be lower than the $37.50 cash price per Interstate Outstanding Share provided for in the Merger Agreement (see "The Merger and Subscription--Terms of the Merger and Subscription"), the historical trading prices for Interstate Common Stock and Paired Shares since the respective initial public offerings of Interstate and Old Patriot (see "Summary--Comparative Market Data") and the course of the negotiations with the Patriot Companies relating to the terms of the Merger (see "--Background of the Merger").

    (vi) The other terms of the Merger Agreement, including the terms relating to the relationship between the Fine Entities and the Patriot Companies following the Merger, the composition of the Patriot Board and the Wyndham International Board and the terms of the Shareholders Agreement and the other matters described in "--Interests of Certain Officers, Directors and Stockholders of Interstate," including the interests of Interstate Board members in such matters.

    (vii) The no-shop and related terms of the Merger Agreement (see "The Merger Agreement--Certain Covenants--Acquisition Proposals and Related Matters"), as well as the terms of the Merger Agreement which, subject to certain restrictions, would permit Interstate to terminate the Merger Agreement upon payment of a $50 million termination fee if a superior proposal were made to Interstate prior to the vote by Interstate stockholders on the Merger (see "The Merger Agreement--Termination" and "-- Fees and Expenses--Break-up Fees--Interstate").

    (viii) The expectations that the Merger would be accomplished on a tax-free basis to Interstate and the expected treatment for federal income tax purposes of the conversion in the Merger of Interstate Outstanding Shares into Paired Shares (see "Certain Federal Income Tax Considerations--Tax Consequences of the Merger").

    (ix) The opinion of Merrill Lynch described below that, as of December 2, 1997, and as of February 10, 1998, the Merger Consideration was fair from a financial point of view to Interstate stockholders (see "--Opinion of Financial Advisor to Interstate").

    (x) The willingness of the Fine Entities to pursue the Merger and their agreement to cause a number of shares of Interstate Common Stock owned by them, equal to 19.9% of the Interstate Outstanding Shares, to be voted in favor of adoption of the Merger Agreement (see "Certain Related
  Agreements--Shareholders Agreement").

  The foregoing discussion of the factors considered and given weight by the Interstate Board in approving the Merger Agreement on December 1, 1997 is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Interstate Board did not find it practicable to and did not attempt to rank or assign relative weights to the foregoing factors. In addition, individual members of the Interstate Board may have given different weights to different factors. However, Interstate believes that, in general, the foregoing are the material factors considered by the Interstate Board in its analysis of the Merger.

  At a regularly scheduled meeting on February 10, 1998, the Interstate Board considered, among other matters, recent market prices for Interstate Common Stock and Paired Shares (see "Summary--Comparative Market Data"), the Clinton Administration's legislative proposals relating to paired share REITs and REITs generally (see "Risk Factors--REIT Tax Risks") and the terms of the Merger Agreement (see "The Merger Agreement--Certain Covenants" and "-- Termination"). In addition, prior to that meeting, representatives of Merrill Lynch informed Interstate that Merrill Lynch had reconfirmed its opinion to the effect that, as of February 10, 1998, the proposed Merger Consideration was fair to holders of Interstate Common Stock from a financial point of view (see "The Merger and Subscription--Opinion of Financial Advisor to Interstate"). Based thereon, the Interstate Board determined at the February 10, 1998 meeting not at that time to modify its prior recommendation that Interstate shareholders vote to adopt the Merger Agreement.

OPINION OF FINANCIAL ADVISOR TO INTERSTATE

  On October 23, 1997, Interstate retained Merrill Lynch and Blackstone, an entity affiliated with the Blackstone Group, to act as financial advisors in connection with the evaluation of various strategic alternatives available to Interstate. On December 1, 1997, Merrill Lynch delivered its opinion to the Interstate Board, which was subsequently confirmed in writing on December 2, 1997 and February 10, 1998 (collectively, the "Merrill Lynch Opinion"), to the effect that, as of such dates and based upon the assumptions made, matters considered and limits of review, as set forth in such opinions, the proposed Merger Consideration was fair to the holders of Interstate Common Stock from a financial point of view.

  A COPY OF THE MERRILL LYNCH OPINION DATED FEBRUARY 10, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED HERETO AS ANNEX C AND IS INCORPORATED BY REFERENCE HEREIN. THE DESCRIPTION OF THE WRITTEN OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION. STOCKHOLDERS OF INTERSTATE ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS ADDRESSED TO THE INTERSTATE BOARD AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE PROPOSED MERGER CONSIDERATION TO BE PAID BY PATRIOT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY INTERSTATE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR OTHERWISE ACT IN RESPECT OF THE MERGER. THE MERGER CONSIDERATION WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN INTERSTATE AND PATRIOT AND WAS APPROVED BY THE INTERSTATE BOARD.

  In connection with the preparation of the Merrill Lynch Opinion, Merrill Lynch, among other things: (i) reviewed Interstate's initial public offering Prospectus, dated June 19, 1996, Interstate's follow-on offering Prospectus, dated December 10, 1996, Interstate's Annual Report to Stockholders and Interstate's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1996 and Interstate's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997; (ii) reviewed Old Patriot's initial public offering Prospectus, dated September 27, 1995, Old Patriot's Annual Report to Stockholders and Old Patriot's Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1996 and Patriot's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and Patriot's Current Reports on Form 8-K, dated July 22, 1997 and September 30, 1997; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Interstate and the Patriot Companies, including the Wyndham Merger; (iv) conducted discussions with members of senior management of Interstate and the Patriot Companies concerning their respective businesses and prospects before and after giving effect to the Merger and the Wyndham Merger; (v) reviewed the historical market prices, valuation multiples and trading

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


activity for Interstate Common Stock and Paired Shares and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Interstate and the Patriot Companies, respectively; (vi) performed a discounted cash flow analysis based upon information provided by both Interstate and the Patriot Companies; (vii) performed a pre-tax asset sale analysis based upon information provided by Interstate; (viii) reviewed the results of operations of Interstate and the Patriot Companies and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (ix) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (x) reviewed the potential pro forma impact of the Merger and the Wyndham Merger on the combined entity's pro forma operating results and financial condition, as well as its pro forma combined capitalization and FFO; (xi) participated in certain discussions and negotiations among representatives of Interstate and the Patriot Companies and their financial and legal advisors; (xii) reviewed the Merger Agreement; and
(xiii) reviewed such other financial studies and analyses took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch assumed and relied on, with Interstate's consent, the accuracy and completeness in all material respects of all information supplied or otherwise made available to Merrill Lynch or discussed with or reviewed by or for Merrill Lynch by Interstate and the Patriot Companies, or otherwise publicly available, and did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Interstate or the Patriot Companies. In addition, Merrill Lynch did not assume any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Interstate or the Patriot Companies. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Interstate and the Patriot Companies, Merrill Lynch assumed that they have been reasonably prepared and reflected the best currently available estimates and judgment of Interstate's or the Patriot Companies's management as to the expected future financial performance of Interstate or the Patriot Companies, as the case may be. Merrill Lynch further assumed, at Interstate's direction, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

  The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are necessarily based on numerous macroeconomic, market, operating, financial and other conditions and assumptions with respect to industry performance, general business and economic conditions and other matters as they existed and could be evaluated on, and on the information made available to Merrill Lynch, as of the date of such opinion. Many of such factors are beyond the control of Interstate and the Patriot Companies, and involve the application of complex methodologies and educated judgment. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future and such estimates are inherently subject to uncertainty. The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared with any other business plan or opportunity that might be presented to Interstate, including alternative business combinations with third parties, or the effect of any other arrangement in which Interstate might engage. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents and approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  At the meeting of the Interstate Board held on December 1, 1997, Merrill Lynch presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion.

  Historical Trading Performance and Current Capitalization Analysis. Merrill Lynch reviewed certain trading information for each of Interstate and Patriot and, on the basis thereof, calculated their respective trading multiples based on closing stock prices of $30.38 for Interstate as of November 11, 1997, and $31.25 for the

Paired Shares as of November 28, 1997. Merrill Lynch then calculated Interstate's Enterprise Value (defined as the product of the number of shares outstanding and market price, plus total financial debt, plus minority interest less cash and marketable securities as of the latest available twelve months plus preferred equity at liquidation value) as multiples of estimated and projected EBITDA (earnings before interest, taxes, depreciation and amortization) (based on recent research reports) and share price as multiples of estimated and projected EPS (earnings per share) (based on First Call consensus estimates). For Interstate, Enterprise Value as multiples of 1997 estimated EBITDA and 1998 projected EBITDA were 10.5x and 8.6x, respectively, and share price as multiples of 1997 estimated EPS and 1998 projected EPS were 24.9x and 20.9x, respectively. Merrill Lynch then calculated Patriot's share price as multiples of estimated and projected FFO per share (funds from operations) (based on First Call consensus estimates) and AFFO per share (adjusted funds from operations which is FFO less recurring capital expenditures) (based on estimates from Merrill Lynch Research). For Patriot, share price as multiples of 1997 estimated FFO per share and 1998 projected FFO per share were 17.3x and 12.3x, respectively, and share price as multiples of 1997 estimated AFFO per share and 1998 projected AFFO per share were 21.9x and 15.1x, respectively.

  Merrill Lynch also reviewed the stock price and trading volume history for Interstate and Patriot for the period November 12, 1996 through November 11, 1997 and compared such information to performance of the Standard & Poor's 500 Index.

  Selected Comparable Publicly Traded Company Analysis. Using publicly available information and estimates of future financial results published by First Call and taken from recent research reports, Merrill Lynch compared certain financial and operating information and ratios and projected financial performance for both Interstate (based on estimates provided by Interstate) and the Patriot Companies (based on estimates provided by the Patriot Companies) with the corresponding financial and operating information and projected financial performance for a group of publicly traded companies, with respect to Interstate, engaged primarily in the lodging industry, and with respect to the Patriot Companies, REITs having a paired share or paper-clip structure, which Merrill Lynch deemed to be reasonably comparable to Interstate and Patriot, respectively, for the purpose of its analysis. The publicly traded lodging companies chosen by Merrill Lynch as reasonably similar to Interstate included: John Q. Hammons Hotels, Inc., Host Marriott Corporation, Marriott International, Inc., Capstar Hotel Company, Promus Hotel Corporation, Bristol Hotel Company, Servico, Inc., Prime Hospitality Corporation, La Quinta Inns, Inc. and Red Roof Inns, Inc. (collectively, the "Interstate Comparable Companies"). The publicly traded paired share/paper-clip REITs chosen by Merrill Lynch as reasonably comparable to the Patriot Companies included: Crescent Real Estate Equities, Meditrust, First Union Realty and Starwood Lodging Corporation (the "The Patriot Companies Comparable Companies," and together with the Interstate Comparable Companies, the "Comparable Companies").

  Merrill Lynch's comparisons resulted in the following relevant ranges for the Interstate Comparable Companies (excluding Interstate) as of November 28, 1997 and for Interstate as of November 11, 1997: a range of five-year compounded annual growth rates of 13.0% to 25.0%, with a mean of 21.6% and median of 23.5% (with Interstate at 24.0%); a range of Enterprise Value as a multiple of estimated 1997 EBITDA of 7.1x to 15.1x, with a mean of 10.3x and median of 10.1x; a range of Enterprise Value as a multiple of projected 1998 EBITDA of 5.7x to 11.1x, with a mean of 8.1x and median of 7.9x; a range of share price as a multiple of estimated 1997 EPS of 12.9x to 29.5x, with a mean of 23.4x and median of 24.5x; and a range of share price as a multiple of projected 1998 EPS of 11.3x to 24.1x, with a mean of 19.0x and median of 19.9x. Certain EPS multiples, which Merrill Lynch did not deem meaningful because they reflected valuations that were determined to be inapplicable, were excluded from the Interstate Comparable Companies analysis due to, in one instance, a one-time extraordinary event, and in the other instance, the presence of significantly higher depreciation and certain other non-cash charges in such company's financials as compared to Interstate and the other Interstate Comparable Companies. Merrill Lynch also observed that the implied value per share (assuming 36.969 million fully diluted shares outstanding and $786.2 million of Net Debt (defined as total financial debt plus minority interest less cash, marketable securities and option proceeds estimated at December 31, 1997)) for Interstate Common Stock ranged

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

from $20.72 to $39.91 based on Enterprise Value as multiples of 1997 estimated EBITDA and 1998 projected EBITDA, and share price as multiples of 1997 estimated EPS and 1998 projected EPS.

  Merrill Lynch's comparisons resulted in the following relevant ranges for the Patriot Comparable Companies (excluding the Patriot Companies) and for the Patriot Companies, each as of November 28, 1997: a range of five-year compounded annual growth rates of 12.7% to 18.0%, with a mean of 11.4% and median of 13.9% (with the Patriot Companies at 17.0%); a range of share price as a multiple of estimated 1997 FFO per share of 15.1x to 20.6x, with a mean of 17.8x and median of 17.8x; a range of share price as a multiple of projected 1998 FFO per share of 11.0x to 15.5x, with a mean of 13.9x and median of 14.5x; a range of share price as a multiple of estimated 1997 AFFO per share of 25.5x to 25.7x, with a mean of 25.6x and median of 25.6x; and a range of share price as a multiple of projected 1998 AFFO per share of 13.8x to 18.7x, with a mean of 16.3x and median of 16.3x. Merrill Lynch observed that the implied value per share for Paired Shares, on a standalone basis, ranged from $32.15 to $36.90 based on share price as multiples of 1997 estimated FFO per share and AFFO per share and 1998 projected FFO per share and AFFO per share. Merrill Lynch also observed that the implied value per share for Paired Shares, on a combined basis with Interstate, ranged from $32.15 to $40.24 based on share price as multiples of 1997 estimated FFO per share and AFFO per share and 1998 projected FFO per share and AFFO per share.

  None of the companies utilized in the above analysis for comparative purposes is, of course, identical to Interstate or the Patriot Companies. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the Comparable Companies as well as that of Interstate or the Patriot Companies. In addition, Enterprise Value as multiples of 1997 estimated EBITDA and 1998 projected EBITDA, share price as multiples of estimated 1997 EPS and projected 1998 EPS, share price as multiples of estimated 1997 FFO per share and projected 1998 FFO per share and share price as multiples of estimated 1997 AFFO per share and projected 1998 AFFO per share for the Comparable Companies are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  Selected Comparable Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding certain selected mergers and business combinations in the lodging sector (collectively, the "Comparable Transactions"). The Comparable Transactions, in reverse chronological order of public announcement, include, among others, the following: the acquisition of CHCI by Patriot; the acquisition of Westin Hotels & Resorts by Starwood Lodging Trust; the acquisition of Kahler Realty by Sunstone Hotel Investors, Inc.; the acquisition of Wyndham Hotels by Patriot; the acquisition of HEI Hotels by Starwood Lodging Trust; the acquisition of Holiday Inns, Inc. by Bristol Hotel Company; and the acquisition of Red Lion Hotels, Inc. by Doubletree Hotel Company. This analysis was only applied in relation to Interstate.

  Merrill Lynch then compared certain financial ratios for the Comparable Transactions to those of the Merger. Merrill Lynch compared the prices paid in the Comparable Transactions in terms of, among other things, the Transaction Value (defined as offer value (defined as offer price per share multiplied by the number of shares and in-the-money options outstanding) plus preferred equity at liquidation value and Net Debt) as multiples of last twelve months ("LTM") EBITDA, Forward Year EBITDA (based on annual estimates from pre-transaction research reports), LTM EBIT (earnings before interest and taxes) and LTM Sales. An analysis of the multiples for the Comparable Transactions produced the following results: (i) Transaction Value as a multiple of LTM EBITDA yielded a range of 7.4x to 17.4x, with a mean of 11.6 and median of 11.0x; (ii) Transaction Value as a multiple of Forward Year EBITDA yielded a range of 6.5x to 12.6x, with a mean of 9.7 and median of 9.6x; (iii) Transaction Value as a multiple of LTM EBIT yielded a range of 12.3x to 23.2x, with a mean of 16.3 and median of 14.9x; and (iv) Transaction Value as a multiple of LTM Sales yielded a range of 1.2x to 4.4x, with a mean of 2.6 and median of 2.2x. Merrill Lynch observed that the implied values per share for Interstate Common Stock (assuming 36.969 million fully diluted shares outstanding and $786.2 million of Net Debt) ranged from

$3.76 to $43.44 based on Transaction Value as multiples of each of LTM EBITDA, Forward Year EBITDA, LTM EBIT and LTM Sales.

  Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses (i.e., an analysis of the present value of the projected unlevered free cash flows (earnings before interest and income taxes ("EBIT"), tax effected, plus depreciation and amortization plus deferred taxes minus capital expenditures minus (plus) increases (decreases) in working capital) for the periods and using the discount rates indicated) of Interstate based upon forecasts prepared by Interstate's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity per share values for Interstate's existing business based upon the sum of the discounted net present value of Interstate's five-year stream of projected unlevered free cash flows as of December 31, 1997 plus the discounted net present value of the terminal value based on a range of multiples of its projected calendar year 2003 EBITDA less Net Debt from Interstate's existing business. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 11.0% to 12.0% and terminal value multiples of calendar year 2003 EBITDA ranging from 7.0x to 8.0x. Based on this analysis, Merrill Lynch calculated a range of equity per share values from Interstate's existing business of Interstate Common Stock of $27.26 to $34.74.

  Merrill Lynch also calculated, based upon forecasts prepared by Interstate's management, a range of equity per share values for Interstate's acquisition business based upon the sum of the discounted net present value of Interstate's five-year stream of projected unlevered free cash flows as of December 31, 1997 plus the discounted net present value of the terminal value based on a range of multiples of its projected calendar year 2003 EBITDA less Net Debt for Interstate's acquisition business. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 14.0% to 15.0% and terminal value multiples of calendar year 2003 EBITDA ranging from 8.0x to 9.0x. Based on this analysis, Merrill Lynch calculated a range of equity values per share of Interstate Common Stock from Interstate's acquisition business of $2.30 to $4.01, and when combined with Interstate's existing business equity valuation, a total equity value range for Interstate Common Stock of $29.55 to $38.75 per share.

  Further, Merrill Lynch performed discounted cash flow analyses of the Patriot Companies on both a standalone basis and on a combined basis with Interstate, based upon forecasts prepared by the Patriot Companies' and Interstate's management. Utilizing these forecasts, Merrill Lynch calculated a range of equity values per share based upon the sum of the discounted net present value of Patriot's five-year stream of projected AFFO per share as of December 31, 1997 plus the present value of the terminal value based on a range of multiples of its projected calendar year 2002 FFO per share. In performing this analysis, Merrill Lynch utilized discount rates reflecting a cost of equity ranging from 20.0% to 21.0% and terminal value multiples of calendar year 2002 FFO ranging from 22.0x to 26.0x. Based on this analysis, Merrill Lynch calculated a range of equity per share values of Patriot Common Shares, on a standalone basis, of $32.52 to $38.55, and on a combined basis with Interstate of $41.85 to $49.81.

  Pre-Tax Asset Sale Valuation Analysis. Merrill Lynch performed a pre-tax asset sale analysis for Interstate based on a pre-tax owned real estate sale valuation and a pre-tax asset sale valuation of Interstate's management company. The real estate valuation utilized projections prepared by Interstate's management for 1998. The range of values utilized a capitalization rate method on 1998 projected net cash flows and a range of capitalization rates of 9.0% to 10.0%. These calculations indicated a per share equity valuation range for Interstate's owned real estate assets of approximately $15.55 to $19.44. The management company valuation utilized projections prepared by Interstate's management for 1998. The range of values utilized an EBITDA multiple method based on 1998 projected management company EBITDA using a range of multiples of 7.0x to 10.0x. These calculations indicated a per share equity valuation range for Interstate's management company of approximately $9.48 to $13.55, and when combined with the owned real estate valuation, a total equity value range for Interstate Common Stock of $25.03 to $32.99 per share.

  Pro Forma Combination Analysis. Merrill Lynch analyzed the pro forma effects resulting from the Merger, including the potential impact on the Patriot Companies' projected stand alone FFO per share and the anticipated accretion (i.e., the incremental increase) to the Patriot Companies' FFO per share resulting from the Merger. Merrill Lynch observed that, after giving effect to the Merger, the Merger would be accretive to the Patriot Companies' projected FFO per share in each of the years 1998 through 2002, inclusive.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion or of its presentation to the Interstate Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by it, without considering all such analyses and factors, could create an incomplete and misleading view of the processes underlying the analyses conducted by Merrill Lynch and set forth in its opinion. Merrill Lynch has not made any attempt to assign specific weights to particular analyses in preparing its opinion. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Patriot Companies', Interstate's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values of companies do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future. Because such estimates are inherently subject to uncertainty, none of Merrill Lynch, Interstate, the Patriot Companies or any other person assumes responsibility in the event that actual results of operations are different from the results assumed in such estimates. Merrill Lynch did not express any opinion as to the prices at which Paired Shares will trade following the announcement or consummation of the Merger, which, Merrill Lynch noted, might vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the prices of securities. The opinion of Merrill Lynch did not address the relative merits of the Merger and alternative business combinations with third parties.

  The Interstate Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Interstate and its business. Merrill Lynch has from time to time rendered, and may in the future render, investment banking, financial advisory and other services to Interstate and the Patriot Companies for which it has received, or will receive, customary compensation. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

  Pursuant to a letter agreement dated October 23, 1997, Interstate has agreed to pay Merrill Lynch a transaction fee equal to 0.50% of the aggregate purchase price paid by the Patriot Companies upon consummation of the Merger. Merrill Lynch is obligated pursuant to such letter agreement to pay 25% of such fee to Blackstone, which firm has acted as co-advisor to Interstate with respect to the Merger. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. In addition, Interstate has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Merrill Lynch and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

  In the ordinary course of its business, Merrill Lynch may actively trade in the securities of Interstate and Patriot for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN OFFICERS, DIRECTORS AND STOCKHOLDERS OF INTERSTATE

  In considering the recommendation of the Interstate Board to adopt the Merger Agreement, Interstate stockholders should be aware that certain officers, directors and stockholders of Interstate have interests in or as a result of the Merger that are different from, or in addition to, the interests of Interstate stockholders generally. Those interests are described below.

  Severance Arrangements. Each executive officer of Interstate is a party to a change-in-control agreement that provides that if the executive's employment is terminated following a change-in-control, such executive will be entitled to a severance payment equal to three times the highest salary and bonus that the executive received during any of the three years preceding the year in which the change-in-control occurred, reduced dollar-for- dollar for salary and bonus payments made by the surviving company during any period of continued employment following the change-in-control and increased to compensate the executive for any excise tax payable by the surviving company pursuant to Section 280G of the Code. The Merger will constitute a "change-in-control" under these agreements. Patriot agreed in the Merger Agreement to make the payments required under the change-in-control agreements to Messrs. Parrington and Richardson at the Effective Time notwithstanding their expected continued employment with Wyndham International following the Merger. The following table sets forth the names and positions of each executive officer of Interstate and the estimated amount each such executive would receive under his change-in-control agreement before giving effect to any Section 280G gross-up payments and assuming that none of the executives (other than Messrs. Parrington and Richardson) continues his employment following the Merger with the Patriot Companies as successor to Interstate.

                                                                       ESTIMATED PRE-TAX
                NAME AND POSITION                                      AMOUNT RECEIVABLE*
                -----------------                                      ------------------
   Milton Fine........................................................     $1,449,401
    Chairman of the Board
   W. Thomas Parrington, Jr. .........................................      2,204,846
    President and Chief Executive Officer
   J. William Richardson..............................................      1,537,904
    Executive Vice President and Chief Financial Officer
   Robert L. Froman...................................................      1,308,790
    Executive Vice President, Development
   Thomas D. Reese....................................................      1,285,963
    Executive Vice President, Operations
   Marvin I. Droz.....................................................      1,280,732
    Senior Vice President and General Counsel

--------

*  The amounts of $1,449,401, $2,192,285, $1,528,251 and $1,280,732 were paid in 1997 to Messrs. Fine, Parrington, Richardson and Droz, respectively, (together with Mr. Froman, the "Named Executives") for Interstate's tax-planning purposes. Those Named Executives have agreed to repay the net after-tax amounts of such payments to Interstate if the Merger does not occur and such amounts are not otherwise payable to them under their change-in-control agreements, and Patriot has agreed, in certain circumstances, to indemnify Interstate for certain lost tax benefits resulting therefrom.

  In addition, the Merger Agreement provides that, prior to the Effective Time, the change-in-control and employment agreements to which Interstate and certain of its executives, including the Named Executives, are parties will be amended to reduce the term of the non-competition covenants applicable to those executives following the Merger to a period of 60 or 90 days to one year, depending on, among other things, the executive's willingness to provide consulting services to Patriot for not less than 60 days following the termination of his employment.

  Employment Agreements. Pursuant to the Merger Agreement, Patriot agreed to cause Wyndham International to enter into employment agreements with each of Messrs. Parrington and Richardson to be effective as of the Effective Time. Each employment agreement will provide for a term of three years, subject to certain termination rights of the employees for good reason and of Wyndham International for cause. Under the agreements, each of Messrs. Parrington and Richardson will receive a base annual salary equal to his base salary under his existing employment agreement with Interstate, subject to annual increases of not less than 5% on

January 1 of each year. Each such executive will also be eligible to receive cash incentive compensation in amounts not greater than 200% and 150% of the annual base salary of Messrs. Parrington and Richardson, respectively, to be determined pursuant to the executive's existing employment agreements with Interstate and Interstate's management bonus plan.

  Forgiveness of Loans. Pursuant to the Merger Agreement, loans of $2.0 million and $1.0 million made by Interstate to Messrs. Parrington and Richardson, respectively, will be forgiven over time at the rate of 10% of the principal amount outstanding, plus accrued interest, each year, with the balance to be forgiven upon termination of the executive's employment agreement with Wyndham International. Loans made by Interstate to other executive officers, including Messrs. Droz and Froman, aggregating less than $200,000, also will be forgiven at the Effective Time.

  Treatment of Interstate Equity Incentive Awards. Interstate had outstanding, as of February 5, 1998, (i) pursuant to its Equity Incentive Plan and Stock Option Plan for Non-Employee Directors, options ("Interstate Stock Options") to purchase an aggregate of 1,575,932 shares of Interstate Common Stock, including Interstate Stock Options granted to Interstate's directors and executive officers (collectively, "Interstate Senior Management") to purchase an aggregate of 808,750 shares of Interstate Common Stock, with exercise prices ranging between $21.00 to $27.25, and (ii) pursuant to its Equity Incentive Plan, an aggregate of 48,811 shares of restricted Interstate Common Stock, which are subject to certain risks of forfeiture pursuant to the Equity Incentive Plan ("Restricted Shares"), including an aggregate of 10,000 Restricted Shares awarded to Interstate Senior Management. Pursuant to the Merger Agreement, all such Interstate Stock Options and Restricted Shares, whether or not then exercisable or vested, will become fully exercisable and vested. In addition, each employee of Interstate who is a Vice President or more senior executive may elect to have his or her Interstate Stock Options assumed by the Patriot Companies ("Assumed Options") or converted effective as of the Effective Time into the right to receive cash equal to (a) the number of shares of Interstate Common Stock underlying such Interstate Stock Option multiplied by (b) the difference between $37.50 minus the exercise price of such Interstate Stock Option (the "Exercise Spread"). All other outstanding Interstate Stock Options will be converted effective as of the Effective Time into the right to receive the Exercise Spread, payable in cash. The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements as in effect immediately prior to the Effective Time pursuant to which the Interstate Stock Options were granted, provided that (1) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of Interstate Common Stock covered by such Interstate Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares and (2) the exercise price per Paired Share under such Assumed Option will be equal to the exercise price per share of Interstate Common Stock under the existing Interstate Stock Option divided by the Exchange Ratio and rounded to the nearest cent. See "The Merger Agreement--Stock Options and Equity Incentives." The following table sets forth the value of the Exercise Spread for Interstate Stock Options held by Interstate Senior Management.

                                                                       OPTION
                                                                      EXERCISE
              NAME                                                     SPREAD
              ----                                                   ----------
      Milton Fine................................................... $2,912,500
      W. Thomas Parrington, Jr. ....................................  3,800,000
      J. William Richardson.........................................  1,921,875
      Robert L. Froman..............................................  1,343,750
      Thomas D. Reese*..............................................    806,250
      Marvin I. Droz................................................  1,218,750
      R. Michael McCullough.........................................    136,850
      Steven J. Smith...............................................    136,850

--------

* Mr. Reese also holds Restricted Shares valued at $360,394 assuming the Average Closing Price will be $26.875, which was the closing price for Paired Shares on February 5, 1998.

  Financial Advisory Services. In connection with its consideration of the Merger Alternative and the Clipped Share Alternative, Interstate retained Blackstone to act as financial advisor to Interstate. Blackstone is affiliated with the Blackstone Group, which beneficially owned 7.1% of the outstanding shares of Interstate Common Stock as of February 5, 1998 and, pursuant to a shareholders agreement among Interstate, certain of the Fine Entities and the Blackstone Group, has a right to representation on the Interstate Board. For service as financial advisor, Blackstone will be entitled to 25% of the compensation otherwise payable by Interstate to Merrill Lynch as described in "--Opinion of Financial Advisor to Interstate," reimbursement of its reasonable out-of-pocket costs incurred in connection with its engagement and indemnity against any liabilities arising therefrom, including liabilities under the federal securities laws. Based upon the closing price for Paired Shares on the NYSE on February 5, 1998, the financial advisory fee due to Blackstone if the Merger is completed would be $2.7 million.

  Continuing Directors. In connection with the Merger Agreement, Wyndham International agreed to take such actions as may be required so that Mr. Parrington will be elected as of the Effective Time as a member of the Wyndham International Board. In addition, pursuant to the Shareholders Agreement, effective as of the Effective Time, the Fine Entities will be entitled to designate one director to the Patriot Board. The Fine Entities will have the right to continue to designate a nominee to the Patriot Board until the earlier of (i) the later of (a) the first date on which the Fine Entities own fewer than 3% of the then-outstanding Paired Shares and (b) the second anniversary of the Effective Time and (ii) the first date on which the Fine Entities own fewer than 50% of the Paired Shares that they receive in the Merger. See "Certain Related Agreements--Shareholders Agreement."

  Indemnification. The Merger Agreement includes customary covenants under which the Patriot Companies have agreed to honor existing indemnification rights of Interstate directors, officers and employees and, subject to certain limitations, to continue liability insurance for the benefit of such persons. In connection with the Merger Agreement, the existing indemnification agreement between Interstate and Milton Fine was amended to provide that Interstate will indemnify, defend and hold harmless Mr. Fine against all liabilities and expenses (including attorneys' fees and expenses) in connection with any actual or threatened proceeding or investigation (each, a "Claim") to the extent that any such Claim arises out of the Merger Agreement, the Shareholders Agreement or any of the transactions contemplated thereby. See "The Merger Agreement--Indemnification."

  Office Space; Hotel Accommodations. Pursuant to the Shareholders Agreement, Patriot agreed to provide office space in Pittsburgh, Pennsylvania, rent free, to Milton Fine for three years following the Effective Time. In addition, Patriot agreed to permit Mr. Fine to stay in first-class accommodations in hotels currently operated by Interstate, rent free, for up to 30 days each year for five years following the Effective Time. See "Certain Related Agreements--Shareholders Agreement."

  Registration Rights Agreement. In connection with the Merger Agreement, the Patriot Companies entered into the Registration Rights Agreement, which will become effective at the Effective Time, with the Fine Entities and the Blackstone Group (collectively, the "Registration Rights Holders"). Pursuant to the Registration Rights Agreement, the Patriot Companies agreed, subject to certain limitations and under certain conditions, to provide the Registration Rights Holders certain customary demand and "piggyback" registration rights. The Patriot Companies have registered the Paired Shares issuable to the Registration Rights Holders in the Merger pursuant to this Joint Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

  Patriot will account for the Merger as a purchase. Purchase accounting for a combination is similar to the accounting treatment used in the acquisition of any asset group. The fair market value of the consideration (cash, stock and any other consideration) given by the acquiring company (here, Patriot) is used as the valuation basis for the combination. The assets and liabilities of the acquired company (here, Interstate) are revalued to their respective fair market values at the combination date. The financial statements of the acquiring company reflect the combined operations from the date of combination.

REGULATORY APPROVAL

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain acquisitions of assets or voting securities may not be consummated without notification being given and certain information being furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and until specified waiting period requirements have been terminated or have expired. Each of Wyndham International and Interstate has filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On January 20, 1998, the FTC and the Antitrust Division granted Wyndham International and Interstate early termination of such premerger waiting period. At any time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Wyndham International or Interstate. At any time before or after the Effective Time, any state could take such action under its own antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the Merger and the transactions related thereto or seeking divestiture of substantial assets of Wyndham International or Interstate. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

CERTAIN RESALE RESTRICTIONS

  All Paired Shares received by Interstate stockholders in the Merger will be freely transferable, except that Paired Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Interstate at the time of the Interstate Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act in the case of such persons who become affiliates of Patriot or Wyndham International) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Interstate, Patriot or Wyndham International generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. The Merger Agreement requires Interstate to exercise all reasonable efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer or otherwise dispose of any of the Paired Shares issued to such person in or pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with Rule 145 under the Securities Act, or (iii) in a transaction which, in the opinion of counsel reasonably satisfactory to Patriot and Wyndham International or as described in a "no-action" or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

  Certain of the Paired Shares issued to affiliates of Interstate in connection with the Merger will be subject to the Registration Rights Agreement entitling the holders of such shares to certain "shelf," "demand" and "piggyback" registration rights. To satisfy certain of their obligations under such agreement, the Patriot Companies have registered for sale to the public in the Registration Statement relating to this Joint Proxy Statement/Prospectus the Paired Shares to be received by certain of such affiliates pursuant to the Merger Agreement. See "Risk Factors--Possible Adverse Effects on Market Price of Paired Shares Arising from Shares Available for Future Sale" and "--Interests of Certain Officers, Directors and Stockholders of Interstate--Registration Rights Agreement."

NEW YORK STOCK EXCHANGE LISTING

  It is a condition to the obligations of Patriot and Interstate to consummate the Merger that the Paired Shares issuable in the Merger be approved for listing on the NYSE, subject to official notice of issuance. See "The Merger Agreement--Conditions to the Merger."

DISSENTERS' RIGHTS

  Pursuant to the Merger Agreement and the PBCL, holders of Interstate Common Stock will have dissenters' rights in connection with the Merger under Subchapter 15D, a copy of which is attached as Appendix D to this

Joint Proxy Statement/Prospectus, and may object to the Merger Agreement and demand in writing that Patriot (as the surviving corporation in the Merger) pay them the fair value of their Interstate Common Stock.

  Failure by any dissenting stockholder to comply with any procedure required by Subchapter 15D may cause a termination of such stockholder's dissenter's rights. Patriot will not give any notice of the following requirements other than as described in this Joint Proxy Statement/Prospectus and as required by the PBCL. Subchapter 15D states that the right to exercise dissenters' rights under Subchapter 15D is the sole remedy of a holder of Interstate Common Stock with respect to the Merger, absent a showing of fraud or fundamental unfairness in connection with the Merger.

  A holder of record of Interstate Common Stock may assert dissenter's rights as to less than all of the shares of Interstate Common Stock registered in such holder's name only if the holder dissents with respect to all of the Interstate Common Stock beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, the holder's rights will be determined as if the shares as to which the holder has dissented and the other shares were registered in the names of different holders. A beneficial owner of shares of Interstate Common Stock who is not also the record holder of such shares may assert dissenter's rights with respect to shares held on such owner's behalf and will be treated as a dissenting stockholder under the terms of Subchapter 15D if the beneficial owner submits to Patriot, not later than the time of filing the Notice of Intention to Dissent (as defined below), a written consent of the record holder. Such beneficial owner may not dissent with respect to less than all shares of Interstate Common Stock beneficially owned by such beneficial owner.

  Holders of Interstate Common Stock (or beneficial owners thereof as described above) who follow the procedures of Subchapter 15D outlined below will be entitled to receive from Patriot the fair value of their shares of Interstate Common Stock immediately before the Effective Time, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of the completion of the Merger. Holders of Interstate Common Stock (or beneficial owners thereof) who elect to exercise their dissenters' rights must comply with all of the following procedures to preserve those rights.

  Holders of Interstate Common Stock (or beneficial owners thereof) who wish to exercise dissenters' rights must file a written notice of intention to demand the fair value of their shares of Interstate Common Stock if the Merger is completed (the "Notice of Intention to Dissent"). Such dissenters must file the Notice of Intention to Dissent with the Secretary of Interstate prior to the vote by Interstate stockholders on the Merger Agreement, may not make any change in their beneficial ownership of Interstate Common Stock from the date of filing until the Effective Time, and may not vote their Interstate Common Stock for the adoption of the Merger Agreement. The Notice of Intention to Dissent must be in addition to and separate from any proxy or vote against the Merger Agreement.

  If the Merger Agreement is adopted by the required vote at the Interstate Special Meeting, Patriot will mail a notice (the "Notice of Approval"), together with a copy of Subchapter 15D, to all dissenters who filed a Notice of Intention to Dissent prior to the vote on the Merger Agreement and who did not vote for adoption of the Merger Agreement. Patriot expects to mail the Notice of Approval promptly after completion of the Merger. The Notice of Approval will state where and when (the "Demand Deadline") a demand for payment must be sent and Interstate Certificates deposited in order to obtain payment. Patriot will also supply a form for demanding payment (the "Demand Form"), which will include a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares of Interstate Common Stock. Dissenters must ensure that the Demand Form and their Interstate Certificates are received by Patriot on or before the Demand Deadline. In the event that the Merger has not been consummated within 60 days after the Demand Deadline, the Interstate Certificates will be returned to the dissenters. All mailings to Patriot are at the risk of the dissenters. Patriot recommends that the Notice of Intention to Dissent, the Demand Form and the holder's Interstate Certificates be sent by certified mail.


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

  Any holder (or beneficial owner) of Interstate Common Stock who fails to file a Notice of Intention to Dissent, fails to complete and return the Demand Form, fails to deposit share certificates with Patriot, each within the time periods provided above, or votes in favor of the Merger Proposal, will lose his or her dissenters' rights under Subchapter 15D. A dissenter will retain all rights of a stockholder, or beneficial owner, as the case may be, until those rights are modified by completion of the Merger.

  Upon timely receipt of the completed Demand Form, Patriot will be required by the PBCL, assuming the Merger has been consummated, either to remit to dissenters who have returned the Notice of Intention to Dissent and the completed Demand Form and have deposited their certificates, the amount Patriot estimates to be the fair value for their shares or to give written notice that no such remittance will be made. Patriot does not intend to make payment of any part of the amounts payable to dissenters until the fair value of the Interstate Common Stock has been finally determined. The remittance or notice will be accompanied by:

    (i) the closing balance sheet and statement of income of Interstate for the fiscal year ended December 31, 1997, together with the latest available interim financial statements;

    (ii) a statement of Patriot's estimate of the fair value of the Interstate Common Stock ("Patriot's Estimate"); and

    (iii) a notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter 15D.

If Patriot does not remit the amount of its estimate of fair value of the Interstate Common Stock, it may return any Interstate Certificates that have been deposited and may make a notation on any such certificates that a demand for payment in accordance with Subchapter 15D has been made. If shares carrying such notation are thereafter transferred, each new certificate issued therefor may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by such transfer any rights in Patriot other than those which the original dissenter had after making demand for payment of their fair value.

  After Patriot gives notice of Patriot's Estimate, if the dissenter believes that Patriot's Estimate is less than the fair value of the shares, within 30 days of the mailing of Patriot's Estimate by Patriot, the dissenter may send to Patriot the dissenter's own estimate (the "Holder's Estimate") of the fair value of the shares as contemplated by PBCL Subsection 1578, which will be deemed a demand for payment of the amount of the Holder's Estimate.

  If, within 60 days after the latest of (i) the Closing Date, (ii) the timely receipt by Patriot of a properly completed Demand Form, or (iii) the timely receipt by Patriot of a Holder's Estimate, whichever is later, any demands for payment remain unsettled, Patriot may file in the Court of Common Pleas of Montgomery County, Pennsylvania an application for relief requesting that the fair value of the Interstate Common Stock be determined by the court. There is no assurance that Patriot will file such an application. All dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter whose claim has not previously been settled will be made a party will be entitled to recover the amount by which the fair value of the dissenter's Interstate Common Stock is found to exceed the amount, if any, previously remitted, plus interest. Interest will be payable from the Closing Date until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by Patriot on its principal credit facility. If Patriot fails to file an application for relief, any dissenter who has made a demand and who has not already settled the dissenter's claim against Patriot may do so in the name of Patriot at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application will be paid Patriot's Estimate and no more, and may bring an action to recover any amount thereof not previously remitted.

  The costs and expenses of such court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against Patriot, except that

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

any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be dilatory or in bad faith. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Patriot, and in favor of any or all dissenters, if Patriot fails to comply substantially with the requirements of Subchapter 15D. Such fees and expenses may be assessed against either Patriot or a dissenter, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory manner. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against Patriot, it may award such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

  Under the PBCL, a stockholder of Patriot has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the Merger, nor any right to valuation and payment of the fair value of the holder's shares because of the merger, except to the extent provided by the dissenters' rights provisions of Subchapter 15D. The PBCL also provides that absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter 15D are exclusive.

  The foregoing description of the rights of dissenters under Subchapter 15D should be read in conjunction with Appendix D to this Joint Proxy
Statement/Prospectus, and is qualified in its entirety by the provisions of Subchapter 15D.

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

                             THE MERGER AGREEMENT

GENERAL

  The Merger Agreement provides for a number of transactions between and among Patriot, Wyndham International and Interstate, including the Merger of Interstate with and into Patriot and the Merger Subscription for the Merger Subscribed Shares pursuant to the Merger Subscription Agreement. Set forth below is a summary of the material terms of the Merger Agreement. The discussion and description of the material terms of the Merger Agreement in this Joint Proxy Statement/Prospectus are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and which is incorporated herein by reference.

THE MERGER AND SUBSCRIPTION

  Pursuant to the Merger Agreement, at the Effective Time of the Merger, Interstate will be merged with and into Patriot, with Patriot being the surviving company in the Merger. Pursuant to the Merger Agreement and subject to proration as described below, stockholders of Interstate will have the right to elect to have their shares of Interstate Common Stock converted into the right to receive either (i) the Cash Consideration, or (ii) Paired Shares at the Exchange Ratio. After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the Interstate Outstanding Shares will be converted into the right to receive Cash Consideration and the remaining 60% of the Interstate Outstanding Shares will be converted into the right to receive Paired Shares at the Exchange Ratio, subject to adjustments in the event of the exercise of dissenters' rights in respect of more than 100,000 shares of Interstate Common Stock. Consequently, the Aggregate Cash Consideration that will be paid to Interstate stockholders participating in the Merger will be $532.4 million based on the number of outstanding shares of Interstate Common Stock as of February 5, 1998. In addition, outstanding options to acquire Interstate Common Stock will be cashed out for an amount equal to the spread between the exercise price of such options and $37.50, except that certain senior executives of Interstate may choose to have their options assumed by Patriot. The Merger Agreement contains separate provisions for Interstate stockholders who exercise dissenters' rights which are described in "The Merger and Subscription-- Dissenters' Rights."

  The Exchange Ratio will be equal to $37.50 divided by the Average Closing Price, subject to the following adjustments. In the event that the Average Closing Price is less than $27.97 but greater than or equal to $26.416, the Exchange Ratio will be equal to 1.341. In the event that the Average Closing Price is greater than $34.186 but less than or equal to $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to 1.097. In the event that the Average Closing Price is greater than $37.294 ($38.848, if the Merger is consummated after March 30, 1998), the Exchange Ratio will be equal to $40.912 ($42.616, if the Merger is consummated after March 30, 1998) divided by the Average Closing Price. In the event that the Average Closing Price is less than $26.416, the Exchange Ratio will be equal to 1.341, but Interstate will have the right to terminate the Merger Agreement unless Patriot decides to increase the Exchange Ratio to an amount equal to $35.424 divided by the Average Closing Price. In the event Patriot so increases the Exchange Ratio, any prior exercise by Interstate of its right to so terminate the Merger Agreement will be rescinded and have no effect.

  As required by the terms of the Merger Agreement, Patriot, Interstate and Wyndham International will, immediately prior to the Closing, enter into the Merger Subscription Agreement pursuant to which Interstate has agreed to pay for, and Wyndham International will issue directly to the stockholders of Interstate as part of the consideration to be paid to such stockholders in the Merger, the Merger Subscribed Shares. The Merger Subscribed Shares will be issued to Interstate stockholders in accordance with the terms of the Merger and will be paired with the Patriot Common Stock, and Interstate will not at any time become a stockholder of Wyndham International.

EFFECTIVE TIME OF THE MERGER

  In accordance with the DGCL and the PBCL, the Effective Time of the Merger will occur upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State and the Articles of Merger by the Pennsylvania Department of State, unless the parties agree to a later Effective Time and so specify

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

in the Certificate of Merger and Articles of Merger. Subject to the fulfillment or waiver of the other conditions to the obligations of Patriot and Interstate to consummate the Merger, it is currently expected that the Merger will be consummated as soon as practicable following the approval by the stockholders of Patriot, Wyndham International and Interstate of the Merger Proposal at their respective stockholders' meetings.

CHARTERS AND BYLAWS

  The charter and bylaws of Patriot as amended and in effect immediately prior to the Merger will be the charter and bylaws of the surviving corporation in the Merger. The charter and bylaws of Wyndham International as amended and in effect immediately prior to the Merger will continue as its charter and bylaws following the Merger.

BOARD OF DIRECTORS, COMMITTEES AND OFFICERS

  Upon consummation of the Merger, the Patriot Board and the Wyndham International Board will each be expanded by one member. Milton Fine will be elected to the Patriot Board and W. Thomas Parrington, Jr. will be elected to the Wyndham International Board, for which he will serve as Vice Chairman. Following such elections, the Patriot Board will consist of ten directors (plus one existing vacancy) and the Wyndham International Board will consist of 11 directors. Pursuant to agreements among the parties to the Wyndham Merger Agreement, one additional director may be added to each of the Patriot Board and the Wyndham International Board before July 5, 1998. The executive officers of Patriot and Wyndham International following the Merger will be the current executive officers of Patriot and Wyndham International, respectively.

CASH ELECTION PROCEDURE

  The Form of Election is being mailed to holders of record of Interstate Common Stock together with this Joint Proxy Statement/Prospectus. For a Cash Election to be effective, holders of Interstate Common Stock must properly complete a Form of Election, and such Form of Election, together with Interstate Certificates representing all shares as to which a Cash Election has been made, duly endorsed in blank or otherwise acceptable for transfer on the books of Interstate (or an appropriate guarantee of delivery as set forth in such Form of Election), must be received by the Exchange Agent at the address listed on the Form of Election and not withdrawn, by 5:00 p.m., New York City time, on the last Trading Day preceding the date of the Interstate Special Meeting.

  A Cash Election may be revoked by the stockholder who submitted it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the last business day preceding the date of the Interstate Special Meeting. In addition, all Cash Elections will automatically be revoked if the Exchange Agent is notified by Patriot and Interstate that the Merger has been abandoned. If a Cash Election is revoked, the Interstate Certificate or Interstate Certificates (or guarantees of delivery, as appropriate) to which such Form of Election relates will be promptly returned to the stockholder who submitted it or them to the Exchange Agent.

  The determination of the Exchange Agent will be binding as to whether or not a Cash Election has been properly made or revoked. If the Exchange Agent determines that any Cash Election was not properly made with respect to shares of Interstate Common Stock, such shares shall be treated as shares that were not subject to a Cash Election at the Effective Time, and such shares will be exchanged in the Merger for Paired Shares at the Exchange Ratio.

EXCHANGE OF INTERSTATE STOCK CERTIFICATES

  As of the Effective Time, (i) Patriot will deposit, or will cause to be deposited, with the Exchange Agent selected by Patriot on or prior to the Effective Time, for the benefit of the holders of shares of Interstate Common Stock, for exchange in accordance with the Merger Agreement, (x) a certificate representing the shares of Patriot

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

Common Stock to be issued pursuant to the terms of the Merger Agreement, and
(y) cash in an aggregate amount sufficient to pay the aggregate Cash Consideration payable to holders of Interstate Common Stock who have made a Cash Election pursuant to the Merger Agreement and, simultaneously, (ii) Wyndham will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Interstate Common Stock, a certificate representing the Merger Subscribed Shares to be paired with the shares of Patriot Common Stock and to be issued to the Interstate stockholders pursuant to the Merger Subscription (such certificates for shares of Patriot Common Stock and certificates for Merger Subscribed Shares, any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash to be paid in lieu of fractional Paired Shares (as described more fully below) and Cash Consideration (collectively, the "Exchange Fund").

  Promptly after the Effective Time, the Exchange Agent will mail or otherwise make available to each holder of record of an Interstate Certificate (i) a Letter of Transmittal which will specify that delivery will be effected, and risk of loss and title to the Interstate Certificates will pass, only upon delivery of the Interstate Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Interstate Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of an Interstate Certificate for cancellation, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Interstate Certificate will be entitled to receive in exchange therefor (x) a certificate representing the number of whole Paired Shares to which such holder will be entitled, and/or (y) cash in the amount payable to such holder pursuant to the Merger Agreement, if any, including cash in lieu of fractional Paired Shares, if any, due such holder plus the amount of any dividends or distributions, if any, pursuant to the terms of the Merger Agreement (and as more fully described below), after giving effect to any required withholding tax. The Interstate Certificate so surrendered will be canceled. UNLESS INTERSTATE STOCKHOLDERS ARE MAKING CASH ELECTIONS AS DISCUSSED ABOVE, THEY SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

  Patriot and Wyndham International stockholders will, as a result of the Merger, continue to own and hold their shares of capital stock of Patriot and Wyndham International, respectively. PATRIOT AND WYNDHAM INTERNATIONAL STOCKHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES.

  No dividends or other distributions on Paired Shares into which any shares of Interstate Common Stock are exchangeable as a result of the Merger and no cash payment in lieu of fractional shares will be paid until the Interstate Certificate or Interstate Certificates entitling the holder thereof to such Paired Shares and/or cash payment are surrendered for exchange as provided in the Merger Agreement. Any such dividend or distribution amounts with a record date after the Effective Time, and any cash amounts payable in lieu of fractional shares, will be deposited with the Exchange Agent to be held in the Exchange Fund until the surrender of such Interstate Certificate. Following surrender of any such Interstate Certificate, the holder thereof will be entitled to receive in addition to the Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Paired Shares and not paid to such holder and the amount of any cash payable in lieu of fractional Paired Shares to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Interstate Certificate and a payment date subsequent to such surrender payable with respect to such Paired Shares.

  No fractional Paired Shares will be issued in connection with the Merger. See "The Merger and Subscription--Terms of the Merger and Subscription" for a description of the treatment of fractional Paired Shares under the Merger Agreement.

  Any portion of the Exchange Fund that remains undistributed to the former stockholders of Interstate six months after the Effective Time will be delivered upon demand to Patriot and Wyndham International, in accordance with Patriot's instructions. Any former stockholders of Interstate who have not complied with the exchange procedures described above may thereafter look only to Patriot for payment of their claim for Merger

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

Consideration, any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares. None of Patriot, Interstate or the Exchange Agent will be liable to any person for any Paired Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. If any Interstate Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional Paired Shares or any dividends or distributions payable to the holder of such Interstate Certificate would otherwise escheat to or become the property of any governmental entity), any Merger Consideration, cash, dividends or distributions payable with respect thereto will become the property of Patriot, free and clear of all claims or interest of any person previously entitled thereto.

  No interest will be paid or accrued on cash in lieu of fractional Paired Shares, if any, or on any dividend or distribution, if any, payable to holders of Interstate Certificates.

  In the event any Interstate Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Interstate Certificate to be lost, stolen or destroyed and, if required by Patriot, the posting by such person of a bond in such reasonable amount as Patriot may direct as indemnity against any claim that may be made against it with respect to such Interstate Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Interstate Certificate the Merger Consideration (plus, to the extent applicable, dividends and distributions payable, if any) that would otherwise be payable in respect of such Interstate Certificate pursuant to the Merger Agreement.

STOCK OPTIONS AND EQUITY INCENTIVES

  At the Effective Time, each outstanding Interstate Stock Option, each outstanding Interstate stock appreciation right, deferred share, performance share or performance unit and each outstanding Restricted Share, whether or not then exercisable or vested, will become fully exercisable and vested. With the exception of Interstate Stock Options held by certain senior executives of Interstate (as more fully described below), each outstanding Interstate Stock Option will be cashed out immediately prior to the Effective Time and Interstate will pay the holder thereof an amount equal to (i) the number of shares of Interstate Common Stock underlying such Interstate Stock Option multiplied by (ii) the sum of $37.50 minus the exercise price of such Interstate Stock Option.

  Each holder of Interstate Stock Options who is a vice president or more senior executive may elect to have the Interstate Stock Options held by him or her assumed by Patriot at the Effective Time, subject to the terms of the Merger Agreement, instead of cashed out. The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were issued, except that each Assumed Option will be fully vested and exercisable and provided that (i) all references to Interstate will be deemed to be references to Patriot, and all references to Interstate Common Stock will be deemed to be references to Paired Shares, (ii) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of Interstate Common Stock covered by such Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares and (iii) the exercise price per Paired Share under such Assumed Option will be equal to the exercise price per share of Interstate Common Stock under the Assumed Option immediately prior to the Effective Time divided by the Exchange Ratio and rounded to the nearest cent. Patriot will
(A) reserve for issuance or hold the number of Paired Shares that will become issuable upon the exercise of such Assumed Options pursuant to the terms of the Merger Agreement and (B) promptly after the Effective Time issue to each holder of an Assumed Option a document evidencing the assumption by Patriot of Interstate's obligations with respect thereto.

  At and after the Effective Time, each outstanding option to purchase Paired Shares that is outstanding immediately prior to the Effective Time will remain outstanding and shall continue to represent the right to purchase the same number of Paired Shares.

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

CONDITIONS TO THE MERGER

  The obligations of each of Patriot and Interstate to effect the Merger and the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of certain conditions on or prior to the Closing Date, including that: (i) approval of the Merger Proposal by the requisite vote of stockholders of Patriot, Wyndham International and Interstate, as applicable, shall have been obtained; (ii) no judgment, order, decree, statute, law, ordinance, rule or regulation enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iii) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (iv) the Registration Statement shall have been declared effective by the Commission under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (v) Goodwin, Procter & Hoar llp, counsel to the Patriot Companies, or Jones, Day, Reavis & Pogue, counsel to Interstate, shall have delivered to Patriot and Interstate an unqualified opinion, dated as of the Closing Date, to the effect that, based upon customary representations, assumptions and conditions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Patriot and Interstate will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (vi) the Paired Shares issuable to Interstate stockholders pursuant to the Merger Agreement and under the Interstate stock option and equity incentive plans (the "Interstate Stock Plans") shall have been approved for listing on the NYSE, subject to official notice of issuance; and (vii) there shall not have been any federal legislative or regulatory change that would cause Patriot to cease to qualify as a REIT for federal income tax purposes.

  The obligations of Patriot and Wyndham International to effect the Merger are further subject to the satisfaction or waiver of certain other conditions at or prior to the Closing Date, including that: (i) the representations and warranties of Interstate contained in the Merger Agreement that are qualified as to materiality shall be true and correct as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Interstate that are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date;
(ii) Interstate shall have performed in all material respects all obligations required to be performed by Interstate under the Merger Agreement at or prior to the Closing Date; (iii) there shall not have occurred any event which, individually or when considered with any such other event, could reasonably be expected to result in a material adverse effect on Interstate; (iv) Patriot shall have received from each "affiliate" of Interstate an executed copy of an agreement acknowledging certain matters with respect to restrictions on the resale of the Paired Shares received by such affiliate in the Merger;
(v) there shall be no more than 1,600,000 Dissenting Shares in the aggregate;
(vi) Interstate shall have received to Patriot's reasonable satisfaction the consents to the Merger and certain related matters of Credit Lyonnais and Promus Hotels, Inc.; and (vii) Coopers & Lybrand L.L.P. or Ernst & Young LLP shall have (a) delivered to Patriot, at or prior to the Closing, a statement of accumulated and current earnings and profits of Interstate (as determined for federal income tax purposes) as of a then-recent date and (b) confirmed to Patriot that Patriot will be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns, determining the amount of dividends to be paid to stockholders and paying any taxes owed by Patriot.

  The obligation of Interstate to effect the Merger is further subject to the satisfaction or waiver of certain other conditions on or prior to the Closing Date, including that: (i) the representations and warranties of Patriot and Wyndham International contained in the Merger Agreement that are qualified as to materiality shall be true and correct as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of Patriot and Wyndham that are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) Patriot and Wyndham International shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date; (iii) there shall have not occurred any event which, individually or when considered with any such other event, could reasonably be expected to result in a material adverse effect on the Patriot Companies; and (iv) the aggregate number of Dissenting Shares shall not exceed 3,542,131 Dissenting Shares (the "Maximum Dissenting Shares"), provided that Interstate may not rely on the failure of such condition to be satisfied if, prior to the Closing, Patriot agrees that the number of Dissenting Shares in excess of the Maximum Dissenting Shares will not be subtracted from the number of shares entitled to receive Cash Consideration pursuant to a Form of Election.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties made by Interstate to Patriot and Wyndham relating to, among other things: (i) the due organization, corporate powers, authority and standing of Interstate and its significant subsidiaries and similar corporate matters; (ii) the ownership of Interstate's significant subsidiaries; (iii) the capital structure of Interstate; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) the lack of conflicts under charters, bylaws and contracts, violations of any instruments and required consents or approvals;
(vi) certain documents filed by Interstate with the Commission and the accuracy and completeness of the information contained therein; (vii) the accuracy and completeness of certain information supplied by Interstate;
(viii) the conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (ix) litigation; (x) the vote of Interstate stockholders required to approve the Merger Proposal; (xi) the applicability of certain state takeover statutes; (xii) broker's and finder's fees with respect to the Merger; (xiii) the receipt of a fairness opinion;
(xiv) beneficial ownership of Paired Shares by Interstate, its subsidiaries and its directors and executive officers; (xv) compliance with law and receipt of required permits; (xvi) tax matters; (xvii) employee benefit plan matters; (xviii) properties; (xix) the ownership by Interstate and its subsidiaries of interests or investments in certain entities; and (xx) related party transactions.

  The Merger Agreement also contains various representations and warranties made by the Patriot Companies to Interstate relating to, among other things:
(i) the due organization, corporate powers, authority and standing of the Patriot Companies and their respective significant subsidiaries and similar corporate matters; (ii) the significant subsidiaries of the Patriot Companies;
(iii) the capital structure of the Patriot Companies; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement; (v) the lack of conflicts under charters, bylaws and contracts, violations of any instruments and required consents or approvals; (vi) certain documents filed by the Patriot Companies with the Commission and the accuracy and completeness of the information contained therein; (vii) the accuracy and completeness of certain information supplied by the Patriot Companies; (viii) the conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (ix) litigation; (x) the vote of Patriot and Wyndham International stockholders required to approve the Merger Proposal; (xi) broker's and finder's fees with respect to the Merger; (xii) the receipt of a fairness opinion; (xiii) beneficial ownership of Interstate Common Stock by the Patriot Companies and their respective affiliates and the lack of certain agreements or understandings relating to the acquisition, holding, voting of disposing of Interstate Common Stock; (xiv) tax matters; (xv) the authorization and enforceability of the Pairing Agreement and the effect of certain Code provisions on the Patriot Companies' relationship pursuant to the Pairing Agreement; (xvi) approval of the Merger Agreement by the interim transactions committee created pursuant to the Wyndham Merger Agreement;
(xvii) the post-Merger transfers of certain assets; and (xviii) the absence of an intention on the part of the Patriot Companies to effect transfers after the Effective Time of assets that, in general, would be inconsistent with the Merger being treated as a tax-free reorganization for federal income tax purposes.

CERTAIN COVENANTS

  Acquisition Proposals and Related Matters. Interstate represented that it had, as of the date of the Merger Agreement, terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined below). Until the termination of the Merger Agreement, Interstate will not and will not permit any of its subsidiaries, officers, directors, employees, advisors or representatives directly or indirectly to (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any substantive discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action for the purpose of facilitating the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, prior to the

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Interstate Special Meeting Interstate may, in response to an Acquisition
Proposal not solicited by any person in breach of the Merger Agreement, if the Interstate Board determines (after consultation with Interstate's financial advisors) that the failure to take such action would result in a breach of the Interstate Board's fiduciary duties under applicable law, (A) furnish information with respect to Interstate and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by Interstate after consultation with its outside counsel) and (B) participate in discussions or negotiations regarding such unsolicited Acquisition Proposal.

  The term "Acquisition Proposal" means any inquiry, proposal or offer from any person, other than a proposal or offer by Patriot or Wyndham International, relating to a merger, consolidation, business combination or other similar transaction involving Interstate or any of its significant subsidiaries or any proposal or offer (including without limitation any proposal or offer to stockholders of Interstate), other than a proposal or offer by Patriot or Wyndham International, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of Interstate or a substantial portion of the assets of Interstate and its subsidiaries, taken as a whole.

  Pursuant to the Merger Agreement, neither the Interstate Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Patriot or Wyndham International, the approval or recommendation by the Interstate Board or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) authorize or otherwise cause Interstate to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, an "Acquisition Agreement"). Notwithstanding the foregoing, in response to an Acquisition Proposal not solicited by any person in breach of the Merger Agreement, if the Interstate Board determines (after consultation with Interstate's financial advisors) that (a) such unsolicited Acquisition Proposal is reasonably likely to be, involve or result in an Acquisition Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Interstate's stockholders than the Merger, and (b) the failure to take such action would result in a breach of the Interstate Board's fiduciary duties under applicable law, the Interstate Board may withdraw or modify its approval or recommendation of the Merger or the Merger Agreement, approve or recommend such other Acquisition Proposal, authorize or otherwise cause Interstate to enter into an Acquisition Agreement or terminate the Merger Agreement.

  Interstate is permitted under the Merger Agreement to take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act and to make any disclosure to Interstate's stockholders if the Interstate Board determines that such disclosure is necessary in order to comply with the Interstate Board's fiduciary duties under applicable law, provided that each of Interstate, the Interstate Board and any committee thereof may only withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or the Merger Agreement or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal in accordance with the preceding paragraph.

  Interstate also agreed to advise Patriot orally and in writing, as promptly as practicable, of (i) any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, including without limitation any request for information, (ii) the material terms and conditions of such Acquisition Proposal or inquiry and (iii) the identity of the person making such Acquisition Proposal or inquiry, and to keep Patriot fully informed of the status of any such Acquisition Proposal or inquiry.

  Conduct of Business--Interstate. Except as otherwise permitted by the Merger Agreement, Interstate has agreed that it will, and that it will cause its significant subsidiaries to, carry on their respective businesses in all material respects in the ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and that it will use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

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  Except as permitted by the Merger Agreement, Interstate agreed that it will not, and that it will not permit any of its subsidiaries to: (i) with certain exceptions, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue capital stock in any similar transactions, or (C) purchase, redeem or otherwise acquire any shares of Interstate capital stock or the capital stock of any of Interstate's subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (ii) other than pursuant to outstanding equity incentive awards, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; (iii) amend its charter, bylaws or other comparable organizational documents; (iv) with certain exceptions, acquire in any manner any entity or the assets thereof in a transaction involving a purchase price that, when taken together with the purchase price of other similar transactions taking place after December 2, 1997 and on or before February 28, 1998 (if such transaction takes place on or before February 28, 1998) or after February 28, 1998 and before the Effective Time (if such transaction takes place during such period), would exceed $50 million; (v) with certain exceptions, sell, lease, license, mortgage, or otherwise encumber or subject to any lien, security interest or similar encumbrance or otherwise dispose of any of its properties or assets;
(vi) with certain exceptions including the incurrence of up to $100 million of subordinated indebtedness for purposes permitted by the Merger Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Interstate or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, other persons; (vii) with certain exceptions including expenditures contemplated by Interstate's existing capital budgets, make or agree to make any capital expenditures; (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; (ix) except as required by law or contemplated by the Merger Agreement, enter into, adopt or amend in any material respect or terminate any Interstate employee benefit plan or any similar plan or agreement involving Interstate or any of its subsidiaries and any of their directors, officers or employees, or materially change any assumptions used to calculate any funding obligations with respect to any Interstate pension plans, or change the manner in which contributions to any Interstate pension plans are made or the basis on which such contributions are determined; (x) except as otherwise contemplated by the Merger Agreement, increase the compensation of any director, officer or employee of Interstate or any of its subsidiaries earning more than $50,000 per annum or enter into or amend any employment agreement with any such person, or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the Merger Agreement to any such person; (xi) settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement; (xii) modify or amend any agreement with any franchisor with respect to any real property assets owned or leased by Interstate or any of its subsidiaries in any respect which is material with respect to any one or more hotel assets, or extend the term thereof, or modify or amend, without the prior consent of Patriot (which consent will not be unreasonably withheld or delayed), any agreements under which Interstate or any of its subsidiaries provides hotel management services; (xiii) without the prior consent of Patriot (which consent will not be unreasonably withheld or delayed), enter into any agreement with any franchisor with respect to any real property assets owned or leased by Interstate or any of its subsidiaries or any agreement under which Interstate or any of its subsidiaries would provide hotel management services; or (xiv) authorize, or commit or agree to take, any of the foregoing actions.

  Conduct of Business--The Patriot Companies. Except as otherwise permitted by the Merger Agreement, the Patriot Companies agreed that they will, and that they will cause their respective significant subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and that they will use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time.

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

  Except as permitted by the Merger Agreement, the Patriot Companies agreed that they will not, and that they will not permit any of their respective subsidiaries to: (i) with certain exceptions, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of their capital stock, (B) split, combine or reclassify any of their capital stock or issue capital stock in any similar transactions, or (C) purchase or offer to purchase any capital stock of either of the Patriot Companies; (ii) incur or guarantee any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing such that the consolidated indebtedness of the Patriot Companies would exceed an amount equal to 50% of the combined market capitalization of the Patriot Companies; (iii) directly or indirectly through a subsidiary enter into any agreement, or participate in active negotiations with any third party, relating to any tender or exchange offer, merger, consolidation, sale of all or substantially all of the capital stock or assets of Patriot or Wyndham International or other form of business transaction the reasonably foreseeable effect of which would be (Y) to delay the Effective Time beyond May 31, 1998 or to prevent the Effective Time from occurring, or (Z) result in the Merger not being treated as a tax-free reorganization for federal income tax purposes; (iv) take any action or fail to take any action which could reasonably be expected to terminate Patriot's status as a REIT; or (v) authorize, or commit or agree to take, any of the foregoing actions.

  Other Actions. Except as required by law, neither Interstate, on the one hand, nor Patriot or Wyndham International, on the other hand, will, nor will they permit any of their respective subsidiaries to, voluntarily take any action that could reasonably be expected to result in (i) any of the representations and warranties of such party set forth in the Merger Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger not being satisfied.

  Advice of Changes. Interstate and Patriot agreed to promptly advise the other party orally and in writing of (i) any representation or warranty made by it or, in the case of Patriot, Wyndham International in the Merger Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of Patriot, Wyndham International to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions to the Merger to be satisfied.

  Interstate's Accumulated and Current Earnings and Profits. At the Closing, Interstate will deliver to Patriot (i) a statement of Interstate's E&P as of a date not more than 30 days prior to the Closing Date, together with evidence of such E&P from Coopers & Lybrand L.L.P. in a form reasonably satisfactory to Patriot, and (ii) a statement of estimated E&P as of the Closing Date. Interstate further agreed that, prior to the Closing Date, it will cooperate in Patriot's efforts to obtain from Coopers & Lybrand L.L.P. such firm's computation, or confirmation of Interstate's computation, of E&P at the Effective Time.

  Filings; Cooperation. Subject to the terms of the Merger Agreement, Interstate, Patriot and Wyndham International each agreed to: (i) prepare this Joint Proxy Statement/Prospectus, to call and hold a special stockholders' meeting for the purpose of obtaining the adoption of the Merger Agreement by such party's respective stockholders, and to have the Form S-4 declared effective by the Commission, in each case as soon as practicable; (ii) afford the other parties and their respective representatives reasonable access prior to the Effective Time, on a confidential basis, to their respective properties, books, contracts, commitments, personnel and records; (iii) make and supplement such filings, if any, as may be required by the HSR Act with respect to the Merger; (iv) use all reasonable efforts to take all actions, and do, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable; (v) consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Merger Agreement; (vi) give the other parties the reasonable

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

opportunity to participate in the defense of any stockholder litigation, relating to the Merger Agreement; and (vii) use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

  Certain Other Covenants of Interstate. Interstate has further agreed, subject to the terms and conditions of the Merger Agreement: (i) to deliver to Patriot, prior to the Closing Date, a letter identifying all "affiliates" of Interstate for the purposes of Rule 145 under the Securities Act and to use all reasonable efforts to cause each such affiliate to deliver to Patriot on or prior to the Closing Date an agreement acknowledging certain matters with respect to restrictions on the resale of the Paired Shares received by such affiliate in the Merger; (ii) to cooperate with Patriot to determine whether the issuance of Paired Shares in the Merger will violate the Excess Share Provisions (see "Description of Capital Stock--Excess Stock"); and (iii) to cause Interstate's Employee Stock Purchase Plan to be terminated on or prior to the Closing Date.

  Certain Other Covenants of the Patriot Companies. The Patriot Companies have further agreed, subject to the terms and conditions of the Merger Agreement:
(i) assuming the Effective Time occurs, to treat service with Interstate, with certain exceptions, as service with the Patriot Companies for purposes of (A) determining eligibility to participate, vesting and entitlement to benefits under each Patriot or Wyndham International employee benefit plan, and (B) satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any such plan and, further, to give credit under any such plan in which such employee is eligible to participate for amounts paid under a corresponding Interstate benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Patriot or Wyndham International plan; (ii) to honor, following the Effective Time, in accordance with their terms, all employment, severance and other compensation agreements and arrangements of Interstate; (iii) to effect certain registration rights pursuant to the Registration Rights Agreement; and (iv) to use all reasonable efforts to cause the Paired Shares to be issued in the Merger and under the Interstate Stock Plans to be approved prior to the Effective Time for listing on the NYSE, subject to official notice of issuance.

  Interim Transactions Committee. In accordance with the Merger Agreement, Patriot and Interstate have constituted and established an Interim Transactions Committee which will evaluate and consider proposed transactions by Interstate or any of its subsidiaries prior to the Effective Time. The Interim Transactions Committee consists of Paul A. Nussbaum and James D. Carreker (each designated by Patriot), and W. Thomas Parrington, Jr. and J. William Richardson (each designated by Interstate), and acts only by the vote of at least three of the four members thereof. The Interim Transactions Committee will be abolished at the Effective Time.

INDEMNIFICATION

  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of Interstate or its subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts will be assumed by Patriot and Patriot will be directly responsible for such indemnification as of the Effective Time, with such rights to indemnification continuing in full force and effect in accordance with their respective terms for a period of not less than six years from the Effective Time.

  In addition, directors and officers of Interstate who become or remain directors or officers of Patriot, Wyndham International or any of their respective subsidiaries after the Effective Time will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to directors and officers of Patriot, Wyndham International or such subsidiary, as the case may be.

  Patriot additionally agreed to maintain in effect for not less than six years after the Effective Time one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and

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

officers of Interstate that is substantially similar to that provided by the policies maintained by or on behalf of Interstate and its subsidiaries as of December 2, 1997 with respect to matters existing or occurring at or prior to the Effective Time, provided that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium paid by Interstate and its subsidiaries for such insurance as of December 2, 1997, then Patriot will provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Proposal by the stockholders of Interstate, Patriot and/or Wyndham International, in a number of circumstances including by: (i) mutual written consent of Patriot and Interstate; (ii) either Patriot or Interstate, if the Merger shall not have been consummated on or before May 31, 1998, provided that this right to terminate will not be available to any party whose failure to perform any of its obligations under the Merger Agreement resulted in the failure of the Merger to be consummated by May 31, 1998; (iii) either Patriot or Interstate, if the Merger Proposal shall not have been approved by the stockholders of Patriot, Wyndham International or Interstate at the applicable stockholders meeting; (iv) either Patriot or Interstate, if any competent court or other governmental entity shall have issued or enacted any judgment, order, decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition (each, a "Restraint") or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement and such Restraint or other action shall have become final and nonappealable; (v) by Patriot, if the Interstate Board or any committee thereof shall have (a) withdrawn, modified or amended in a manner adverse to Patriot its approval or recommendation of the Merger or the Merger Agreement, (b) failed to include such recommendation in this Joint Proxy Statement/Prospectus, (c) approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal other than the Merger, (d) caused Interstate to enter into an Acquisition Agreement, or (e) resolved to take any of the foregoing actions;
(vi) Interstate, if either the Patriot Board or the Wyndham International Board or any committee of either such Board shall have (A) withdrawn, modified or amended in a manner adverse to Interstate its approval or recommendation of the Merger or the Merger Agreement, (B) failed to include such recommendation in this Joint Proxy Statement/Prospectus, or (C) resolved to take any of the foregoing actions; (vii) Interstate, if Patriot or Wyndham International shall have breached or failed to perform in any material respect any of their representations, warranties and covenants required to be performed by them under the Merger Agreement and such breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Patriot and Wyndham International of such breach (provided that Interstate is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days after giving notice to Interstate of such breach); (viii) Interstate, in response to an unsolicited Acquisition Proposal, if the Interstate Board determines (after consultation with its financial advisors) that (A) such unsolicited Acquisition Proposal is reasonably likely to be, involve or result in an Acquisition Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Interstate's stockholders than the Merger and
(B) the failure to take such action would result in a breach of the fiduciary duties of Interstate's Board under applicable law, provided that Interstate has, prior to and as a condition to the effectiveness of such termination, deposited $50 million with an escrow agent as described under "--Fees and Expenses"; (ix) Interstate, if the Patriot Average Closing Price is less than $26.416 (as equitably adjusted pursuant to the Merger Agreement), provided that any prior exercise by Interstate of such right to terminate the Merger Agreement will be rescinded and have no effect if Patriot determines to increase the Exchange Ratio to an amount equal to $35.424 divided by the Average Closing Price; and (x) by Patriot, if Interstate shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under the Merger Agreement and such breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice of Interstate of such breach (provided that neither Patriot nor Wyndham International is then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days after giving notice to Patriot of such breach).

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

FEES AND EXPENSES

  General. Except as otherwise described herein, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses (whether or not the Merger is consummated), except that each of Patriot and Interstate will pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of this Joint Proxy Statement/Prospectus (excluding Commission filing fees).

  Break-up Fees--Interstate. In the event that the Merger Agreement is terminated by Interstate, in response to an unsolicited Acquisition Proposal, after determining (in consultation with Interstate's financial advisors) that
(i) such unsolicited Acquisition Proposal is reasonably likely to be, involve or result in an Acquisition Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to Interstate's stockholders than the Merger and
(ii) the failure to so terminate the Merger Agreement would result in a breach of the Interstate Board's fiduciary duties under applicable law, Interstate will deposit $50 million with an escrow agent for the benefit of Patriot to be distributed as described below.

  In the event that (i) an Acquisition Proposal is made public, or any person publicly announces an intention (whether or not conditional) to make an Acquisition Proposal, and thereafter (A) the Merger Agreement is terminated by either Patriot or Interstate due either to the Merger not having been consummated on or prior to May 31, 1998 or the fact that Interstate stockholders shall have failed to approve the Merger Proposal at the Interstate Special Meeting, and (B) within 12 months after such termination of the Merger Agreement Interstate enters into an Acquisition Agreement or an Alternative Transaction (as defined in the Merger Agreement) or (ii) the Merger Agreement is terminated by Patriot after the Interstate Board or any committee thereof has (A) withdrawn, modified or amended in a manner adverse to Patriot its approval or recommendation of the Merger or the Merger Agreement, (B) failed to include such recommendation in this Joint Proxy Statement/Prospectus, (C) approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal other than the Merger, (D) caused Interstate to enter into an Acquisition Agreement, or (E) resolved to take any of the foregoing actions, Interstate will deposit $50 million with an escrow agent for the benefit of Patriot to be distributed as described below.

  The proceeds of the amounts deposited with the escrow agent will be distributed to Patriot to the maximum extent possible without jeopardizing Patriot's REIT status under the Code. Amounts initially withheld from distribution to Patriot will be distributed to Patriot at the earliest possible time that such distributions may be made without jeopardizing Patriot's REIT status under the Code. Any amounts remaining in the escrow fund after 15 years will be released by the escrow agent to Interstate.

  Break-up Fees--Patriot. In the event that the Merger Agreement is terminated by Interstate after the Patriot Board or the Wyndham International Board or any committee of either of them has (i) withdrawn, modified or amended in a manner adverse to Interstate its approval or recommendation of the Merger or the Merger Agreement, (ii) failed to include such recommendation in this Joint Proxy Statement/Prospectus, or (iii) resolved to take any of the foregoing actions, Patriot will pay Interstate a fee equal to $50 million. In the event that the Merger Agreement is terminated by Interstate or Patriot after the requisite stockholder approval has not been obtained at the Interstate Special Meeting, the Patriot Special Meeting and/or the Wyndham International Special Meeting, then Patriot will pay Interstate an amount in cash equal to the documented out-of-pocket fees and expenses actually incurred by Interstate prior to such termination in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $9 million, provided that no such payment will be made in the case of a termination by Patriot or Interstate if Interstate is in material breach of the Merger Agreement at the time of such termination (which breach has continued for more than 30 days after notice or cannot reasonably be expected to be cured within such period (unless such breach was caused by or resulted from a breach of the Merger Agreement by Patriot or Wyndham International)).

AMENDMENTS

  The parties may amend the Merger Agreement in writing at any time before or after approval of the Merger Proposal by the stockholders of Patriot, Wyndham International or Interstate, but after any such stockholder approval, no amendment may be made which by law requires the further approval of stockholders without obtaining such further approval.

                          CERTAIN RELATED AGREEMENTS

SHAREHOLDERS AGREEMENT

  Pursuant to the Shareholders Agreement, Milton Fine and each of the Fine Entities have appointed Patriot their proxy to vote the shares of Interstate Common Stock owned by them with respect to certain matters relating to the Merger, up to an aggregate maximum of 19.9% of the total outstanding shares of Interstate Common Stock. As of February 5, 1998, Milton Fine and the Fine Entities owned an aggregate of 12,771,530 Interstate Shares and the proxy given to Patriot applied to 7,062,599 of such shares. The term of the proxy lasts from December 2, 1997 to the earlier of the termination of the Merger Agreement and the Effective Time.

  The proxy described above grants Patriot the right to vote Interstate Shares to which it applies (i) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement; (ii) against any Acquisition Proposal;
(iii) against any proposal for any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Interstate under the Merger Agreement or which is reasonably likely to result in any of the conditions of Interstate's obligations under the Merger Agreement not being fulfilled; (iv) against any change in the directors of Interstate, any change in Interstate's present capitalization, any amendment to the Interstate Charter or the Interstate Bylaws, and/or any other material change in Interstate's corporate structure or business; (v) against any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated; and (vi) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement. The proxy also grants Patriot the right to execute any documents necessary or appropriate to effectuate the purposes of the proxy.

  Pursuant to the Shareholders Agreement, Milton Fine and the Fine Entities have also agreed, with respect to any Interstate Shares not voted pursuant to the proxy (including any Interstate Shares owned by Milton Fine and the Fine Entities beneficially but not of record), to vote such shares, up to a maximum, when aggregated with all Interstate Shares voted pursuant to the proxy, of 19.9% of the total outstanding shares of Interstate Common Stock, in the same manner as set forth above.

  Under the Shareholders Agreement, during the proxy term Milton Fine and each of the Fine Entities are prohibited from (i) selling, transferring, assigning or otherwise disposing of any of their Interstate Shares; (ii) depositing any of their Interstate Shares into a voting trust or entering into any voting agreement or arrangement with respect to their shares of Interstate Common Stock; (iii) entering into any contract, option or other legally binding undertaking providing for any transaction described in (i) and (ii) above; and
(iv) taking any action that would make any representation or warranty of Milton Fine and the Fine Entities contained in the Shareholders Agreement untrue or incorrect or have the effect of preventing or disabling Milton Fine and the Fine Entities from performing any of their obligations under the Shareholders Agreement. Prior to the mailing of this Joint Proxy Statement/Prospectus to holders of Interstate Common Stock, Milton Fine and the Fine Entities may sell, pursuant to Rule 144 under the Securities Act, or contribute to certain tax-exempt charitable institutions, up to an aggregate of 360,000 Interstate Shares. In addition, if the Merger is consummated, Milton Fine and each of the Fine Entities are prohibited for 90 days from selling, transferring, assigning, pledging or otherwise disposing of any of the Paired Shares received by them pursuant to the Merger Agreement.

  The Shareholders Agreement also contains certain other provisions, including
(i) the agreement of Milton Fine and the Fine Entities (a) to elect to receive Cash Consideration in the Merger with respect to all Interstate Shares owned by them, (b) not to exercise dissenters' rights with respect to the Merger, and (c) until the date (the "Board Representation Date") that is the earlier of (1) the later of (A) the first date on which Milton Fine and the Fine Entities own fewer than 3% of the then-outstanding Paired Shares and (B) the second anniversary of the Effective Time and (2) the first date on which Milton Fine and the Fine Entities own fewer than 50% of the Paired Shares received by them in the Merger, to vote or cause to be voted all Paired Shares owned of record by them in favor of the nominees of Patriot or Wyndham International or the Patriot Board or the Wyndham

International Board for directors at each meeting of stockholders of Patriot or Wyndham International, as the case may be; (ii) the agreement of Milton Fine to cause or use reasonable efforts to cause, at the request of Patriot or Wyndham International, the extension of certain management contracts for hotels in which Mr. Fine has a direct or indirect equity interest and to which Interstate or one of its affiliates is a party; and (iii) the agreement of Patriot to (a) cause the election of a designee of Milton Fine and the Fine Entities as a director of Patriot until the Board Representation Date, (b) provide or cause to be provided to Milton Fine, for three years, office space in Pittsburgh, Pennsylvania to use rent free, and (c) permit Milton Fine to stay in first-class accommodations in one or more of Interstate's current hotels rent free, for an aggregate of 30 days each year for five years. See "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate."

NONDISSENT AGREEMENTS

  Certain significant stockholders and members of Interstate's senior management owning an aggregate of approximately 17 million Interstate Shares agreed not to exercise dissenters' rights with respect to the Merger.

           OWNERSHIP OF INTERSTATE COMMON STOCK PRIOR TO THE MERGER

  The following table sets forth certain information regarding the beneficial ownership of Interstate Common Stock as of February 5, 1998 by (i) each person known by Interstate to own beneficially more than 5% of the Interstate Common Stock, (ii) each director and Named Executive of Interstate, and (iii) all directors and executive officers of Interstate as a group. Unless indicated otherwise, the address for each of the persons named in the table is Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                                                NUMBER OF SHARES PERCENTAGE OF
                                                     OWNED       SHARES OWNED
                                                ---------------- -------------
   Milton Fine(1)..............................     6,207,230        17.5%
   Fine Entities(2)............................    12,771,530        36.0
   David J. Fine(3)............................     6,571,800        18.5
   Blackstone Group(4).........................     2,528,571         7.1
   W. Thomas Parrington, Jr.(5)................       303,660           *
   J. William Richardson(6)....................       170,403           *
   Robert L. Froman............................       174,072           *
   Marvin I. Droz(7)...........................       100,454           *
   R. Michael McCullough(8)....................        10,000           *
   Thomas J. Saylak............................           --          --
   Steven J. Smith.............................         4,300           *
   The Prudential Insurance Company of Ameri-
    ca(9)......................................     2,735,200         7.7
   All directors and executive officers as a
    group (10 persons)(10).....................    13,551,919        38.2

--------
 *  Less than 1%.
 (1) Includes 5,000 shares owned by Milton Fine's wife, 2,500 shares owned by Milton Fine's wife in trust for her children and 6,199,730 of the 12,771,530 shares beneficially owned by the Fine Entities as to which Milton Fine is trustee. Milton Fine disclaims beneficial ownership of all of such shares.
 (2) The Fine Entities are comprised of six trusts: Milton Fine is the trustee of two of the trusts and David J. Fine is the trustee of four of the trusts.
 (3) David J. Fine may be deemed to beneficially own 6,571,800 of the 12,771,530 shares beneficially owned by the Fine Entities as to which David J. Fine is trustee. David J. Fine disclaims beneficial ownership of such shares.
 (4) The Blackstone Group's address is 345 Park Avenue, New York, New York
     10154.
 (5) Includes 3,000 shares owned by Mr. Parrington's daughters. Mr. Parrington disclaims beneficial ownership of such shares.
 (6) Includes 500 shares owned by Mr. Richardson's daughters. Mr. Richardson disclaims beneficial ownership of all of such shares.

 (7) Consists of 83,454 shares owned by a trust for which Mr. Droz is trustee and 17,000 shares owned by Mr. Droz's wife. Mr. Droz disclaims beneficial ownership of such shares.
 (8) All of the shares shown in the table to be beneficially owned by Mr. McCullough are owned by Mr. McCullough's wife. Mr. McCullough disclaims beneficial ownership of such shares.
 (9) The address of The Prudential Insurance Company of America is 751 Broad Street, Newark, New Jersey 07102-3777.
(10) Includes 10,000 shares that are subject to certain risks of forfeiture under Interstate's Equity Incentive Plan.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a general summary of all material United States federal income tax consequences of the Merger to Patriot, Wyndham International and Interstate and their respective U.S. Stockholders (as defined below in "-- Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders") as well as certain other tax considerations for U.S. holders of Paired Shares. The following discussion is based upon current provisions of the Code, existing temporary and final regulations thereunder and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. See "Risk Factors--REIT Tax Risks-- Exemption from Anti-Pairing Rules; Risks of Adverse Legislation" for a discussion of certain legislative proposals that, if enacted, would alter the tax treatment of the Patriot Companies and could jeopardize Patriot's ability to qualify as a REIT. No attempt has been made to comment on all United States federal income tax consequences of the Merger that may be relevant to stockholders of Patriot, Wyndham International and Interstate. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular stockholder of Patriot, Wyndham International and Interstate.

  THE FOLLOWING DISCUSSION MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF SHARES OF PATRIOT CAPITAL STOCK, WYNDHAM INTERNATIONAL COMMON STOCK OR INTERSTATE COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, NON-U.S. STOCKHOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION. STOCKHOLDERS OF PATRIOT, WYNDHAM INTERNATIONAL AND INTERSTATE ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER.

TAX CONSEQUENCES OF THE MERGER

  Prior to the Closing, Goodwin, Procter & Hoar llp, counsel to the Patriot Companies, will deliver an opinion to Patriot and Interstate to the effect that, on the basis of the representations, assumptions and conditions set forth in such opinion, the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Patriot and Interstate will each be a party to such reorganization within the meaning of Section 368(b) of the Code, and the following discussion assumes the Merger is so treated. As a result of such treatment, no gain or loss will be recognized by Interstate as a result of the Merger. Stockholders of Interstate will recognize gain, but not loss, on the exchange of shares of Interstate Common Stock for Paired Shares and/or cash pursuant to the Merger in an amount equal to the lesser of (a) the fair market value of the Wyndham International Common Stock as of the Effective Time that they receive, plus the amount of cash received in connection with the Merger (other than cash received in lieu of fractional shares of Patriot Common Stock) (such value and cash received by a stockholder is referred to herein as the stockholder's "boot") or (b) the amount by which the fair market value of the Paired Shares as of the Effective Time, plus the amount of cash received in connection with the Merger, exceeds the stockholder's adjusted tax basis in the Interstate Common Stock exchanged therefor. Any such gain will be characterized as capital gain (assuming the Interstate Common Stock exchanged was a capital asset in the hands of the stockholder) unless the boot received has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend to the extent of the stockholder's ratable share of Interstate's undistributed earnings and profits (see below). Interstate stockholders may also recognize gain or loss from the "deemed redemption" of fractional shares of Patriot Common Stock (as discussed below). The Patriot Companies' estimate of the value of a share of Wyndham International Common Stock is discussed below. No gain or loss will be recognized by Patriot as a result of the Merger. Neither Wyndham International, which is not a constituent corporation in the Merger, nor the stockholders of Patriot and Wyndham International, will recognize gain or loss as a result of the Merger.

  The opinion of Goodwin, Procter & Hoar llp will be based, in part, upon a representation by the management of Interstate that there is no plan or intention on the part of stockholders of Interstate that own 5% or more of the Interstate Outstanding Shares, and, to the best knowledge of Interstate's management, there is no plan or intention on the part of the remaining stockholders of Interstate, to dispose of a number of Paired Shares received in the Merger that would reduce the aggregate value of the Patriot Common Stock held by Interstate stockholders to less than 45% of the value of the Interstate Common Stock as of the Effective Time, and upon counsel's assumption to the effect that such representation is correct as if made without such "best knowledge" qualification.

  In general, the determination as to whether the gain recognized by an Interstate stockholder in the Merger will be treated as capital gain or dividend income depends upon whether and to what extent the transactions related to the Merger will be deemed to reduce the stockholder's percentage stock ownership of Patriot following the Merger. For purposes of that determination, the stockholder is treated as if it first exchanged all of its shares of Interstate Common Stock solely for Patriot Common Stock and then Patriot immediately redeemed (the "deemed redemption") a portion of such Patriot Common Stock in exchange for the boot the stockholder actually received. If, under Section 302 of the Code, the deemed redemption is "not essentially equivalent to a dividend" with respect to the stockholder, then any gain recognized by the stockholder in the transaction will be capital gain. In general, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the stockholder's deemed percentage stock ownership of Patriot following the Merger. In general, that determination requires a comparison of
(i) the percentage of the outstanding stock of Patriot the stockholder owned or is considered to have owned immediately before the deemed redemption and
(ii) the percentage of the outstanding stock of Patriot the stockholder owns immediately after the deemed redemption. Stock owned for this purpose includes stock actually owned as well as stock treated as being owned under the constructive ownership rules of Section 318 of the Code. The IRS has indicated in a published ruling that, in the case of a small minority holder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the holder's proportionate interest in the corporation from
 .0001118% to .0001081% would constitute a meaningful reduction. In addition, the deemed redemption will not be essentially equivalent to a dividend if it is "substantially disproportionate." The deemed redemption will be "substantially disproportionate" with respect to an Interstate stockholder if the percentage of the outstanding voting stock of Patriot (following the Merger and the deemed redemption) actually owned by the stockholder and constructively owned by the stockholder under the constructive ownership rules of Section 318 of the Code (treating the Patriot Common Stock acquired by Patriot in the deemed redemption as not outstanding) is less than 80% of the percentage of the outstanding voting stock of Patriot actually and constructively owned by the stockholder following the Merger but immediately before the deemed redemption (treating the Patriot Common Stock acquired by Patriot in the deemed redemption as outstanding).

  In applying the foregoing tests, under the attribution rules of Section 318 of the Code, a stockholder is deemed to own (i) stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, and (ii) stock subject to an option actually or constructively owned by the stockholder or such other persons. As these rules are complex, each stockholder that believes it may be subject to these rules should consult its tax advisor.

  Interstate stockholders should be aware that the Taxpayer Relief Act of 1997 (the "Relief Act") recently modified the capital gain rates applicable to individuals, trusts and estates. See "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders."

  The aggregate tax basis of the shares of Patriot Common Stock received by an Interstate stockholder in the Merger (including any fractional shares of Patriot Common Stock for which cash is received) will be the same as the aggregate tax basis of his or her shares of Interstate Common Stock exchanged therefor, increased by any gain recognized in the transaction (whether capital gain or dividend income), and decreased by the amount of "boot" received with respect to such shares of Interstate Common Stock (i.e. the fair market value of the Wyndham International Common Stock received) plus any cash received in connection with the Merger (other than cash received in lieu of fractional shares of Patriot Common Stock). The holding period for shares of Patriot Common Stock received by a stockholder will include the period that such shares of Interstate Common Stock were held by the holder, provided such shares were held as a capital asset at the Effective Time.

  If an Interstate stockholder has differing bases and/or holding periods in respect of his or her shares of Interstate Common Stock, he or she should consult his or her tax advisor prior to the exchange with regard to computing his or her gain with respect to particular blocks of Interstate Common Stock and identifying the particular bases and/or holding periods of the particular shares of Patriot Common Stock he or she receives in the exchange.

  The aggregate tax basis of the shares of Wyndham International Common Stock received by an Interstate stockholder in the Merger will be equal to the fair market value of the Wyndham International Common Stock as of the Effective Time. The holding period for shares of Wyndham International Common Stock received by a stockholder will begin on the day it is distributed.

  Cash received in lieu of fractional shares of Patriot Common Stock will be treated as received in redemption for such fractional interest, and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Patriot Common Stock allocable to such fractional shares. Such gain or loss will constitute capital gain or loss from the sale of stock if the stockholder holds its Interstate Common Stock as a capital asset at the Effective Time.

  Under the terms of the Pairing Agreement, the Patriot Companies are obligated to agree on the relative values of a share of Patriot Common Stock and a share of Wyndham International Common Stock that comprise a Paired Share. As of the date of the mailing of this Joint Proxy Statement/Prospectus, the Patriot Companies have determined that the value of a share of Wyndham International Common Stock should represent 5% of the value of a Paired Share. There can be no assurance, however, that the IRS will agree with such valuation or that these relative values will not have changed by the Effective Time.

  The Charters generally provide that no individual or entity (other than Look-Through Entities) may beneficially own or constructively own in excess of 8.0% of the outstanding shares of any class or series of equity stock of Patriot or Wyndham International and that no Look-Through Entity may beneficially own or constructively own in excess of 9.8% of the outstanding shares of any class or series of Equity Stock of Patriot or Wyndham International. Paired Shares received by any Interstate stockholder in the Merger in excess of the applicable ownership limitation will be converted into Excess Stock in accordance with the Excess Share Provisions of the Charters. See "Description of Capital Stock--Excess Stock" and "--Certain Provisions of the Charters and Bylaws--Restrictions on Ownership and Transfer." Although not entirely free from doubt, such Excess Stock likely would be treated as "boot" in the same manner as cash received in the Merger pursuant to a Cash Election for purposes of the foregoing rules.

  The conclusion above that Interstate will not recognize gain or loss as a result of the Merger assumes that Patriot makes an election pursuant to IRS Notice 88-19 with respect to the Merger. Patriot will make the election pursuant to IRS Notice 88-19 if such election is available. If Patriot failed to make the election (or if it were no longer available), Interstate would recognize gain on the Merger notwithstanding that the Merger qualified as a "reorganization" within the meaning of Section 368(a) of the Code.

MERGER DIVIDEND

  To maintain its qualification as a REIT, following the Merger, Patriot will be required to distribute the earnings and profits of Interstate (as determined for federal income tax purposes) accumulated as of the Closing. See "--REIT Qualification." The distribution will be taken into account by Patriot's taxable U.S. Stockholders as ordinary income to the extent it is made out of current or accumulated earnings and profits, and will not be eligible for the dividends received deduction generally available for corporations. See "--Federal Income Taxation of Holders of Paired Shares."

REIT QUALIFICATION

 General

  If certain detailed conditions imposed by the provisions of the Code are met, entities such as Patriot that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

  Prior to the consummation of the Merger, Patriot has been and will continue to be operated in a manner intended to allow it to qualify as a REIT. Patriot intends to operate following the Merger in a manner so that Patriot will continue to qualify as a REIT. If Patriot fails to qualify as a REIT in any taxable year, Patriot will be subject to federal income taxation as if it were a domestic corporation, and Patriot's stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, Patriot could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, Patriot also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost. Failure of Old Patriot to have qualified as a REIT also could disqualify Patriot as a REIT and/or subject Patriot to significant tax liabilities.

  Patriot's qualification and taxation as a REIT following the Merger will depend upon Patriot's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code. Counsel has not reviewed and will not review Patriot's compliance with these tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within Patriot's control. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to a corporation with which its stock is paired. Accordingly, no assurance can be given that Patriot will satisfy such tests on a continuing basis following the Merger. See "Risk Factors--REIT Tax Risks."

  In connection with the mailing of this Joint Proxy Statement/Prospectus, Goodwin, Procter & Hoar llp will render an opinion to the effect that (i) for periods ending on or before the date of such opinion, Patriot has qualified to be treated as a REIT and (ii) for subsequent periods, including periods following the Merger, Patriot will be organized in conformity with the requirements for qualification as a REIT and the proposed manner of operations of Patriot will enable Patriot to continue to qualify as a REIT. The opinion of Goodwin, Procter & Hoar llp will be filed as an exhibit to the Registration Statement of which the Joint Proxy Statement/Prospectus is a part. This opinion is based on representations from Patriot regarding Old Patriot's and Patriot's compliance with the requirements for REIT qualification, and is not binding on the IRS. Each of Old Patriot's and Patriot's qualification as a REIT depends on its having met or meeting, as the case may be, through actual operating results, the various requirements for qualification as a REIT under the Code. Counsel has not verified and will not verify the companies' compliance with those tests. Accordingly, no assurance can be given that the IRS will not challenge the status of Patriot as a REIT prior to the Merger or the status of Patriot as a REIT following the Merger. In addition, the opinion of Goodwin, Procter & Hoar llp is based on current law, and changes in applicable law could adversely affect Patriot's ability to qualify as a REIT. See "Risk Factors--REIT Tax Risks--Exemption from Anti-Pairing Rules; Risks of Adverse Legislation" for a discussion of current legislative proposals that, if enacted, would alter the tax treatment of the Patriot Companies and could jeopardize Patriot's ability to qualify as a REIT.

  In rendering its opinion regarding REIT qualification, Goodwin, Procter & Hoar llp will rely upon the representations of Patriot that it will distribute, with respect to the taxable year in which the Merger closes, all E&P inherited from Interstate. Accordingly, Interstate has agreed that, at the Closing Date, Interstate will deliver to Patriot a statement of E&P as of a date not more than 30 days prior to the Closing Date, together with evidence of such E&P from Coopers & Lybrand L.L.P. in a form reasonably satisfactory to Patriot, and a statement of estimated E&P of Interstate as of the Closing Date. Interstate further agreed that, prior to the Closing Date, it will cooperate in Patriot's efforts to obtain from Coopers & Lybrand L.L.P. such firm's computation, or confirmation of the Company's computation, of E&P of Interstate at the Effective Time. In rendering its opinion regarding REIT qualification, Goodwin, Procter & Hoar LLP will also rely upon the representations of Patriot that it will distribute with respect to 1998 the E&P inherited from Old Wyndham. Accordingly, Patriot expects to obtain from Coopers & Lybrand L.L.P. a similar statement of Old Wyndham's E&P. There can be no assurance that the IRS will not challenge the calculation of the E&P inherited from Interstate or Old Wyndham. If the IRS were to determine that Interstate's or Old Wyndham's actual E&P exceeded the amount distributed, Patriot would be disqualified as a REIT.

 Paired Shares

  Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to Patriot and Wyndham International, then Patriot would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this grandfathering rule, Section 269B(a)(3) did not apply to Cal Jockey for periods prior to the Cal Jockey Merger, and, by its terms, this grandfathering rule continued to apply to Patriot after the Cal Jockey Merger and will continue to apply to Patriot following the Merger. There are, however, no judicial or administrative authorities interpreting this grandfathering rule in the context of a merger into a grandfathered REIT or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar llp regarding Patriot's qualification as a REIT, is based solely on the literal language of the statute. Moreover, if for any reason Patriot failed to qualify as a REIT in 1983, the benefit of the grandfathering rule would not be available to Patriot, and Patriot would not qualify as a REIT for any taxable year. Recently proposed amendments to these grandfathering provisions, if enacted, would severely limit the Patriot Companies' ability to utilize the paired structure to operate hotels. See "Risk Factors--REIT Tax Risks-- Exemption from Anti-Pairing Rules, Risks of Adverse Legislation."

 Potential Reallocation of Income

  Due to the paired share structure, Patriot, Wyndham International, Patriot Partnership, Wyndham International Partnership, and their respective subsidiary entities are and will be controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. Patriot and Wyndham International believe that all material transactions between Patriot and Wyndham International, and among them and/or their subsidiary entities, have been and will be negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on Patriot or Wyndham International. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

 Sale of Land by Patriot

  The sale following the Cal Jockey Merger of certain land previously owned by Cal Jockey to an affiliate of PaineWebber (the "PaineWebber Land Sale") was structured to qualify as a tax-deferred like-kind exchange. There can be no assurances, however, that such transaction qualified as a like-kind exchange. If and to the extent the sale did not qualify as a tax-deferred like-kind exchange, any capital gains recognized by Patriot would be taxed to Patriot at applicable capital gains rates, unless distributed to stockholders. To the extent that such recognized gain did not qualify for capital gains treatment, the gain would be combined with Patriot's other 1997 taxable income, 95% of which must have been distributed in order to maintain Patriot's status as a REIT. Any material amounts of such non-capital gains likely would have disqualified Patriot as a REIT. Notwithstanding the foregoing, in the event that the property in the PaineWebber Land Sale constituted "dealer property," then the sales could not in any event have qualified as a like-kind exchange, the gain likely would be subject to a 100% tax, and the amount of gain would constitute nonqualifying income that would have disqualified Patriot as a REIT in 1997. Although Patriot believes that the PaineWebber Land Sale did not constitute a sale of dealer property, whether or not such sale constituted a sale of dealer property is a factual determination not susceptible of legal opinion, and Patriot did not receive opinions from counsel on such determination. As a result, the opinion rendered by Goodwin, Procter & Hoar llp regarding Patriot's qualification as a REIT necessarily relies on representations from Patriot to the effect that the sale did not constitute the sale of dealer property.

 Classification of Patriot Partnership as a Publicly Traded Partnership

  Section 7704 of the Code treats certain "publicly traded partnerships" as corporations. If the Patriot Partnership were taxed as a corporation under these rules, Patriot would be disqualified as a REIT. A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). Interests in the Patriot Partnership have not and will not be traded on an established securities market. Currently, the Patriot Partnership relies on restrictions on transfers and redemptions recently included in its partnership agreement in order to avoid being taxed as a corporation under Section 7704 of the Code. The Wyndham International Partnership relies on similar restrictions to avoid taxation as a corporation. Prior to such amendments, the Patriot Partnership relied on an exemption from the publicly traded partnership rules based on the nature of its income as well as a safe harbor based on the number of its partners. There can be no assurance that efforts to avoid taxation as a corporation under these provisions have been or will be successful.

 Built-In Gain Tax

  If Patriot recognizes gain on the disposition of an asset acquired from Interstate during the ten-year period beginning at the Effective Time, then to the extent of the asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the Effective Time over its then tax basis), Patriot will be subject to tax on such gain at the highest regular corporate rate applicable, pursuant to Treasury Regulations not yet promulgated. Patriot would have to distribute 95% of the excess of the amount of recognized built-in gain over the amount of tax paid in order to maintain its qualification as a REIT. The foregoing assumes that Patriot makes an election pursuant to IRS Notice 88-19 with respect to the Merger. Patriot will make the election pursuant to IRS Notice 88-19 if such election is available. See "--Tax Consequences of the Merger." These built-in gains taxes also will apply to any assets of Old Wyndham that are sold during the ten-year period following the Wyndham Merger.

EFFECTS OF COMPLIANCE WITH REIT REQUIREMENTS

  Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, substantially all of Patriot's hotels have been leased to Lessees and Wyndham International, and Patriot will continue to lease such hotels after the Merger. Similarly, Patriot has subleased the land underlying the Racecourse and leased the related improvements to Wyndham International. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving Patriot a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined low level. In addition, the leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to Patriot's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position. Patriot (excluding certain corporate subsidiaries controlled by Wyndham International) also may not provide services, other than customary services and (beginning in 1998) de minimis non-customary services, to the Lessees or their subtenants.

  Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if Patriot owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, Patriot is deemed to own the assets of stockholders who own 10% or more in value of the stock of Patriot. The Charters are therefore designed to prevent a stockholder of Patriot from owning Patriot stock or Wyndham International stock that would cause Patriot to own, actually or constructively, 10% or more of the ownership interests in a Lessee (including Wyndham International and the Wyndham International Partnership). Thus, Patriot should never own, actually or constructively, 10% or more of a Lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which Patriot has no knowledge, will not cause Patriot to own constructively 10% or more of one or more Lessees at some future date.

  The REIT requirements also impose certain asset tests which limit the value of the non-real estate assets held by Patriot. Although Patriot will hold substantial non-real estate assets, Patriot does not believe that the value of such assets will exceed the applicable limits. There can be no assurance, however, that the IRS will not challenge these valuations.

  In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of Patriot. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require Patriot to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain).

IMPACT OF PROPOSED TAX LEGISLATION

  Patriot's exemption of the anti-pairing rules and its ability to utilize the paired structure could be revoked or limited as a result of future legislation. In that regard, on November 5, 1997, Representative William Archer, Chairman of the Ways and Means Committee of the House of Representatives, publicly announced that he plans to review the "grandfathering" rule to determine whether there should be future restrictions on companies that are grandfathered. In addition, on February 2, 1998, the Treasury Department released an explanation of the revenue proposals included in the Clinton Administration's fiscal 1999 budget (the "Tax Proposals") that included a freeze on the grandfathered status of paired share REITs such as Patriot and a prohibition on REITs acquiring, after the effective date of the legislation, common stock of a corporation representing more than 10% of the vote or value of all classes of stock of the corporation. See "Risk Factors-- REIT Tax Risks--Exemption from Anti-Pairing Rules; Risk of Adverse Legislation."

  There can be no assurance that such legislation or other legislation affecting REIT qualification or operations will not be enacted, and any such legislation could have a material effect on the operation of the Patriot Companies. For example, the Tax Proposals, if enacted, would prevent Wyndham International from leasing and operating real estate assets such as hotels acquired by Patriot after the effective date of the legislation. In addition, under current law, to the extent that Patriot acquires assets that cannot be directly held by a REIT, Patriot generally may contribute such assets to a taxable corporate subsidiary controlled by Wyndham International, subject to the asset tests that limit the value of non-real estate assets held by a REIT and subject to the requirement that a REIT may not hold more than 10% of the voting stock of a single corporation. The Tax Proposals would generally prohibit the use of such a structure for assets contributed to such a corporate subsidiary after the effective date of the legislation, unless Patriot held 10% or less of the value, as well as the vote, of the corporation.

NON-DEDUCTIBILITY OF PARACHUTE PAYMENTS

  In connection with the Merger, certain members of Interstate Senior Management will receive compensation that may be treated as a "parachute payment" under the Code. See "The Merger and Subscription--Interests of

Certain Officers, Directors and Stockholders of Interstate." To the extent that a member of Interstate Senior Management receives parachute payments that exceed the limits determined by Section 280G of the Code, the "excess" parachute payments are not deductible by Interstate (or its successor employer). It is estimated that the payments to be received by Interstate Senior Management could create excess parachute payments in an aggregate amount of approximately $6.2 million. Interstate could also incur approximately $3.4 million in gross-up costs on the excise tax which could be payable by Interstate Senior Management on the excess parachute payments.

TAXATION OF WYNDHAM INTERNATIONAL; CORPORATE SUBSIDIARIES

  As a C corporation under the Code, Wyndham International is subject to United States federal income tax on its taxable income at corporate rates. Certain corporate subsidiaries of the Patriot Partnership that are controlled by Wyndham International also will be subject to federal income tax.

FEDERAL INCOME TAXATION OF HOLDERS OF PAIRED SHARES

 Separate Taxation

  Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Patriot Common Stock and of Wyndham International Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Patriot Common Stock and each share of Wyndham International Common Stock contained within each Paired Share. The tax basis and holding period for each share of Patriot Common Stock and each share of Wyndham International Common Stock also must be determined separately. See "--Tax Consequences of the Merger." Upon a taxable sale of a Paired Share, the amount realized should be allocated between Patriot Common Stock and the Wyndham International Common Stock based on their then-relative values.

 Taxation of Taxable U.S. Stockholders

  As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

  As long as Patriot qualifies as a REIT, distributions made to Patriot's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends-received deduction generally available to corporations. For purposes of determining whether distributions on the Patriot Common Stock are out of current or accumulated earnings and profits, the earnings and profits of Patriot will be allocated first to Patriot's outstanding preferred stock (if any), and then allocated to the Patriot Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed Patriot's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her Patriot Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Patriot Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Patriot

Common Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Patriot Common Stock has been held for more than one year but not more than 18 months, and in the case of all taxpayers short-term capital gain if the Patriot Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by Patriot in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Patriot and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by Patriot during January of the following calendar year.

  Distributions from Wyndham International up to the amount of Wyndham International's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of Wyndham International) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of Wyndham International's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Wyndham International Common Stock, but rather will reduce the adjusted basis of such Wyndham International Common Stock. To the extent that such distributions exceed the adjusted basis of a holder's Wyndham International Common Stock, they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Wyndham International Common Stock has been held for more than one year but not more than 18 months, or in the case of all taxpayers short-term capital gain if the Wyndham International Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder.

  Patriot may elect to retain and pay income tax on its net long-term capital gains recognized during the taxable year. For taxable years beginning after December 31, 1997, if Patriot so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of Patriot's net capital gains as Patriot may designate. Such retained capital gains may be further designated by Patriot as 20% rate gain, unrecaptured Section 1250 gain, or 28% rate gain, as discussed below. Stockholders must account for their share of such retained capital gains in accordance with such further designations; if no such further designation is made, the retained capital gains are treated as 28% rate gain. A stockholder would be deemed to have paid its share of the tax paid by Patriot, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of Patriot Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by Patriot) included in the stockholder's capital gains.

  Taxable distributions from Patriot or Wyndham International and gain or loss from the disposition of shares of Patriot Common Stock and Wyndham International Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from Patriot or Wyndham International generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends from Patriot, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of nontaxable distributions in excess of a stockholder's basis and any deemed capital gain dividends to a Patriot stockholder on account of undistributed capital gains of Patriot, will be treated as investment income for purposes of the investment interest deduction limitation only if and to the extent the stockholder so elects, in which case such capital gain dividends and gains will be taxed at ordinary income rates to the extent of such election. Patriot and Wyndham International will notify stockholders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of Patriot) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Patriot or of Wyndham International.

  The Relief Act alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than one year but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured Section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of assets by, and sales of interests in, "pass-through entities," which include REITs such as Patriot. IRS Notice 97-64 sets forth guidance regarding sales of assets by REITs pending the release of regulations and provides, among other things, that a REIT may designate a capital gains dividend as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution or a 28% rate gain distribution. Absent any such designation, a capital gains dividend will be treated as a 28% rate gain distribution. In general, the Notice provides that a REIT must determine the maximum amounts which may be designated in each class of capital gain dividends as if the REIT were an individual whose ordinary income is subject to a marginal tax rate of at least 28 percent. Similar rules will apply in the case of designated retained capital gains (see above discussion). Patriot will notify stockholders after the close of Patriot's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain (and, with respect to capital gain dividends, the portions constituting 20% rate gain distributions, unrecaptured Section 1250 gain distributions, and 28% rate gain distributions), as well as the amounts of any designated retained capital gains (including the amounts thereof constituting 20% rate gain, unrecaptured Section 1250 gain, and 28% rate gain) and Patriot's taxes with respect to any designated retained capital gains. Final regulations when issued may alter the rules of the Notice regulations. In addition, the IRS has not prescribed regulations or other guidance regarding the application of the new rates to sale of interests in REITs such as Patriot, and it remains unclear how the new rules will affect such sales (if at all). Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

 Taxation of Stockholders on the Disposition of Paired Shares

  In general, and assuming the taxpayer has the same holding period for the Patriot Common Stock and Wyndham International Common Stock that comprise his or her Paired Shares, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than one year, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Shares have been held for more than one year but not more than 18 months, and long-term capital gain or loss if the Paired Shares have been held for more than 18 months), and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Patriot Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Patriot or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

 Information Reporting Requirements and Backup Withholding

  Patriot and Wyndham International will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Patriot and Wyndham International with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Patriot may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to Patriot.

 Taxation of Tax-Exempt Stockholders

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income, as defined in Section 512(a)(1) of the Code ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by Patriot to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by Wyndham International generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from Patriot and Wyndham International will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Patriot and Wyndham International as UBTI.

                MANAGEMENT OF PATRIOT AND WYNDHAM INTERNATIONAL

PATRIOT

  Immediately following the Effective Time, the number of directors of Patriot will be fixed at eleven (with one existing vacancy). At such time, the directors of Patriot will be Paul A. Nussbaum, William W. Evans III, John C. Deterding, John H. Daniels, Gregory R. Dillon, Arch K. Jacobson, James D. Carreker, Philip J. Ward, Harlan R. Crow (all of whom currently are members of the Patriot Board) and Milton Fine (who currently serves as Chairman of the Interstate Board and who will become a director of Patriot immediately after the Effective Time in accordance with the terms of the Merger Agreement and the Shareholders Agreement). Pursuant to an agreement among the parties to the Wyndham Merger Agreement, one additional director may be added to the Patriot Board before July 5, 1998. Such additional director will be nominated by Messrs. Nussbaum, Evans, Jacobson, Daniels and Deterding. Under the terms of the Merger Agreement, the executive officers of Patriot following the Merger will be the current executive officers of Patriot.

  The age, positions and business experience of the directors and executive officers of Patriot that have been designated are set forth below. Following the Merger, the Patriot Board will continue to be divided into three classes, with terms ending in 1998, 1999 and 2000 at the respective annual meetings of stockholders. Directors elected at stockholder meetings hold office for three-year terms. Certain of the stockholders of Patriot have agreed, pursuant to certain agreements, dated as of April 14, 1997, by and among Old Patriot and each of CF Securities, Paul A. Nussbaum, William W. Evans III, Leslie V. Bentley, James D. Carreker, Stanley M. Koonce, Jr. and Anne L. Raymond (the "Voting Agreements"), to vote their shares of Patriot Common Stock in favor of the nominees designated by the Patriot Board in accordance with the terms of the Voting Agreements. Executive officers will be elected annually by the Patriot Board for terms ending on the next annual meeting of the Patriot Board.

          NAME                                 POSITION WITH PATRIOT                         AGE
          ----                                 ---------------------                         ---
Paul A. Nussbaum........ Chairman of the Board of Directors and Chief Executive               50
                         Officer (term expires 1998)
William W. Evans III.... President, Chief Operating Officer and Director (term expires 2000)  45
Anne L. Raymond......... Chief Financial Officer, Executive Vice President and Treasurer      39
Harlan R. Crow.......... Director (term expires 1998)                                         48
John C. Deterding....... Director (term expires 1998)                                         65
Gregory R. Dillon....... Director (term expires 1999)                                         74
John H. Daniels......... Director (term expires 1999)                                         70
Philip J. Ward.......... Director (term expires 1999)                                         49
James D. Carreker....... Director (term expires 2000)                                         50
Arch K. Jacobson........ Director (term expires 2000)                                         69
Milton Fine............. Director (term expires 1998)                                         71

  Paul A. Nussbaum became Chairman of the Board of Directors and Chief Executive Officer of Old Patriot in April 1995, continued in such capacity for Patriot following the Cal Jockey Merger, and will continue in such capacity for Patriot following the Merger. Mr. Nussbaum founded the Patriot American group of companies ("Patriot American") in 1991 and has been its Chief Executive Officer since its inception. Prior to his association with Patriot American, Mr. Nussbaum practiced real estate and corporate law in New York for 20 years, the last 12 years of which as chairman of the real estate department of Schulte Roth & Zabel. He currently serves as a member of the Dallas Symphony and is a member of the Urban Land Institute, the American College of Real Estate Lawyers and the Advisory Board of the Real Estate Center of the Wharton School of Business, University of Pennsylvania. Mr. Nussbaum is a member of the Board of Visitors of the Georgetown University Law Center and an Overseer of Colby College, Waterville, Maine. He also serves on the Boards of Directors of FirstPlus Financial Group, Inc. and Mack-Cali Realty Corporation. He holds a B.A. from the State University of New York at Buffalo and a J.D. from the Georgetown University Law Center.

  William W. Evans III began serving in the Office of the Chairman of Old Patriot in March 1997, continued in such capacity for Patriot following the Cal Jockey Merger, and became a director of Patriot in July 1997. Mr. Evans assumed the position of President and Chief Operating Officer of Patriot in January 1998 in connection with the closing of the Wyndham Merger. Previously, Mr. Evans was a Managing Director in PaineWebber's Real Estate Group with responsibility principally for the origination and structuring of principal transactions. He joined PaineWebber as a result of the firm's acquisition of Kidder, Peabody and Co. Incorporated in December 1994. Prior to joining Kidder, Peabody in 1992, Mr. Evans was a First Vice President and head of the Real Estate Financing Division of Swiss Bank Corporation, responsible for all real estate activities of the U.S. organization of the bank. Mr. Evans is a graduate of the University of Virginia.

  Anne L. Raymond became Chief Financial Officer and an Executive Vice President of Patriot in January 1998 in connection with the closing of the Wyndham Merger. Ms. Raymond joined Old Wyndham in 1983 as Controller and served in that and other financial capacities through September 1987. From September 1987 to July 1994, she served as Investment Manager for Crow Family Holdings, where her responsibilities included managing and overseeing Crow Family Holdings' interest in the Trammell Crow Company and Old Wyndham. Upon the formation of the Crow Investment Trust in August 1994, Ms. Raymond was named Director--Capital Markets thereof and had responsibility for developing and maintaining investment relationships with real estate capital sources. In March 1995, Ms. Raymond rejoined Old Wyndham as Executive Vice President and Chief Financial Officer, and was elected a director of Old Wyndham in April 1996. Ms. Raymond holds a B.S. in Business Administration from the University of Missouri.

  Harlan R. Crow became a director of Patriot in January 1998 in connection with the closing of the Wyndham Merger. Mr. Crow became a director of Old Wyndham in April 1996. Mr. Crow was the chief executive officer of Crow Family Holdings, an investment company managing investments in a variety of real estate related and other businesses, from 1986 to January 1998. Prior to 1986, Mr. Crow was a Regional Partner in the office building unit of Trammell Crow Company, a commercial real estate management and development company. Mr. Crow is a former member of the Board of Directors of Texas Commerce Bancshares, a banking institution. In any given year within the past six years, Mr. Crow has indirectly owned interests in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past six years, Mr. Crow was a general partner, officer or director in approximately 95 partnerships or corporations, or affiliates of such partnerships or corporations, that filed for protection under federal bankruptcy laws. In addition, in the past six years, Mr. Crow was a general partner, executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. Mr. Crow has been a Director of Homegate Hospitality, Inc. since October 1996. Mr. Crow holds a Bachelor of Business Administration from the University of Texas at Austin.

  John C. Deterding became a director of Old Patriot in September 1995 and continued in such capacity for Patriot following the Cal Jockey Merger. He has been the owner of Deterding Associates, a real estate consulting company, since June 1993. From 1975 until June 1993, he served as Senior Vice President and General Manager of the Commercial Real Estate division of General Electric Capital Corporation ("GECC"). In directing the real estate activities at GECC, he was responsible for both domestic and international lending activities, portfolio purchases, joint ventures, asset management and real estate securitization. From November 1989 to June 1993, Mr. Deterding served as Chairman of the General Electric Real Estate Investment Company, a privately held REIT. He served as Director of GECC Financial Corporation from 1986 to 1993. Mr. Deterding is also a former member and trustee of the Urban Land Institute. He holds a B.S. from the University of Illinois.

  Gregory R. Dillon became a director of Old Patriot in September 1995 and continued in such capacity for Patriot following the Cal Jockey Merger. He has been Vice Chairman Emeritus of Hilton Hotels Corporation ("Hilton") since 1993. He has been a director of Hilton since 1977 and was elected Vice Chairman in 1990. Mr. Dillon served as an Executive Vice President of Hilton from 1980 until 1993. Mr. Dillon was also Executive Vice President of Hilton's franchise company, Hilton Inns, Inc., from 1971 to 1986. He is a director of the Conrad N. Hilton Foundation and is a founding member of the American Hotel Association's Industry Real

Estate Financing Advisory Council and the National Association of Corporate Real Estate Executives (NACORE). In addition to his undergraduate degree, Mr. Dillon holds an LL.B. from DePaul University.

  John H. Daniels became a director of Old Patriot in September 1995 and continued in such capacity for Patriot following the Cal Jockey Merger. He has served as President of The Daniels Group Inc., a real estate development and management company, since 1984. Mr. Daniels has also served as Vice Chairman of Patriot American since its inception in 1991. Prior to forming The Daniels Group Inc., Mr. Daniels served as Chairman and Chief Executive Officer of Cadillac Fairview Corporation, a publicly held real estate development and management company. Mr. Daniels has more than 40 years of real estate development and management experience. Mr. Daniels is also a director of Cineplex-Odeon Corporation, Consolidated H.C.I. Corporation, Samoth Capital Corporation and Anitech Enterprises Inc. Mr. Daniels holds a B.S. in Architecture from the University of Toronto.

  Philip J. Ward became a director of Patriot in January 1998 in connection with the closing of the Wyndham Merger. Prior to such time, he had served as a director of Old Wyndham since June 1996. Mr. Ward is the Senior Managing Director in charge of the Real Estate Investment Division of CIGNA Investments, Inc., a division of CIGNA Corporation, a position he has held since December 1985. Mr. Ward joined Connecticut General's Mortgage and Real Estate Department (a predecessor of CIGNA) in 1971 and became an officer in 1987. Since joining CIGNA, Mr. Ward has held real estate investment assignments in Mortgage and Real Estate Production and in Portfolio Management. Mr. Ward is also a director of the Simon DeBartolo Group, Inc., of Indianapolis, Indiana, and a director of the Connecticut Housing Investment Fund. Mr. Ward holds a Bachelor of Arts from Amherst College.

  James D. Carreker became a director of Patriot in January 1998 in connection with the closing of the Wyndham Merger. Prior to such time, he had served as President and Chief Executive Officer of Old Wyndham since May 1988 and as a director of Old Wyndham since February 1996. He also served as Chief Executive Officer of Trammell Crow Company, a national real estate company, from August 1994 to December 1995. Prior to 1988, Mr. Carreker served as President of Burdine's, the Miami based division of Federated Department Stores. Mr. Carreker holds a B.S. and a Master of Business Administration from Oklahoma State University.

  Arch K. Jacobson became a director of Old Patriot in September 1995 and continued in such capacity for Patriot following the Cal Jockey Merger. He has served as President of Jacobson-Berger Capital Group, Inc., a commercial mortgage banking firm, since 1993. From 1986 to 1993, Mr. Jacobson was Chairman of Union Pacific Realty Co., a real estate management and development company. He served in various capacities with the Real Estate Department of The Prudential Insurance Company from 1955 to 1980 and was President and Chief Executive Officer of the Prudential Development Company (a subsidiary of the Prudential Insurance Company) from 1982 to 1986. Mr. Jacobson currently serves as a director of Walden Residential Properties, Inc., a publicly traded multifamily apartment REIT. He was formerly a director of La Quinta Limited Partners, and chaired the committee of independent directors that negotiated the tender offer for and purchase of that company in 1994. Mr. Jacobson holds a B.S. from Texas A&M University.

  Milton Fine will become a director following the Merger. Mr. Fine co-founded Interstate in 1961 and is Chairman of the Board of Interstate. Mr. Fine also served as the Chief Executive Officer of Interstate through March 1996. He is a life trustee of the Carnegie Institute and Chairman of the Board of Trustees of the University of Pittsburgh and a member of the Board of Directors of the Andy Warhol Museum in Pittsburgh, Pennsylvania. Mr. Fine completed his undergraduate studies magna cum laude, and also holds a J.D., from the University of Pittsburgh.

WYNDHAM INTERNATIONAL

  Immediately following the Effective Time, the number of directors of Wyndham International will be fixed at eleven. At such time, the directors of Wyndham International will be Paul A. Nussbaum, Karim Alibhai, Arch K. Jacobson, Sherwood M. Weiser, Russ Lyon, Jr., Burton C. Einspruch, Leonard Boxer, James
D. Carreker,

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

James C. Leslie, Susan T. Groenteman (all of whom currently are members of the Wyndham International Board) and W. Thomas Parrington, Jr. (who currently serves as President, Chief Executive Officer and as a director of Interstate and who will become Vice Chairman of the Wyndham International Board immediately after the Effective Time in accordance with the terms of the Merger Agreement ). Pursuant to an agreement among the parties to the Wyndham Merger Agreement, one additional director may be added to the Wyndham International Board before July 5, 1998. Such additional director will be nominated by Messrs. Carreker and Leslie and Ms. Groenteman. Under the terms of the Merger Agreement, the executive officers of Wyndham International following the Merger will be the current executive officers of Wyndham International.

  The age, positions and business experience of the directors and executive officers of Wyndham International that have been designated are set forth below. Following the Merger, the Wyndham International Board will continue to be divided into three classes, with terms ending in 1998, 1999 and 2000 at the respective annual meetings of stockholders. Directors elected at stockholder meetings hold office for three-year terms. Certain of the stockholders of Wyndham International have agreed, pursuant to the Voting Agreements, to vote their shares of Wyndham International Common Stock in favor of nominees designated by the Wyndham International Board in accordance with the terms of the Voting Agreements. Executive officers will be elected annually by the Wyndham International Board for terms ending on the next annual meeting of the Wyndham International Board.

             NAME                 POSITION WITH WYNDHAM INTERNATIONAL      AGE
             ----                 -----------------------------------      ---
 James D. Carreker........... Chairman of the Board of Directors and        50
                              Chief Executive
                              Officer (term expires 1998)
 W. Thomas Parrington, Jr. .. Vice Chairman of the Board of Directors       53
                              (term expires 1998)
 Karim Alibhai............... President, Chief Operating Officer and        33
                              Director (term expires 2000)
                              Chief Financial Officer, Executive Vice
 Rex E. Stewart.............. President and Treasurer                       50
 Leslie V. Bentley........... Executive Vice President                      46
 Thomas W. Lattin............ Executive Vice President                      52
                              Executive Vice President--Acquisitions and
 Paul Novak.................. Development                                   51
                              Executive Vice President--Marketing and
 Stanley M. Koonce, Jr. ..... Strategic Planning                            49
 Russ Lyon, Jr. ............. Director (term expires 1998)                  67
 Sherwood M. Weiser.......... Director (term expires 1998)                  66
 Burton C. Einspruch, M.D. .. Director (term expires 1999)                  62
 Arch K. Jacobson............ Director (term expires 1999)                  69
 Leonard Boxer............... Director (term expires 1999)                  58
 Susan T. Groenteman......... Director (term expires 1999)                  43
 Paul A. Nussbaum............ Director (term expires 2000)                  50
 James C. Leslie............. Director (term expires 2000)                  42

  James D. Carreker became Chairman of the Board of Directors and Chief Executive Officer of Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. For biographical information on Mr. Carreker, see "Management of Patriot and Wyndham International--Patriot."

  W. Thomas Parrington, Jr. will become Vice Chairman of the Board of Directors of Wyndham International upon the Effective Time. Mr. Parrington has been employed with Interstate since 1981. He has served as Chief Executive Officer of Interstate since April 1996 and as President and Director of Interstate since 1994. Mr. Parrington has also served as Chief Financial Officer prior thereto. Mr. Parrington is a graduate of the Georgetown University School of Business.

  Karim Alibhai became the President and Chief Operating Officer and a director of Wyndham International on October 1, 1997 in connection with the acquisition of GAH by Wyndham International. For the prior 11 years, Mr. Alibhai was a principal of the Gencom Group, an affiliated group of companies that acquired, developed, renovated, leased and managed hotel properties in the United States and Canada through Gencom American Hospitality. Most recently, Mr. Alibhai was the President and Chief Executive Officer of the Gencom Group. He holds a B.A. from Rice University.

  Rex E. Stewart became Executive Vice President and Chief Financial Officer of Old Patriot in April 1995 and served as Chief Financial Officer and Treasurer for the Patriot Companies from the Cal Jockey Merger until the consummation of the Wyndham Merger in January 1998, after which he serves as Executive Vice President and Chief Financial Officer of Wyndham International. From 1993 until joining Old Patriot, he served as Chief Financial Officer and Treasurer of Metro Joint Venture, an independent hotel management company based in Dallas, Texas. He served in the same capacities for Metro Hotels, Inc. from 1986 until 1993. He holds a B.B.A. from Texas A&M University and an M.B.A. from the University of Southern California. He is a certified public accountant.

  Leslie V. Bentley became Executive Vice President for Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. He had been employed by Old Wyndham since March 1985, had served as Executive Vice President and President of the Old Wyndham Garden Division since May 1990 and was elected a director of Old Wyndham in January 1997. From January 1987 to June 1988, Mr. Bentley served as Regional Vice President of Old Wyndham. From June 1988 to December 1988, Mr. Bentley served as Vice President of Operations of Old Wyndham, and from December 1988 to May 1990, he served as Senior Vice President of Operations of Old Wyndham. Prior to joining Old Wyndham, Mr. Bentley was employed by Marriott International Hotels for eight years. Mr. Bentley holds a B.S. in Hotel and Restaurant Administration from Pennsylvania State University.

  Thomas W. Lattin became an Executive Vice President for Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. He became President and Chief Operating Officer of Old Patriot in April 1995 and continued in such capacity for Wyndham International following the Cal Jockey Merger. From 1987 through 1994, he served as the National Partner of the hospitality industry consulting practice of Laventhol & Horwath and subsequently as a partner in the national hospitality consulting group of Coopers & Lybrand L.L.P. In 1994, he joined the Hospitality Group of Kidder, Peabody & Co. Incorporated as a Senior Vice President and later served as a Senior Vice President with PaineWebber Incorporated. Mr. Lattin holds a B.S. and M.S. in Hotel Management from the Cornell School of Hotel Administration. He is a certified public accountant.

  Paul Novak was named Executive Vice President--Acquisitions and Development of Wyndham International in June 1997 and will continue in such capacity with Wyndham International following the Merger. From 1994 through June 1997, Mr. Novak was President and Chief Executive Officer of Bedrock Partners, a private investment group established in 1994 to acquire hotel properties and convert them to Wyndham Hotels or Wyndham Garden Hotels. From 1992 through 1994, Mr. Novak was a principal in his own consulting firm where he directed real estate development, marketing and acquisition assignments from numerous clients. Prior thereto, he served as a Senior Vice President of Marriott International from 1981 until 1992 with responsibility for developing more than 400 properties. Mr. Novak is a member of the Urban Land Institute, The National Realty Committee and the Travel and Tourism Research Association. He received a B.A. from Michigan State University.

  Stanley M. Koonce, Jr. became Executive Vice President--Marketing and Strategic Planning for Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. He had served as Executive Vice President--Marketing, Planning and Technical Services of Old Wyndham since October 1994, was elected a director of Old Wyndham in January 1997 and served as Senior Vice President of Sales and Marketing of Old Wyndham from October 1989 to October 1994. Mr. Koonce served as President of CUC Travel Services, a division of CUC International, in Stamford, Connecticut from 1986 to 1989, as Vice President of the Marketing Department with American Express from 1979 to 1986 and as a Director of Finance and Planning for American Airlines from 1976 to 1979. Mr. Koonce holds a B.S. in Mathematics and an M.B.A. from the University of North Carolina.

  Russ Lyon, Jr. became a director of Wyndham International in July 1997 in connection with the Cal Jockey Merger. He is currently a managing general partner of Western Realty L.P., a shopping center development and management concern, where he has served since 1970. Mr. Lyon was previously a managing general partner of Carefree Resorts L.P., a resort development and management firm, and Carefree Resorts Corp. from 1983 and 1992, respectively, until both were acquired by Patriot in January 1997.

  Sherwood M. Weiser became a director of Wyndham International on October 1, 1997 in connection with the GAH Acquisition. Currently, Mr. Weiser is the Chairman and Chief Executive Officer of Carnival Hotels & Casinos, a hotel and gaming management and development firm. In 1970, Mr. Weiser founded the Company formerly known as The Continental Companies. Carnival Hotels & Casinos was a successor to The Continental Companies. In September 1997, CHCI, the parent corporation of CHC, entered into a merger agreement with Patriot and Wyndham International pursuant to which the hospitality-related businesses of CHCI will merge with and into Wyndham International. Mr. Weiser is a director of Carnival Corporation, United National Bank and Winsloew Furniture Group. He is a graduate of the Ohio State University School of Business and holds a J.D. from the Case Western Reserve University School of Law.

  Burton C. Einspruch, M.D., became a director of Wyndham International in July 1997 in conjunction with the Cal Jockey Merger. Dr. Einspruch is a physician and corporate medical consultant and has practiced medicine since 1960. He holds a B.A. and Sc.B. from Southern Methodist University and an M.D. from Southwestern Medical School of the University of Texas. Dr. Einspruch is the Medical Director of First Southwest Company, a national brokerage firm, and also currently serves as a director of Dallas National Bank. He has served as a board member and advisor to numerous corporations and philanthropies and is currently Chairman of the Holocaust Studies Program Advisory Board at the University of Texas at Dallas, as well as the Executive Board of the Libraries of Southern Methodist University. Dr. Einspruch has attained the academic rank of Clinical Professor of Psychiatry at Southwestern Medical School and Clinical Associate Professor of Psychiatry at New York University Medical Center.

  Arch K. Jacobson will continue to serve as a director of Wyndham International following the Merger. For biographical information on Mr. Jacobson, see "Management of Patriot and Wyndham International--Patriot."

  Leonard Boxer became a director of Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. He became a director of Old Patriot in September 1995, and continued in such capacity for Patriot following the Cal Jockey Merger. He has been a partner and chairman of the real estate department of the law firm of Stroock & Stroock & Lavan in New York, New York since 1987. Previously, he was a founder and managing partner and head of the real estate department of Olnick Boxer Blumberg Lane & Troy, a real estate law firm in New York. Mr. Boxer is a member of the Board of Trustees of New York University Law School. He is a member of the New York Regional Cabinet of the United States Holocaust Memorial Museum. Mr. Boxer holds a B.A. and an LL.B. from New York University.

  Susan T. Groenteman became a director of Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. She had served as a director of Old Wyndham since April 1996. Ms. Groenteman is the Director (chief operating officer) of Crow Family Holdings, an investment company managing investments in a variety of real estate related businesses, along with other industries, a position she has held since 1988. From 1986 through 1988, Ms. Groenteman was Controller of Crow Family Holdings. Ms. Groenteman also served in a variety of positions for Crow Hotel Company, a predecessor to Old Wyndham. In any given year within the past five years, Ms. Groenteman has served as an executive officer or director in over 1,000 partnerships (or affiliates of partnerships) or corporations. In the past five years, Ms. Groenteman has served as an executive officer or director of approximately 95 partnerships or corporations, or for affiliates of such entities, that filed for protection under federal bankruptcy laws. In addition, in the past five years, Ms. Groenteman served as an executive officer or director in approximately 15 partnerships or corporations, or affiliates of such partnerships or corporations, that were placed in receivership. Ms. Groenteman holds a Bachelor of Business Administration from the University of Texas at Arlington.

  Paul A. Nussbaum became Chairman of the Board of Directors and Chief Executive Officer for Wyndham International following the Cal Jockey Merger, and will continue as a director of Wyndham International following the Merger. For biographical information on Mr. Nussbaum, see "Management of Patriot and Wyndham International--Patriot."

  James C. Leslie became a director of Wyndham International in January 1998 in connection with the closing of the Wyndham Merger. He had served as a director of Old Wyndham since June 1996. Mr. Leslie has served as President and Chief Operating Officer of The Staubach Company since March 1996. Mr. Leslie served as Chief Financial Officer of The Staubach Company from 1982 to 1992 and President-Staubach Financial Services from January 1992 to March 1996. Mr. Leslie is also President and a board member of Wolverine Holding Company and serves on the boards of Columbus Realty Trust, FM Properties, Inc., Forum Retirement Partners, L.P. and The Staubach Company, as well as other private corporations and charitable organizations. Mr. Leslie is a certified public account. Mr. Leslie holds a B.S. from the University of Nebraska and an M.B.A. from the University of Michigan.

                         DESCRIPTION OF CAPITAL STOCK

  The rights of stockholders of Patriot and Wyndham International are governed by the Charters and the Bylaws. The rights of such stockholders are also governed by the terms of the Pairing Agreement and the Cooperation Agreement. The following discussion summarizes certain of the key terms of the Charters, the Bylaws, the Pairing Agreement and the Cooperation Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to: the Pairing Agreement, the Charters, the Cooperation Agreement and the Bylaws, which are filed or incorporated by reference as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part; and the relevant provisions of the DGCL. Stockholders of Patriot, Wyndham International and Interstate should carefully read the Charters and the Bylaws, the Pairing Agreement and the Cooperation Agreement.

  Under the Charters, each of Patriot and Wyndham International have the authority to issue 650,000,000 shares of Patriot Common Stock and Wyndham International Common Stock, respectively, 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 750,000,000 shares of excess stock, par value $.01 per share (the "Excess Stock"). Other than shares of Patriot Series A Preferred Stock issued to CF Securities in connection with the Wyndham Merger, no shares of any other class or series of Preferred Stock are currently outstanding. Assuming no Interstate stockholder would receive Paired Shares in excess of the Ownership Limit or the Look-Through Ownership Limit, as the case may be, upon consummation of the Merger, no shares of Excess Stock will be outstanding immediately following consummation of the Merger.

  Issuances of shares of Patriot Common Stock, Wyndham International Common Stock and other equity securities of Patriot and Wyndham International are subject to the terms and conditions of the Pairing Agreement and the Cooperation Agreement.

COMMON STOCK

  The holders of Paired Shares are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. Except as otherwise required by law, by the terms of the Patriot Series A Preferred Stock (see discussion below), by the Charters with respect to Excess Stock or provided in any resolution adopted by either of the Patriot Board or the Wyndham International Board with respect to any series of Preferred Stock, the holders of Paired Shares exclusively possess all voting power. The Charters do not provide for cumulative voting in the election of directors. Subject to the terms of the Patriot Series A Preferred Stock and any preferential rights of any outstanding series of Preferred Stock and the rights of holders of Excess Stock, the holders of Paired Shares are entitled to such dividends as may be declared from time to time by the Patriot Board and the Wyndham International Board from funds available for such purpose, and upon liquidation are entitled to receive pro rata all assets of Patriot and Wyndham International available for distribution to such holders. All Paired Shares issued pursuant to the Merger will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

PREFERRED STOCK

  Each of the Patriot Board and the Wyndham International Board is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because each of the Patriot Board and the Wyndham International Board has the power to establish the preferences and rights of each class or series of Preferred Stock, each such Board of Directors may, subject to the terms of the Cooperation Agreement (see discussion below), afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Patriot Common Stock or Wyndham International Common Stock, respectively. The issuance of shares of

Preferred Stock could have the effect of delaying or preventing a change in control of Patriot or Wyndham International.

PATRIOT SERIES A PREFERRED STOCK

  In connection with the Wyndham Merger, Patriot issued 4,860,876 shares of Patriot Series A Preferred Stock to CF Securities in accordance with the provisions of the Certificate of Designations for the Patriot Series A Preferred Stock (the "Certificate of Designations"). The Patriot Series A Preferred Stock is a series designated out of the Preferred Stock of Patriot. The following is a summary of certain provisions of the Patriot Series A Preferred Stock. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Patriot Charter and the Certificate of Designations, which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

  Each share of Patriot Series A Preferred Stock is entitled to dividends when, as and if declared and paid on the Paired Shares in an amount equal to the sum of the dividends paid on a Paired Share. Dividends on the Patriot Series A Preferred Stock will rank pari passu with dividends on the Paired Shares.

  The Patriot Series A Preferred Stock is entitled to one vote per share, voting together as a class with the shares of Patriot Common Stock, on any matter submitted for a vote of the stockholders of Patriot. The Patriot Series A Preferred Stock is convertible at any time into Paired Shares on a one-for-one basis by the holders thereof, subject to the Excess Share Provisions set forth in the Charters. In addition, the Patriot Series A Preferred Stock is mandatorily convertible at any time and in any amount upon notice by Patriot, provided that the amount so converted will not cause a violation of the Excess Share Provisions set forth in the Charters.

  Upon a liquidation, dissolution or winding up of Patriot, each holder of Patriot Series A Preferred Stock is entitled to receive, on a per share basis,
(i) the Wyndham International Dissolution Preference (as defined below) and
(ii) a ratable share, together with the holders of Patriot Common Stock, in the assets of Patriot available for distribution on the Patriot Common Stock. As used in the Certificate of Designations, "Wyndham International Dissolution Preference" means, as applicable, either (A) if Wyndham International has previously been or is simultaneously liquidated, dissolved or wound up, a preference equal to the amount per share of Wyndham International Common Stock which was or will be received by the holders of Wyndham International Common Stock upon the liquidation, dissolution or winding up of Wyndham International or (B) if Wyndham International has not previously been or is not simultaneously liquidated, dissolved or wound up, a preference per share equal to an amount determined by an independent investment banker selected by the Patriot Board (with the agreement of the majority holder of the Patriot Series A Preferred Stock, if there is one at such time) to be equal to the then current value of a share of Wyndham International Common Stock, without regard to the paired share structure of the Patriot Companies. If Wyndham International has been previously liquidated, dissolved or wound up, then any Wyndham International Dissolution Preference will accrue interest at the applicable federal rate from the date the liquidating distributions were made on the Wyndham International Common Stock unless and until paid.

WYNDHAM INTERNATIONAL SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

  By operation of the CHCI Merger, each issued and outstanding CHCI Share and certain stock option rights will be converted into the right to receive shares of Wyndham International Series A Preferred Stock and shares of Wyndham International Series B Preferred Stock. Generally, the aggregate number of shares of Wyndham International Preferred Stock that each stockholder will have the right to receive pursuant to the CHCI Merger will consist of, to the extent possible, an equal number of shares of Wyndham International Series A Preferred Stock and shares of Wyndham International Series B Preferred Stock.

  Generally, each share of Wyndham International Series A Preferred Stock may be redeemed, at the option of the holder, for one Paired Share at any time following the first anniversary of the closing of the CHCI Merger. Each share of Wyndham International Series B Preferred Stock may be redeemed, at the option of the holder, for one Paired Share; however, such redemption is generally restricted until the fifth anniversary of the closing of the CHCI Merger. The value of a Paired Share at the time of redemption (the "Redemption Value") may, at Wyndham International's option, be paid in cash. Further, if Wyndham International fails to comply with certain restrictions, the Wyndham International Preferred Stock may be redeemed, at the option of the holder, for cash or, at Wyndham International's option, Paired Shares at the Redemption Value plus a premium. The dividend rate on the shares of Wyndham International Preferred Stock is equivalent to the dividend rate on the Paired Shares. Dividends on Wyndham International Series B Preferred Stock are subject to increase during the five years subsequent to the closing of the CHCI Merger if the shares are transferred by the original holder. If the dividends on the Wyndham International Preferred Stock are not paid when due, dividends will instead accrue at the rate of 115% per annum on a compounded basis. Dividends on the Wyndham International Preferred Stock will be preferential to dividends on the Paired Shares. The Wyndham International Preferred Stock is redeemable at Wyndham International's option at the Redemption Value, plus a premium in the case of the original holders thereof and certain permitted transferees. Except as required by law, the Wyndham International Preferred Stock will be non-voting.

  Upon a liquidation, dissolution, or winding up of Wyndham International, the holders of Wyndham International Preferred Stock generally will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of Wyndham International to the holders of Wyndham International Common Stock, any stock not on a parity with the Wyndham International Preferred Stock for liquidation purposes or any stock ranking junior to the Wyndham International Common Stock, an amount equal to the greater of (i) $23.25, plus all accrued but unpaid dividends, for each share of Wyndham International Preferred Stock then held by them, and (ii) the amount that a holder of a share of Wyndham International Preferred Stock would have received if such holder held the number of shares of Wyndham International Common Stock equal to the number of such shares of Wyndham International Preferred Stock.

EXCESS STOCK

  Upon the violation of certain transfer restrictions contained in the Charters, shares of any class or series of outstanding capital stock of Patriot and Wyndham International (collectively, "Equity Stock") will automatically be converted into an equal number of shares of Excess Stock of Patriot or Wyndham International, as the case may be, and transferred to a trust (a "Trust"). Such shares of Excess Stock held in trust shall remain outstanding shares of stock of Patriot and Wyndham International and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Patriot Board or the Wyndham International Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust. Upon the sale of the shares of Excess Stock to either a permitted transferee under the Charters (a "Permitted Transferee") or to Patriot or Wyndham International, such shares of Excess Stock will be automatically converted into an equal number of shares of Equity Stock of the same class or series from which such Excess Stock was converted. Pursuant to the Pairing Agreement, the conversion of Equity Stock of Patriot or Wyndham International into Excess Stock, or the conversion of Excess Stock of Patriot or Wyndham International into Equity Stock, requires conversion of the corresponding share of Wyndham International or Patriot, as the case may be.

THE PAIRING AGREEMENT

  Under the Pairing Agreement, shares of Patriot Common Stock and Wyndham International Common Stock shall not be transferrable or transferred on the books of such company unless a simultaneous transfer is made by

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the same transferor to the same transferee of an equal number of shares of common stock of the other company. Neither Patriot nor Wyndham International may issue shares of Patriot Common Stock or Wyndham International Common Stock, as the case may be, unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of common stock of the other company and for the pairing of such shares. Each certificate issued for Patriot Common Stock or Wyndham International Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of common stock of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Pairing Agreement. The Pairing Agreement provides that each of Patriot and Wyndham International may issue shares of capital stock of any class or series (other than Patriot Common Stock and Wyndham International Common Stock), irrespective of whether such shares are convertible into shares of Patriot Common Stock and Wyndham International Common Stock, without making provision for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of capital stock of the other company and for the pairing of such shares.

  In addition, pursuant to the Pairing Agreement, neither Patriot nor Wyndham International may declare a stock dividend consisting in whole or in part of Patriot Common Stock or Wyndham International Common Stock, issue any rights or warrants to purchase any shares of Patriot Common Stock or Wyndham International Common Stock or subdivide, combine or otherwise reclassify the shares of Patriot Common Stock or Wyndham International Common Stock unless the other company simultaneously takes the same or equivalent action.

  Pursuant to the Pairing Agreement, as desired from time to time, but no less than once each calendar year, Patriot and Wyndham International are required to jointly arrange for the determination of the fair market value of the Wyndham International Common Stock outstanding on such valuation date. Such valuation may be used from time to time by Patriot and Wyndham International to change the allocation between the companies of the net proceeds from any Issuance of Paired Equity. The Pairing Agreement may be terminated by the Board of Directors of either Patriot or Wyndham International upon 30 days written notice to the other company that such termination has been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the company seeking to terminate the agreement. In the event the Pairing Agreement is terminated, Patriot and Wyndham International have agreed to cooperate to effect a separation of the paired shares of both companies so as to permit the separate issuance and transfer thereof.

THE COOPERATION AGREEMENT

  General. Although a paired share structure may result in stockholders of the paired companies realizing certain economic benefits not realizable by stockholders of companies not having a paired share structure, each paired company is a separate corporate entity with a separate Board of Directors and different management teams. Accordingly, the interests of the Board of Directors and management of the paired companies may conflict and such conflicts may possibly rise to disputes between the companies. Prior to the Cal Jockey Merger, Cal Jockey and Bay Meadows experienced certain disagreements and disputes, some of which resulted in litigation between the companies. Patriot and Wyndham International believe that these disagreements and disputes compromised the ability of Cal Jockey and Bay Meadows to operate the companies in a manner designed to maximize the potential economic benefits that could be realized for stockholders of the paired companies. Patriot and Wyndham International believe that to increase the likelihood that the stockholders of the two companies may fully realize the economic benefits of the paired share structure, it is in the best interests of the companies and their respective stockholders that the risk of potential conflicts between the two companies be minimized. Accordingly, Patriot and Wyndham International have entered into the Cooperation Agreement.

  Under the terms of the Cooperation Agreement, Patriot and Wyndham International are obligated to cooperate to the fullest extent possible in the conduct of their respective operations and to take all necessary action to preserve the paired share structure and to maximize the economic and tax advantages associated therewith. One of the primary objectives of the Cooperation Agreement is to set forth the understanding of the Patriot Companies that Patriot shall have the sole right and power to authorize, effect and control issuances of

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paired equity (including securities convertible into paired equity) of the two companies. The Cooperation Agreement provides for a number of corporate governance mechanisms designed to accomplish this objective and the other objectives set forth therein. These mechanisms include (i) the establishment of a cooperation committee (the "Cooperation Committee") that normally considers and proposes the agenda listing the matters to be considered at any joint meeting of the Patriot Board and the Wyndham International Board, (ii) the establishment of corporate matters categories and procedures for the consideration and reconsideration of matters brought before the Patriot Board and the Wyndham International Board, (iii) the establishment of a hotel acquisitions committee (the "Hotel Acquisitions Committee") that is to analyze, evaluate and consider potential acquisitions by the Patriot Companies of hotel properties and related assets, (iv) provisions that govern the sole authority of Patriot to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies, and (v) the establishment of an unpaired equity committee (the "Unpaired Equity Committee") that has the sole authority to authorize and approve issuances of unpaired equity by Wyndham International.

  Cooperation Committee. Pursuant to the Cooperation Agreement, the Patriot Companies established the Cooperation Committee consisting of (i) the Chairman of the Patriot Board (who shall be the Chairman of the Cooperation Committee),
(ii) the Chairman of the Wyndham International Board, (iii) a designee of the Patriot Board reasonably acceptable to Wyndham International (who shall serve at the pleasure of the Patriot Board and may be removed and replaced at any time), and (iv) the President of Wyndham International. The Cooperation Committee currently consists of Paul A. Nussbaum (who is Chairman of the Patriot Board and Chief Executive Officer of Patriot), James D. Carreker (who is Chairman of the Wyndham International Board and Chief Executive Officer of Wyndham International), William W. Evans III (who is the President and a director of Patriot) and Karim Alibhai (who is President and a director of Wyndham International). The Cooperation Committee normally considers and proposes the agenda listing the matters to be considered at any joint meeting of the Boards of Directors of the companies.

  Corporate Matters Categories. Pursuant to the Cooperation Agreement, all matters to be considered by the Patriot Board or the Wyndham International Board and all matters related thereto, except (i) a change in Patriot's line of business and (ii) issuances of paired equity and issuances of unpaired equity, are classified into the most appropriate of the following three categories: (x) routine corporate governance matters, such as approval and retention of independent accountants, the fixing of employee compensation and other like matters (each, a "Category 1 Matter"); (y) all other matters, other than a Change of Control and the removal of the Chairman or Chief Executive Officer of Patriot or Wyndham International and, after January 5, 2001 (the third anniversary of the Wyndham Merger), all matters (including a Change of Control) other than the removal of the Chairman or Chief Executive Officer of Patriot or Wyndham International (each, a "Category 2 Matter"); and (z) the removal of the Chairman or Chief Executive Officer of either Patriot or Wyndham International and, until January 5, 2001, any proposed action by Patriot or Wyndham International, as the case may be, that would result in a Change of Control (each, a "Category 3 Matter").

  The term "Change in Control" as defined in the Cooperation Agreement means the occurrence, with respect to either Patriot or Wyndham International, of any one of the following events (Patriot or Wyndham International being referred to below, as the case may be, as the "Company"): (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or any trustee fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either
(A) the combined voting power of the Company's then outstanding securities having the right to vote generally in an election of the Company's Board of Directors (the "Voting Securities") or (B) the then outstanding Paired Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or (ii) (A) any consolidation or merger of the Company where the stockholders of the Company immediately prior to the consolidation or merger would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, securities representing in the aggregate 50% or more of the

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Voting Securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company. Notwithstanding the foregoing, as defined in the Cooperation Agreement, a "Change of Control" will not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Paired Shares or other voting securities outstanding, increases (x) the proportionate number of Paired Shares beneficially owned by any person to 50% or more of the Paired Shares then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause
(x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Paired Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction) and whose ownership immediately thereafter shall equal or exceed the amounts set forth in clauses
(x) or (y), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

  At any meeting of the Patriot Board or the Wyndham International Board (whether or not held jointly), each of Patriot and Wyndham International, as the case may be, may (the Board submitting any matter being referred to herein as the "Proposing Board") (i) submit a Category 1 Matter to the consideration and vote of its Board, irrespective of any consideration or vote by the other Board, (ii) submit a Category 2 Matter to the consideration and vote of its Board, and (iii) submit a Category 3 Matter to the consideration and vote of its Board, with such matter requiring a 66 2/3% vote of its Board for approval.

  If the Proposing Board at any such meeting that is not held jointly (the "Proposing Board Meeting") shall have approved any Category 2 Matter or Category 3 Matter, such Proposing Board shall promptly provide notice (the "Proposing Board Notice") to the other company pursuant to the terms of the Cooperation Agreement of the occurrence of such meeting and the Category 2 Matters or Category 3 Matters approved at such meeting. The Cooperation Committee shall convene promptly (in any event, within ten (10) business days) following the Proposing Board Meeting to consider the actions taken by the Proposing Board. If the Cooperation Committee votes to approve the action taken by the Proposing Board with respect to any such matter, then the action authorized by the Proposing Board may be implemented without consideration of such matter by the other Board. If the Cooperation Committee does not approve the action taken by the Proposing Board, the other company's Board (the "Responding Board") may then hold a meeting within fifteen (15) business days following receipt by such other company of the Proposing Board Notice to consider and vote upon the Category 2 Matters or Category 3 Matters approved by the Proposing Board and during such period the action authorized by the Proposing Board may not be implemented. In the event that the Responding Board approves at such a meeting the action taken by the Proposing Board or the Responding Board does not hold a meeting within fifteen (15) business days following receipt of the Proposing Board Notice, the action authorized by the Proposing Board may thereafter be implemented.

  In the event the Responding Board holds a meeting within fifteen (15) business days following receipt of the Proposing Board Notice but does not approve the action authorized by the Proposing Board, the action authorized by the Proposing Board may not be implemented. In such an event, the Cooperation Committee will convene promptly following the meeting of the Responding Board to consider the contrary positions of the Proposing Board and the Responding Board and recommend a resolution of such contrary positions in connection with the reconsideration process described below (the "Reconsideration Process"). The Boards will then follow the Reconsideration Process.

  At any joint meeting of the Patriot Board and the Wyndham International Board, in the event that the Proposing Board approves a Category 2 Matter or Category 3 Matter but the other Board does not, the action authorized by the Proposing Board may not be implemented. The Cooperation Committee shall convene immediately following the joint meeting (unless a quorum of the Cooperation Committee is not present, in which

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case the Cooperation Committee shall convene as soon as practicable thereafter) to consider the votes of the Boards taken at such meeting. The Boards will then follow the Reconsideration Process described below.

  Reconsideration Process. Following any meeting of the Cooperation Committee as described above, any Proposing Board may reconsider a Category 2 Matter at any subsequent meeting of such Board and, if the Proposing Board approves such matter by a majority vote at such subsequent meeting, then the Proposing Board may take the action contemplated by such matter regardless of the position of the other Board. Following any meeting of the Cooperation Committee as described above, the Proposing Board may reconsider a Category 3 Matter at any subsequent meeting of such Board and, if the Proposing Board approves such matter by a 66 2/3% vote at such subsequent meeting, then the Proposing Board may take the action contemplated by such matter (but, in the case of a Change in Control, only if the other Board approves such matter by a majority vote).

  Change in Patriot's Line of Business. Until January 5, 2001, any change in Patriot's line of business shall require a 66 2/3% vote of the Patriot Board and a majority vote of Wyndham International Board for approval.

  Hotel Acquisitions Committee. Pursuant to the Cooperation Agreement, Patriot and Wyndham International established a Hotel Acquisitions Committee to analyze, evaluate and consider potential acquisitions by the Patriot Companies of hotel properties and related assets (which properties and related assets may consist of a portfolio of hotel properties and related assets, and which may be acquired in any form, such as by merger, asset acquisition or otherwise) ("Hotel Acquisitions"). The Hotel Acquisitions Committee has the sole power and authority to authorize Patriot or Wyndham International, as the case may be, to enter into a binding agreement with respect to Hotel Acquisitions involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) not exceeding (with respect to each Hotel Acquisition or such series of Hotel Acquisitions as are reasonably likely to be considered an integrated transaction) 5% of the total combined market capitalization of the Patriot Companies computed as of the last business day of the month immediately preceding the month during which such Hotel Acquisition is to be authorized and based on the average closing sale price of a Paired Share over the five (5) Trading Days immediately preceding such business day. The Hotel Acquisitions Committee consists of six members as follows: (i) the Chairman of the Patriot Board, (ii) the Chairman of the Wyndham International Board, (iii) the President of Patriot, (iv) the President of Wyndham International, (v) a non-employee director of the Patriot Board selected by the Chairman of the Patriot Board and reasonably satisfactory to the Wyndham International Board, and (vi) a non-employee director of the Wyndham International Board selected by the Chairman of the Wyndham International Board and reasonably satisfactory to the Patriot Board. Notwithstanding the foregoing, the Hotel Acquisitions Committee shall no longer have the power and authority described herein on and after January 5, 2001.

  Authority to Issue Paired Equity. The Cooperation Agreement provides that, from and after the date of the Cooperation Agreement until the date (the "Termination Date") which is twelve (12) months after the date on which the Pairing Agreement is no longer in effect, the Patriot Board has the sole right to authorize and to effect, or to cause Wyndham International and the Wyndham International Board to effect, an Issuance of Paired Equity (as defined below) and to take or cause to be taken any and all action in contemplation of, or in connection with, an Issuance of Paired Equity, and the Wyndham International Charter and Bylaws so provide. In connection therewith, the Patriot Board also has the authority to cause Wyndham International to comply with the procedures set forth in the Cooperation Agreement.

  The term "Issuance of Paired Equity" as defined in the Cooperation Agreement means a private or public offering, sale, issuance or delivery of, or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities of Wyndham International (including, without limitation, indebtedness having the right to vote, indebtedness convertible into any equity of any class or any other securities) or limited partnership interests or units of Wyndham International Partnership), or equity equivalents of either (including, without limitation, stock appreciation rights), if it is contemplated that such stock or other securities, or any securities underlying such stock or other securities, would or could be paired with shares of Patriot Common Stock or any other securities of Patriot, or, in the case of limited partnership interests

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or units of the Wyndham International Partnership, it is contemplated that such interests or units would be economically (or otherwise) "paired" (even if not pursuant to the Pairing Agreement) with the limited partnership interests or units of Patriot Partnership. Issuance of Paired Equity also means (A) the related issuance by Patriot or Patriot Partnership of the securities of Patriot or Patriot Partnership which are paired with the securities of Wyndham International or Wyndham International Partnership and (B) any reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares for other shares of the companies, repurchase or redemption of shares, change in corporate structure or the like in which the outstanding Paired Shares would be increased, decreased, changed into or exchanged for a different number or kind of Paired Shares or other paired securities.

  Pursuant to the Cooperation Agreement, Patriot is entitled to designate from time to time one or more officers of Patriot to serve as a "Paired Equity Officer/Director." The Patriot Board has the authority to appoint any such Paired Equity Officer/Director to the positions of vice president and assistant secretary of Wyndham. Any Paired Equity Officer/Director may resign or be removed by Patriot at any time and, at any time thereafter, Patriot may designate a new Paired Equity Officer/Director. Any Paired Equity Officer/Director will have the express authority to do any and all acts and things related to any Issuance of Paired Equity, including, without limitation, the execution and delivery in the name and on behalf of Wyndham International of any and all documents, certificates (including stock certificates) and other instruments necessary or appropriate in connection with the issuance of any shares of Wyndham International Common Stock pursuant to an Issuance of Paired Equity, the engagement of investment bankers, accountants, attorneys and other professionals, and the incurrence of any and all other transaction costs related thereto.

  The Cooperation Agreement provides that Patriot has, and Wyndham International shall at all times and in all circumstances maintain and support the position that Patriot has, the sole right and power to authorize and effect, or to cause Wyndham International and the Wyndham International Board to effect, the Issuance of Paired Equity and Wyndham International further agreed not to assert otherwise in any forum, proceeding, action or communication or take any other action which is inconsistent with its obligations under the Cooperation Agreement.

  Under the terms of the Cooperation Agreement, Wyndham International has expressly released any and all claims, causes of action, rights, defenses and arguments that any Issuance of Paired Equity approved by Patriot in any way violates or infringes any rights that Wyndham International or its past, present or future officers, directors, employees, stockholders or affiliates may have, including, without limitation, that any Issuance of Paired Equity approved by Patriot in any way breaches, violates or infringes any fiduciary duties, duties of one stockholder to another, partnership duties, joint venturer duties, or any other duties or obligations that may exist or exist in the future; provided, that nothing contained in the Cooperation Agreement will be, or will be asserted to be, an admission that any such duties exist. Further, Wyndham International has expressly disclaimed, and has agreed not to assert that, any such duties or obligations exist in any way that would interfere with the sole rights of Patriot with respect to the Issuance of Paired Equity.

  The Cooperation Agreement requires that Patriot shall give notice (an "Issuance Notice") to Wyndham International as promptly as practicable of each determination by Patriot to engage in an Issuance of Paired Equity. Such Issuance Notice shall include the proposed material terms of such issuance, to the extent determined by Patriot, including whether such issuance is proposed to be pursuant to a public or private offering, the amount of Paired Shares proposed to be issued, and the manner of determining the offering price and other terms thereof.

  Upon receipt of an Issuance Notice, Wyndham International and the Wyndham International Board shall promptly cooperate with Patriot in every way to effect such Issuance of Paired Equity pursuant to the terms and schedule thereof as established by Patriot, including, without limitation, in certain respects as prescribed in the Cooperation Agreement.

  The Cooperation Agreement provides that, upon any Issuance of Paired Equity, the net proceeds therefrom be allocated 95% to Patriot and 5% to Wyndham International, unless and until a different allocation is agreed

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to by mutual consent of Patriot and Wyndham International in accordance with the Pairing Agreement, as amended from time to time.

  From time to time, Wyndham International may request that Patriot effect an Issuance of Paired Equity in connection with employee benefit plans, other forms of incentive compensation and other arrangements or commitments of Wyndham International. To the extent that Patriot approves in writing any such plan, arrangement or commitment, Patriot will either (A) issue the shares of Patriot Common Stock which form a part of the Paired Shares when the Paired Shares are required to be issued pursuant to the terms of any such plan, arrangement or commitment or (B) indemnify Wyndham International to the fullest extent permitted under applicable law from and against any and all damages, as specified in the Cooperation Agreement, of Wyndham International which arise out of any failure by Patriot to issue such shares of Patriot Common Stock.

  Authority to Issue Unpaired Equity. From and after the date of the Cooperation Agreement until the Termination Date, each of Patriot and Wyndham International has the right to engage in an Issuance of Unpaired Equity (as defined below) in accordance with and pursuant to the procedures contained in the Cooperation Agreement, and to take any and all action in contemplation of, or in connection with, an Issuance of Unpaired Equity.

  The term "Issuance of Unpaired Equity," as defined in the Cooperation Agreement, means, in the case of Wyndham International, a public or private offering, sale, issuance, delivery or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any or all securities described in the definition of "Issuance of Paired Equity" if it is contemplated that such stock or other securities, and any securities underlying such stock or other securities, would not or could not be paired with shares of Patriot Common Stock or any other securities of Patriot or, in the case of limited partnership interests or units of Wyndham International Partnership, it is contemplated that such interests or units would not or could not economically (or otherwise) be "paired" (even if not pursuant to the Pairing Agreement) with the limited partnership interests or units of the Patriot Partnership. "Issuance of Unpaired Equity" means, in the case of Patriot, a public or private offering, sale, issuance or delivery of, or commitment or agreement to commit to offer, sell, issue or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any stock of any class or any other debt or equity securities of Patriot (including, without limitation, indebtedness having the right to vote and indebtedness convertible into any equity of any class or any other securities) or limited partnership interests or units of Patriot Partnership, or equity equivalents of either (including, without limitation, stock appreciation rights), if it is contemplated that such stock or other securities, and any securities underlying such stock or other securities, would not or could not be paired with shares of Wyndham International Common Stock or any other securities of Wyndham International or, in the case of limited partnership interests or units of Patriot Partnership, it is contemplated that such interests or units would not or could not be economically (or otherwise) "paired" (even if not pursuant to the Pairing Agreement) with the limited partnership interests or units of Wyndham International Partnership.

  Wyndham has the right to engage in an Issuance of Unpaired Equity upon the affirmative vote of a majority of the members of the Unpaired Equity Committee. Patriot has the right to engage in an Issuance of Unpaired Equity upon the affirmative vote of a majority of the members of the Patriot Board.

  Pursuant to the Cooperation Agreement, the "Unpaired Equity Committee" consists of (i) the Chairman of the Patriot Board, (ii) the Chairman of the Wyndham International Board, (iii) two designees of Patriot from either of the Patriot Board or the Wyndham International Board and (iv) one designee of Wyndham International from either of the Patriot Board or the Wyndham International Board. The members of the Unpaired Equity Committee currently consist of (i) Paul A. Nussbaum until such time as he shall no longer serve as Chairman of the Patriot Board and, after such time, the Chairman of the Patriot Board, (ii) James D. Carreker until such time as he shall no longer serve as Chairman of the Wyndham International Board and, after such time, the Chairman of the Wyndham International Board, (iii) two designees of Patriot from either the Patriot Board or the Wyndham

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International Board and (iv) one designee of Wyndham International from either the Patriot Board or the Wyndham International Board.

  Holders of Unpaired Equity. Under the terms of the Cooperation Agreement, whenever, from time to time, there shall be outstanding any class of equity securities of Patriot, Wyndham International or any of their respective subsidiaries, which securities are not paired with corresponding securities of the other company or its subsidiaries, but are convertible or exchangeable into or for Paired Shares (including, without limitation, any shares of unpaired Preferred Stock of Patriot issued to CF Securities after the date of the Cooperation Agreement) (the "Unpaired Shares"), then, so long as any such Unpaired Shares were issued in accordance with the terms of the Cooperation Agreement, Patriot and Wyndham International will issue shares of Patriot Common Stock or shares of Wyndham International Common Stock, as the case may be, underlying such Unpaired Shares in accordance with the terms thereof. The covenants of Patriot and Wyndham International set forth in the Cooperation Agreement will be made for the benefit of the holders of such Unpaired Shares and such holders will be express third-party beneficiaries thereof.

  Indemnification by Patriot. Under the Cooperation Agreement, Patriot is obligated to indemnify and hold harmless all directors and officers of Wyndham International from and against all losses, claims, damages, liabilities and expenses ("Damages") to which any such directors or officers may become subject insofar as such Damages arise out of an Issuance of Paired Equity or an Issuance of Unpaired Equity prior to the termination of the Cooperation Agreement to the same extent, and on the same terms and conditions (including, without limitation, provision for advancement of expenses and contribution) that Patriot indemnifies its own directors and officers with respect to such matters, provided that in no event shall a director or officer of Wyndham International receive greater indemnification for Damages than would a director or officer, as the case may be, of Patriot in a like circumstance.

  Removal of Directors. If at any time any director of Wyndham International shall interfere or fail to cooperate fully with any Issuance of Paired Equity, such director will be deemed to be no longer acting within the scope of his authority with respect to the management of the affairs of Wyndham International and to have failed to remain qualified as a director. In such event, such director shall automatically cease to be a director. The determination of whether any director of Wyndham International has interfered or failed to cooperate fully with any Issuance of Paired Equity will be made by the Patriot Board and notice of any such determination shall be given by Patriot to Wyndham International within 10 days after the date of such determination. Notwithstanding when such determination and notice shall be made and given, any such director shall be deemed to have ceased to be a director at the time of any interference or failure to cooperate; provided, however, that for purposes of the indemnification provided under the Cooperation Agreement and any other right to indemnification to which such director would otherwise be entitled, such director shall be deemed to have been acting as a director until such time as such determination and notice shall be made and given, and such director's right to indemnification, if any, shall in no way be prejudiced solely by reason of having acted as a director during the period from the time of such interference or failure to cooperate until such determination and notice are made and given.

  Termination. Unless earlier terminated at any time by the mutual consent of Patriot and Wyndham International, the Cooperation Agreement will terminate on the Termination Date. In the event of any termination of the Cooperation Agreement, neither Patriot nor Wyndham International (or any of its directors, officers, employees or agents) will have any liability or further obligation to any other party.

  Amendment. The corporate governance provisions of the Cooperation Agreement, including those related to the Cooperation Committee and the Hotel Acquisitions Committee, and the provisions related to the Issuance of Paired Equity and Issuance of Unpaired Equity, termination of directors of Wyndham International and termination of the Cooperation Agreement, may only be waived, amended, supplemented or modified with the approval of a 66 2/3% vote of each of the Patriot Board and the Wyndham International Board.


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CERTAIN PROVISIONS OF THE CHARTERS AND THE BYLAWS

 Restrictions on Ownership and Transfer

  For Patriot to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of Patriot's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and Patriot must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, Patriot must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of Patriot's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by Patriot Partnership and its subsidiary partnerships from the Lessees will not qualify as rents from real property if Patriot owns, actually or constructively, 10% or more of the ownership interests in any Lessee within the meaning of Section 856(d)(2)(B) of the Code, the result of which would be the loss of REIT status for Patriot. See "Certain Federal Income Tax Considerations--REIT Qualification."

  In order to protect Patriot against the risk of losing its status as a REIT and to otherwise protect Patriot from the consequences of a concentration of ownership among its stockholders, the Charters provide, subject to certain exceptions, that no single person (which includes a "group" of persons) (other than Look-Through Entities) may Beneficially Own or Constructively Own (as those terms are defined below) in excess of 8.0% of the outstanding shares of any class or series of Equity Stock of Patriot or Wyndham International, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters. Any transfer of Equity Stock of Patriot or Wyndham International that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of Patriot or Wyndham International in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of Patriot being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code,
(iii) result in Patriot being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause Patriot to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of Patriot or a subsidiary of Patriot within the meaning of Section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock. For purposes of the Charters, "Beneficial Ownership" means, with respect to any individual or entity, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such individual or entity,
(ii) the number of shares of Equity Stock treated as owned directly or indirectly by such individual or entity through the application of the constructive ownership rules of Section 544 of the Code, as modified by
Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock which such individual or entity is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act. The Charters provide that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 are treated as Look-Through Entities that are subject to a 9.8% "Look-Through Ownership Limit." Pension plans and mutual funds are among the entities that are not treated as holders of stock under the "five or fewer" requirement and the beneficial owners of such entities will be counted as holders for this purpose. For purposes of computing the percentage of shares of any class or series of Equity Stock of Patriot or Wyndham International Beneficially Owned by any person or entity, any shares of Equity Stock of Patriot or Wyndham International which are deemed to be Beneficially Owned by such person or entity pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding shall be deemed to be outstanding. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings. Also for purposes of the Charters, "Constructive Ownership" means ownership of shares of Equity Stock by an individual or entity who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.


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  Upon the occurrence of a purported transfer of shares that would result in a violation of any of the foregoing transfer restrictions, that number of shares that violate the transfer restrictions shall be automatically converted into an equal number of shares of Excess Stock and transferred to a Trust for the benefit of the Beneficiary, effective on the Trading Day prior to the date of the purported transfer of such shares, and the record holder of the shares of Equity Stock that are converted into shares of Excess Stock (a "Prohibited Owner") shall submit such number of shares of Equity Stock to Patriot or Wyndham International, as the case may be, for registration in the name of the Trustee. In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of Patriot or Wyndham International, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock.

  Shares of Equity Stock that are converted into shares of Excess Stock and transferred to a Trust shall be held in trust for the exclusive benefit of the Beneficiary. Shares of Excess Stock will remain issued and outstanding shares of stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to both timing and amount) as may be declared by the Patriot Board or the Wyndham International Board, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner with respect to such shares of Excess Stock shall repay to the Trust the amount of any dividends or distributions received by it (i) that are attributable to any shares of Equity Stock that have been converted into shares of Excess Stock and (ii) the record date of which was on or after the date that such shares were converted into shares of Excess Stock. Patriot and Wyndham International shall take all measures that they determine reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock beneficially owned or constructively owned by the person who, but for the restrictions on transfer, would constructively own or beneficially own the shares of Excess Stock and, as soon as reasonably practicable following receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends so received or withheld, as the case may be.

  In the event of any voluntary or involuntary liquidation of, or winding up of, or any distribution of the assets of, Patriot or Wyndham International, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which the Equity Stock was converted, that portion of the assets of Patriot or Wyndham International, as the case may be, that is available for distribution to the holders of such class or series of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of the shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Equity Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage (as defined below)) and, in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of the shares into shares of Excess Stock, the price per share equal to the Market Price (as defined below) on the date of such non-transfer event or transfer. Any remaining amount in such Trust shall be distributed to the Beneficiary.

  Each share of Excess Stock shall entitle the holder to the number of votes the holder would have, if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock

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was converted, on all matters submitted to a vote at any meeting of stockholders. The holders of shares of Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class on all such matters. The Trustee, as record holder of the shares of Excess Stock, shall be entitled to vote all shares of Excess Stock. Any vote taken by a Prohibited Owner prior to the discovery by Patriot or Wyndham International, as the case may be, that the shares of Equity Stock were exchanged for shares of Excess Stock will be rescinded as void ab initio.

  The Trustee shall have the exclusive and absolute right to designate one or more Permitted Transferees of any and all shares of Excess Stock if Patriot or Wyndham International or both, in the case of Paired Shares, fail to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration (whether in a public or private sale) the shares of Excess Stock (which, in the case of Excess Stock that is paired, shall equal the price paid per share multiplied by the most recent Valuation Percentage) and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of Patriot or Wyndham International, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Patriot Board or the Wyndham International Board, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of Patriot or Wyndham International or both, in the case of Paired Shares, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the Prohibited Owner. If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold. Such conversion and transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the transfer to the purported Permitted Transferee and the provisions of the Charters regarding compensation to a Prohibited Owner shall apply to such shares with respect to any future transfer of such shares by the Trust.

  A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such non-transfer event or transfer and (ii) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) received by the Trustee from the

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sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

  Shares of Excess Stock shall be deemed to have been offered for sale by a Trust to Patriot or Wyndham International or both, in the case of Paired Shares, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share (which, in the case of Excess Stock that is paired, shall be determined based on the Valuation Percentage) in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of Paired Shares, accept such offer. Either company or both companies, in the case of Paired Shares, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of Paired Shares, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of Paired Shares, do not receive a notice of such transfer or non-transfer event. In the case of shares of Excess Stock that are paired, neither Patriot nor Wyndham International shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding Paired Shares of its Excess Stock.

  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Equity Stock are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the shares of Equity Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Equity Stock. In the case of Equity Stock that is paired, "Market Price" shall mean the "Market Price" for Paired Shares multiplied by a fraction (expressed as a percentage) determined by dividing the value for such Equity Stock most recently determined under the Pairing Agreement over the value of a paired share most recently determined under the Pairing Agreement (the "Valuation Percentage"). "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to Patriot or Wyndham International or both, in the case of Paired Shares, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation on Patriot's status as a REIT.

  Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to Patriot or Wyndham International or both, in the case of Paired Shares, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to

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determine Patriot's status as a REIT and to ensure compliance with the
Ownership Limit or the Look-Through Ownership Limit, as the case may be. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of Patriot or Wyndham International shall, within 30 days after January 1 of each year, provide to Patriot or Wyndham International or both, in the case of Paired Shares, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

  All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Patriot Board determines that it is no longer in the best interests of Patriot to attempt to qualify, or to continue to qualify, as a REIT.

  The restrictions on transfer contained in the Charters could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Equity Stock might receive a premium from their shares of Equity Stock over the then prevailing Market Price or which such holders might believe to be otherwise in their best interest.

 Number of Directors; Removal; Filling Vacancies

  The Charters and the Bylaws provide that the number of directors of each of Patriot and Wyndham International shall be fixed by resolution duly adopted from time to time by the Board of Directors. Pursuant to the terms of the Charters, the directors are divided into three classes with the term of office of one class expiring each year. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified.

  The Charters and the Bylaws each provide that a director may be removed, only for cause, by the vote of holders of at least 75% of the outstanding shares of capital stock entitled to vote for the election of directors at a special meeting of the stockholders called for the purpose of removing such director. "Cause," with respect to the removal of any director, is defined in the Charters to mean only (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to Patriot or Wyndham International, as the case may be. Any and all vacancies in the respective Boards of Directors, however occurring, shall be filled solely by the affirmative vote of a majority of the remaining directors of the applicable company then in office, even if less than a quorum of the applicable Board of Directors. Any director so appointed shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly elected and qualified or, if earlier, such director's earlier resignation or removal.

  The staggered board provisions prevent stockholders of Patriot and Wyndham International from voting on the election of all directors at each annual meeting. The existence of a staggered board, the fact that directors may only be removed for cause and with a 75% vote and the fact that vacancies in the Board of Directors shall be filled solely by the vote of remaining directors may have the effect of delaying or deferring a change in control of Patriot and Wyndham International or the removal of incumbent management.

 Special Meetings of Stockholders

  The Bylaws provide that a special meeting of stockholders may only be called by the Chairman of the Board of Directors or a majority of the Board of Directors. Accordingly, stockholders of Patriot and Wyndham International will have no ability to call a special meeting of stockholders.

 Limitation of Liability and Indemnification

  The Charters, in conjunction with the DGCL, eliminate a director's personal liability (and the personal liability of a member of any duly authorized and constituted committee of Patriot or Wyndham International, as

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the case may be, or of their respective Boards) to Patriot or Wyndham
International, as the case may be, or their respective stockholders for breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to Patriot or Wyndham International, as the case may be, or their respective stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

  The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court. The Bylaws provide for indemnification to the fullest extent authorized by the DGCL and, therefore, these statutory indemnification rights are available to the directors, officers, employees and agents of Patriot and Wyndham International.

 Amendment of Charters and Bylaws

  Each Charter provides that, with the exception of certain provisions concerning business combinations with interested stockholders which require the approval of a greater proportion and certain provisions relating to the Cooperation Agreement, such Charter may be amended in the manner prescribed by the DGCL, which requires the approval of the applicable Board of Directors and the approval of the stockholders of Patriot or Wyndham International, as applicable, by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment.

  The Bylaws may be amended or repealed (i) except as otherwise provided by law, by the affirmative vote of a majority of the directors then in office or
(ii) at any meeting of stockholders by the affirmative vote of at least two-thirds of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

 Business Combinations

  The DGCL requires that a merger, consolidation or any sale, lease or exchange of all or substantially all of a corporation's property and assets (collectively, "business combinations") be approved by a majority of the outstanding shares of the corporation entitled to vote on such a matter, or a greater proportion if required by the certificate of incorporation. In addition, under the DGCL, a publicly-held corporation may not engage in a business combination with an "interested stockholder" for a period of three years following the time of the transaction in which the person became an interested stockholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the vote of 66 2/3% of the outstanding voting stock which is not

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owned by the interested stockholder. Subject to certain exceptions, the DGCL defines an "interested stockholder" as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

  The Bylaws provide that any corporate action shall be approved at a stockholder meeting at which a quorum is present by the affirmative vote of a majority of shares present in person or by proxy at such meeting and entitled to vote on the matter, except where a larger vote is required by law, the Charters or the Bylaws. The DGCL provides for a larger vote with respect to business combinations and, therefore, a business combination involving Patriot or Wyndham International will require the approval of a majority of the outstanding shares of Patriot or Wyndham International, as the case may be. In addition, the Charters provide that a business combination with a Related Person (as defined below) requires, with certain exceptions, the approval of 66 2/3% of the outstanding shares of capital stock of Patriot or Wyndham International, as the case may be, which shall include the affirmative vote of at least 50% of the outstanding shares of capital stock held by stockholders other than the Related Person. However, such 66 2/3% voting requirement shall not be applicable if the business combination was approved by the Board of Directors prior to the acquisition by such Related Person of the beneficial ownership of 5% or more of the outstanding shares of the capital stock of Patriot or Wyndham International, as the case may be. For purposes of the Charters, a "Related Person" is defined as any person or entity who beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange
Act) more than 5% of the outstanding shares of capital stock of Patriot or Wyndham International, as the case may be, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act).

  The business combination provisions of the DGCL, together with the Related Person provision of the Charters, may have the effect of deterring certain takeovers of Patriot and Wyndham International.

 Provisions Relating to the Cooperation Agreement

  Consideration of Corporate Matters. The DGCL provides that the business and affairs of a Delaware corporation shall be managed by or under the direction of its Board of Directors, except as maybe otherwise provided in the DGCL or in the corporation's certificate of incorporation. In addition, the DGCL provides that if any such provision is made in the certificate of incorporation, the powers and duties conferred or imposed upon the Board of Directors by the DGCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the certificate of incorporation. The Charters provide that the property, affairs and business of Patriot and Wyndham International generally are managed under the direction of the Patriot Board and the Wyndham International Board. Notwithstanding such provisions, the Charters establish certain procedures for the conduct of the business and affairs of Patriot and Wyndham International, as follows.

  The Charters provide that all matters to be considered by either the Patriot Board or the Wyndham International Board, and all matters related thereto, except (i) a Change in Patriot's line of business and (ii) Issuances of Paired Equity and Issuances of Unpaired Equity, shall be classified into the most appropriate of the following three categories: (i) routine corporate governance matters, such as approval and retention of independent accountants, the fixing of employee compensation and other like matters; (ii) all other matters, other than a Change of Control and the removal of the Chairman or Chief Executive Officer of Patriot or Wyndham International and, after January 5, 2001, all other matters (including a Change of Control); and (iii) any proposed action by Patriot or Wyndham International, as the case may be, that would result in a Change of Control, until January 5, 2001. At any meeting of the Patriot Board or the Wyndham International Board (whether or not held jointly), the Proposing Board may (i) submit a Category 1 Matter to the consideration and vote of its Board, irrespective of any consideration or vote by the other Board, (ii) submit a Category 2 Matter to the consideration and vote of its Board, and (iii) submit a Category 3 Matter to the consideration and vote of its Board, with such matter requiring a 66 2/3% vote of its Board for approval until January 5, 2001, after which time a Category 3 Matter shall become a Category 2 Matter. If the Proposing Board at any Proposing Board Meeting that it is not held jointly with the other company shall have approved any Category 2 Matter or Category 3 Matter, such Proposing Board shall promptly provide the Proposing Board Notice to the other company in accordance with the terms of the Cooperation Agreement of the occurrence of such meeting and the Category 2 Matters or

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Category 3 Matters approved at such meeting. The Cooperation Committee shall convene promptly (in any event, within ten business days) following the Proposing Board Meeting to consider the actions taken by the Proposing Board. If the Cooperation Committee votes to approve the action taken by the Proposing Board with respect to any such matter, then the action authorized by the Proposing Board may be implemented without consideration of such matter by the other Board. If the Cooperation Committee does not approve the action taken by the Proposing Board, the other company's Board (the "Responding Board") may then hold a meeting within 15 business days following receipt by such other company of the Proposing Board Notice to consider and vote upon the Category 2 Matters or Category 3 Matters approved by the Proposing Board and during such period the action authorized by the Proposing Board may not be implemented. In the event that the Responding Board approves at such a meeting the action taken by the Proposing Board or the Responding Board does not hold a meeting within 15 business days following receipt of the Proposing Board Notice, the action authorized by the Proposing Board may thereafter be implemented. In the event the Responding Board holds a meeting within 15 business days following receipt of the Proposing Board Notice but does not approve the action authorized by the Proposing Board, the action authorized by the Proposing Board may not be implemented. In such an event, the Cooperation Committee will convene promptly following the meeting of the Responding Board to consider the contrary positions of the Proposing Board and the Responding Board and recommend a resolution of such contrary positions in connection with the Reconsideration Process. The Boards will then follow the Reconsideration Process.

  The Charters provide that at any joint meeting of the Boards of Directors of Patriot and Wyndham International, in the event that the Proposing Board approves a Category 2 Matter or Category 3 Matter but the other Board does not, the action authorized by the Proposing Board may not be implemented. The Cooperation Committee shall convene immediately following the joint meeting (unless a quorum of the Cooperation Committee is not present, in which case the Cooperation Committee shall convene as soon as practicable thereafter) to consider the votes of the Boards taken at such meeting The Boards will then follow the Reconsideration Process.

  Following any meeting of the Cooperation Committee as described above, any Proposing Board may reconsider a Category 2 Matter at any subsequent meeting of such Board and, if the Proposing Board approves such matter by a majority vote at such subsequent meeting, then the Proposing Board may take the action contemplated by such matter regardless of the position of the other Board. Following any meeting of the Cooperation Committee as described above, the Proposing Board may reconsider a Category 3 Matter at any subsequent meeting of such Board and, if the Proposing Board approves such matter by a 66% vote at such subsequent meeting, then the Proposing Board may take the action contemplated by such matter (but only if the other Board approves such matter by a majority vote in the case of a Change in Control).

  Pursuant to the Patriot Charter, until January 5, 2001, any Change in Patriot's line of business shall require a 66 2/3% vote of the Patriot Board and a majority vote of the Wyndham International Board for approval.

  Hotel Acquisitions Committee. Pursuant to the Charters, Patriot and Wyndham International established a Hotel Acquisitions Committee to analyze, evaluate and consider potential Hotel Acquisitions. The Hotel Acquisitions Committee has the sole power and authority to cause Patriot or Wyndham International, as the case may be, to enter into a binding agreement with respect to Hotel Acquisitions involving a proposed purchase price (inclusive of any indebtedness to be assumed in connection therewith) not exceeding (with respect to each Hotel Acquisition or such series of Hotel Acquisitions as are reasonably likely to be considered an integrated transaction) 5% of the total combined market capitalization of the Patriot Companies computed as of the last business day of the month immediately preceding the month during which such Hotel Acquisition is to be authorized and based on the average closing sale price of a Paired Share over the five Trading Days immediately preceding such business day. The members of the Hotel Acquisitions Committee shall be determined as provided in the Cooperation Agreement. Notwithstanding the foregoing, the Hotel Acquisitions Committee shall no longer have the power and authority described in the Charters on and after January 5, 2001.


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  Limitation on Committees. Pursuant to the Charters, for the term of the
Cooperation Agreement, the formation by Patriot or Wyndham International of either (i) an executive or similar committee of its Board of Directors which is authorized to act upon any Category 2 Matter or Category 3 Matter or (ii) a nomination committee for the purpose of nominating directors, shall require the approval of the Board of Directors of the other company.

  Voting by Directors. Under the Charters, any vote on any matter by the Board of Directors of either Patriot or Wyndham International or the members of the Cooperation Committee, the Unpaired Equity Committee or the Hotel Acquisitions Committee shall require for approval the affirmative vote of the applicable number or percentage of all of the members of either such Board of Directors then in office or the then existing members of the Cooperation Committee, as the case may be.

  Issuance of Paired Equity. Under the terms of the Wyndham International Charter, from and after the date of the Cooperation Agreement until the Termination Date, the Patriot Board shall have the sole right to authorize and to effect, or to cause Wyndham International and the Wyndham International Board to effect, an Issuance of Paired Equity and to take or cause to be taken any and all action in contemplation of, or in connection with, an Issuance of Paired Equity. In connection therewith, the Patriot Board shall also have the authority to cause Wyndham International to comply with the Paired Equity Issuance procedures set forth in the Wyndham International Charter. Patriot shall be entitled to designate from time to time one or more officers of Patriot to serve as a Paired Equity Officer/Director. The Patriot Board shall have the authority to appoint any such Paired Equity Officer/Director to the positions of vice president and assistant secretary of Wyndham International. Any Paired Equity Officer/Director may resign or be removed by Patriot at any time and, at any time thereafter, Patriot may designate a new Paired Equity Officer/Director. Any Paired Equity Officer/Director shall have the express authority to do any and all acts and things related to any Issuance of Paired Equity, including, without limitation, the execution and delivery in the name and on behalf of Wyndham International of any and all documents, certificates (including stock certificates) and other instruments necessary or appropriate in connection with the issuance of any Wyndham International Common Stock pursuant to an Issuance of Paired Equity, the engagement of investment bankers, accountants, attorneys and other professionals, and the incurrence of any and all other transaction costs related thereto. Wyndham International shall at all times and in all circumstances maintain and support the position that Patriot has the sole right and power to authorize and effect, or to cause Wyndham International and the Wyndham International Board to effect, the Issuance of Paired Equity, and Wyndham International shall not assert otherwise in any forum, proceeding, action or communication or take any other action which is inconsistent with its obligations under the Wyndham International Charter.

  The terms of the Wyndham International Charter provide that Patriot shall give an Issuance Notice to Wyndham International as promptly as practicable of each determination by Patriot to engage in an Issuance of Paired Equity. Such Issuance Notice shall include the proposed material terms of such issuance, to the extent determined by Patriot, including whether such issuance is proposed to be pursuant to a public or private offering, the amount of Paired Equity proposed to be issued, and the manner of determining the offering price and other terms thereof.

  The terms of the Wyndham International Charter provide that upon receipt of an Issuance Notice, Wyndham International and the Wyndham International Board shall promptly cooperate with Patriot in every way to effect such Issuance of Paired Equity pursuant to the terms and schedule thereof as established by Patriot.

  Issuance of Unpaired Equity. Pursuant to the Wyndham International Charter, Wyndham International shall have the right to engage in an Issuance of Unpaired Equity upon the affirmative vote of a majority of the members of the Unpaired Equity Committee. Pursuant to the Charter of Patriot, Patriot shall have the right to engage in an Issuance of Unpaired Equity upon the affirmative vote of a majority of the members of the Patriot Board.

  Removal of Directors. The terms of the Wyndham International Charter provide that if at any time any director of Wyndham International shall interfere or fail to cooperate fully with any Issuance of Paired Equity,

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such director shall be deemed to be no longer acting within the scope of his authority with respect to the management of the affairs of Wyndham International and to have failed to remain qualified as a director. In such event, such director shall automatically cease to be a director. The determination of whether any director of Wyndham International has interfered or failed to cooperate fully with any Issuance of Paired Equity shall be made by the Patriot Board and notice of any such determination shall be given by Patriot to Wyndham International within 10 days after the date of such determination. Notwithstanding when such determination and notice shall be made and given, any such director shall be deemed to have ceased to be a director at the time of any interference or failure to cooperate; provided, however, that for purposes of any right to indemnification to which such director would otherwise be entitled, such director shall be deemed to have been acting as a director until such time as such determination and notice shall be made and given, and such director's right to indemnification, if any, shall in no way be prejudiced solely by reason of having acted as a director during the period from the time of such interference or failure to cooperate until such determination and notice are made and given.

  Amendment of Charter. The Charters provide that any amendment or repeal of any of the provisions of the Charters, as applicable, relating to the provisions of the Cooperation Agreement shall first require a 66 2/3% vote of the Board of the relevant corporation, as well as a 66 2/3% vote of the Board of the other corporation.

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                    COMPARISON OF STOCKHOLDERS' RIGHTS

  The following is a summary of material differences between the rights of holders of Interstate Common Stock and the rights of holders of Paired Shares.

  The rights of the stockholders of Interstate are governed primarily by Pennsylvania law, the Interstate Charter and the Interstate Bylaws. Because the Patriot Companies are Delaware corporations, the rights of Interstate stockholders who receive Paired Shares in the Merger will be governed after the Merger primarily by Delaware law and by the Charters and Bylaws. In addition, the rights of holders of Paired Shares are governed by the Pairing Agreement and the Cooperation Agreement. Except as set forth below, Interstate and the Patriot Companies do not believe that there are any material differences between stockholders' rights under Pennsylvania and Delaware law and under the Interstate Charter and the Interstate Bylaws and the Charters and Bylaws. This discussion, however, is not and does not purport to be complete or to identify all differences that may, under any given situation, be material to stockholders. This summary is qualified in its entirety by reference to the full text of the Interstate Charter and the Interstate Bylaws and the Charters and Bylaws.

 Amendments to Bylaws

  Under Pennsylvania law, subject to certain exceptions, the power to adopt, amend or repeal bylaws may be vested by a corporation's bylaws in the directors and, unless the articles of incorporation otherwise provide, stockholders may change the bylaws without the consent of the directors. The Interstate Bylaws provide its stockholders with the power to amend or repeal bylaws by the majority vote of stockholders at any meeting at which a quorum is present except that certain bylaw provisions relating to stockholder meetings, the number, election, term, removal and nomination of directors, indemnification of officers and directors and amendments to the Interstate Bylaws may not be amended or repealed, and no provision inconsistent with such provisions may be adopted, by stockholders without the affirmative vote of the holders of at least 80% of Interstate's voting stock, voting together as a single class, except that if any such action is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock (in addition to any other approvals required by law), such action will be effective as of one year from the date of adoption. The Interstate Board may also amend or repeal the Interstate Bylaws provided that no such amendment or repeal may vary from or conflict with any amendment or repeal adopted by Interstate's stockholders.

  Under Delaware law, the power to adopt, amend or repeal bylaws may be vested by a corporation's certificate of incorporation in the directors (although the stockholders may not be divested of such power). The Charters and Bylaws provide that the Bylaws may be amended or repealed (i) except as otherwise provided by law, by the affirmative vote of a majority of the directors or
(ii) at any meeting of stockholders by the affirmative vote of at least two-thirds of the shares represented at such meeting and entitled to vote on such action, voting together as a single class; provided, that if the relevant Board of Directors recommends that stockholders approve such amendment or repeal, such amendment or repeal will only require the affirmative vote of the majority of the shares represented at such meeting and entitled to vote on such action, voting together as a single class.

 Amendments to Charters

  Under Pennsylvania law, stockholders of a registered corporation such as Interstate may not propose amendments to the articles of incorporation; rather, any such amendment must be proposed by the corporation's board of directors and submitted to a vote of the stockholders. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on a proposed amendment is required to approve the amendment, unless a specific provision of the PBCL or the corporation's articles of incorporation require a greater percentage. The Interstate Charter requires that holders of at least 80% of Interstate's voting stock, voting together as a single class, must approve any amendment, repeal or adoption of a provision of the Interstate Charter that is inconsistent with any existing charter provision pertaining to the number, election and term of members of the Interstate Board, except that if any such action is approved by the holders of a majority, but less than 80%, of the then-outstanding voting stock, such action will be effective as of one year from the date of approval.

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

  The Charters provide that, with the exception of certain provisions concerning business combinations with interested stockholders, which require the approval of a greater percentage, the Charters may be amended by the approval of the Board of Directors of the relevant corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such amendment. With respect to the provisions of the Charters relating to the Cooperation Agreement, an amendment or repeal of any such provision requires a 66 2/3% vote of the relevant Board of Directors, as well as a 66 2/3% vote of the Board of Directors of the other company, and thereafter the affirmative vote of a majority of the outstanding shares of the relevant corporation entitled to vote on such amendment or repeal.

 Dividend Declarations

  Under Pennsylvania law, a corporation has the power, subject to restrictions in its bylaws, to make distributions to its stockholders, unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of stockholders having superior preferential rights to those stockholders receiving the distribution. The Interstate Charter contains no limitations on such powers.

  Under Delaware law, directors may, subject to any restrictions in a corporation's certificate of incorporation, declare and pay dividends either
(i) out of its capital surplus or (ii) in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and the preceding year. The directors of a Delaware corporation may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Charters provide that, subject to the rights of holders of preferred stock, holders of Paired Shares are entitled to receive such dividends and other distributions in cash, stock or property as may be declared thereon by the corporation's Board of Directors.

 Boards of Directors

  Under Pennsylvania law, a corporation's articles of incorporation may provide that its directors be elected in two or more classes whose terms expire at different times, provided that no single term may exceed four years. The Interstate Charter provides for only one class of directors, the number to be determined by (i) a vote of a majority of the entire Interstate Board or
(ii) the affirmative vote of the holders of at least 80% of Interstate's voting stock, voting together as a single class. Pennsylvania law provides that, unless a corporation's articles of incorporation or bylaws provide otherwise, its directors may be removed by the stockholders, for or without cause, and by the board of directors for any proper cause specified in the bylaws. The Interstate Bylaws provide for such removal by (i) a majority of the entire Interstate Board or (ii) the affirmative vote of the holders of at least a majority of Interstate's voting stock, voting together as a single class, but only for cause; provided, however, that the Chairman of the Interstate Board may be removed only by the affirmative vote of the holders of at least 80% of Interstate's voting stock, voting together as a single class. Under the Interstate Charter, any vacancies of the Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, by a sole remaining director, or, if there is no remaining director, by the stockholders.

  Under Delaware law, the certificate of incorporation or bylaws of a corporation may provide that directors be elected in one, two or three classes whose terms expire at different times, provided that no single term may exceed three years. The Charters and Bylaws provide that the number of directors will be fixed by resolution adopted from time to time by the relevant Board of Directors. Pursuant to the Charters and Bylaws, the directors of each of Patriot and Wyndham International are divided into three classes with the term of office of one class expiring each year. As the term of each class expires, directors in that class are elected for a term of three years. Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, directors may be removed, for or without cause, by the holders of a majority of the stock then entitled to vote at an election of directors. The Charters provide that a director may be removed, but only for cause, by the vote of holders of at

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

least 75% of the outstanding shares of capital stock entitled to vote for the election of directors at a special meeting of the stockholders called for the purpose of removing such director. "Cause," with respect to the removal of any director, is defined in the Charters to mean (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to Patriot or Wyndham International, as applicable.

  Under the Charters, any vacancies in the Board of Directors, however occurring, will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred.

  The staggered board provisions in the Charters prevent stockholders of the Patriot Companies from voting on the election of all directors at each annual meeting. The existence of a staggered board and the fact that the directors may only be removed for cause may have the effect of delaying or deferring a change in control of such corporation or the removal of incumbent management.

 Limitation of Liability

  Both Delaware and Pennsylvania law permit a corporation's charter or bylaws to limit a director's exposure to monetary liability for breach of fiduciary duty. Under Pennsylvania law, however, a director cannot be relieved of liability for (i) breach of the statutory duties of care and good faith to the company, (ii) breach or omission constituting self-dealing, willful misconduct or recklessness, (iii) violation of criminal statutes, or (iv) non-payment of federal, state or local taxes. The Interstate Charter eliminates personal liability for any action, or failure to take action, by directors to the extent not prohibited by the PBCL.

  Under Delaware law, a director cannot be relieved of liability for (i) breach of the duty of loyalty to the company, (ii) acts or omissions not in good faith or constituting intentional misconduct or knowing violation of the law, (iii) declaration of an improper dividend, stock purchase or redemption of shares, or (iv) any transaction from which the director derived an improper personal benefit. The Charters, in conjunction with the DGCL, eliminate a director's personal liability to the Patriot Companies and their stockholders for breach of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the applicable corporation, or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.

 Fiduciary Duty

  Both Delaware and Pennsylvania law provide that the board of directors has the ultimate responsibility for managing the business affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its security holders.

  Under Pennsylvania law, a director may, in considering the best interests of a corporation, consider (i) the effects of any action on stockholders, employees, suppliers, customers and creditors of the corporation and on communities in which offices or other facilities of the corporation are located, (ii) the short-term and long-term interests of the corporation, including the possibility that the best interests of the corporation may be served by the continued independence of the corporation, (iii) the resources, intent and conduct of any person seeking to take control of the corporation, and (iv) all other pertinent factors.

  The DGCL contains no similar provision; however, Delaware courts have held that the duty of care requires directors to exercise an informed business judgment. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have, under

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

certain circumstances, also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation.

Indemnification

  Both Delaware and Pennsylvania law permit a corporation to indemnify its directors, officers, employees or agents in a third-party action against expenses, judgments, fines and settlement amounts paid in such third-party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his or her actions were in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, both Delaware and Pennsylvania law permit indemnification when the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, both states' laws provide that a corporation may advance expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification.

  In general, no indemnification for expenses in derivative actions is permitted under either the DGCL or the PBCL where the person has been adjudged liable to the corporation, unless a court finds the person entitled to such indemnification. If, however, the person has been successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory under both states' laws.

  In both states, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights under a bylaw, agreement or vote of stockholders or disinterested directors to which a person seeking indemnification may be entitled. Unlike Delaware law, however, Pennsylvania law expressly permits such contractual or other rights to provide for indemnification in connection with a third-party action, including a derivative action, unless a court determines that the acts or omissions giving rise to the claim for indemnification constituted willful misconduct or recklessness.

 Meetings of Stockholders

  Under Pennsylvania law, if the annual meeting for election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as may be convenient. If they fail to do so for a period of six months after the designated date, any stockholder may call the meeting at any time thereafter.

  Under Pennsylvania law, special meetings of stockholders may be called by
(i) the board of directors, (ii) unless otherwise provided in the articles of incorporation, stockholders entitled to cast at least 20% of the votes which all stockholders are entitled to cast at the particular meeting, and (iii) such officers or other persons as may be provided in the bylaws. The Interstate Charter and Bylaws allow for a special meeting of stockholders to be called (a) by the Chairman of the Board, (b) by the secretary at the written request of 80% of the entire Interstate Board, (c) at the written request of holders of at least 25% of Interstate's voting stock, unless an annual or special meeting has previously been scheduled to be held within 90 days after receipt of such request, or (d) as otherwise prescribed by law.

  Under Delaware law, if the annual meeting for the election of directors is not held on the designated date, the directors are required to cause such a meeting to be held as soon thereafter as convenient. If they fail to do so for a period of 30 days after the designated date, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the request of any stockholder or director.

  Under Delaware law, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or bylaws. The Charters and Bylaws provide that only the Chairman or a majority of the Board of Directors may call a special meeting.


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 Action by Stockholders Without Meeting

  The Interstate Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting.

  The Charters provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken in lieu of such meeting by unanimous written consent of the stockholders signed by each stockholder entitled to vote on the matter.

 Dissenters' Rights

  Under Pennsylvania law, stockholders may perfect dissenters' rights with regard to certain corporate actions, including certain mergers, consolidations or the sale, lease or exchange of substantially all of the assets of the corporation. See "The Merger and Subscription--Dissenters' Rights" for a discussion of the application of the Pennsylvania law provisions relating to dissenters' rights in connection with the Merger.

  Under Delaware law, stockholders may perfect appraisal rights with respect to corporate actions involving mergers or consolidations. However, under Delaware law, appraisal rights are generally denied when a corporation's shares are listed on a national securities exchange or held of record by more than 2,000 persons.

 Transactions with Certain Affiliated Persons

  Under Pennsylvania law, no business combination (defined to include certain mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalization or liquidations or dissolutions) involving a Pennsylvania corporation and any holder of 20% or more of the corporation's voting stock (an "Interested Stockholder") may be entered into unless (i) approved by the board of directors of the corporation prior to the interested stockholder's share acquisition date, (ii) (a) five years have expired since the acquisition of shares of the corporation by the interested stockholder and (b) either (1) a majority of stockholders of the corporation (excluding the interested stockholder) approves the business combination or (2) the business combination is approved by the affirmative vote of all of the holders of all of the outstanding common shares and satisfies certain minimum statutory requirements, or (iii) approved (a) by a majority of votes that all stockholders would be entitled to cast in an election of directors, not including shares beneficially owned by the interested stockholder, provided that (1) the meeting is called no earlier than three months after the interested stockholder became, and if at the time of the meeting the interested stockholder is, the beneficial owner of shares entitling the interested stockholder to cast at least 80% of the votes that all stockholders would be entitled to cast in an election of directors and (2) the business combination satisfies certain other minimum statutory conditions, or (b) approved by the affirmative vote of all of the holders of all of the outstanding common shares. However, such law does not restrict any offer to purchase all of a corporation's shares.

  Delaware similarly prohibits business combinations between a corporation and a holder of 5% or more of the corporation's voting stock. Delaware law, however, does not apply to business combinations occurring more than three years after the interested stockholder acquired such status. Exceptions to the restrictions on such business combinations include: (i) prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder and (ii) subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock of the corporation. Delaware law also provides exceptions for cases in which, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such interested stockholder holds 85% of the voting stock of the company. The Bylaws provide that any action pertaining to any transaction involving Patriot or Wyndham International, as the case may be, in which an advisor, director or officer of such corporation, or any affiliate of any of the foregoing persons, has any direct or indirect interest other than solely as a result of such person's status as a director, officer or stockholder of such corporation, must be approved by the relevant Board of Directors.

 Derivative Actions

  Under Pennsylvania law, a stockholder may maintain a derivative action, even if the stockholder was not a stockholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice would result without such action. Under Delaware law, a stockholder may bring a derivative action only if he or she was a stockholder at the time of the alleged wrongdoing and has made a demand on the board of directors for relief.

 Restriction on Ownership and Transfer; Pairing

  The Interstate Charter and the Interstate Bylaws do not include any provisions restricting the ownership or transfer of Interstate Common Stock. The Bylaws provide that, until such time as the limitation on transfer provided for in the Pairing Agreement are terminated, shares of Patriot Common Stock or Wyndham International Common Stock may not be transferable or transferred on the books of either company unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of common stock of the other company and such shares are paired with one another. In addition, pursuant to the Pairing Agreement, Patriot may not issue shares of Patriot Common Stock and Wyndham International may not issue shares of Wyndham International Common Stock unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of common stock of the other company and for the pairing of such shares. See "Description of Capital Stock--The Pairing Agreement."

  The Charters provide, pursuant to the Ownership Limit, that no person or entity (other than certain Look- Through Entities) may Beneficially Own or Constructively Own in excess of 8.0% of the outstanding shares of any class or series of Equity Stock of Patriot or Wyndham International, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters. For purposes of computing the percentage of shares of any class or series of Equity Stock of Patriot or Wyndham International Beneficially Owned by any person or entity, any shares of Equity Stock of Patriot or Wyndham International which are deemed to be Beneficially Owned by such person or entity pursuant to Rule 13d-3 of the Exchange Act but which are not outstanding will be deemed to be outstanding. Any transfer of shares of Equity Stock of Patriot or Wyndham International that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of Patriot or Wyndham International in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of Patriot being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code; (iii) result in Patriot being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause Patriot to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of Patriot or a subsidiary of Patriot within the meaning of Section 856(d)(2)(B) of the Code, will be void ab initio, and the intended transferee will acquire no rights in such shares of Equity Stock. The Charters provide that pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940 are treated as Look-Through Entities that are subject to a 9.8% Look-Through Ownership Limit. Pension plans and mutual funds are among the entities that are not treated as holders of stock under the "five or fewer" requirement and the beneficial owners of such entities will be counted as holders for this purpose. See "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Restrictions on Ownership and Transfer."

 Mergers and Major Transactions

  Under Delaware law, fundamental corporate transactions such as mergers, sales of all or substantially all of the corporation's assets and dissolutions require the approval of the holders of a majority of the outstanding stock entitled to vote on the matter. Pennsylvania law requires such transactions to be approved by a majority of the votes cast with respect to the matter.

 Differences Resulting from the Pairing Agreement

  The Pairing Agreement is unique to the paired share structure of Patriot and Wyndham International and provides that shares of Patriot Common Stock and Wyndham International Common Stock will not be transferable on the books of such company unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of common stock of the other company. In addition, neither Patriot nor Wyndham International may issues shares of Patriot Common Stock and Wyndham International Common Stock unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of common stock of the other company and for the pairing of such shares. See "Description of Capital Stock--The Pairing Agreement."

 Differences Resulting from the Cooperation Agreement

  Under the terms of the Cooperation Agreement, Patriot and Wyndham International are obligated to cooperate to the fullest extent possible in the conduct of their respective operations and to take all necessary action to preserve the paired share structure and to maximize the economic and tax advantages associated therewith. One of the primary objectives of the Cooperation Agreement is to set forth the understanding of the Patriot Companies that Patriot has the sole right and power to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies. The Cooperation Agreement provides for a number of corporate governance mechanisms designed to accomplish this objective and the other objectives set forth therein. These mechanisms include
(i) the establishment of a Cooperation Committee that considers and proposes the agenda listing the matters to be considered at any joint meeting of the Boards of Directors of Patriot and Wyndham International, (ii) the establishment of corporate matters categories and procedures for the consideration and reconsideration of matters brought before the Boards of Directors of Patriot and Wyndham International, (iii) the establishment of a Hotel Acquisitions Committee that analyzes, evaluates and considers potential acquisitions by the Patriot Companies of hotel properties and related assets,
(iv) provisions that govern the sole authority of Patriot to authorize, effect and control issuances of paired equity (including securities convertible into paired equity) of the two companies, and (v) the establishment of an Unpaired Equity Committee that has the sole authority to authorize and approve issuances of unpaired equity by Wyndham International. The existence of the Cooperation Agreement may have the effect of delaying, deferring or preventing the acquisition or control of Patriot or Wyndham International. See "Description of Capital Stock--The Cooperation Agreement."

 Case Law and the Court System

  There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. Pennsylvania does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of matters governed by the PBCL, and therefore it may be more difficult to obtain legal guidance as to such matters, than would be the case under Delaware law.

                            SELLING SECURITYHOLDERS

  This Joint Proxy Statement/Prospectus also relates to the offer of Paired Shares from time to time following the Merger by the Registration Rights Holders. See "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate." The following table provides the names of each Registration Rights Holder, the number of shares of Interstate Common Stock owned by such holder as of February 5, 1998, and the number of Paired Shares offered by each Registration Rights Holder, to the best knowledge of the Patriot Companies.

                                     SHARES OF
                                     INTERSTATE
                                    COMMON STOCK     PAIRED SHARES    PERCENT OF
                                    OWNED AS OF        OFFERED BY     ALL PAIRED
              NAME                FEBRUARY 5, 1998 THIS PROSPECTUS(1) SHARES (1)
              ----                ---------------- ------------------ ----------
Fine Entities....................    12,771,530        10,275,973(2)    7.93%
Blackstone Group.................     2,528,571         3,390,814(3)    2.62%

--------
(1)Assumes each Interstate Share will be converted into 1.341 Paired Shares. See "The Merger Agreement--The Merger and Subscription" for a discussion of how the Exchange Ratio will be determined.
(2)Represents the estimated maximum number of Paired Shares issuable to the Fine Entities. The Fine Entities have elected to receive Cash Consideration in respect of all Interstate Shares owned by them. See "Certain Related Agreements--Shareholders Agreement."
(3)Represents the estimated maximum number of Paired Shares offered by the Blackstone Group, assuming that none of its members makes a Cash Election in the Merger.

                             PLAN OF DISTRIBUTION

  This Joint Proxy Statement/Prospectus also relates to the offer from time to time following the Merger by the Registration Rights Holders. See "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate." The Patriot Companies have registered the Paired Shares for sale pursuant to their obligations under the Registration Rights Agreement, but registration of such shares does not necessarily mean that any of the Paired Shares will be offered or sold by the Registration Rights Holders. Neither Patriot nor Wyndham International will receive any of the proceeds of the sale of the Paired Shares offered hereby.

  The distribution of Paired Shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Registration Rights Holders and/or from purchasers of the Paired Shares for whom they may act as agents. Underwriters may sell Paired Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

  The Registration Rights Holders and any underwriters, dealers or agents that participate in the distribution of Paired Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of Paired Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

  At a time a particular offer of Paired Shares is made by a Registration Rights Holder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the Registration Rights Holders and any other required information.

  The sale of Paired Shares by the Registration Rights Holders may also be effected from time to time by selling Paired Shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the Registration Rights Holders or may purchase from the Registration Rights Holders all or a portion of the Paired Shares as principal, and sales may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the Paired Shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

  The Paired Shares may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules;
(iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker- dealers engaged by the Registration Rights Holders may arrange for other broker-dealers to participate. Broker- dealers will receive commissions or other compensation from the Registration Rights Holders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the Paired Shares which is not expected to exceed that customary in the types of transactions involved.

  In connection with distributions of the Paired Shares or otherwise, the Registration Rights Holders may enter into hedging transactions with broker-dealers or others prior to or after the Effective Time of the Merger. Such broker-dealers may engage in short sales of Paired Shares or other transactions in the course of hedging the positions assumed by such persons in connection with such hedging transactions or otherwise. The Registration Rights Holders may also sell Paired Shares short and redeliver Paired Shares to close out such short positions; enter into option or other transactions with broker-dealers or others which may involve the delivery to such persons of the Paired Shares offered hereby, which Paired Shares such persons may resell pursuant to this Joint Proxy Statement/Prospectus; and/or pledge the Paired Shares to a broker or dealer or others and, upon a default, such persons may effect sales of the pledged Paired Shares pursuant to this Joint Proxy Statement/Prospectus. In addition, any Paired Shares covered by this Joint Proxy Statement/Prospectus that qualify for resale pursuant to Rule 145 of the Securities Act may be sold under Rule 145 rather than with this Joint Proxy Statement/Prospectus.

  In order to comply with the securities laws of certain states, if applicable, the Paired Shares may be sold only through registered or licensed brokers or dealers.

  Until the distribution of the Paired Shares is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Paired Shares. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Paired Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Paired Shares.

  The lead underwriters may also impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that if the lead underwriters purchase Paired Shares in the open market to reduce the underwriters' short position or to stabilize the price of the Paired Shares, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Paired Shares as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resale of the security before the distribution is completed.

  Neither of the Patriot Companies makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Paired Shares. In addition, neither of the Patriot Companies makes any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  All expenses incident to the offering and sale of the Paired Shares (other than brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the Registration Rights Holders) will be paid by the Patriot Companies. The Patriot Companies have agreed to indemnify the Registration Rights Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. See "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate."

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Joint Proxy Statement/Prospectus will be brought before the Patriot Companies' Special Meetings or the Interstate Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the Patriot proxy, the Wyndham International proxy and the Interstate proxy to vote such proxy in accordance with their best judgment.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Merger will be passed upon for Interstate by Jones, Day, Reavis & Pogue, New York, New York. Certain legal matters in connection with the Merger, the validity of the Paired Shares to be issued pursuant to the Merger and the validity of the Merger Subscribed Shares to be issued pursuant to the Merger Subscription will be passed upon for Patriot and Wyndham International by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

  The (a) Consolidated Financial Statements of Old Patriot as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, (b) the Combined Financial Statements of the Initial Hotels as of December 31, 1994 and for the year ended December 31, 1994 and the period January 1, 1995 through October 1, 1995, and (c) the Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in Old Patriot's 1996 Annual Report on Form 10-K (and with respect to the Consolidated Financial Statements of Old Patriot referred to above also appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated July 1, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. With respect to the Combined Financial Statements of the Initial Hotels, such report is based in part on the reports of Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports for Certain of the Initial Hotels and Troy Hotel Investors. The (a) Financial Statements of Buckhead Hospitality Joint Venture as of December 31, 1995 and for the year then ended, (b) the Combined Financial Statements of Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership as of December 31, 1995 and for the year then ended, and (c) the individual Statements of Direct Revenue and Direct Operating Expenses for the Plaza Park Suites Hotel and the Roosevelt Hotel for the year ended December 31, 1995, appearing in Old Patriot's Current Report on Form 8-K, dated April 2, 1996, as amended (filed April 17, 1996 and June 14, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Statement of Direct Revenue and Direct Operating Expenses of the Mayfair Suites Hotel for the year ended December 31, 1995, (b) Statement of Direct Revenue and Direct Operating Expenses of Marriott WindWatch Hotel for the year ended December 29, 1995, and (c) the Financial Statements of Concorde O'Hare Limited Partnership as of December 29, 1995 and for the year then ended appearing in Old Patriot's Current Report on Form 8-K, dated December 5, 1996 (filed December 5, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) Financial Statements of Telluride Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Old Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997, and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended,
(b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of ClubHouse Hotels, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996,
(b) the Combined Financial Statements of ClubHouse Acquisition Hotels as of December 31, 1996 and 1995 and for the years then ended, and (c) the Financial Statements of Valdosta C. I. Associates, L.P. as of December 31, 1994 and for the year then ended, appearing in Wyndham Hotel Corporation's Current Report on Form 8-K, dated July 31, 1997, as amended (filed August 15, 1997 and

September 18, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of WHG Resorts & Casinos Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (b) Financial Statements of Posadas de San Juan Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 and the related financial statement schedule, (c) Financial Statements of WKA El Con Associates as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and (d) Financial Statements of El Conquistador Partnership L.P. as of March 31, 1997 and 1996, and for each of the three years in the period ended March 31, 1997, appearing in the Joint Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997 (filed November 12, 1997), and December 10, 1997 (filed December 10, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference. Each of the above referenced financial statements are included herein or incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The Financial Statements of Certain of the Initial Hotels as of December 31, 1994 and for the period from January 1, 1995 to October 1, 1995 and for the year ended December 31, 1994, the Financial Statements of Troy Hotel Investors as of October 1, 1995 and for the period January 1, 1995 to October 1, 1995 and Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994, included in Old Patriot's 1996 Annual Report on Form 10-K, the statement of Direct Revenue and Direct Operating Expenses for the Holiday Inn--Miami Airport for the year ended August 31, 1996 included in Old Patriot's Current Report on Form 8-K dated December 5, 1996, the Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Annual Report on Form 10-K dated March 26, 1997 of Wyndham Hotel Corporation, the Combined Financial Statements of Minneapolis Hotels as of and for the year ended December 31, 1996, the Combined Financial Statements of Snavely Hotels as of and for the year ended December 31, 1996, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, the Financial Statements of SCP ("Buttes") Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K dated September 30, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, the financial statements of Royal Palace Hotel Associates (the "Buena Vista Palace Hotel") as of December 31, 1995 and 1996 and for the years then ended, included in the Joint Current Report on Form 8-K dated December 10, 1997, incorporated by reference in this Proxy Statement/Prospectus, and the consolidated financial statements of Interstate Hotels Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in the Report on Form 8-K dated December 10, 1997, and the financial statements of Sheraton City Centre as of December 31, 1996 and for the year then ended and the Statement of Direct Revenue and Direct Operating Expenses for the Wyndham Emerald Plaza for the year ended December 31, 1996, included in the Current Report on Form 8-K dated January 5, 1998, which are incorporated by reference herein have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their reports thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Joint Proxy Statement/Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International, Inc. Hospitality Division financial statements as of November 30, 1996 and 1995 and for the years then ended, incorporated by reference in this Prospectus, by reference to the Current Reports on Form 8-K dated September 30, 1997, as amended, and the Joint Current Reports on Form 8-K dated December 10, 1997, and February 9, 1998 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

  The Separate and Combined Financial Statements of Patriot and Wyndham and its subsidiary (formerly known as Cal Jockey and Bay Meadows) as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to the proposed merger and certain disagreements between Cal Jockey and Bay Meadows), which is incorporated herein by reference. The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Joint Proxy Statement/Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Each of the financial statements referenced in this paragraph are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The Combined Financial Statements of the Crow Family Hotel Partnerships incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

  The Financial Statements of each of Wichita C.I. Associates III, L.P., Topeka C.I. Associates, L.P., Albuquerque C.I. Associates, L.P. and C.I. Nashville, Inc. as of December 31, 1995 and 1994 and for the two years in the period ended December 31, 1995, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Mayer Hoffman McCann L.C., independent auditors, as stated in their report with respect thereto and incorporated herein by reference.

                             STOCKHOLDER PROPOSALS

  Any Patriot stockholder who wishes to submit a proposal for presentation at Patriot's 1998 Annual Meeting of Stockholders must have submitted the proposal to Patriot American Hospitality, Inc. not later than November 24, 1997 for inclusion, if appropriate, in Patriot's proxy statement and form of proxy relating to its 1998 Annual Meeting.

  Any Wyndham International stockholder who wishes to submit a proposal for presentation at Wyndham International's 1998 Annual Meeting of Stockholders must have submitted the proposal to Wyndham International not later than November 24, 1997 for inclusion, if appropriate, in Wyndham International's proxy statement and form of proxy relating to its 1998 Annual Meeting.

  Any Interstate stockholder who wishes to submit a proposal for presentation at Interstate's 1998 Annual Meeting of Stockholders (which will be held only if the Merger has not been consummated prior to the date the meeting is to be held) must have submitted the proposal to Interstate Hotels Company, Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220, Attention:
Corporate Secretary. Such proposal must have been received not later than November 28, 1997 in order to be considered for inclusion, if appropriate, in Interstate's proxy statement and form of proxy relating to its 1998 Annual Meeting.

                           GLOSSARY OF DEFINED TERMS

  Unless otherwise defined herein, the following capitalized terms shall have the meanings set forth below for the purposes of this Joint Proxy
Statement/Prospectus:

  "ACMs" means asbestos-containing materials.

  "Acquisition Agreement" has the meaning set forth in "The Merger Agreement-- Certain Covenants--Acquisition Proposals and Related Matters."

  "Acquisition Proposal" has the meaning set forth in "The Merger Agreement-- Certain Covenants--Acquisition Proposals and Related Matters."

  "ADA" means the Americans with Disabilities Act of 1990.

  "ADR" means average daily room rates.

  "Antitrust Division" means the Antitrust Division of the Department of Justice.

  "Arcadian" means Arcadian International Plc.

  "Arcadian Acquisition" means the proposed acquisition of Arcadian by Patriot.

  "Arcadian Transaction" means, together, the Arcadian Acquisition and the Malmaison Acquisition.

  "Assumed Options" means outstanding Interstate Stock Options which will be assumed by Patriot.

  "Average Closing Price" means the average closing price of a Paired Share on the NYSE over the 20 Trading Days immediately preceding the fifth Trading Day prior to the Interstate Special Meeting.

  "Bay Meadows" means Bay Meadows Operating Company, a Delaware corporation, the predecessor in interest of Wyndham International.

  "Beneficial Ownership" has the meaning given it in the Charters and set forth in "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Restrictions on Ownership and Transfer."

  "Beneficiary" means a charitable beneficiary of the Trust, to be designated pursuant to the terms of the Pairing Agreement.

  "Blackstone" means Blackstone Real Estate Advisors, L.P.

  "Blackstone Group" means certain entities affiliated with Blackstone Group Merchant Banking Fund II, L.P.

  "Board Representation Date" has the meaning set forth in "Certain Related Agreements--Shareholders Agreement."

  "Buena Vista Acquisition" means the acquisition by Patriot of an aggregate 95% ownership interest in the Buena Vista Palace Hotel.

  "Bylaws" means, collectively, the Patriot Bylaws and the Wyndham International Bylaws, each as amended to date.

  "Cal Jockey" means California Jockey Club, a Delaware corporation, the predecessor in interest of Patriot.

  "Cal Jockey Merger" means the merger, on July 1, 1997, of Old Patriot with Cal Jockey, with Cal Jockey as the surviving company (which changed its name to Patriot American Hospitality, Inc.).

  "Carefree Resorts" means, collectively, the following resorts in Patriot's portfolio. The Boulders, near Scottsdale, Arizona; the Lodge at Ventana Canyon in Tucson, Arizona; The Peaks Resort & Spa in Telluride, Colorado; and Carmel Valley Ranch Resort in Carmel, California.

  "Cash Consideration" means cash to be received pursuant to Cash Elections made by Interstate stockholders or pursuant to any proration applied as described in "The Merger Agreement--The Merger and Subscription."

  "Cash Election" means the election by the Interstate stockholders to receive Cash Consideration pursuant to the Merger Agreement.

  "Category 1 Matter" means routine corporate governance matters, such as approval and retention of independent accountants, the fixing of employee compensation and other like matters to be considered by the Patriot Board or the Wyndham Board.

  "Category 2 Matter" means matters, other than Category 1 and 3 Matters and other than a Change of Control and the removal of the Chairman or Chief Executive Officer of Patriot or Wyndham International and, after January 5, 2001, all other matters (including a Change of Control), other than the removal of the Chairman or Chief Executive Officer of Patriot or Wyndham International, to be considered by the Patriot Board or the Wyndham International Board.

  "Category 3 Matter" means matters to be considered by the Patriot Board or the Wyndham International Board concerning the removal of the Chairman or Chief Executive Officer of either Patriot or Wyndham International and, until January 5, 2001, any proposed action by Patriot or Wyndham International, as the case may be, that would result in a Change of Control.

  "Cause" has the meaning given it in the Charters and set forth in "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Number of Directors; Removal; Filling Vacancies."

  "Certificate of Designations" means the Certificate of Designations for the Patriot Series A Preferred Stock.

  "CF Securities" means CF Securities, L.P., the principal stockholder of Old Wyndham.

  "Change in Control" has the meaning set forth in "Description of Capital Stock--The Cooperation Agreement--Corporate Matters Categories."

  "Charters" means, collectively, the Patriot Charter and the Wyndham International Charter, each as amended to date.

  "Chase" means The Chase Manhattan Bank.

  "CHC Lease Partners" means CHC Lease Partners, Inc.

  "CHCI" means CHC International, Inc.

  "CHCI Merger" means the merger of the hospitality-related business of CHCI with and into Wyndham International, with Wyndham International being the surviving company.

  "CHCI Merger Agreement" means the Agreement and Plan of Merger, dated as of September 30, 1997, between Patriot, Wyndham International and CHCI.

  "CHRB" means the California Horse Racing Board.

  "Claim" has the meaning set forth in "The Merger Agreement--
Indemnification."

  "Clipped Share Alternative" has the meaning set forth in "The Merger and Subscription--Background of the Merger."

  "Closing" means the closing of the Merger.

  "Closing Date" means the closing date of the Merger.

  "Closing Price" has the meaning given it in the Charters and set forth in "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Restrictions on Ownership and Transfer."

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Combined Companies" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to the Patriot Companies--Pro Forma Merger Analysis."

  "Commission" means the Securities and Exchange Commission.

  "Company A" has the meaning set forth in "The Merger and Subscription-- Background of the Merger."

  "Comparable Companies" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to Interstate--Selected Comparable Publicly Traded Company Analysis."

  "Comparable Transactions" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to Interstate--Selected Comparable Transaction Analysis."

  "Comparative Companies" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to the Patriot Companies--Selected Comparative Public Companies Analysis."

  "Constructive Ownership" has the meaning given it in the Charters and set forth in "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Restrictions on Ownership and Transfer."

  "Cooperation Agreement" means the Cooperation Agreement, dated December 18, 1997, between Patriot and Wyndham International.

  "Cooperation Committee" means a cooperation committee that shall consider and propose the agenda listing the matters to be considered at any joint meeting of the Patriot Board and the Wyndham International Board.

  "Crow Assets" means 11 full-service Wyndham brand hotels with 3,072 rooms acquired by the Patriot Partnership pursuant to certain agreements with the Crow Family Entities.

  "Crow Family Entities" means the partnerships which have contracted to sell the Crow Assets to the Patriot Partnership pursuant to certain agreements, which partnerships are owned by certain members of the Crow family, certain members of the senior management of Old Wyndham and others.

  "Demand Deadline" has the meaning set forth in "The Merger and Subscription--Dissenters' Rights."

  "Demand Form" has the meaning set forth in "The Merger and Subscription-- Dissenters' Rights."

  "Dissenting Shares" means shares of Interstate Common Stock as to which the holders thereof shall have exercised dissenters' rights under Subcharter 15D of the PBCL.

  "DGCL" means the Delaware General Corporation Law.

  "E&P" means earnings and profits as determined for federal income tax purposes.

  "EBIT" means earnings before interest expense and income taxes.

  "EBITDA" means earnings before interest expense, income taxes, depreciation and amortization.

  "Effective Time" means the time at which the Merger becomes effective.

  "El Conquistador" means the El Conquistador Resort & Country Club.

  "EPS" means earnings per share.

  "Equity Stock" means, at any time, the collective outstanding shares of any class or series of capital stock of either of the Patriot Companies.

  "ESAs" means environmental site assessments.

  "Excess Paired Shares" means those Paired Shares which would cause the applicable ownership limit of Paired Shares to be exceeded.

  "Excess Share Provisions" means provisions contained in the Charters that limit the number of Paired Shares which may be beneficially owned by any person or entity.

  "Excess Shares" has the meaning set forth in "The Merger and Subscription-- Terms of the Merger and Subscription."

  "Excess Stock" means excess stock, par value $.01 per share, of Patriot and Wyndham International into which Excess Paired Shares shall be automatically converted.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" means American Stock Transfer & Trust Company, retained by Patriot and Wyndham International to facilitate the exchange of the Merger Consideration for the Interstate Certificates.

  "Exchange Fund" means certificates for shares of Patriot Common Stock, cash, certificates for Merger Subscribed Shares and cash in lieu of fractional Paired Shares deposited with the Exchange Agent pursuant to the Merger Agreement.

  "Exchange Ratio" means the applicable number of Paired Shares into which each share of Interstate Common Stock will be converted, after adjustment for any stock dividend, subdivision, reclassification, recapitalization, stock split or combination or similar event affecting the Paired Shares or Interstate Common Stock.

  "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

  "Exercise Spread" has the meaning set forth in "The Merger and Subscription--Interests of Certain Officers, Directors and Stockholders of Interstate."

  "External Growth Scenario" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to the Patriot Companies-- Discounted Cash Flow Valuation."

  "FF&E" means furniture, fixtures and equipment.

  "FFO" means funds from operations.

  "Fine Entities" means certain entities affiliated with Mr. Fine.

  "Form of Election" means the form for making a Cash Election.

  "Franchise Agreements" has the meaning set forth in "Risk Factors-- Conversion to Wyndham Brand; Other Consents and Approvals."

  "Franchise Licenses" has the meaning set forth in "Risk Factors--Risks of Operating Hotels Under Franchise or Brand Affiliations."

  "Franchisors" means the franchisors of the brands under which Interstate operates its hotels.

  "FTC" means the U.S. Federal Trade Commission.

  "GAH" means GAH-II, L.P., an affiliate of CHCI and Gencom.

  "GAH Acquisition" means the acquisition of GAH.

  "GECC" means General Electric Capital Corporation.

  "Gencom" means the Gencom American Hospitality group of companies.

  "Holder's Estimate" has the meaning set forth in "The Merger and Subscription--Dissenters' Rights."

  "Hotel Acquisitions" means acquisitions by Patriot of hotel properties and related assets.

  "Hotel Acquisitions Committee" means a hotel acquisitions committee that will analyze, evaluate and consider potential acquisitions by the Patriot Companies of hotel properties and related assets.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  "Initial Date" has the meaning set forth in "The Companies--The Patriot Companies--Financing."

  "Initial Offering" means the initial public offering of Old Patriot in October 1995.

  "Initial Proposal" has the meaning set forth in "The Merger and Subscription--Background of the Merger."

  "Interim Transactions Committee" has the meaning set forth in "The Merger Agreement--Certain Covenants--Interim Transactions Committee."

  "Interstate" means Interstate Hotels Company, a Pennsylvania corporation.

  "Interstate Board" means the Board of Directors of Interstate.

  "Interstate Bylaws" means the Bylaws of Interstate, as amended to date.

  "Interstate Certificate" means a certificate representing shares of Interstate Common Stock.

  "Interstate Charter" means the Articles of Incorporation of Interstate, as amended to date.

  "Interstate Common Stock" means common stock, par value $.01 per share, of Interstate.

  "Interstate Comparable Companies" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to Interstate--Selected Comparable Publicly Traded Company Analysis."

  "Interstate Outstanding Shares" means the outstanding shares of Interstate Common Stock as of the Effective Time.

  "Interstate Record Date" means February 9, 1998.

  "Interstate Senior Management" means the current executive officers of Interstate.

  "Interstate Shares" means shares of Interstate Common Stock.

  "Interstate Special Meeting" means the special meeting of stockholders of Interstate to be held at the Pittsburgh Airport Marriott, Parkway West-- Montour Run Exit, 100 Aten Road, Coraopolis, Pennsylvania, on March 30, 1998, at 10:00 a.m. local time (including any and all adjournments and postponements thereof).

  "Interstate Stock Options" means the outstanding options to purchase Interstate Common Stock.

  "Interstate Stock Plans" means the Interstate Equity Incentive Plans.

  "Interstate IPO" means the initial public offering of Interstate in June
1996.

  "IRS" means Internal Revenue Service.

  "Issuance Notice" means the notice that Patriot must give under the Cooperation Agreement to Wyndham International of each determination by Patriot to engage in an Issuance of Paired Equity.

  "Issuance of Paired Equity" has the meaning set forth in "Description of Capital Stock--The Cooperation Agreement--Authority to Issue Paired Equity."

  "Issuance of Unpaired Equity" has the meaning set forth in "Description of Capital Stock--The Cooperation Agreement--Authority to Issue Unpaired Equity."

  "Joint Proxy Statement/Prospectus" means this Joint Proxy Statement and Prospectus and the Annexes hereto.

  "Lenders" means PaineWebber Real Estate, Chase and certain other lenders party to the Revolving Credit Facility.

  "Lessees" means the lessees to which Patriot leases each of its existing hotels (except the hotels leased to Wyndham International).

  "Letter of Transmittal" means a letter of transmittal to be mailed by the Exchange Agent to Interstate stockholders promptly after the Effective Time.

  "Look-Through Entity" means a person that is either a trust as described in
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, or a person that is registered under the Investment Company Act of 1940.

  "Look-Through Ownership Limit" has the meaning given it in the Charters and set forth in "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Restrictions on Ownership and Transfer."

  "LTM" means the last 12 months.

  "Malmaison" means Malmaison Limited.

  "Malmaison Acquisition" means the proposed acquisition by Patriot of the interests in Malmaison not currently owned by Arcadian.

  "Marriott International" means Marriott International, Inc.

  "Marriott Letter Agreement" means the non-binding letter of intent between Patriot and Marriott International, signed in connection with the Merger Agreement, stating that Patriot will terminate franchise agreements with respect to ten Marriott hotels owned and operated by Interstate and convert such hotels to the Wyndham brand. In return, Wyndham International expects to enter into management agreements with Marriott with respect to ten other Marriott hotels currently owned by Interstate which will be owned by Patriot and leased to Wyndham International.

  "Market Price" means, on any date, the average of the Closing Price for the five consecutive Trading Days ending on such date.

  "Maximum Dissenting Shares" has the meaning set forth in "The Merger Agreement--Conditions to the Merger."

  "Merger" means the merger of Interstate with and into Patriot, pursuant to the Merger Agreement, with Patriot being the surviving company.

  "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of December 2, 1997, among Patriot, Wyndham International and Interstate.

  "Merger Alternative" has the meaning set forth in "The Merger and Subscription--Background of the Merger."

  "Merger Consideration" means the Paired Shares at the Exchange Ratio and the Cash Consideration to be received by Interstate stockholders in the Merger.

  "Merger Proposal" means a proposal, to be voted upon at the Patriot Special Meeting, the Wyndham International Special Meeting and the Interstate Special Meeting, to adopt the Merger Agreement and approve the transactions contemplated thereby.

  "Merger Subscribed Shares" means the shares of Wyndham International Common Stock to be issued to the stockholders of Interstate in connection with the Merger.

  "Merger Subscription" means Interstate's contract, in connection with the Merger, for Merger Subscribed Shares to be issued directly to Interstate stockholders in the Merger in an amount equal to the number of shares of Patriot Common Stock that will be issued to Interstate stockholders in the Merger.

  "Merger Subscription Agreement" means the subscription agreement entered into between Interstate and Wyndham International prior to the Effective Time with respect to the Merger Subscribed Shares.

  "Merrill Lynch" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  "Merrill Lynch Opinion" means the Merrill Lynch written opinion dated December 2, 1997, confirming its oral opinion delivered on December 1, 1997, to the Interstate Board.

  "Named Executives" means Milton Fine, W. Thomas Parrington, Jr., J. William Richardson, Robert L. Froman and Marvin I. Droz.

  "NAREIT" means the National Association of Real Estate Investment Trusts,
Inc.

  "No External Growth Scenario" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to the Patriot Companies-- Discounted Cash Flow Valuation."

  "Notice of Approval" has the meaning set forth in "The Merger and Subscription--Dissenters' Rights."

  "Notice of Intention to Dissent" has the meaning set forth in "The Merger and Subscription--Dissenters' Rights."

  "NYSE" means the New York Stock Exchange, Inc.

  "Old Patriot" includes Patriot American Hospitality, Inc., a Virginia corporation, and its subsidiaries and affiliated partnerships.

  "Old Wyndham" means Wyndham Hotel Corporation, a Delaware corporation.

  "Operators" has the meaning set forth in "Risk Factors--Hotel Industry
Risks."

  "OP Units" means the paired limited partnership units in Patriot Partnership and Wyndham International Partnership.

  "Ownership Limit" has the meaning set forth in "Description of Capital Stock--Certain Provisions of the Charters and the Bylaws--Restrictions on Ownership and Transfer."

  "PaineWebber" means PaineWebber Incorporated.

  "PaineWebber Land Sale" means the sale by Patriot on July 14, 1997 of approximately 174 acres of land in San Mateo, California, representing substantially all of the land which was owned by Cal Jockey prior to the Cal Jockey Merger, to an affiliate of PaineWebber for a purchase price of approximately $80,864,000.

  "PaineWebber Opinion" means a written opinion delivered by PaineWebber on December 2, 1997, to the Patriot Board and the Wyndham International Board.

  "PaineWebber Opinion Fee" means the fee PaineWebber received for delivery of the PaineWebber Opinion.

  "PaineWebber Real Estate" means Paine Webber Real Estate Securities, Inc.

  "PaineWebber Selected Transactions" means five announced or completed mergers between publicly- traded lodging companies including (acquiror/target): (i) Starwood Lodging Trust/Westin Hotels Limited Partnership; (ii) Starwood Lodging Inc./ITT Corporation; (iii) Marriott International, Inc./Renaissance Hotel Group N.V.; (iv) FelCor Suite Hotels, Inc./Crown Sterling Suites; and (v) Doubletree Corporation/Red Lion Hotels, Inc.

  "PaineWebber Trading" means PaineWebber Trading Inc., a Delaware corporation.

  "Paired Equity Officer/Director" means one or more officers of Patriot designated by Patriot to serve as a "Paired Equity Officer/Director" pursuant to the Cooperation Agreement.

  "Paired Rights" has the meaning set forth in "The Merger and Subscription-- Background of the Merger."

  "Paired Shares" means paired shares of Patriot Common Stock and Wyndham International Common Stock.

  "Pairing Agreement" means the Pairing Agreement, dated February 17, 1983, as amended to date, between Patriot and Wyndham International.

  "Participating Leases" means the separate participating leases pursuant to which Patriot leases substantially all of its existing hotels to the Lessees and to Wyndham International.

  "Patriot" means Patriot American Hospitality, Inc., a Delaware corporation and, where the context requires, the Patriot Partnership and the respective subsidiaries of Patriot and the Patriot Partnership.

  "Patriot Board" means the Board of Directors of Patriot.

  "Patriot Bylaws" means the Bylaws of Patriot, as amended to date.

  "Patriot Charter" means the Certificate of Incorporation of Patriot, as amended to date.

  "Patriot Common Stock" means the common stock, par value $.01 per share, of Patriot.

  "Patriot Companies" means Patriot and Wyndham International.

  "Patriot Companies' Special Meetings" means the Patriot Special Meeting and the Wyndham International Special Meeting.

  "Patriot Partnership" means Patriot American Hospitality Partnership, L.P., a subsidiary of Patriot.

  "Patriot Partnerships" means Patriot Partnership together with the Wyndham International Partnership.

  "Patriot Record Date" means February 9, 1998.

  "Patriot Series A Preferred Stock" means the Series A Convertible Preferred Stock, par value $.01 per share, of Patriot.

  "Patriot Special Meeting" means the special meeting of stockholders of Patriot to be held at the Wyndham Anatole Hotel on March 30, 1998 at 9:00 a.m., local time (including any and all adjournments and postponements thereof).

  "Patriot's Estimate" has the meaning set forth in "The Merger and Subscription--Dissenters' Rights."

  "PBCL" means the Pennsylvania Business Corporation Law.

  "Pending Transactions" means the CHCI Merger and the Arcadian Transaction.

  "Permitted Transferee" means a permitted transferee under the Charters.

  "Preferred Stock" means the preferred stock, par value $.01 per share, of each of Patriot and Wyndham International.

  "Prohibited Owner" means the record holder of the shares of Equity Stock that are converted into shares of Excess Stock.

  "Proposing Board" means the Board of Directors submitting any matter at any meeting of the Patriot Board or the Wyndham International Board.

  "Proposing Board Meeting" means a meeting of the Patriot Board or the Wyndham International Board that is not held jointly.

  "Proposing Board Notice" means a notice required to be given by Patriot or Wyndham International to the other company of the occurrence of a Proposing Board Meeting and the Category 2 Matters or Category 3 Matters approved at such meeting.

  "Racecourse" means the Bay Meadows Racecourse located in San Mateo,
California.

  "Reconsideration Process" has the meaning set forth in "Description of the Capital Stock--The Cooperation Agreement--Reconsideration Process."

  "Redemption Value" has the meaning set forth in "Description of Capital Stock--Wyndham International Series A Preferred Stock and Series B Preferred Stock."

  "Registration Rights Agreement" has the meaning set forth in "Summary-- Certain Resale Restrictions."

  "Registration Rights Holders" means the Fine Entities and the Blackstone
Group.

  "Registration Statement" means the Registration Statement on Form S-4 of which this Joint Proxy Statement/Prospectus is a part.

  "REIT" means a real estate investment trust.

  "Related Person" means, with respect to the Charters, any person or entity who beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange
Act) more than 5% of the outstanding shares of capital stock of Patriot or Wyndham International, as the case may be, and any "affiliate" or "associate" (as those terms are defined in Rule 12b-2 promulgated under the Exchange Act) of any such person or entity.

  "Relief Act" means the Taxpayer Relief Act of 1997.

  "Responding Board" means the Board of Directors responding to the Proposing Board.

  "Restraint" has the meaning set forth in "The Merger Agreement--
Termination."

  "Restricted Shares" has the meaning set forth in "The Merger and Subscription--Interest of Certain Officers, Directors and Stockholders of Interstate."

  "Revolving Credit Facility" means that certain revolving credit facility entered into by the Patriot Companies and the Lenders, as amended and restated as of December 16, 1997.

  "REVPAR" means room revenue per available room.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Settlement Shares" has the meaning set forth in "The Companies--The Patriot Companies--Financing."

  "Shareholders Agreement" means the Shareholders Agreement, dated as of December 2, 1997, among the Fine Entities, Patriot and Wyndham International.

  "'Statement 128" means the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128 "Earnings Per Share."

  "Subchapter 15D" means the Subchapter 15D of the PBCL.

  "Tax Proposals" has the meaning set forth in "Risk Factors--REIT Tax Risks-- Exemption from Anti-Pairing Rules; Risks of Adverse Legislation."

  "Termination Date" means the date which is 12 months after the date on which the Pairing Agreement is no longer in effect.

  "Term Loan" means the $350 million term loan contemplated by the Term Loan Agreement.

  "Term Loan Agreement" means the Term Loan Agreement, dated as of December 16, 1997, among Patriot, Chase, PaineWebber Real Estate and certain other lenders.

  "The Patriot Companies Comparable Companies" has the meaning set forth in "The Merger and Subscription--Opinion of Financial Advisor to the Patriot Companies--Selected Comparable Publicly Traded Company Analysis."

  "Trading Day" means a day on which the principal national securities exchange on which the shares of Equity Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Equity Stock are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  "Trust" means a trust to which shares of Excess Stock of Patriot or Wyndham International, as the case may be, shall be transferred upon the violation of certain transfer restrictions contained in the Charters.

  "Trustee" means the trustee of the Trust to be designated pursuant to the terms of the Pairing Agreement.

  "UBS" means the Union Bank of Switzerland.

  "UBS-LB" means the Union Bank of Switzerland, London Branch.

  "UBTI" means "unrelated business taxable income" as defined in Section 512(a)(1) of the Code.

  "Unpaired Equity Committee" means a committee comprised of directors of Patriot and Wyndham International that shall have the sole authority under the Cooperation Agreement to authorize and approve any issuance of unpaired equity by Wyndham.

  "Unpaired Shares" has the definition set forth in "Description of Capital Stock--The Cooperation Agreement--Holders of Unpaired Equity."

  "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes (A) is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (B) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

  "Valuation Percentage" means a fraction (expressed as a percentage) determined by dividing the value for Equity Stock most recently determined under the Pairing Agreement over the value of a Paired Share most recently determined under the Pairing Agreement.

  "Voting Agreements" means those certain Voting Agreements, dated as of April 14, 1997, by and among Old Patriot and CF Securities, Paul A. Nussbaum, William W. Evans III, Leslie V. Bentley, James D. Carreker, Stanley M. Koonce, Jr. and Anne L. Raymond.

  "Voting Securities" has the meaning set forth in "Description of Capital Stock--The Cooperation Agreement--Corporate Matters Categories."

  "WHG" means WHG Resorts & Casinos Inc.

  "WHG Merger" means the merger of a wholly owned subsidiary of Wyndham with and into WHG with WHG being the surviving corporation.

  "WHG Merger Agreement" means the Agreement and Plan of Merger, dated as of September 30, 1997, between Patriot, Wyndham, Patriot American Hospitality Operating Company Acquisition Subsidiary and WHG.

  "Wyndham International" means Wyndham International, Inc., a Delaware corporation formerly known as "Patriot American Hospitality Operating Company" and, where the context requires, the Wyndham International Partnership and the respective subsidiaries of Wyndham International and the Wyndham International Partnership; including certain corporate subsidiaries of the Patriot Companies that are controlled solely by Wyndham International Partnership.

  "Wyndham International Board" means the Board of Directors of Wyndham International.

  "Wyndham International Bylaws" means the Bylaws of Wyndham International, as amended to date.

  "Wyndham International Charter" means the Certificate of Incorporation of Wyndham International, as amended to date.

  "Wyndham International Common Stock" means common stock, par value $.01 per share, of Wyndham International.

  "Wyndham International Partnership" means Patriot American Hospitality Operating Partnership, L.P., a subsidiary of Wyndham International.

  "Wyndham International Series A Preferred Stock" means the Series A Preferred Stock, par value $.01, of Wyndham International.

  "Wyndham International Series B Preferred Stock" means the Series B Preferred Stock, par value $.01, of Wyndham International.

  "Wyndham International Special Meeting" means the special meeting of stockholders of Wyndham International to be held at the Wyndham Anatole Hotel, on March 30, 1998, at 9:30 a.m., local time (including any and all adjournments and postponements thereof).

  "Wyndham Merger" means the merger of Old Wyndham with and into Patriot, pursuant to the Wyndham Merger Agreement, with Patriot being the surviving company.

  "Wyndham Merger Agreement" means that certain Agreement and Plan of Merger, dated as of April 14, 1997, as amended, between Patriot, Wyndham International and Old Wyndham.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 2, 1997

                                  BY AND AMONG

                           INTERSTATE HOTELS COMPANY,

                          A PENNSYLVANIA CORPORATION,

                      PATRIOT AMERICAN HOSPITALITY, INC.,

                             A DELAWARE CORPORATION

                                      AND

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY,

                             A DELAWARE CORPORATION

                               TABLE OF CONTENTS

 I. THE MERGER
    1.01. The Merger....................................................   A-1
    1.02. Closing.......................................................   A-1
    1.03. Effective Time................................................   A-2
    1.04. Effects of the Merger.........................................   A-2
    1.05. Certificate of Incorporation and Bylaws.......................   A-2
    1.06. Boards, Committees and Officers...............................   A-2
    1.07. Subscription Agreement........................................   A-2
    1.08. Subscribed Shares and Rights..................................   A-2
 II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
    CORPORATION; EXCHANGE OF CERTIFICATES
    2.01. Effect on Capital Stock.......................................   A-2
    2.02. Exchange of Certificates......................................   A-5
    2.03. Company Stock Plans...........................................   A-8
 III. REPRESENTATIONS AND WARRANTIES
    3.01. Representations and Warranties of the Company.................   A-9
    3.02. Representations and Warranties of Patriot.....................  A-16
 IV. COVENANTS RELATING TO CONDUCT OF BUSINESS
    4.01. Conduct of Business...........................................  A-21
    4.02. No Solicitation by the Company................................  A-24
    4.03. The Company's Accumulated and Current Earnings and Profits....  A-25
 V. ADDITIONAL COVENANTS
    5.01. Preparation of the Form S-4 and the Joint Proxy Statement;
          Shareholders Meetings.........................................  A-25
    5.02. Access to Information; Confidentiality........................  A-26
    5.03. Regulatory Filings............................................  A-26
    5.04. Reasonable Efforts............................................  A-26
    5.05. Employee Benefit Matters......................................  A-27
    5.06. Certain Employee and Other Matters............................  A-28
    5.07. Fees and Expenses.............................................  A-28
    5.08. Public Announcements..........................................  A-30
    5.09. Affiliates; Etc...............................................  A-30
    5.10. Listing of Paired Shares......................................  A-30
    5.11. Shareholder Litigation........................................  A-30
    5.12. Tax Treatment.................................................  A-30
    5.13. Indemnification, Exculpation and Insurance....................  A-30
    5.14. Interim Transactions..........................................  A-31
    5.15. Ownership Restrictions........................................  A-31
    5.16. Termination of Stock Purchase Plan............................  A-31
 VI. CONDITIONS PRECEDENT
    6.01. Conditions to Each Party's Obligation To Effect the Merger....  A-31
    6.02. Conditions to Obligations of Patriot and OPCO.................  A-32
    6.03. Conditions to Obligation of the Company.......................  A-32
    6.04. Frustration of Closing Conditions.............................  A-33

 VII. TERMINATION, AMENDMENT AND WAIVER
    7.01. Termination....................................................  A-33
    7.02. Effect of Termination..........................................  A-34
    7.03. Amendment......................................................  A-34
    7.04. Extension; Waiver..............................................  A-34
    7.05. Procedure for Termination, Amendment, Extension or Waiver......  A-34
 VIII. GENERAL PROVISIONS
    8.01. Nonsurvival of Representations and Warranties..................  A-35
    8.02. Notices........................................................  A-35
    8.03. Certain Definitions............................................  A-36
    8.04. Interpretation.................................................  A-36
    8.05. Counterparts...................................................  A-36
    8.06. Entire Agreement; No Third-Party Beneficiaries.................  A-36
    8.07. Governing Law..................................................  A-36
    8.08. Assignment.....................................................  A-36
    8.09. Enforcement....................................................  A-37

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of December 2, 1997, among Interstate Hotels Company, a Pennsylvania corporation (the "Company"), Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and Patriot American Hospitality Operating Company, a Delaware corporation ("OPCO" and, together with Patriot, the "Patriot Companies").

                                   RECITALS

  A. The respective Boards of Directors of Patriot, OPCO and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have therefore approved, the business combination transaction provided for herein in which the Company would merge with and into Patriot, and wherein each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Patriot, OPCO or the Company will be converted into the right to receive the Merger Consideration on the terms and subject to the conditions of this Agreement (the "Merger");

  B. The parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the Merger;

  C. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  D. Contemporaneously with the execution of this Agreement, the Company, Patriot and certain other Persons (such other Persons, collectively, the "Principal Shareholder") have entered into a Shareholders Agreement (the "Shareholders Agreement") pursuant to which the Principal Shareholder has agreed to refrain from taking certain actions and Patriot, OPCO and the Principal Shareholder have agreed to take certain actions on the terms and subject to the conditions set forth in the Shareholders Agreement; and

  E. The shares of common stock, par value $.01 per share, of Patriot (the "Patriot Common Stock") and the shares of common stock, par value $.01 per share, of OPCO (the "OPCO Common Stock") are paired and transferable and traded only in combination as a single unit (the "Paired Shares") on the New York Stock Exchange (the "NYSE").

  NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the parties agree as follows:

                                 I. THE MERGER

  1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law (the "PBCL") and the Delaware General Corporation Law (the "DGCL"), the Company will be merged with and into Patriot at the Effective Time. Following the Effective Time, Patriot will be the surviving corporation in the Merger (the "Surviving Corporation") and will succeed to and assume all the rights and obligations of the Company in accordance with the PBCL and the DGCL.

  1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VI) will be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

  1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties will file articles or a certificate of merger or other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the PBCL and the DGCL and will make all other filings or recordings required under the PBCL and the DGCL in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger for the Merger have been duly filed with the Pennsylvania Department of State and the Secretary of State of Delaware or at such subsequent date or time as Patriot and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

  1.04. Effects of the Merger. The Merger will have the effects set forth in
Section 1929 of the PBCL and Section 259 of the DGCL.

  1.05. Certificate of Incorporation and Bylaws. (a) The Amended and Restated Certificate of Incorporation of Patriot in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

  (b) The Amended and Restated Bylaws of Patriot in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

  1.06. Boards, Committees and Officers. The individuals serving as the members of the Board of Directors, committees of the Board of Directors (including chairmen thereof) and officers of Patriot as of the Effective Time will serve as such for the Surviving Corporation until the earlier of the resignation or removal of any such individual or until their respective successors are duly elected and qualified, as the case may be. In addition, effective as of immediately after the Effective Time, the Board of Directors of Patriot will be increased by one and the vacancy so created will be filled in accordance with the Shareholders Agreement.

  1.07. Subscription Agreement. Immediately prior to the Closing, the Company, OPCO and Patriot will enter into a contract in the form agreed upon by all of the parties (the "Company/Patriot Subscription Agreement") pursuant to which consistent with this Agreement the Company will pay for, and OPCO will issue directly to the shareholders of the Company as part of the consideration to be paid to such shareholders in the Merger, a number of shares (the "Subscribed Shares") of OPCO Common Stock equal to the number of shares of Patriot Common Stock to be issued to shareholders of the Company pursuant to the Merger.

  1.08. Subscribed Shares. The parties acknowledge and agree that the Subscribed Shares will be issued in accordance with Sections 2.01(d) and (g) to the shareholders of the Company in connection with the Merger and will be paired with the Patriot Common Stock issued in the Merger and that neither the Company nor Patriot will at any time become a stockholder of OPCO.

II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

  2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock outstanding immediately prior to the Effective Time ("Shares"):

    (a) Cancellation of Treasury Stock and Patriot-Owned Stock. Each Share that is owned by the Company or by any wholly owned Subsidiary of the Company, or by Patriot or OPCO or any wholly owned Subsidiary of either of them, will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

    (b) Cancellation of Other Shares. Each Share, other than those described in Section 2.01(a), will no longer be outstanding and will automatically be canceled and retired and cease to exist and each holder of a certificate representing any such Share (a "Certificate") will cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration and any additional cash in lieu of fractional Paired Shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02, without interest, or (ii) as provided in Section 2.02(j) in respect of Dissenting Shares.

    (c) Electing Shares. Subject to Sections 2.01(a), (f) and (g), each Share with respect to which a Form of Election to receive cash has been properly made and not revoked pursuant to Section 2.01(e) will, at the Effective Time, be converted into, and the holder thereof will be entitled to receive therefor, $37.50 in cash (the "Maximum Cash Consideration Per Share"). The cash consideration payable with respect to each Electing Share and, to the extent applicable pursuant to Section 2.01(h), each Non-Electing Share is hereinafter referred to as "Cash Consideration," and each Share with respect to which an election to be converted into cash is duly made as herein provided is herein referred to as an "Electing Share."

    (d) Non-Electing Shares. Each Share other than (1) an Electing Share, (2) a Share canceled in accordance with Section 2.01(a), and (3) a Dissenting Share is herein referred to as a "Non-Electing Share." Subject to Section 2.01(h), each Non-Electing Share and each Electing Share described in
  Section 2.01(g)(ii) will at the Effective Time be converted into the right to receive the number of Paired Shares (the "Exchange Ratio") determined as follows:

      (i) If the Meeting Date Price is greater than or equal to $27.970, but less than or equal to $34.186, then the Exchange Ratio will be the number determined by dividing $37.50 by the Meeting Date Price;

      (ii) If the Meeting Date Price is less than $27.970, but greater than or equal to $26.416, then the Exchange Ratio will be 1.341;

      (iii) If the Meeting Date Price is greater than $34.186, but (x) less than or equal to $37.294, if the Closing Date is on or before March 30, 1998 or (y) less than or equal to $38.848, if the Closing Date is after March 30, 1998, then the Exchange Ratio will be 1.097;

      (iv) If the Meeting Date Price is greater than $37.294 and the Closing Date is on or before March 30, 1998, then the Exchange Ratio will be the number determined by dividing $40.912 by the Meeting Date Price;

      (v) If the Meeting Date Price is greater than $38.848 and the Closing Date is after March 30, 1998, then the Exchange Ratio will be the number determined by dividing $42.616 by the Meeting Date Price; and

      (vi) If the Meeting Date Price is less than $26.416, then the Company will have the right to terminate this Agreement pursuant to Section 7.01(g) by giving written notice (the "Termination Notice") of its election to do so to Patriot prior to 5:00 p.m., New York City time, on the second Trading Day after the Measurement Date; provided, however, that the Termination Notice will be deemed to be rescinded and will have no effect if, prior to 5:00 p.m., New York City time, on the second Trading Day following the date of delivery by the Company to Patriot of such Termination Notice, Patriot has given the Company written notice that it has exercised its right to increase the Exchange Ratio to the number determined by dividing $35.424 by the Meeting Date Price. If this subparagraph (vi) applies but the Company fails to give the Termination Notice, the Exchange Ratio will be 1.341.

  In determining the Exchange Ratio as provided above, the final number will be rounded to three decimal places, rounding up from 0.0005. In the event of any stock dividend or other distribution or a subdivision, combination or modification of Patriot Common Stock or OPCO Common Stock with a record date after the date hereof and prior to the Effective Time, the Exchange Ratio will be equitably adjusted. For purposes of this Agreement, (a) the term "Meeting Date Price" means the average per share closing price for a Paired Share as reported on the NYSE Transactions Tape (as reported in the Wall Street Journal or, if not reported thereby, by another authoritative source) over the 20 consecutive Trading Day period ending on the Trading Day (the "Measurement Date") immediately preceding the fifth Trading Day prior to the date on which the meeting of the Company's shareholders pursuant to Section 5.01(b) hereof is to be initially convened; (b) the "Closing Date" means the date on which the Closing occurs; (c) the term "Stock Consideration" means the consideration described in the second sentence of this Section 2.01(d); (d) the term "Merger

  Consideration" means the Cash Consideration and Stock Consideration; and
  (e) the term "Trading Day" means a day on which the NYSE is open for trading.

    (e) Form of Election. The Company will mail a form of election ("Form of Election") to all holders of record of Shares as of the record date of the Company Shareholder Meeting. In addition, the Company will use all reasonable efforts to make the Form of Election and Joint Proxy Statement available to all persons who become shareholders of the Company during the period between such record date and the third Trading Day prior to the date of the initial convening of the Company Shareholder Meeting. Any election to receive Cash Consideration contemplated by Section 2.01(c) hereof shall have been properly made only if the Exchange Agent has received at its designated office or offices, by 5:00 p.m., New York City time, on the last Trading Day preceding the date of the initial convening of the Company Shareholder Meeting, a Form of Election properly completed and accompanied by certificates representing the Shares to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election to receive Cash Consideration may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the last business day preceding the date of the initial convening of the Company Shareholder Meeting. In addition, all elections to receive Cash Consideration will automatically be revoked if the Exchange Agent is notified in writing by Patriot and Company that the Merger has been abandoned. If an election to receive Cash Consideration is so revoked, the Certificates (or guarantees of delivery, as appropriate) for the Shares to which such election to receive Cash Consideration relates will be promptly returned to the person submitting the same to the Exchange Agent.

    (f) Limitations on Cash Payments. Anything in this Article II to the contrary notwithstanding and subject to Section 6.03(d), holders of Electing Shares will not be entitled to, and Patriot will not be obligated in implementing Section 2.01(c) to pay, the Maximum Cash Consideration Per Share in respect of the number of Electing Shares that exceeds 14,168,500 Shares minus the number of Shares equal to the number of Dissenting Shares, if any, in excess of 100,000. The maximum number of Electing Shares entitled to the Maximum Cash Consideration Per Share pursuant to this
  Section 2.01(f) is hereinafter referred to as the "Maximum Cash Shares," and the amount of cash equal to the Maximum Cash Consideration Per Share times the Maximum Cash Shares is hereinafter referred to as the "Total Cash Consideration."

    (g) Proration of Electing Shares. In the event that the aggregate number of Electing Shares exceeds the Maximum Cash Shares, all Electing Shares will at the Effective Time be converted into the right to receive Merger Consideration in the following manner:

      (i) The number of Electing Shares covered by each Form of Election to be converted into the right to receive the Cash Consideration will be determined by multiplying the number of Electing Shares covered by such Form of Election by a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the total number of Electing Shares, rounded down to the nearest whole Share; and

      (ii) Each Electing Share not converted into the right to receive the Cash Consideration in accordance with Section 2.01(g)(i) will be converted into the right to receive the Stock Consideration and no longer considered to be an Electing Share.

    (h) Minimum Cash Consideration for Non-Electing Shares. In the event that the aggregate number of Electing Shares is less than the Maximum Cash Shares, each Non-Electing Share will be converted at the Effective Time into the right to receive:

      (i) Cash in an amount (the "Minimum Cash Consideration Per Share") equal to (A) (1) the Total Cash Consideration minus (2) the product of the Maximum Cash Consideration Per Share times the aggregate number of Electing Shares, divided by (B) the aggregate number of Non-Electing Shares; and

      (ii) The number of Paired Shares equal to the product of (A) the Exchange Ratio times (B) a fraction (the "Share Fraction"), the numerator of which is 37.50 minus the Minimum Cash Consideration Per Share, and the denominator of which is 37.50.

  If this Section 2.01(h) is applicable, then (A) the Minimum Cash Consideration Per Share with respect to Non-Electing Shares pursuant to clause
(i) hereof will be deemed to be the "Cash Consideration" for such shares, (B) the stock consideration with respect to Non-Electing Shares pursuant to clause
(ii) hereof will be deemed to be the "Stock Consideration" for such shares, and (C) such Cash Consideration and Stock Consideration, together, will be deemed to be the "Merger Consideration" for such shares.

  2.02. Exchange of Certificates. (a) Prior to the Effective Time, Patriot and OPCO will enter into an agreement with American Stock Transfer and Trust Company ("AST&T") or such other bank or trust company as may be designated by Patriot, OPCO and the Company (the "Exchange Agent"), such agreement to provide that as of the Effective Time (i) Patriot will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the shares of Patriot Common Stock issuable pursuant to Section 2.01 in exchange for outstanding Shares, and simultaneously (ii) OPCO will deposit, or will cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II, through the Exchange Agent, a certificate representing the Subscribed Shares, to be paired with the shares of Patriot Common Stock described in clause (i) above. The certificates for shares of Patriot Common Stock and Subscribed Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) in lieu of any fractional Paired Shares and Cash Consideration, are hereinafter referred to as the "Exchange Fund."

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail or otherwise make available to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Shares converted into the right to receive the Merger Consideration pursuant to Section 2.01: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Patriot may specify consistent with this Agreement) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued or paid to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance or payment pays any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Patriot that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II, but all payments of cash, if any, which holders have the right to receive pursuant to the provisions of the
Article II will be made in immediately available funds. Certificates surrendered for exchange by any person who is an "affiliate" of the Company for purposes of Rule 145, as such rule may be amended from time to time, under the Securities Act, will not be exchanged until Patriot has received an agreement substantially in the form of Schedule 5.09(a) from such person.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Patriot Common Stock or OPCO Common Stock with a record date after the Effective Time and no cash payment in lieu of fractional shares will be paid pursuant to Section 2.02(e) to the holder of any unsurrendered Certificate with respect to the Paired Shares represented thereby, and all such dividends, other distributions and cash in lieu of fractional Paired Shares will be paid by Patriot or OPCO to the Exchange Agent promptly after the Effective Time and will be included in the Exchange Fund, in each case in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any Certificate in accordance herewith there will be paid to the holder of the certificates representing whole Paired Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Paired Shares and the amount of any cash payable in lieu of fractional Paired Shares to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Paired Shares.

  (d) No Further Ownership Rights in Shares. All Paired Shares issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to Patriot, the Surviving Corporation or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.

  (e) No Fractional Shares. (i) No certificates or scrip representing fractional Paired Shares will be issued upon the surrender for exchange of Certificates, no dividend or distribution of Patriot will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Patriot.

  (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole Paired Shares delivered to the Exchange Agent by Patriot and OPCO pursuant to Section 2.02(a) over (B) the aggregate number of whole Paired Shares to be distributed to holders of Shares pursuant to Section 2.02(b) (such excess being herein called the "Excess Shares"). Subject to Section 2.01(e)(iv), following the Effective Time, the Exchange Agent will sell the Excess Shares, all in the manner provided in Section 2.02(e)(iii).

  (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the prior holders of Shares, the Exchange Agent will hold such proceeds in trust for such holders entitled thereto (the "Shares Trust"). The Surviving Corporation will pay out of the Shares Trust all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Shares Trust to which each holder of Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares is entitled (after taking into account all Shares held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares are entitled.

  (iv) Notwithstanding the provisions of Section 2.02(e)(ii) and (iii), Patriot may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to cause to be paid to each holder of Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the average closing price for a Paired Share as reported on the NYSE Composite Transactions Tape (as reported in the Wall Street Journal, or, if not reported thereby, any other authoritative source) for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Closing Date and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.02(e)(iv). In no event will Patriot be required to cause such payment to be funded prior to the Effective Time.

  (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Shares subject to and in accordance with the terms of Section 2.02(c).

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Patriot and OPCO, in accordance with Patriot's instructions, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II will thereafter look only to Patriot for payment of their claim for Merger Consideration, any cash in lieu of fractional Paired Shares and any dividends or distributions with respect to Paired Shares.

  (g) No Liability. None of Patriot, the Company or the Exchange Agent will be liable to any Person in respect of any Paired Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional Paired Shares or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, cash, dividends or distributions in respect of such Certificate will become the property of the Surviving Corporation (subject to the Subscription Agreement), free and clear of all claims or interest of any Person previously entitled thereto.

  (h) Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund in one or more bank accounts or in high-quality, short-term investments, as directed by Patriot, on a daily basis. Any interest and other income resulting from such investments will be paid to Patriot (or OPCO to the extent of OPCO's cash contributions, if any, to the Exchange
Fund).

  (i) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on Paired Shares or deliverable in respect thereof, pursuant to this Agreement.

  (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which has properly complied with the provisions of Subchapter D of Chapter 15 of the PBCL as to appraisal rights (including without limitation any Share the holder of which has given notice of his or her intention to demand that such holder be paid the fair value of such Shares as provided in Section 1575 of Subchapter D of Chapter 15 of the
PBCL) (a "Dissenting Share"), will be deemed to be converted into and to represent the right to receive the Merger Consideration hereunder and the holders of Dissenting Shares, if any, will be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Subchapter D of Chapter 15 of the PBCL; provided, however, that (i) if any such holder fails to establish his or her entitlement to rights to payment as provided in such Subchapter or (ii) if neither the holder of Dissenting Shares nor the Surviving Corporation has instituted a proceeding to determine the rights of holders of Dissenting Shares and to fix the fair value of Dissenting Shares in any of the circumstances described in Section 1579 of Subchapter D of Chapter 15 within the time provided in such Section, such holder will forfeit such right to payment for such Dissenting Shares pursuant to such Subchapter D of Chapter 15 and, as of the later of the Effective Time or the occurrence of such event, each such Share shall no longer be deemed a Dissenting Share and shall be deemed to be a Non-Electing Share, subject to Section 2.01(h), and such holder's Certificate formerly representing shares of Company Common Stock will automatically be converted into and represent only the right to receive the Merger Consideration as a Non-Electing Share pursuant to Section 2.01, including Section 2.01(h), without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of Company Common Stock. The Company will give Patriot (A) prompt notice of any written demands for appraisal of any Dissenting Shares and any other instruments received by the Company relating to shareholders' rights of appraisal, (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the PBCL, and (C) the right to approve any settlement of any such demand.

  (k) Exchange of Certificates for Cash Consideration. Without limiting the generality or effect of any other provision hereof, the Exchange Agent will have discretion to determine whether or not elections to receive Cash Consideration have been properly made or revoked pursuant to this Article II with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive Cash Consideration was not properly made with respect to Shares, absent manifest error, such Shares will be treated by the Exchange Agent as, and for all purposes of this Agreement will be deemed to be, Non-Electing Shares at the Effective Time, and such Shares will be converted in the Merger into Stock Consideration pursuant to Section 2.01(d), subject to Section 2.01(h). The Exchange Agent will also make computations as to the allocation, proration and equitable adjustments contemplated by this Article II and any such computation will be, absent manifest error, conclusive and binding on the holders of Electing Shares pursuant to this Article II. The Exchange Agent may, with the mutual agreement of Patriot and the Company, make such equitable changes in the procedures set forth herein for the implementation of the cash elections provided for in this Article II as it determines to be necessary or desirable to effect fully such elections.

  2.03. Company Stock Plans. (a) The Company will take all actions necessary to provide that, upon the Effective Time, (i) each outstanding option (each, an "Option") to purchase Company Common Stock under the Company's Equity Incentive Plan (the "Equity Incentive Plan") or Stock Option Plan for Non-Employee Directors (the "Director Plan"), (ii) each outstanding stock appreciation right, deferred share, performance share or performance unit granted under the Company's Equity Incentive Plan (each, an "Incentive Plan Award"), and (iii) each outstanding share of restricted Company Common Stock issued under the Company's Equity Incentive Plan or Management Bonus Plan ("Restricted Shares" and, together with Options and Incentive Plan Awards, "Awards"), whether or not then exercisable or vested, all of which Awards are listed in Section 2.03(a) of the Company Disclosure Schedule (as defined in Section 3.01), will become fully exercisable and vested.

  (b) As soon as practicable after the date hereof, the Company will deliver to holders of Awards appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans, the agreements evidencing the grants of such Awards and this Agreement. Holders of Options identified on
Section 2.03(b) of the Company Disclosure Schedule will be entitled, at their election, to have any or all of their Options (i) assumed by Patriot pursuant to and in accordance with Section 2.03(c) or (ii) canceled or repurchased pursuant to and in accordance with Section 2.03(d). All other Options will be canceled or repurchased pursuant to and in accordance with Section 2.03(d).

  (c) At the Effective Time, the Company's obligations with respect to each Option for which the holder thereof has elected pursuant to the second sentence of Section 2.03(b) to be assumed by Patriot (an "Assumed Option"), will be assumed by Patriot. The Assumed Options will continue to have, and be subject to, the same terms and conditions as set forth in the Company's Equity Incentive Plan or Director Plan (as the case may be) and related option agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were issued, provided that (i) all references to the Company will be deemed to be references to Patriot, and all references to the Company Common Stock will be deemed to be references to Paired Shares, (ii) each Assumed Option will be exercisable for that number of whole Paired Shares equal to the product of the number of shares of the Company Common Stock covered by the Assumed Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded to the nearest whole number of Paired Shares, and (iii) the exercise price per share of Paired Shares under each Assumed Option will be equal to the exercise price per share of the Company Common Stock under the Assumed Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. Pursuant to this Agreement and in accordance with the Subscription Agreement, Patriot will (A) reserve for issuance or hold the number of Paired Shares that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.03(b) and (B) promptly after the Effective Time issue to each holder of an outstanding Assumed Option a document evidencing the assumption by Patriot of the Company's obligations with respect thereto under this Section 2.03(b).

  (d) Immediately prior to the Effective Time, each Option which is not an Assumed Option will be canceled or repurchased, as appropriate, and in consideration of such cancellation or repurchase, as the case may be, the Company will pay to the holder of each such Option an amount in respect thereof equal to the product of (i) the Applicable Amount, multiplied by (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes). The term "Applicable Amount" means the excess of (1) $37.50 over (2) the exercise price of each such Option.

                      III. REPRESENTATIONS AND WARRANTIES

  3.01. Representations and Warranties of the Company. Except as disclosed in the Company Filed SEC Documents or as set forth on the Disclosure Schedule delivered by the Company to Patriot prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Patriot and OPCO as follows:

    (a) Organization, Standing and Corporate Power. The Company and each of its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate, partnership or limited liability company power, as the case may be, and authority to carry on its business as now being conducted. The Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Company and each of its Subsidiaries, taken as a whole, or on the ability of the Company to perform any of its obligations under this Agreement (any such effect, a "Company MAE"). The Company has delivered to Patriot prior to the execution of this Agreement complete and correct copies of its articles of incorporation and bylaws and has made available to Patriot the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to date.

    (b) Subsidiaries. Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 includes all of the Significant Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

    (c) Capital Structure. The authorized capital stock of the Company consists of 75,000,000 Shares and 25,000,000 shares of preferred stock of the Company ("Company Preferred Shares"). At the close of business on the last business day immediately preceding the date hereof (the "Representation Date"), (i) 35,421,478 Shares were issued and outstanding,
  (ii) no Shares were held by the Company in its treasury, (iii) 3,039,933 Shares were reserved for issuance pursuant to the Equity Incentive Plan, the Director Plan, the Management Bonus Plan and the employee stock purchase plan (collectively, the "Company Stock Plans"), and (iv) no Company Preferred Shares have been designated or issued. Except as set forth above, at the close of business on the Representation Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. At the close of business on the Representation Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock option or other rights ("Company Stock Options") to purchase or receive Company Common Stock granted under the Company Stock Plans) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. The Company Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, of the number of shares of Company Common Stock subject to Company Stock Options. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Company Stock Plans, as of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to issue, repurchase, redeem, exchange or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

    (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement, and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. On or prior to the date hereof, the Board of Directors of the Company approved this Agreement, the Merger and the other transactions contemplated by this Agreement and resolved to recommend that the holders of Company Common Stock adopt this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, (i) assuming Company Shareholder Approval, the articles of incorporation or by-laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order or decree ("Order"), or statute, law, ordinance, rule or regulation ("Law") applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Company MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority, agency or instrumentality (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange

  Commission (the "SEC") of (A) a proxy statement relating to the Company Shareholder Meeting (such proxy statement, together with the proxy statement relating to the Patriot/OPCO Shareholder Meetings, in each case as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby; (3) the filing of Articles of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws;
  (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; and (5) such consents, approvals, Orders, authorizations, registrations, declarations or filings, the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a Company MAE.

    (e) SEC Documents; Undisclosed Liabilities. The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company Filed SEC Document, as of the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to year-end adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iii) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Laws relating to the protection of health, safety or the environment ("Environmental Laws"), which are required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

    (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Patriot in connection with the issuance of Patriot Common Stock in the Merger (the "Form S-4"), at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, or (ii) the Joint Proxy Statement, at the date it is first mailed to the Company's shareholders or at the time of the Company Shareholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Patriot specifically for inclusion or incorporation by reference in the Joint Proxy Statement or contained in any Patriot Filed SEC Documents incorporated by reference in the Form S-4 or the Joint Proxy Statement.

    (g) Absence of Certain Changes or Events. Except (i) as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Company Filed SEC Documents"), (ii) for the transactions provided for herein or permitted by Section 4.01(a), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since September 30, 1997, the Company has conducted its business only in the ordinary course, and there has not been (1) any Company MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company stock, (3) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, (4) any granting by the Company or any of its Subsidiaries to any director, executive officer or other key employee of the Company of any increase in compensation, (5) any granting by the Company or any of its Subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company Filed SEC Documents, (6) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee, or (7) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company. For purposes of this Agreement, "key employee" means any employee (other than an employee whose responsibilities relate principally to a single hotel) whose current salary and targeted bonus exceeds $200,000 per annum. Section 3.01(g) of the Company Disclosure Schedule contains a true and complete list of all agreements or plans providing for termination or severance pay to any key employee.

    (h) Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its directors, officers or other employees in their capacities as such, that individually or in the aggregate could reasonably be expected to have a Company MAE, nor are there any Orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its directors, officers or other employees in their capacities as such, having, or which, individually or in the aggregate, could reasonably be expected to have a Company MAE.

    (i) Voting Requirements. The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon at the Company Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "Company Shareholder Approval"), to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

    (j) State Takeover Statutes. The Company Board has approved this Agreement, the Merger, the other transactions contemplated hereby and the Shareholders Agreement. Such approval constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under, and the Company Board has taken all other action necessary or advisable, so as to render inoperative with respect to the Merger, the other transactions contemplated hereby and the Shareholders Agreement, the provisions of
  Section 2538 and Subchapters 25F, G, H, I and J of the PBCL. No other Pennsylvania takeover statutes are applicable to the Merger, this Agreement or the transactions contemplated hereby.

    (k) Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co. ("Merrill Lynch") and Blackstone Real Estate Advisors, L.P., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Patriot true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

    (l) Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch to the effect that, as of the date thereof, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

    (m) Ownership of Paired Shares. Neither the Company nor, to its Knowledge, any of its subsidiaries, directors or executive officers beneficially owns (as such term is defined in Rule 13d-3 under the Exchange
  Act) any Paired Shares.

    (n) Compliance with Laws; Permits. Neither the Company nor any of its Subsidiaries is in violation of any Order or any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for such of the foregoing as, individually or in the aggregate, could not be reasonably expected to have a Company MAE. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, could reasonably be expected to have a Company MAE.

    (o) Tax Matters. Except as, individually or in the aggregate, could not be reasonably expected to have a Company MAE (other than with respect to subsection (vi) below):

      (i) The Company and each of its Subsidiaries has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and real and personal property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), required to be so paid prior to the date hereof and has made provision, in accordance with generally accepted accounting principles, for all Taxes owed or accrued through the date hereof;

      (ii) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign tax returns required to be filed by any of them through the date hereof, and all such returns completely and accurately set forth the amount of any Taxes relating to the applicable period;

      (iii) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting by written notice to the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatening to assert against the Company or any of its Subsidiaries any deficiency or claim for additional Taxes. No written claim has been made since July 1, 1996 by a taxing authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has not since July 1, 1996 entered into a closing agreement pursuant to Section 7121 of the Code;

      (iv) The Company has not received written notice of any audit of any tax return filed by the Company, and the Company has not been notified in writing by any tax authority that any such audit is contemplated or pending. Neither the Company nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes, and no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Company and each of the Company's Subsidiaries since January 1, 1994 and all communications relating thereto since that date have been delivered to Patriot or made available to representatives of Patriot;

      (v) The Company and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party; and

      (vi) The Company estimates that as of December 31, 1996, the accumulated and current earnings and profits ("E&P") of the Company (as determined for federal income tax purposes) was not in excess of $12.0 million.

    (p) Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (the "Company Benefit Plans"), except for such matters as, individually or in the aggregate, could not be reasonably expected to have a Company MAE, (a) each Company Benefit Plan and any related trust intended to be qualified under Sections 401(a) and 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of such Company Benefit Plan or related trust, (b) each Company Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law and all required returns and filings for each Company Benefit Plan have been timely made, (c) neither the Company nor any of its Subsidiaries has incurred any direct or indirect material liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such material liability, (d) all material contributions due and payable on or before the date hereof in respect of each Company Benefit Plan have been made in full and in proper form, (e) neither the Company nor any of its Subsidiaries have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA), (f) except as otherwise required under ERISA, the Code and applicable state laws, no Company Benefit Plan currently or previously maintained by the Company or any of its Subsidiaries provides any post-retirement health or life insurance benefits, and neither the Company nor any of its Subsidiaries maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all material reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Company Benefit Plan, and (h) no benefit or amount payable or which may become payable by the Company or any of its Subsidiaries pursuant to any Company Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

    (q) Properties. All of the real estate properties owned or leased by the Company and each of its Subsidiaries as of the date hereof are listed in
  Section 3.01(q) of the Company Disclosure Schedule. The Company has no direct or indirect ownership interest in any real property as of the date hereof other than the properties owned by the Company and its Subsidiaries and set forth in Sections 3.01(s) and 3.01(q) of the Company Disclosure Schedule. The Company and each of its Subsidiaries own fee simple or leasehold title (each as indicated in Section 3.01(q) of the Company Disclosure Schedule) to each of the real properties identified in Section 3.01(q) of the Company Disclosure Schedule (the "Company Properties"), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, "Encumbrances"), except for such Encumbrances as, individually and in the aggregate, could not be reasonably expected to have a Company MAE. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, the Company Properties are not subject to any easements, rights of way, covenants, conditions, restrictions or other written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions, (ii) Property Restrictions imposed or promulgated by Law or any governmental body or authority with respect to real property, including zoning regulations, that do not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions therein), reports, certificates of title, title opinions or current surveys (in each case copies of which title policies, commitments (and the documents listed as exceptions therein), reports and surveys have been delivered or made available to Patriot and are listed in Section 3.01(q) of the Company Disclosure Schedule), and (iv) mechanics', carriers', supplier's workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, valid policies of title insurance have been issued insuring the Company's or its applicable Subsidiary's fee simple (or leasehold to the extent disclosed in Section 3.01(q) of the Company Disclosure Schedule) title to each of the Company Properties in amounts at least equal to the purchase price thereof or, if acquired through merger, the stipulated value thereof, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy and the Company has no knowledge of any facts or circumstances which would constitute the basis for such a claim. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, to the Knowledge of the Company, (A) no certificate, permit or license from any governmental authority having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties as currently operated or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties (a "REA Agreement") has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of same nor is the Company or any of its Subsidiaries currently in default under any REA Agreement and the Company Properties are in full compliance with all governmental permits, licenses and certificates, except for such defaults which or where such noncompliance could not reasonably be expected to have a Company MAE; (B) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties has been issued by any governmental authority; (C) there are no material structural defects relating to any of the Company Properties; (D) there is no Company Property whose building systems are not in working order in any material respect; (E) there is no physical damage to any Company Property in excess of $500,000 for which there is no insurance in effect (other than reasonable and customary deductibles) covering the full cost of the restoration; and (F) there is no current renovation or restoration or tenant improvements to any Company Property or any portion thereof in process or committed to be performed, the cost of which exceeds $500,000. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, the use and occupancy of each of the Company Properties complies in all material respects with all applicable codes and zoning laws and regulations, and the Company has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the Company Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such Company Properties. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (x) any betterment assessments have been levied against, or any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas. Except for such of the following as, individually and in the aggregate, could not be reasonably expected to have a Company MAE, following a casualty, each of the Company Properties could be reconstructed and used for hotel purposes under applicable zoning laws and regulations, except that in certain circumstances such reconstruction would have to comply with the dimensional requirements of applicable zoning laws and regulations in effect at the time of reconstruction. Except as otherwise could not be reasonably expected to have a Company MAE, there are no outstanding abatement proceedings or appeals with respect to the assessment of any Company Property for the purpose of real property taxes, and there are no agreements with any governmental authority with respect to such assessments or tax rates on any Company Property. None of the Company Properties is subject to any contractual restriction on the sale or other disposition thereof or on the financing or release of financing thereon.

    (r) Other Interests. Except for such Other Interests of the Company or any of its Subsidiaries that, individually or in the aggregate, could not be reasonably expected to have a Company MAE, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities) (collectively "Other Interests").

    (s) Related Party Transactions. The Company Filed SEC Documents and/or the Company Disclosure Schedule disclose all arrangements, agreements and contracts entered into by the Company or any of its Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer or director of the Company, any member of the immediate family, spouse, grandchild or, to the Knowledge of the Company, any other relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate. Copies of all such documents have previously been provided or made available to Patriot and its counsel.

  3.02. Representations and Warranties of Patriot and OPCO. Except as disclosed in the Patriot Filed SEC Documents, or as set forth on the Disclosure Schedule delivered by the Patriot Companies to the Company prior to the execution of this Agreement (the "Patriot Disclosure Schedule"), the Patriot Companies jointly and severally represent and warrant to the Company as follows:

    (a) Organization, Standing and Corporate Power. Each of the Patriot Companies and each of their respective Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. The Patriot Companies and each of their respective Significant Subsidiaries are duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, other than in such jurisdictions in which the failure to be so qualified or licensed or to be in good standing individually or in the aggregate could not be reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Patriot Companies and their respective Subsidiaries, taken as a whole, or on the ability of the Patriot Companies to perform any of their obligations under this Agreement (any such effect, a "Patriot MAE"). The Patriot Companies have delivered to the Company prior to the execution of this Agreement complete and correct copies of their respective articles of incorporation and bylaws, in each case as amended to date and have made available to the Company the articles of incorporation and bylaws (or comparable organizational documents) of each of their respective Subsidiaries, in each case as amended to date.

    (b) Subsidiaries. Exhibit 21.1 to Patriot's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and Section 3.02 of the Patriot Disclosure Schedule list all of the Significant Subsidiaries of the Patriot Companies as of the date hereof.

    (c) Capital Structure. The authorized capital stock of Patriot consists of 1.5 billion shares of capital stock including (i) 650 million shares of Patriot Common Stock, (ii) 100 million shares of preferred stock, par value $.01 per share ("Patriot Preferred Stock"), and (iii) 750 million shares of excess stock, par value $.01 per share ("Patriot Excess Stock"). The authorized capital stock of OPCO consists of 1.5 billion shares of capital stock including (x) 650 million shares of OPCO Common Stock, (y) 100 million shares of preferred stock, par value $.01 per share ("OPCO Preferred Stock"), and (z) 750 million shares of excess stock, par value $.01 per share ("OPCO Excess Stock"). At the close of business on the Representation Date, (i) 70,120,137 shares of Patriot Common Stock and 70,120,137 shares of OPCO Common Stock were issued and outstanding, (ii) no shares of Patriot Preferred Stock and no shares of OPCO Preferred Stock were issued and outstanding, (iii) no shares of Patriot Excess Stock and no shares of OPCO Excess Stock were issued and outstanding, (iv) no shares of Patriot Common Stock and no shares of OPCO Common Stock were held by Patriot or OPCO in their respective treasuries, (v) 7,975,970 shares of Patriot Common Stock and 7,975,970 shares of OPCO Common Stock (plus 10% of the net increase in the total number of outstanding shares of Patriot Common Stock and OPCO Common Stock since October 1, 1997) were reserved for issuance pursuant to equity plans filed in the Patriot Filed SEC Documents (collectively, the "Patriot Stock Plans"), and (vi) 780,000 shares of Patriot Common Stock and 780,000 shares of OPCO Common Stock were reserved for issuance upon the exercise of options granted outside the Patriot Stock Plans, and (vii) 12,795,851 shares of Patriot Common Stock and 12,795,851 shares of OPCO Common Stock were reserved for issuance upon Patriot's election to acquire in exchange for Paired Shares units of limited partnership interest in Patriot American Hospitality Partnership, L.P. and Patriot American Hospitality Operating Partnership, L.P. tendered by redeeming unit holders. Except as set forth above, at the close of business on the Representation Date, no shares of capital stock or other voting securities of the Patriot Companies were issued, reserved for issuance or outstanding. At the close of business on the Representation Date, there were no outstanding stock options, stock appreciation rights or rights (other than employee stock options or other rights ("Patriot Employee Stock Options") to purchase or receive Patriot Common Stock granted under the Patriot Stock Plans) to receive shares of Patriot Common Stock on a deferred basis granted under the Patriot Stock Plans or otherwise. Section 3.02(c) of the Patriot Disclosure Schedule sets forth a complete and correct list, as of the Representation Date, of the number of Paired Shares subject to Patriot Employee Stock Options. All outstanding shares of capital stock of the Patriot Companies are, and all shares which may be issued, including shares to be issued pursuant to this Agreement, will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on the Representation Date, there were no bonds, debentures, notes or other indebtedness or securities of the Patriot Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Patriot and OPCO may vote. Except as set forth above, as of the close of business on the Representation Date, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Patriot Companies or any of their respective Subsidiaries is a party or by which any of them is bound obligating the Patriot Companies or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Patriot Companies or of any of their respective Subsidiaries or obligating the Patriot Companies or any of their respective Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Patriot Stock Plans, as of the close of business on the Representation Date, and except as would not be required to be disclosed pursuant to the Patriot Filed SEC Documents, there were no outstanding contractual obligations of the Patriot Companies or any of their respective Subsidiaries to issue, repurchase, redeem or otherwise acquire any shares of capital stock of the Patriot Companies or any of their respective Subsidiaries. As of the close of business on the Representation Date, there were no outstanding contractual obligations of the Patriot Companies to vote or to dispose of any shares of the capital stock of any of their respective Subsidiaries.

    (d) Authority; Noncontravention. Patriot and OPCO have all requisite corporate power and authority to enter into this Agreement and, subject to the Patriot/OPCO Shareholder Approvals, to consummate the transactions contemplated by this Agreement. On or prior to the date hereof, the Board of Directors of each of Patriot and OPCO approved this Agreement and the other transactions contemplated by this Agreement and resolved to recommend that the holders of Patriot/OPCO Common Stock adopt this Agreement, and the Board of Directors of Patriot has approved the Merger. The execution and delivery of this Agreement by Patriot and OPCO and the consummation by Patriot and OPCO of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Patriot and OPCO, subject, in the case of the adoption of this Agreement, to Patriot/OPCO Shareholder Approvals as defined below. This Agreement has been duly executed and delivered by Patriot and OPCO and constitutes valid and binding obligations of Patriot and OPCO, enforceable against each of them in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, breach, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Patriot Companies or any of their respective Significant Subsidiaries under, (i) assuming Patriot/OPCO Shareholder Approvals, the articles of incorporation or bylaws of the Patriot Companies or the comparable organizational documents of any of their respective Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Patriot Companies or any of their respective Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Order or Law applicable to the Patriot Companies or any of their respective Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not be reasonably expected to have a Patriot MAE. No Order, consent, approval or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Patriot Companies or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Patriot and OPCO or the consummation by Patriot and OPCO of the transactions contemplated hereby, except for (1) the filing of a premerger notification and report form by the Patriot Companies under the HSR Act; (2) the filing with the SEC of (A) the Joint Proxy Statement relating to the Patriot/OPCO Shareholder Meetings, (B) the Form S-4, and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby;
  (3) the filing of Articles of Merger with the Pennsylvania Department of State and appropriate documents with the relevant authorities of other states in which the Patriot Companies are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (4) the filing of a Certificate of Merger with the Secretary of State of Delaware; (5) such filings with and approvals of the NYSE to permit the Paired Shares that are to be issued in the Merger to be listed or quoted for trading thereon; (6) such other filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (7) such consents, approvals, Orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, could not reasonably be expected to have a Patriot MAE.

    (e) SEC Documents; Undisclosed Liabilities. Patriot and OPCO have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1996 (the "Patriot SEC Documents"). As of their respective dates, the Patriot SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Patriot SEC Documents, and none of the Patriot SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Patriot SEC Document has been revised or superseded by a later Patriot Filed SEC Document, as of the date hereof none of the Patriot SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Patriot and OPCO included in the Patriot SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Patriot and OPCO and their respective consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as contemplated hereunder, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby (including without limitation financing relating to the transactions contemplated hereby), and (iv) for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business consistent with past practice, neither Patriot, OPCO nor any of their respective Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Environmental Laws, required by generally accepted accounting principles to be reflected in a consolidated balance sheet of Patriot and OPCO and their respective consolidated Subsidiaries and which, individually or in the aggregate, could reasonably be expected to have a Patriot MAE.

    (f) Information Supplied. None of the information supplied or to be supplied by the Patriot Companies specifically for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act or (ii) the Joint Proxy Statement, at the date it is first mailed to the shareholders of Patriot and OPCO or at the time of the Patriot/OPCO Shareholder Meetings will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder, except that no representation or warranty is made by Patriot or OPCO with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Joint Proxy Statement or the Form S-4 or contained in any Company Filed SEC Documents incorporated by reference in the Joint Proxy Statement or the Form S-4.

    (g) Absence of Certain Events. Except (i) as disclosed in the Patriot SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Patriot Filed SEC Documents"), (ii) for the transactions provided for herein or permitted by
  Section 4.01(b), and (iii) for liabilities incurred in connection with or as a result of this Agreement, since September 30, 1997, the Patriot Companies have conducted their respective business only in the ordinary course, and there has not been (1) any Patriot MAE, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Patriot's or OPCO's capital stock, other than regular quarterly cash dividends at the rate in effect for the three quarters of 1997, as increased by the Board of Directors of Patriot and OPCO in the ordinary course ("Regular Patriot Quarterly Dividends"), (3) any split, combination or reclassification of any of Patriot's or OPCO's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Patriot's or OPCO's capital stock, or (4) except insofar as may be required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Patriot Companies.

    (h) Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Patriot or OPCO, threatened against or affecting the Patriot Companies or any of their respective Subsidiaries or, to the Knowledge of Patriot or OPCO, any of their respective directors, officers or other employees in their capacities as such, that individually or in the aggregate could reasonably be expected to have a Patriot MAE, nor are there any Orders of any Governmental Entity or arbitrator outstanding against Patriot or OPCO or any of their respective Subsidiaries or, to the Knowledge of Patriot or OPCO, any of their respective directors, officers or other employees in their capacities as such, having, or which, individually or in the aggregate, could reasonably be expected to have a Patriot MAE.

    (i) Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of (x) Patriot Common Stock, voting as a single class, at the Patriot Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "Patriot Shareholder Approval"), to adopt this Agreement and approve the issuance of Patriot Common Stock in connection with the Merger and (y) OPCO Common Stock, voting as a single class, at the OPCO Shareholder Meeting, which shall be a duly convened meeting at which a quorum was present and acting throughout (the "OPCO Shareholder Approval" and together with the Patriot Shareholder Approval, the "Patriot/OPCO Shareholder Approvals"), to approve the issuance of OPCO Common Stock in connection with the Merger are the only votes of the holders of any class or series of Patriot's or OPCO's capital stock necessary to approve and adopt this Agreement, the Subscription Agreement and the transactions contemplated hereby and thereby.

    (j) Brokers. No broker, investment banker, financial advisor or other Person, other than Paine Webber Incorporated ("Paine Webber"), the fees and expenses of which will be paid by the Patriot Companies or, if the Merger occurs, the Surviving Corporation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Patriot Companies. Patriot has furnished to the Company true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

    (k) Opinion of Financial Advisor. The Patriot Companies have received the opinion of Paine Webber to the effect that, as of the date hereof, the Merger Consideration is fair to the shareholders of the Patriot Companies from a financial point of view.

    (l) Ownership of Company Common Stock. Patriot, OPCO and, to their Knowledge, their respective Affiliates (excluding for purposes hereof any director of Patriot or OPCO other than Unaffiliated Directors) beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) collectively less than 25,000 shares of the capital stock of the Company. Except for the shareholder agreements, dated as of the date hereof, among Patriot, OPCO and certain shareholders of the Company entered into in contemplation of the execution and delivery of this Agreement, neither Patriot nor OPCO nor, to their knowledge, any of their respective Affiliates (excluding for purposes hereof any director of Patriot or OPCO other than Unaffiliated Directors) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

    (m) Tax Matters. The Patriot Companies have no plan or intention to take any action that could reasonably be expected to cause the Merger not to qualify and continue to qualify as a reorganization under Section 368(a) of the Code.

    (n) Pairing Agreement. The agreement pursuant to which the shares of Patriot Common Stock and OPCO Common Stock are paired (the "Pairing Agreement") is duly and validly authorized and is a valid and binding agreement, enforceable against the Patriot Companies in accordance with its terms. The Patriot Common Stock is paired with the OPCO Common Stock pursuant to the Pairing Agreement; such pairing does not cause the activities of OPCO to be attributed to Patriot pursuant to Section 269B(a)(3) of the Code.

    (o) Wyndham Approval. The execution and delivery of this Agreement by the Patriot Companies and the performance of their obligations hereunder have been approved by the Interim Transactions Committee (as defined in the Agreement and Plan of Merger, dated April 14, 1997 (the "Wyndham Agreement"), between Patriot and Wyndham Hotel Corporation ("Wyndham")) in accordance with Section 8.2(f) of the Wyndham Agreement.

    (p) Post-Merger Transfer of Assets. The Patriot Companies have no plan or intention following the Merger of selling or otherwise disposing of any of the assets held by the Company at the Effective Time, except for (i) dispositions of such assets in the ordinary course of business, (ii) transfers that are consistent with Section 368(a)(2)(C) of the Code, (iii) liquidations or similar dispositions of interests in subsidiary entities of the Company, (iv) transfers to "qualified REIT subsidiaries" within the meaning of Section 856 of the Code, or (v) transfers other than those described above that do not in the aggregate result in the transfer of assets which had a value at the Effective Time in excess of 25% of the value of all assets held by the Company at the Effective Time.

                 IV. COVENANTS RELATING TO CONDUCT OF BUSINESS

  4.01. Conduct of Business. (a) Conduct of Business by the Company. Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause its Significant Subsidiaries to, carry on their respective businesses in all material respects in the ordinary course thereof in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to:

    (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of the Company to its parent, or by a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or is to receive its proportionate share thereof, (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) other than pursuant to Awards outstanding as of the date hereof, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) other than pursuant to Awards outstanding as of the date hereof, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

    (iii) amend its articles of incorporation, bylaws or other comparable organizational documents;

    (iv) except for (a) such transactions as are permitted by Section 5.14,
  (b) pending transactions disclosed in the Company Filed SEC Documents, and
  (c) the purchase of equipment, supplies and similar items in the ordinary course of business, acquire any assets of, or acquire by merging or consolidating with, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof ("Transactions") involving a purchase price (determined in accordance with generally accepted accounting principles and inclusive of any indebtedness to be assumed in connection therewith) that, when taken together with all previous Transactions entered into by the Company and not described in clauses (a), (b) or (c) of this clause (iv), (A) after the date of this Agreement and on or before February 28, 1998, would exceed $50,000,000 or
  (B) after February 28, 1998 and before the Effective Time would exceed $50,000,000;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (i) in the ordinary course of business consistent with past practice,
  (ii) (A) in the case of any real property, in a transaction that is the subject of a binding contract in existence on the date of this Agreement and disclosed in Section 4.01(a)(v) of the Company Disclosure Schedule or
  (B) in the case of personal property or intangible property, in a transaction that is not material individually or in the aggregate, or (iii) any Lien incurred pursuant to the Existing Credit Agreement;

    (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (1) for short-term borrowings incurred in the ordinary course of business consistent with past practice, (2) as permitted under the Company's existing credit facility with Credit Lyonnais, as Administrative Agent (the "Existing Credit Agreement"), after giving effect to subordinated indebtedness contemplated by clause (3) hereof but not in excess of $100,000,000, to the extent used for purposes which are not otherwise prohibited under this Agreement, or (3) up to $100,000,000 of subordinated indebtedness contemplated by Credit Lyonnais' letter, dated November 19, 1997 (the "Credit Lyonnais Letter"), to the Company (a copy of which has been provided to Patriot) to the extent used for purposes which are not otherwise prohibited under this Agreement; or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business, relocation or similar costs and expenses in the ordinary course of business;

    (vii) make or agree to make any capital expenditure or capital expenditures, other than (A) in accordance with the capital budgets previously furnished to the Patriot Companies, provided that the amount of such capital expenditures may exceed budgeted amounts by not more than, as to any specifically budgeted matter, 10% or, as to all such capital expenditures, 5% or (B) as permitted by Section 4.01(a)(iv);

    (viii) make any change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

    (ix) except as required by Law or contemplated hereby, enter into, adopt or amend in any material respect or terminate any Company employee benefit plan or any other agreement, plan or policy involving the Company or any of its Subsidiaries and one or more of their directors, officers or employees, or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined;

    (x) except as disclosed in Sections 4.01(a) and 5.06 of the Company Disclosure Schedule, increase the compensation of any director, officer or other employee of the Company or any of its Subsidiaries earning more than $50,000 per annum or enter into or amend any employment agreement with any such Person, or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such Person;

    (xi) settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

    (xii) modify or amend (1) any agreement with any franchisor with respect to any real property assets owned or leased by the Company or any of its Subsidiaries in any respect which is material with respect to any one or more hotel assets, or extend the term thereof, or (2) any agreements under which the Company or any of its Subsidiaries provides hotel management services, without in the case of clause (2) the prior consent of Patriot, which consent will not be unreasonably withheld or delayed;

    (xiii) enter into any agreement with any franchisor with respect to any real property assets owned or leased by the Company or any of its Subsidiaries or any agreement under which the Company or any of its Subsidiaries would provide hotel management services, without the prior consent of Patriot, which consent will not be unreasonably withheld or delayed; or

    (xiv) authorize, or commit or agree to take, any of the foregoing actions.

  (b) Conduct of Business by Patriot. Except as set forth in Section 4.01(b) of the Patriot Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Patriot Companies will, and will cause their respective Significant Subsidiaries to, carry on their respective businesses in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Laws and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time. Except as set forth in Section 4.01(b) of the Patriot Disclosure Schedule, without limiting the generality or effect of the foregoing, during the period from the date of this Agreement to the Effective Time, the Patriot Companies will not, and will not permit any of their respective Subsidiaries to:

    (i) other than (A) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary of Patriot or OPCO to its parent, or by a Subsidiary that is partially owned by Patriot or OPCO or any of their respective Subsidiaries, provided that Patriot, OPCO or any such Subsidiary receives or is to receive its proportionate share thereof, (B) dividends required in the reasonable judgment of Patriot in order to preserve Patriot's status as a REIT or to avoid federal income or excise taxes on its undistributed income, (C) Regular Patriot Quarterly Dividends, and (D) special dividends and distributions which the Board of Directors of each of Patriot and OPCO determines are in the best interests of the Patriot Companies, their shareholders and, assuming the consummation of the Merger, the Company's shareholders, (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (2) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (3) purchase or offer to purchase any capital stock of either of the Patriot Companies, other than purchases (w) made in the open market in accordance with Regulation M under the Exchange Act, (x) in accordance with any agreement filed or matter described in the Patriot Filed SEC Documents, (y) by either of the Patriot Companies of its capital stock held by the other Patriot Company, and (z) by either of the Patriot Companies of newly issued common stock of the other Patriot Company for the purposes of pairing shares of Patriot Common Stock and OPCO Common Stock;

    (ii) incur or guarantee any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or enter into any arrangement having the economic effect of any of the foregoing (any such event, an "Incurrence"), such that the consolidated Indebtedness of Patriot and OPCO, giving effect to such Incurrence, would exceed an amount equal to 50% of the combined market capitalization of the Patriot Companies. (For purposes of this Agreement, "Indebtedness" means, with respect to any Person, all obligations of such Person (including the current portion thereof) that would be required to be reflected as indebtedness on a consolidated balance sheet for such Person prepared in accordance with generally accepted accounting principles.);

    (iii) directly or indirectly through a Subsidiary enter into any agreement, or participate in active negotiations with any third party, relating to any tender or exchange offer, merger, consolidation, sale of all or substantially all of the capital stock or assets of Patriot or OPCO or other form of business transaction the reasonably foreseeable effect of which would be (A) to delay the Effective Time beyond May 31, 1998 or to prevent the Effective Time from occurring, or (B) result in the Merger not being treated as a tax-free reorganization for federal income tax purposes;

    (iv) take any action or fail to take any action which could reasonably be expected to terminate Patriot's status as a REIT; or

    (v) authorize, or commit or agree to take, any of the foregoing actions.

  (c) Other Actions. Except as required by Law, neither the Company, on the one hand, nor Patriot or OPCO, on the other hand, will, nor will they permit any of their respective Subsidiaries to, voluntarily take any action that could reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

  (d) Advice of Changes. The Company and Patriot will promptly advise the other party orally and in writing of (i) any representation or warranty made by it or, in the case of Patriot, OPCO contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it or, in the case of Patriot, OPCO to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

  4.02. No Solicitation by the Company. (a) The Company represents and warrants that, as of the date hereof, it has terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Company Takeover Proposal (as defined below). The Company will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage the submission of any proposal which constitutes a Company Takeover Proposal or (ii) participate in any substantive discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action, for the purpose of facilitating the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, prior to the meeting of the Company's shareholders that is to be convened pursuant to Section 5.01(b), the Company may, in response to a Company Takeover Proposal not solicited by any such Person in breach of this Agreement (an "Unsolicited Company Takeover Proposal"), if the Company Board determines (after consultation with the Company's financial advisors) that the failure to take such action would result in a breach of the Company Board's fiduciary duties under applicable law, (A) furnish information with respect to the Company and each of its Subsidiaries to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (B) participate in discussions or negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person, other than a proposal or offer by Patriot or OPCO, relating to a merger, consolidation, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries or any proposal or offer (including without limitation any proposal or offer to shareholders of the Company), other than a proposal or offer by Patriot or OPCO, to acquire in any manner, directly or indirectly, more than a 10% equity interest in any voting securities of the Company or a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole.

  (b) Neither the Company Board nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Patriot or OPCO, the approval or recommendation by the Company Board or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or
(iii) authorize or otherwise cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal (each, a "Company Acquisition Agreement"). Notwithstanding the foregoing, in response to an Unsolicited Company Takeover Proposal, if the Company Board determines (after consultation with the Company's financial advisors) that (i) such Unsolicited Company Takeover Proposal is reasonably likely to be, involve or result in a Company Takeover Proposal that is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the Company's shareholders than the transactions contemplated by this Agreement (a "Superior Proposal"), and (ii) the failure to take such action would result in a breach of the Company Board's fiduciary duties under applicable law, the Company Board may withdraw or modify its approval or recommendation of the Merger or this Agreement, approve or recommend such Superior Proposal, authorize or otherwise cause the Company to enter into a Company Acquisition Agreement or terminate this Agreement pursuant to Section 7.01(f).

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.02, the Company will as promptly as practicable
(i) advise Patriot orally and in writing of any Company Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Company Takeover Proposal, including without limitation any request for information, and the material terms and conditions of such Company Takeover Proposal or inquiry and the identity of the Person making such Company Takeover Proposal or inquiry and (ii) keep Patriot fully informed of the status of any such Company Takeover Proposal or inquiry.

  (d) Nothing contained in this Section 4.02 will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board determines that such disclosure is necessary in order to comply with the Company Board's fiduciary duties under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof may, except in accordance with Section 4.02(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

  4.03. The Company's Accumulated and Current Earnings and Profits. At the Closing, the Company shall deliver to Patriot (i) a statement of accumulated and current earnings and profits ("E&P") of the Company (as determined for federal income tax purposes) as of a date not more than 30 days prior to the Closing Date, together with evidence of such accumulated and current E&P of the Company (as determined for federal income tax purposes) from Coopers & Lybrand LLP in a form reasonably satisfactory to Patriot and (ii) a statement of estimated accumulated and current E&P of the Company (as determined for federal income tax purposes) as of the Closing Date. The Company further agrees that, prior to the Closing Date, it will cooperate in Patriot's efforts to obtain from Coopers & Lybrand LLP such firm's computation, or confirmation of the Company's computation, of accumulated and current E&P of the Company (as determined for federal income tax purposes) at the Effective Time.

                            V. ADDITIONAL COVENANTS

  5.01. Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company, Patriot and OPCO will prepare and file with the SEC the Joint Proxy Statement. Patriot will prepare and file, not later than promptly after the Joint Proxy Statement has been cleared by the SEC, with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Patriot will use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's shareholders, and Patriot and OPCO will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Patriot's and OPCO's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Patriot and OPCO will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Paired Shares in the Merger and under the Company Stock Plans and Patriot Stock Plans and the Company will furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

  (b) Subject to its rights to terminate this Agreement pursuant to the applicable provisions of Section 7.01, the Company will as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the Company Shareholder Approval and, through the Company Board, subject to the provisions of Section 4.02 recommend to Shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Without limiting the generality or effect of the foregoing but subject to the Company's right to terminate this Agreement pursuant to Section 4.02, the Company's obligations pursuant to the first sentence of this Section 5.01(b) will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal.

  (c) Subject to its rights to terminate this Agreement under the applicable provisions of Section 7.01, each of Patriot and OPCO will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Patriot/OPCO Shareholder Meetings") for the purpose of obtaining the Patriot/OPCO Shareholder Approvals and, through Patriot's Board of Directors, recommend that its shareholders approve the adoption of this Agreement and the approval of the issuance of Paired Shares pursuant to the Merger.

  (d) Patriot, OPCO and the Company will use reasonable efforts to hold the Patriot/OPCO Shareholder Meetings and the Company Shareholder Meeting on the same date and as soon as practicable after the date hereof.

  5.02. Access to Information; Confidentiality. Each of the Company, Patriot and OPCO will, and will cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company, Patriot and OPCO will, and will cause each of its respective Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, financial condition, results of operations, properties and personnel as such other parties may reasonably request. Subject to the requirements of applicable Law, and except for such actions as are necessary to disseminate any documents necessary to consummate the Merger, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, agents and advisors to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the Merger and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the others (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their control.

  5.03. Regulatory Filings. (a) Within 20 calendar days after the date hereof, Patriot, OPCO and the Company will make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Patriot, OPCO and the Company will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. All filings referred to in this Section 5.03(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

  (b) Without limiting the generality or effect of Section 5.03(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to prevent the entry of, and to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

  5.04. Reasonable Efforts and Cooperation. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,

(ii) obtaining all necessary consents, approvals or waivers from third parties prior to the Effective Time, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any adverse Order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, and without limiting the generality of the foregoing: (a) the Company will cooperate with Patriot to ensure that Patriot continues to qualify as a REIT following the Effective Time, including by taking actions and engaging in transactions reasonably requested by Patriot if such actions or transactions would have no material impact on the Company or adversely affect its shareholders and (b) the Company will use its reasonable best efforts to obtain for the benefit of Patriot or OPCO, as the case may be, and to cooperate with Patriot and OPCO in obtaining, prior to the Effective Time, all consents, approvals, waivers and agreements as may be necessary from third parties in order to enable the Patriot Companies to hold the Company's assets and to operate its business in a manner which, in Patriot's reasonable judgment, preserves Patriot's status as a REIT, maximizes the tax efficiencies associated with the Patriot Companies' paired share REIT structure, and enables the Patriot Companies to implement their respective long-term business strategies; provided, however, that in connection with obtaining (or assisting Patriot or OPCO in obtaining) any such consent, approval, waiver or agreement, the Company will not be required (1) to incur under this Agreement any out-of-pocket costs and expenses (except for insignificant costs incident to compliance with this covenant) unless Patriot shall have first agreed in writing to cause the Company to be reimbursed therefor, or (2) to enter into or amend any management or franchise agreement or other contract or incur any liability in a manner that the Company reasonably determines is adverse to it or its Subsidiaries. Nothing set forth in this Section 5.04(a) will limit or affect actions permitted to be taken pursuant to Section 4.01 or 4.02.

  (b) Without limiting the generality or effect of any provision of Sections 5.03, 5.04(a) or Article VI, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

  (c) In connection with and without limiting the foregoing, the Company, Patriot and OPCO will (i) take all action available to them to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable thereto, take all action available to them to ensure that the Merger and such other transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation thereon.

  5.05. Employee Benefit Matters. (a) With respect to each Patriot or OPCO "employee benefit plan," as defined in Section 3(3) of ERISA, including plans or policies providing severance benefits and vacation entitlement (collectively, the "Patriot Plans"), if the Effective Time occurs, service with the Company will be treated as service with the Patriot Companies for purposes of determining eligibility to participate, vesting and entitlement to benefits (other than the accrual of benefits under any defined benefit pension plan); provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations under any Patriot Plan. Employees of the Company will be given credit under any Patriot Plan in which they are eligible to participate for amounts paid under a corresponding Company benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Patriot Plans.

  (b) Following the Effective Time, Patriot will cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements, including but not limited to severance benefit plans, the existence or terms of which do not involve any material breach of any representation, warranty or covenant of the Company hereunder.

  5.06. Certain Employee and Other Matters. Each of the parties will take the actions specified to be taken or caused to be taken by it in Section 5.06 of the Company Disclosure Schedule.

  5.07. Fees and Expenses. (a) Except as otherwise set forth in this Section 5.07, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated thereby and hereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Patriot and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (excluding SEC filing fees).

  (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f), the Company will deposit into escrow for the benefit of Patriot, by wire transfer of same day funds, an amount in cash equal to $50.0 million (the "Company Termination Fee") with an escrow agent selected by Patriot (the "Escrow Agent") and on such terms (subject to Section 5.07(c)), as shall be agreed upon by Patriot and the Escrow Agent (the "Escrow Agreement").

  (ii) In the event that (A) a Company Takeover Proposal is made public, or any Person publicly announces an intention (whether or not conditional) to make a Company Takeover Proposal, after the date of this Agreement and thereafter (x) this Agreement is terminated by either Patriot or the Company pursuant to Section 7.01(b)(i) or 7.01(b)(ii) and (y) prior to the date that is 12 months after the date of such termination the Company enters into a Company Acquisition Agreement or an Alternative Transaction (as defined below) occurs, or (B) this Agreement is terminated by Patriot pursuant to Section 7.01(c), the Company will deposit with the Escrow Agent pursuant to the Escrow Agreement for benefit of Patriot by wire transfer of same-day funds, an amount in cash equal to the Company Termination Fee.

  (iii) As used in this Agreement, (A) "Alternative Transaction" means: (x) a transaction other than a Private Transaction pursuant to which any Third Party (as defined below) acquires more than 25% of the shares of Company Common Stock pursuant to a tender offer or exchange offer or otherwise, (y) a merger or other business combination involving the Company or any of its Affiliates pursuant to which any Third Party acquires more than 25% of the shares (after giving effect to such business combination) of Company Common Stock or of the entity surviving such merger or business combination, or (z) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the equity securities of Subsidiaries of the Company and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 25% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) "Third Party" means any Person other than Patriot, OPCO or an Affiliate of either of them, and (C) "Private Transaction" means a single privately negotiated sale (directly or indirectly) by a Company shareholder to a Third Party of shares aggregating in excess of 25% of the shares of Company Common Stock which shares were beneficially owned by such shareholder on the date of this Agreement.

  (iv) If any termination described in Section 5.07(b)(i) occurs, the Company Termination Fee will be deposited immediately prior to and as a condition to the effectiveness of such termination. If any termination described in Section 5.07(b)(ii)(B) occurs, the Company Termination Fee will be deposited immediately after such termination. If any termination described in Section 5.07(b)(ii)(A) occurs, the Company Termination Fee will thereafter be deposited immediately prior to the first to occur of the entry by the Company into a Company Acquisition Agreement or an Alternative Transaction (in either case within 12 months after the date of such termination).

  (v) The Company acknowledges that the agreements contained in this Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Patriot and OPCO would not enter into this Agreement; accordingly, if the Company fails promptly to deposit the amount due pursuant to this Section 5.07(b), and, in order to obtain such payment, Patriot or OPCO commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.07(b), the Company will pay to Patriot and OPCO their costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made, provided that payment of such costs, expenses and interest shall be subject to the limitations of Section 5.07(c) (determined as if such expenses were included in the Company Termination Fee).

  (c) In the event that the Company is obligated to deposit with the Escrow Agent the Company Termination Fee as provided in Section 5.07(b), the Escrow Agent will pay to Patriot from the Company Termination Fee deposited into escrow an amount equal to the lesser of (i) the Company Termination Fee and
(ii) the sum of (A) the maximum amount that can be paid to Patriot without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(i) of the Code ("Qualifying Income"), as determined by Patriot's certified public accountant, plus (B) in the event Patriot receives either (1) a letter from Patriot's counsel indicating that Patriot has received a ruling from the IRS as described below or (2) an opinion from Patriot's counsel as described below, an amount equal to the Company Termination Fee less the amount payable under clause (A) above. The Escrow Agreement will provide that the Company Termination Fee in escrow or any portion thereof shall not be released to Patriot unless the Escrow Agent receives any one or combination of the following: (x) a letter from Patriot's certified public accountants indicating the maximum amount that can be paid by the Escrow Agent to Patriot without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Patriot's accountants revising that amount, in which case the Escrow Agent will release such amount to Patriot, or (y) a letter from Patriot's counsel indicating that Patriot received a ruling from the IRS holding that the receipt by Patriot of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code (or alternatively, Patriot's legal counsel has rendered a legal opinion to Patriot to the effect that the receipt by Patriot of the Company Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the
Code), in which case the Escrow Agent will release the remainder of the Company Termination Fee to Patriot. The Company agrees to amend this Section
5.07 at the request of Patriot as may reasonably be necessary (and without substantial cost or burden to the Company) in order to (I) maximize the portion of the Company Termination Fee that may be distributed to Patriot hereunder without causing Patriot to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (II) improve Patriot's chances of securing a favorable ruling described in this Section 5.07(c), or (III) assist Patriot in obtaining a favorable legal opinion from its counsel as described in this
Section 5.07(c); provided that Patriot's legal counsel has rendered a legal opinion to Patriot to the effect that such amendment would not cause Patriot to fail to meet the requirements of Section 856(c)(2) or (3) of the Code. The Escrow Agreement will also provide that any portion of the Company Termination Fee held in escrow for 15 years will be released by the Escrow Agent to the Company. The Company will not bear any cost of or have liability resulting from the Escrow Agreement.

  (d) In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d), Patriot will promptly, but in no event later than two business days after the date of such termination, pay the Company a fee equal to $50.0 million payable by wire transfer of same-day funds. In the event that this Agreement is terminated by the Company or Patriot pursuant to Section 7.01(b)(iii) then Patriot will pay the Company an amount in cash equal to the Company's documented out-of-pocket fees and expenses ("Expenses") actually incurred by it prior to such termination in connection with this Agreement and the transactions contemplated hereby, including without limitation reasonable fees and expenses of accountants, attorneys and investment bankers; provided that the aggregate amount of Expenses required to be reimbursed pursuant to this Section 5.07(d) will not exceed $9,000,000 and, provided, further, that in the case of such a termination by the Company or Patriot, such amount will be payable only if the Company is not in material breach at the time of termination of this Agreement (which breach has continued for more than 30 days after notice or cannot reasonably be expected to be cured within such period (unless such breach was caused by or resulted from a breach of this Agreement by Patriot or OPCO)). Patriot acknowledges that the agreements contained in this Section 5.07(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Patriot fails promptly to pay the amount due pursuant to this Section 5.07(d), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Patriot or OPCO for the fee set forth in this Section 5.07(d), Patriot will pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

  5.08. Public Announcements. Patriot and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form heretofore agreed to by the parties.

  5.09. Affiliates; Etc. (a) Prior to the Closing Date, the Company will deliver to Patriot a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will use all reasonable efforts to cause each such Person to deliver to Patriot on or prior to the Closing Date a written agreement substantially in the form attached as Schedule 5.09(a) hereto.

  (b) Registration Rights. Effective as of the Effective Time, Patriot and OPCO will cause the actions specified in Schedule 5.09(b) to be taken with respect to the registration rights agreements specified thereon.

  5.10. Listing of Paired Shares. Each of Patriot and OPCO will use all reasonable efforts to cause the Paired Shares to be issued in the Merger and under the Company Stock Plans to be approved prior to the Effective Time for listing on the NYSE, subject to official notice of issuance.

  5.11. Shareholder Litigation. Each of the Company, Patriot and OPCO will give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Patriot or OPCO, as applicable, or their respective directors relating to the transactions contemplated by this Agreement.

  5.12. Tax Treatment. Each of Patriot, the Company and OPCO will use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code.

  5.13. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of the Company or each of its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and existing indemnity contracts will be assumed by Patriot and Patriot will be directly responsible for such indemnification, without further action, as of the Effective Time and will continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Patriot, OPCO or any Subsidiary thereof will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to directors and officers of Patriot, OPCO or such Subsidiary, as the case may be. Notwithstanding any other provision hereof, the provisions of this Section 5.13 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

  (b) Patriot will maintain in effect for not less than six years after the Effective Time one or more policies of directors' and officers' liability insurance that provide coverage for the current directors and officers of the Company that is substantially similar to that provided by the policies maintained by or on behalf of the Company and its Subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Patriot will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of such rate.

  5.14. Interim Transactions. (a) Pending Transactions. Notwithstanding any other provisions to the contrary contained in this Agreement, including without limitation Section 4.01(a), the Company or any directly or indirectly wholly owned Subsidiary of the Company may enter into an agreement regarding, and consummate, an acquisition transaction or business combination involving the businesses and/or assets set forth in Section 4.01(a) of the Company Disclosure Schedule on substantially the terms set forth therein.

  (b) Interim Transactions Committee. Promptly following the execution of this Agreement, Patriot and the Company will constitute and establish a committee which will evaluate and consider proposed Transactions by the Company or any of its Subsidiaries between the date hereof and the Effective Time (the "Interim Transactions Committee"). The Interim Transactions Committee will consist of two individuals selected by Patriot who are reasonably satisfactory to the Company and two individuals selected by the Company who are reasonably acceptable to Patriot and will act only by the vote of at least three of the four members thereof. For purposes hereof, the Chairman, Chief Operating Officer and Chief Financial Officer of each of the Company and Patriot will be deemed to be satisfactory to the other. The Interim Transactions Committee will be abolished at the Effective Time. The Interim Transactions Committee will have the power to make all of the determinations contemplated to be made by it pursuant to this Agreement.

  5.15. Ownership Restrictions. The Company will cooperate with Patriot to determine whether the issuance of Paired Shares pursuant to the Merger will violate the provisions in Patriot's or OPCO's Amended and Restated Certificate of Incorporation restricting the amount of Patriot Common Stock or OPCO Common Stock, as the case may be, that may be held (directly, indirectly or by attribution) by any Person.

  5.16. Termination of Stock Purchase Plan. The Company will cause the Interstate Hotels Company Employee Stock Purchase Plan to be terminated on or prior to the Closing Date.

                           VI. CONDITIONS PRECEDENT

  6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

    (a) Shareholder Approval. Each of the Company Shareholder Approval and the Patriot/OPCO Shareholder Approvals shall have been obtained;

    (b) No Injunctions or Restraints. No Order or Law enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect;

    (c) HSR Act. Any waiting period under the HSR Act applicable to the Merger shall have expired or been terminated;

    (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

    (e) Tax Opinion. Goodwin, Procter & Hoar LLP, counsel to the Patriot Companies, shall have delivered to Patriot and the Company an unqualified opinion, or Jones, Day, Reavis & Pogue, counsel to the Company, shall have so delivered such an opinion, dated as of the Closing Date, to the effect that, based upon representations, assumptions and conditions customary for transactions such as the Merger, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Patriot and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

    (f) Listing of Paired Shares. The Paired Shares issuable to the Company's shareholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (g) Change in Tax Laws. There shall not have been any federal legislative or regulatory change that would cause Patriot to cease to qualify as a "real estate investment trust" for federal income tax purposes.

  6.02. Conditions to Obligations of Patriot and OPCO. The obligation of Patriot and OPCO to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of the Company in Section 3.01 that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company in
  Section 3.01 that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date);

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Patriot shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

    (c) No Company Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a Company MAE;

    (d) Letters from Company Affiliates. Patriot shall have received from each person named in the letter referred to in Section 5.09(a) an executed copy of an agreement substantially in the form of Schedule 5.09(a) hereto;

    (e) Dissenting Shares. There shall be no more than 1,600,000 Dissenting Shares in the aggregate;

    (f) Certain Consents. The Company shall have received to Patriot's reasonable satisfaction the consents specified in Schedule 6.02(f); and

    (g) E&P Statement. Coopers & Lybrand LLP or Ernst & Young L.L.P. (i) shall have delivered to Patriot, at or prior to the Closing, a statement of accumulated and current E&P of the Company (as determined for federal income tax purposes) as of a then-recent date and (ii) shall have confirmed to Patriot that Patriot shall be entitled to rely on such statement for purposes of preparing and filing its federal, state, local and foreign tax returns required to be filed by it, determining the amount of dividends to be paid to stockholders and paying any Taxes owed by it.

  6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Representations and Warranties. The representations and warranties of Patriot in Section 3.02 that are qualified as to materiality shall be true and correct, and the representations and warranties of the Patriot Companies in Section 3.02 that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made anew on such date, except for representations and warranties made as of a specified date (which shall be true and correct in all material respects (except for those qualified as to materiality, which shall be true and correct) as of such specified date); provided, however, that the obligation of the Company to effect the Merger shall not be subject to the continued accuracy of the representation set forth in
  Section 3.02(p) if prior to the Effective Time, Patriot has received a private letter ruling from the Internal Revenue Service holding that such transfer will not cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code or the proposed Treasury Regulation Sections 1.368-1(d) and (f) are finalized in substantially their current form but with an effective date that causes them to apply to the Merger.

    (b) Performance of Obligations of Patriot and OPCO. Patriot and OPCO shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Patriot by the chief executive officer and the chief financial officer of Patriot to such effect;

    (c) No Patriot Material Adverse Effect. At any time after the date of this Agreement there shall not have occurred any event which, individually or when considered with any other such event, could reasonably be expected to result in a Patriot MAE; and

    (d) Dissenting Shares. There shall be no more than 3,542,131 Dissenting Shares in the aggregate; provided, however, that the Company may not rely on the failure of such condition to be satisfied if, prior to the Closing, Patriot has given the Company written notice that, notwithstanding Section 2.01(f), the number of Dissenting Shares in excess of 3,542,131 will not be subtracted in calculating the Maximum Cash Shares pursuant to Section 2.01(f).

  6.04. Frustration of Closing Conditions. Neither Patriot nor the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to commence or complete the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

                    VII. TERMINATION, AMENDMENT AND WAIVER

  7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Company Shareholder Approval or Patriot/OPCO Shareholder Approvals:

    (a) by mutual written consent of Patriot and the Company;

    (b) by either Patriot or the Company:

      (i) if the Merger has not been consummated by May 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this
    Section 7.01(b)(i) will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

      (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

      (iii) if the Patriot/OPCO Shareholder Approvals shall not have been obtained at Patriot/OPCO Shareholder Meetings duly convened therefor or at any adjournment or postponement thereof; or

      (iv) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable;

    (c) by Patriot, if the Company Board or any committee thereof shall have
  (i) withdrawn, modified or amended in a manner adverse to Patriot its approval or recommendation of the Merger or this Agreement, (ii) failed to include such recommendation in the Joint Proxy Statement, (iii) approved or recommended, or proposed publicly to approve or recommend, any Company Takeover Proposal other than the Merger, (iv) caused the Company to enter into a Company Acquisition Agreement, or (v) resolved to take any of the foregoing actions;

    (d) by the Company, if the Patriot Board or the OPCO Board or any committee of either of them thereof shall have (i) withdrawn, modified or amended in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, (ii) failed to include such recommendation in the Joint Proxy Statement, or (iii) resolved to take any of the foregoing actions;

    (e) by the Company, if Patriot or OPCO shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Patriot and OPCO of such breach (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to the Company of such breach);

    (f) by the Company in accordance with Section 4.02(b), provided that it has complied with all provisions of Section 4.02;

    (g) by the Company, in accordance with and subject to Section 2.01(d), if the Meeting Date Price is less than $26.416 (as may be adjusted pursuant to Section 2.01(d)); and

    (h) by Patriot, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that neither Patriot nor OPCO is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that cannot or has not been cured within 30 days after giving notice to Patriot of such breach).

  7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Patriot as provided in Section 7.01, this Agreement, other than the provisions of Section 3.01(k), Section 3.02(j), Section 5.02,
Section 5.07, this Section 7.02 and Article VIII, will forthwith become void and have no effect, without any liability or obligation on the part of Patriot, the Company or OPCO, except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

  7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Shareholder Approval or the Patriot/OPCO Shareholder Approvals; provided, however, that, after any such approval, there may not be made any amendment that by Law requires further approval by the shareholders of the Company, Patriot or OPCO without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreements or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

  7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 will, in order to be effective, require, in the case of Patriot, OPCO or the Company, action by its Board of Directors or a duly authorized committee thereof.

                           VIII. GENERAL PROVISIONS

  8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This
Section 8.01 will not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):

    (a) if to Patriot, to:

      Patriot American Hospitality, Inc.
      Tri-West Plaza
      303 LBJ Freeway
      Suite 1500
      Dallas, TX 75234
      Attn: Paul A. Nussbaum

      with copies to:

      Goodwin, Procter & Hoar LLP
      Exchange Place
      Boston, MA 02109
      Attn: Gilbert G. Menna, P.C. and
              Martin Carmichael III, P.C.

    (b) if to OPCO, to:

      Patriot American Hospitality Operating Company
      Tri-West Plaza
      303 LBJ Freeway
      Suite 1500
      Dallas, TX 75234
      Attn: Paul A. Nussbaum

      with copies to:

      Goodwin, Procter & Hoar LLP
      Exchange Place
      Boston, MA 02109
      Attn: Gilbert G. Menna, P.C. and
              Martin Carmichael III, P.C.

    (c) if to the Company, to:

      Interstate Hotels Company
      Foster Plaza Ten
      680 Andersen Drive
      Pittsburgh, PA 15220
      Attn: W. Thomas Parrington, Jr.

      with a copy to:

      Jones, Day, Reavis & Pogue
      599 Lexington Avenue, 30th Floor
      New York, New York 10022
      Fax No.: (212) 755-7306
      Attn: Robert A. Profusek, Esq.

  8.03. Certain Definitions. For purposes of this Agreement:

    (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

    (b) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Company or Patriot, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

    (c) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

    (d) "Knowledge" of any Person which is not an individual means the knowledge of any of such Person's executive officers (as listed in the last proxy statement or registration statement of such Person filed with the SEC or, if any such listed officer is no longer employed by such Person, the successor to such officer's responsibilities) after reasonable inquiry.

  8.04. Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

  8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Sections 5.05, 5.06 and 5.13 are not intended to confer upon any Person other than the parties any rights or remedies.

  8.07. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the Commonwealth of Pennsylvania regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof.

  8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court of the Western District of Pennsylvania or in Pennsylvania state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Western District of Pennsylvania or any Pennsylvania state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Western District of Pennsylvania or a Pennsylvania state court.

  IN WITNESS WHEREOF, Patriot, OPCO and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PATRIOT AMERICAN HOSPITALITY, INC.

                                                   /s/ William W. Evans
                                          By: _________________________________
                                             Name: William W. Evans
                                             Title: Office of the Chairman

                                          PATRIOT AMERICAN HOSPITALITY
                                           OPERATING COMPANY

                                                       /s/ Leslie Ng
                                          By: _________________________________
                                             Name: Leslie Ng
                                             Title: Senior Vice President

                                          INTERSTATE HOTELS COMPANY

                                                      /s/ Milton Fine
                                          By: _________________________________
                                             Name: Milton Fine
                                             Title: Chairman of the Board

REAL ESTATE INVESTMENT BANKING

PaineWebber Incorporated
1285 Avenue of the Americas                           ANNEX B
New York, NY 10019
212 713-4020
212 713-7949 Fax

Terrence E. Fancher
Managing Director
                                             [LOGO OF PAINEWEBBER APPEARS HERE]

December 2, 1997

Board of Directors
Patriot American Hospitality, Inc.
3030 LBJ Freeway, Suite 1500
Dallas, Texas 75234

Board of Directors
Patriot American Hospitality Operating Company
3030 LBJ Freeway, Suite 1500
Dallas, Texas 75234

Ladies and Gentlemen:

  We understand that Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), and Patriot American Hospitality Operating Company, a Delaware corporation (the "Operating Company", and together with Patriot, the "Companies"), are parties to that certain Agreement and Plan of Merger dated as of December 2, 1997 (the "Merger Agreement") with Interstate Hotels Company ("Interstate"), pursuant to which Interstate has agreed to merge with and into Patriot, with Patriot surviving (the "Proposed Merger"). We understand that Patriot, as successor by merger to Patriot American Hospitality, Inc., a Virginia corporation ("Old Patriot"), is a party to that certain Agreement and Plan of Merger dated as of April 14, 1997 (as amended, the "Wyndham Merger Agreement") with Wyndham Hotel Corporation, a Delaware corporation ("Wyndham"), pursuant to which Wyndham has agreed to merge with and into Patriot, with Patriot surviving (the "Wyndham Merger"). We understand that pursuant to the Merger Agreement, upon consummation of the Proposed Merger, approximately sixty percent of the issued and outstanding shares of common stock of Interstate will be converted into the right to receive shares (the "Paired Shares") of common stock of Patriot, which are paired and trade as a unit with shares of the Operating Company, in accordance with the exchange ratio (the "Exchange Ratio") set forth in the Merger Agreement, and approximately forty percent of the issued and outstanding shares of common stock of Interstate will be converted into the right to receive $37.50 per share in cash. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to shareholders of the Companies.

  We understand that the Proposed Merger will be accounted for under the purchase method of accounting.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed Old Patriot's Annual Report, Forms 10-K and related financial information for the fiscal years ended December 31, 1995 and December 31, 1996 and the Companies' Form 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1997;

    (2) Reviewed the joint proxy statement and prospectus on Form S-4 dated May 30, 1997 regarding the merger of Old Patriot with and into California Jockey Club;

    (3) Reviewed the joint proxy statement and prospectus on Form S-4 dated November 10, 1997 regarding the Wyndham Merger and the transactions contemplated thereby;

    (4) Reviewed Wyndham's Registration Statements related to the concurrent initial public offering of Wyndham common stock and Wyndham Senior Subordinated Notes in May 1996, Form 10-K and the related financial information for the fiscal year ended December 31, 1996 and Form 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1997;

  PAINEWEBBER

Boards of Directors
Page 2
December 2, 1997

    (5) Reviewed Interstate's Registration Statement dated June 19, 1996 related to the initial public offering of Interstate common stock, Form 10-K and the related financial information for the fiscal year ended December 31, 1996 and Form 10-Q and the related unaudited financial information for the quarterly period ended September 30, 1997;

    (6) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Companies and Interstate, furnished to us by the Companies and Interstate, respectively, with certain information and forecasts supplied by the Companies having assumed completion of the Wyndham Merger and related transactions, the acquisition of certain assets owned by partnerships affiliated with members of the Trammell Crow family to be acquired by certain operating partnerships of the Companies (the "Crow Assets Acquisition") and certain other acquisitions;

    (7) Conducted discussions with members of senior management of the Companies and Interstate, concerning their respective businesses and prospects;

    (8) Compared the results of operations of Interstate with those of certain companies which we deemed to be reasonably similar to Interstate;

    (9) Compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the actual or proposed financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (10) Considered the pro forma effect of the Proposed Merger on the Companies' funds from operations and certain other financial measures, taking into account the Wyndham Merger and related transactions, the Crow Assets Acquisition and certain other acquisitions;

    (11) Reviewed the financial terms of the Merger Agreement;

    (12) Reviewed the historical market prices of Old Patriot common stock, the Paired Shares and Interstate common stock and compared them to each other and to certain indices we deemed relevant; and

    (13) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was either publicly available or supplied, communicated or otherwise made available to us by or on behalf of the Companies, Wyndham and Interstate, and we have not assumed any responsibility to independently verify such information, conduct a physical inspection of the properties and facilities of the Companies, Wyndham or Interstate or undertake an independent appraisal of the assets of the Companies, Wyndham or Interstate. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of the Companies and Interstate as to the future performance of the Companies and Interstate, respectively, and their respective assets, including with respect to the Companies, assets to be acquired in the Wyndham Merger, the Crow Assets Acquisition and certain other acquisitions. At the Companies' direction, we have assumed that the Wyndham Merger will be consummated in accordance with the terms of the Wyndham Merger Agreement prior to the effectiveness of the Proposed Merger, that Patriot is not and, after the Proposed Merger, will not be, subject to Section 269B(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), that Patriot will qualify to be treated as a "real estate investment trust" within the meaning of the Code before and after giving effect to the Proposed Merger, that the representations and warranties of each of the parties to the Merger Agreement were true and correct as of the date of the Merger Agreement or as of such other date or dates specified therein and will be true and correct at the closing of the Merger to the extent required to be true and correct on such date under the terms of the Merger Agreement, and that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have further assumed that the Proposed Merger will be consummated in accordance with the terms described in the Merger Agreement. With your consent, our analyses assumed the conversion or exchange for Paired Shares of all equity securities convertible or exchangeable for Paired Shares, including OP Units, but excluding outstanding stock options. Our opinion is based upon regulatory, economic,

  PAINEWEBBER

Boards of Directors
Page 3
December 2, 1997

monetary and market conditions existing on the date hereof. We have assumed, with your consent, that all material assets and liabilities (contingent or otherwise, known or unknown) of the Companies, Wyndham and Interstate are as set forth in their respective consolidated financial statements.

  This opinion does not address the business decision of the Boards of Directors of the Companies to engage in the Proposed Merger or the relative merits of the Proposed Merger and any other transactions or business strategies discussed by the respective Boards of Directors of the Companies as alternatives to the Proposed Merger, or constitute a recommendation to any of the Companies' shareholders as to how any such shareholders should vote on the Proposed Merger. No opinion is expressed herein as to the price or trading range at which the Companies' stock may trade at any time.

  This opinion has been prepared for your use and shall not be reproduced, summarized, described or referred to, or given to any other person or otherwise made public, without the prior written consent of PaineWebber Incorporated; provided, however, that this opinion may be reproduced in full in a proxy statement/prospectus relating to the Proposed Merger and a proxy statement/prospectus supplement relating to the Wyndham Merger, but any reference to or summary of this opinion is subject to our approval, which shall not be unreasonably withheld.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to shareholders of the Companies from a financial point of view.

  We bring to your attention that, as you are aware, PaineWebber Incorporated is currently acting as financial advisor to the Companies and will receive a fee for rendering this opinion and will receive an additional fee upon consummation of the Proposed Merger. In addition, as you are aware, PaineWebber Incorporated is rendering an opinion to the Board of Directors of Wyndham confirming that for the purposes of this opinion the shareholders of the Companies includes those shareholders of the Companies who will become such as a result of the Wyndham Merger, and PaineWebber Incorporated will receive a fee from Wyndham for rendering such opinion. PaineWebber Incorporated has provided financial advisory services and investment banking services to the Companies (including acting as an underwriter for the Companies and Old Patriot), has acted as a lender to Old Patriot, and has acted and continues to act as a lender to the Companies and certain of its affiliates or related entities. PaineWebber may provide financial advisory and investment banking services to, may act as an underwriter or placement agent for, and may act as a lender to, the Companies in the future. In the ordinary course of our business, we trade the equity and debt securities of the Companies, Wyndham and Interstate for our own account and for the accounts of our customers and, accordingly, we may at any time hold short or long positions in such securities. In addition to our regular trading activities, we currently own approximately 1.0 million Paired Shares which we purchased from the Companies on November 13, 1997. As you are also aware, an affiliate of ours has recently acquired certain land in San Mateo, California from Patriot and is leasing the land back to a subsidiary of Patriot.

                                     Very truly yours,

                                     PaineWebber Incorporated


                                     By:  /s/ Terrence E. Fancher
                                         --------------------------------------

                                                   ANNEX C

                                                   INVESTMENT BANKING

                                                   Corporate and Institutional
                                                   Client Group

                                                   World Financial Center
                                                   North Tower
                                                   New York, New York 10281-1320
                                                   212 449 1000

[LOGO OF MERRILL LYNCH APPEARS HERE]

                                          February 10, 1998

Board of Directors
Interstate Hotels Company
680 Anderson Drive
Foster Plaza Ten
Pittsburgh, PA 15220

Members of the Board of Directors:

  Interstate Hotels Company (the "Company"), Patriot American Hospitality, Inc. ("Patriot") and Patriot American Hospitality Operating Company (together with Patriot, the "Acquiror"), have entered into an Agreement and Plan of Merger, dated December 2, 1997 (the "Agreement") pursuant to which the Company would be merged with and into Patriot in a transaction (the "Merger") in which the Company's common stock, par value $0.01 per share (the "Company Shares"), would be converted into the right to receive the consideration described below (the "Consideration"). Pursuant to the Agreement, the Consideration to be received by the shareholders of the Company in the Merger for each Company Share owned by such shareholder consists of the right to receive (a) with respect to each Company Share with respect to which a Form of Election to receive cash has been properly made and not withdrawn (an "Electing Share"), $37.50 in cash payable at the closing of the Merger and (b) with respect to each Share other than an Electing Share (subject to certain exceptions as provided in the Agreement) (a "Non-Electing Share") the number of paired shares of common stock of Acquiror ("Acquiror Shares") determined in accordance with the Exchange Ratio (as defined in, and calculated pursuant to, Section 2.01(d) of the Agreement) issuable at the closing of the Merger. In the event that the amount of Electing Shares exceeds 14,168,500 Company Shares (less certain Company Shares as provided in the Agreement) (the "Maximum Cash Shares"), then the Electing Shares will be converted into the right to receive cash and Acquiror Shares in accordance with the formula set forth in Section 2.01(g) of the Agreement. In the event that the aggregate number of Electing Shares is less than the Maximum Cash Shares, then the Non-Electing Shares will be converted into the right to receive cash and Acquiror Shares in accordance with the formula set forth in Section 2.01(h) of the Agreement.

  You have asked us whether, in our opinion, the proposed Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed the Company's initial public offering Prospectus, dated June 19, 1996, the follow-on Company share offering prospectus, dated December 10, 1996, the Company's Annual Report to shareholders and Annual Report on Form 10-K and related financial information for the fiscal year ended December 31, 1996 and the Company's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1997, June 30, 1997 and September 30, 1997;

  (2) Reviewed the Acquiror's initial public offering Prospectus, dated September 27, 1995, the Acquiror's Annual Reports to shareholders and Annual Report on Form 10-K and related financial information for

[LOGO OF MERRILL LYNCH APPEARS HERE]

     the year ended December 31, 1996, the Acquiror's Quarterly Reports on Form 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1997, June 30, 1997 and September 30, 1997 and the Acquiror's Current Reports on Form 8-K, dated July 22, 1997 and September 30, 1997;

  (3) Reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, including the Acquiror's pending acquisition of Wyndham Hotel Corporation (the "Wyndham Transaction"), furnished to us or discussed with us by the Company and the Acquiror, respectively;

  (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects before and after giving effect to the Merger and the Wyndham Transaction;

  (5) Reviewed the historical market prices, valuation multiples and trading activity for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed reasonably similar to the Company and the Acquiror, respectively;

  (6) Performed a discounted cash flow analysis based upon information provided by both the Company and the Acquiror;

  (7) Performed a pre-tax asset sale analysis based upon information provided by the Company;

  (8) Reviewed the results of operations and certain financial information of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (9) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

  (10) Reviewed the potential pro forma impact of the Merger and the Wyndham Transaction on the combined entity's pro forma operating results and financial condition, as well as its pro forma capitalization and funds from operations;

  (11) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their respective financial and legal advisors;

  (12) Reviewed the Agreement; and

  (13) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

LOGO

  In preparing our opinion, we have assumed and relied, with your consent, on the accuracy and completeness, in all material respects, of all information supplied or otherwise made available to us, or discussed with or reviewed by or for us, by the Company and the Acquiror, or otherwise publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have further assumed, at the Company's direction, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and to the Acquiror on unrelated matters and have received customary compensation for the rendering of such services. We may continue to provide such services in the future and may receive fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or otherwise act in respect of the Merger.

  We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of the Company Shares.

                                 Very truly yours,

                                  /s/ Merrill Lynch, Pierce, Fenner & Smith
                                                  Incorporated
                                  -----------------------------------------
                                     Merrill Lynch, Pierce, Fenner & Smith
                                                  Incorporated

                                                          ANNEX D
 SECTIONS 1930(A) AND 1571-80 (SUBCHAPTER D OF CHAPTER 15) OF THE PENNSYLVANIA
                           BUSINESS CORPORATION LAW

Section 1930. Dissenters Rights

  (a) General Rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

                                  CHAPTER 15

                       Subchapter D.--Dissenters Rights

Section 1571. Application and Effect of Subchapter

  (a) General Rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides in this subchapter. See:

  Section 1906(c) (relating to dissenters rights upon special exchanges).

  Section 1930 (relating to dissenters rights).

  Section 1931(d) (relating to dissenters rights in share exchanges).

  Section 1932(c) (relating to dissenters rights in asset transfers).

  Section 1952(d) (relating to dissenters rights in division).

  Section 1962(c) (relating to dissenters rights in conversion).

  Section 2104(b) (relating to procedure).

  Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

  Section 2325(b) (relating to minimum vote requirement).

  Section 2704(c) (relating to dissenters rights upon election).

  Section 2705(d) (relating to dissenters rights upon renewal of election).

  Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

  Section 7104(b)(3) (relating to procedure).

  (b) Exceptions.--

  (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

    (i) listing on a national securities exchange; or

    (ii) held of record by more than 2,000 shareholders; shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

  (2) Paragraph (1) shall not apply to and dissenters rights be available without regard to the exception provided in that paragraph in the case of:

    (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

  (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and required for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

  (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

  (c) Grant of Optional Dissenters Rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

  (d) Notice of Dissenters Rights--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

    (2) a copy of this subchapter.

  (e) Other Statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

  (f) Certain Provisions of Articles Ineffective.--This subchapter may not be relaxed by any provision of the articles.

  (g) Cross References.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to a de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions

  The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

    "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

    "Fair Value." The fair value of shares immediately before the effectuation of the corporation action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

    "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

Section 1573. Record and Beneficial Holders and Owners

  (a) Record Holders of Shares--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

  (b) Beneficial Owners of Shares--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of Intention to Dissent

  If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to Demand Payment

  (a) General Rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

    (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

    (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

    (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

    (4) Be accompanied by a copy of this subchapter.

  (b) Time for Receipt of Demand for Payment.--The time set for receipt of demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to Comply with Notice to Demand Payment, etc.

  (a) Effect of Failure of Shareholder to Act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575

(relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

  (b) Restriction on Uncertificated Shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

  (c) Rights Retained by Shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of Restrictions or Payment for Shares

  (a) Failure to Effectuate Corporate Action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

  (b) Renewal of Notice to Demand Payment.--When the uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

  (c) Payment of Fair Value of Shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

    (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

    (2) A statement of the corporation's estimate of the fair value of the shares.

    (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

  (d) Failure to Make Payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by Dissenter of Fair Value of Shares

  (a) General Rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

  (b) Effect of Failure to File Estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation Proceedings Generally

  (a) General Rule.--Within 60 days after the latest of:

    (1) effectuation of the proposed corporate action;

    (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

    (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

  (b) Mandatory Joinder of Dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

  (c) Jurisdiction of the Court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

  (d) Measure of Recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

  (e) Effect of Corporation's Failure to File Application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and Expenses of Valuation Proceedings

  (a) General Rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, vexatious or in bad faith.

  (b) Assessment of Counsel Fees and Expert Fees Where Lack of Good Faith Appear.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

  (c) Award of Fees for Benefits to Other Dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to Section 145 of the DGCL, the Patriot Charter and the Wyndham International Charter contain provisions which eliminate a director's personal liability to Patriot or Wyndham International, as the case may be, and to the stockholders of the relevant company, for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Patriot or Wyndham International, as the case may be, or to the stockholders of the relevant company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in connection with certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which such director derived an improper personal benefit. In addition, the Patriot Charter and the Wyndham International Charter each provide that if the DGCL is amended to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of Patriot or Wyndham International shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

  Article VII of each of the Patriot Bylaws and the Wyndham International Bylaws provides for indemnification by Patriot or Wyndham International, as the case may be, of their respective officers and directors and the officers and directors of their respective subsidiaries to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, and Patriot and Wyndham International may, by action of their respective Boards of Directors, indemnify all other persons Patriot or Wyndham International may indemnify under the DGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (a) The following exhibits are filed as part of this Registration Statement or incorporated herein by reference:

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 **2.1   Agreement and Plan of Merger, dated as of December 2, 1997, by and among Interstate Hotels Company, Patriot American Hospitality, Inc.
         and Wyndham International, Inc. (f/k/a Patriot American Hospitality
         Operating Company) (Annex A to the Joint Proxy Statement/Prospectus).
  *2.2   Form of Subscription Agreement by and among Wyndham International,
         Inc., Patriot American Hospitality, Inc. and Interstate Hotels
         Company.
  *3.1   Amended and Restated Certificate of Incorporation of Patriot American
         Hospitality, Inc.
   3.2   Amended and Restated Bylaws of Patriot American Hospitality, Inc.,
         incorporated by reference to Exhibit 3.2 to Patriot American
         Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
         Statement on Form S-3 (No. 333-29671).
  *3.3   Amended and Restated Certificate of Incorporation of Wyndham
         International, Inc.
   3.4   Amended and Restated Bylaws of Wyndham International, Inc.,
         incorporated by reference to exhibit 3.4 to Patriot American
         Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
         Statement on Form S-3 (No. 333-29671).
 **3.5   Certificate of Designations of Patriot Series A Convertible Preferred
         Stock.
   4.1   Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
         California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.),
         as amended, incorporated by reference to Exhibit 4.3 to Cal Jockey's and Bay Meadows' Registration Statement on Form S-2, and to Exhibit
         4.2 to Cal Jockey's and Bay Meadows' Annual Report on Form 10-K for
         the year ended December 31, 1987 (Nos. 001-09319 and 001-09320).
   4.2   Amendment No. 2 to the Pairing Agreement, incorporated by reference to
         Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
         International, Inc.'s Registration Statement on Form S-4 (No. 333-
         39875).

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 **4.3    Amendment No. 3 to the Pairing Agreement.
 **4.4    Cooperation Agreement dated December 18, 1997, between Patriot
          American Hospitality, Inc. and Wyndham International, Inc.
 **5.1    Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities being offered by Patriot American Hospitality, Inc and
          Wyndham International, Inc.
 **8.1    Opinion of Goodwin, Procter & Hoar llp regarding (i) tax consequences of the Merger, (ii) Patriot's qualification as a REIT for periods prior to the Merger and (iii) Patriot's ability to qualify as a REIT following the Merger.
  10.1    Shareholders Agreement, dated as of December 2, 1997, by and among
          Patriot American Hospitality, Inc., Wyndham International, Inc., the
          shareholders of Interstate Hotels Company named on the signature pages thereto, and Interstate Hotels Company, incorporated by reference to Exhibit 10.1 to Patriot American Hospitality, Inc.'s and
          Wyndham International, Inc.'s Current Report on Form 8-K dated
          December 2, 1997 (filed December 4, 1997) (Nos. 001-09319, 001-
          09320).
 *10.2    Amended and Restated Credit Agreement, dated as of December 16, 1997, among Patriot American Hospitality, Inc., Patriot American
          Hospitality Partnership, L.P., The Chase Manhattan Bank, PaineWebber
          Real Estate Securities, Inc. and various lenders identified therein.
 *10.3    Term Loan Agreement, dated as of December 16, 1997, among Patriot
          American Hospitality, Inc., Patriot American Hospitality Partnership,
          L.P., The Chase Manhattan Bank, PaineWebber Real Estate Securities,
          Inc. and various lenders identified therein.
  10.4(1) Second Amended and Restated Agreement of Limited Partnership of
          Patriot American Hospitality Partnership, L.P., incorporated by reference to Exhibit 10.1(1) to Cal Jockey's and Bay Meadows'
          Registration Statement on Form S-4 (No. 333-28085).
  10.4(2) First Amendment to the Second Amended and Restated Agreement of
          Limited Partnership of Patriot American Hospitality Partnership,
          L.P., incorporated by reference to Exhibit 10.1(2) to Cal Jockey's and Bay Meadows' Registration Statement on Form S-4 (No. 333-28085).
  10.4(3) Second Amendment to the Second Amended and Restated Agreement of
          Limited Partnership of Patriot American Hospitality Partnership,
          L.P., incorporated by reference to Exhibit 10.1(3) to Patriot
          American Hospitality, Inc.'s and Wyndham International, Inc.'s
          Registration Statement on Form S-4 (No. 333-39875).
  10.4(4) Third Amendment to Second Amended and Restated Agreement of Limited
          Partnership of Patriot American Hospitality Partnership, L.P.,
          incorporated by reference to Exhibit 10.1(4) to Patriot American
          Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
          Statement on Form S-4 (No. 333-39875).
  10.4(5) Fourth Amendment to Second Amended and Restated Agreement of Limited
          Partnership of Patriot American Hospitality Partnership, L.P.,
          incorporated by reference to Exhibit 10.1(5) to Patriot American
          Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
          Statement on Form S-4 (No. 333-39875).
  10.5(l) Agreement of Limited Partnership of Patriot American Hospitality
          Operating Partnership, L.P., incorporated by reference to Exhibit
          10.2(l) to Patriot American Hospitality, Inc.'s and Wyndham
          International, Inc.'s Registration Statement on Form S-4 (No. 333-
          39875).
  10.5(2) First Amendment to Agreement of Limited Partnership of Patriot
          American Hospitality Operating Partnership L.P., incorporated by reference to Exhibit 10.2(2) to Patriot American Hospitality, Inc.'s
          and Wyndham International, Inc.'s Registration Statement on Form S-4
          (No. 333-39875).
  10.5(3) Second Amendment to Agreement of Limited Partnership of Patriot
          American Hospitality Operating Partnership, L.P., incorporated by reference to Exhibit 10.2(3) to Patriot American Hospitality, Inc.'s
          and Wyndham International, Inc.'s Registration Statement on Form S-4
          (No. 333-39875).

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 **10.6  Registration Rights Agreement, dated as of January 5, 1998, by and between Patriot American Hospitality, Inc., Wyndham International,
         Inc., and each of the parties signatory thereto.
   10.7  Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and CF Securities, L.P., incorporated by reference to Exhibit 10.10 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s, Registration Statement on Form S-4.
         (No. 333-39875).
   10.8  Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and Paul A. Nussbaum, incorporated by reference to Exhibit 10.11 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.9  Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and William W. Evans III, incorporated by reference to Exhibit 10.12 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.10 Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and Leslie V. Bentley, incorporated by reference to Exhibit 10.13 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.11 Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and James D. Carreker, incorporated by reference to Exhibit 10.14 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.12 Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and Stanley M. Koonce, Jr., incorporated by reference to Exhibit 10.15 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.13 Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and Anne L. Raymond, incorporated by reference to Exhibit 10.16 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.14 Letter Agreement, dated as of April 14, 1997, by and between Patriot
         American Hospitality, Inc. and Wynopt Investment Partnership, L.P.,
         incorporated by reference to Exhibit 10. 19 to Patriot American
         Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
         Statement on Form S-4 (No. 333-39875).
   10.15 Executive Employment Agreement, dated as of April 14, 1997, between
         Patriot American Hospitality, Inc. and James D. Carreker, incorporated by reference to Exhibit 10.20 to Patriot American Hospitality, Inc.'s
         and Wyndham International, Inc.'s Registration Statement on Form S-4
         (No. 333-39875).
   10.16 Executive Employment Agreement, dated April 14, 1997, between Patriot
         American Hospitality, Inc. and Anne L. Raymond, incorporated by reference to Exhibit 10.21 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.17 Executive Employment Agreement, dated April 14, 1997, between Patriot
         American Hospitality, Inc. and Leslie V. Bentley, incorporated by reference to Exhibit 10.22 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.18 Executive Employment Agreement, dated April 14, 1997, between Patriot
         American Hospitality, Inc. and Stanley M. Koonce, Jr., incorporated by reference to Exhibit 10.23 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
   10.19 Harlan R. Crow Letter Agreement, dated as of April 14, 1997, re:
         Management Agreement between Anatole Hotel Investors, L.P. and Wyndham
         Hotel Company, Ltd., incorporated by reference to Exhibit 10.38 to
         Patriot American Hospitality, Inc.'s and Wyndham International Inc.'s
         Registration Statement on Form S-4 (No. 333-39875).

 EXHIBIT                               DESCRIPTION
 -------                               -----------
   10.20 Executive Employment Agreement made as of September 30, 1997, by and among Wyndham International, Inc., Williams Hospitality Group, Inc.
         and Louis J. Nicastro, incorporated by reference to Exhibit 10.40 to
         Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
         Registration Statement on Form S-4 (No. 333-40041).
   10.21 Voting and Option Agreement dated as of September 30, 1997, among
         Wyndham International, Inc., Patriot American Hospitality Operating
         Company Acquisition Subsidiary, Patriot American Hospitality, Inc. and
         Louis J. Nicastro, incorporated by reference to Exhibit 10.41 to
         Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
         Registration Statement on Form S-4 (No. 333-40041).
   10.22 Agreement and Plan of Merger, dated as of September 30, 1997, by and among Wyndham International Inc., Patriot American Hospitality, Inc.
         and CHC International, Inc., incorporated by reference to Exhibit
         10.40 to Patriot American Hospitality, Inc.'s and Wyndham
         International Inc.'s Registration Statement on Form S-4 (No. 333-
         39875).
   10.23 Hospitality Advisory, Asset Management and Support Services Agreement,
         dated as of September 30, 1997, by and among Patriot American
         Hospitality Operating Partnership, L.P. and certain subsidiaries of
         CHC International, Inc., incorporated by reference to Exhibit 10.42 to
         Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
         Registration Statement on Form S-4 (No. 333-39875).
   10.24 Agreement and Plan of Merger, dated as of December 2, 1997, by and among WHG Resorts & Casinos Inc., Patriot American Hospitality, Inc.,
         Patriot American Hospitality Operating Company Acquisition Company and
         Wyndham International, Inc., incorporated by reference to Exhibit 2.1 to Patriot American Hospitality, Inc.'s and Wyndham International,
         Inc.'s Registration Statement on Form S-4 (No. 333-40041).
 **10.25 Form of Registration Rights Agreement by and among Patriot American
         Hospitality, Inc., Wyndham International, Inc. and the other parties identified therein.
  *10.26 Purchase Agreement, dated as of December 31, 1997, by and among
         Patriot American Hospitality, Inc., Wyndham International, Inc., UBS
         Limited and Union Bank of Switzerland, London Branch.
   10.27 Standstill Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and CF Securities, L.P., incorporated by reference to Patriot American Hospitality, Inc.'s and Wyndham
         International, Inc.'s Registration Statement on Form S-4 (No. 333-
         39875).
 **21.1  Subsidiaries of Patriot American Hospitality, Inc.
 **21.2  Subsidiaries of Wyndham International, Inc.
 **23.1  Consent of Deloitte & Touche LLP (San Francisco, California).
 **23.2  Consent of Deloitte & Touche LLP (Houston, Texas).
 **23.3  Consent of Ernst & Young LLP (Dallas, Texas).
 **23.4  Consent of Ernst & Young LLP (Seattle, Washington).
 **23.5  Consent of Ernst & Young LLP (Phoenix, Arizona).
 **23.6  Consent of Ernst & Young LLP (Miami, Florida).
 **23.7  Consent of Ernst & Young LLP (Kansas City, Missouri).
 **23.8  Consent of Ernst & Young LLP (San Juan, Puerto Rico).
 **23.9  Consent of Coopers & Lybrand L.L.P. (Fort Lauderdale, Florida).
 **23.10 Consent of Coopers & Lybrand L.L.P. (Pittsburgh, Pennsylvania).
 **23.11 Consent of Coopers & Lybrand L.L.P. (Dallas, Texas).
 **23.12 Consent of Coopers & Lybrand L.L.P. (Newport Beach, California).
 **23.13 Consent of Coopers & Lybrand L.L.P. (Phoenix, Arizona).

 EXHIBIT                               DESCRIPTION
 -------                               -----------
  **23.14 Consent of Coopers & Lybrand L.L.P. (Tampa, Florida).
  **23.15 Consent of Pannell Kerr Forster PC (Alexandria, Virginia).
  **23.16 Consent of Price Waterhouse LLP (Miami, Florida).
  **23.17 Consent of Arthur Andersen LLP (Dallas, Texas).
  **23.18 Consent of Mayer Hoffman McCann L.C. (Kansas City, Missouri).
  **23.19 Consent of Goodwin, Procter & Hoar llp (in opinion filed as Exhibit
          5.1).
  **23.20 Consent of Goodwin, Procter & Hoar llp (in opinion filed as Exhibit
          8.1).
  **23.21 Consent of PaineWebber Incorporated (included in Annex B to the Joint
          Proxy Statement/Prospectus).
  **23.22 Consent of Merrill Lynch & Co.
   *24.1  Powers of Attorney.
  **99.1  Opinion of PaineWebber Incorporated as to the fairness of the transaction to stockholders of Patriot & Wyndham International (Annex
          B to the Joint Proxy Statement/Prospectus).
  **99.2  Opinion of Merrill Lynch & Co. as to the fairness of the transaction to stockholders of Interstate (Annex C to the Joint Proxy
          Statement/Prospectus).
  **99.3  Form of Patriot & Wyndham International Proxy.
  **99.4  Form of Interstate Proxy.

--------

 *Previously filed.

**Filed herewith.

  (b) No financial statement schedules are required to be filed herewith pursuant to Item 21 (b) of this Form.

  (c) The Opinion of PaineWebber Incorporated is included as Annex B to the Joint Proxy Statement/ Prospectus included in this Registration Statement. The Opinion of Merrill Lynch & Co. is included as Annex C to the Joint Proxy Statement/Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof, and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

  (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, EACH OF THE REGISTRANTS HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON FEBRUARY 12, 1998.

Patriot American Hospitality, Inc.        Wyndham International, Inc.

       /s/ Anne L. Raymond                        /s/ Rex E. Stewart
By: _________________________________     By: _________________________________
   ANNE L. RAYMOND, EXECUTIVE VICE            REX E. STEWART, EXECUTIVE VICE
              PRESIDENT                                  PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
      /s/ Paul A. Nussbaum              Board of Directors       February 12,
-------------------------------------   and Chief Executive       1998
          PAUL A. NUSSBAUM              Officer, Patriot
                                        American
                                        Hospitality, Inc.
                                        (Principal
                                        Executive Officer)

                                       Chief Financial
      /s/ Anne L. Raymond               Officer, Executive       February 12,
-------------------------------------   Vice President and        1998
           ANNE L. RAYMOND              Treasurer, Patriot
                                        American
                                        Hospitality, Inc.
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                                       President and
               *                        Director, Patriot        February 12,
-------------------------------------   American                  1998
        WILLIAM W. EVANS III            Hospitality, Inc.

                                       Director, Patriot
     /s/ James D. Carreker              American                 February 12,
-------------------------------------   Hospitality, Inc.         1998
          JAMES D. CARREKER

                                       Director, Patriot
               *                        American                 February 12,
-------------------------------------   Hospitality, Inc.         1998
           HARLAN R. CROW

              SIGNATURE                         TITLE                DATE

                                        Director, Patriot
-------------------------------------    American                February 12,
           JOHN H. DANIELS               Hospitality, Inc.        1998

                                        Director, Patriot
-------------------------------------    American                February 12,
          JOHN C. DETERDING              Hospitality, Inc.        1998

                                        Director, Patriot
-------------------------------------    American                February 12,
          GREGORY R. DILLON              Hospitality, Inc.        1998

                                        Director, Patriot
               *                         American                February 12,
-------------------------------------    Hospitality, Inc.        1998
          ARCH K. JACOBSON

                                        Director, Patriot
               *                         American                February 12,
-------------------------------------    Hospitality, Inc.        1998
           PHILIP J. WARD



* By: /s/ Paul A. Nussbaum                                      February 12,
      -------------------------------                            1998
        PAUL A. NUSSBAUM
        ATTORNEY-IN-FACT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                                       Chairman of the
     /s/ James D. Carreker              Board of Directors       February 12,
-------------------------------------   and Chief Executive       1998
          JAMES D. CARREKER             Officer, Wyndham
                                        International, Inc.
                                        (Principal
                                        Executive Officer)

                                       President, Chief
               *                        Operating Officer        February 12,
-------------------------------------   and Director,             1998
            KARIM ALIBHAI               Wyndham
                                        International, Inc.

         /s/ Rex E. Stewart            Chief Financial
-------------------------------------   Officer, Executive       February 12,
           REX E. STEWART               Vice President and        1998
                                        Treasurer, Wyndham
                                        International, Inc.
                                        (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                                       Director, Wyndham
               *                        International, Inc.      February 12,
-------------------------------------                             1998
            LEONARD BOXER

                                       Director, Wyndham
-------------------------------------   International, Inc.     February 12,
         BURTON C. EINSPRUCH                                    1998

                                       Director, Wyndham
               *                        International, Inc.    February 12,
-------------------------------------                          1998
         SUSAN T. GROENTEMAN

                                       Director, Wyndham
               *                       International, Inc.    February 12,
-------------------------------------                          1998
          ARCH K. JACOBSON

                                       Director, Wyndham
               *                        International, Inc.    February 12,
-------------------------------------                          1998
           JAMES C. LESLIE

              SIGNATURE                         TITLE                DATE

                                        Director, Wyndham
-------------------------------------    International, Inc.   February 12,
           RUSS LYON, JR.                                      1998

                                        Director, Wyndham
               *                         International, Inc.   February 12,
-------------------------------------                          1998
          PAUL A. NUSSBAUM

                                        Director, Wyndham
-------------------------------------    International, Inc.   February 12,
           SHERWOOD WEISER                                     1998


*By:   /s/ Rex E. Stewart                                       February 12,
    ----------------------------------                           1998

  REX E. STEWART
  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 **2.1    Agreement and Plan of Merger, dated as of December 2, 1997, by and among Interstate Hotels Company, Patriot American Hospitality, Inc.
          and Wyndham International, Inc. (f/k/a Patriot American Hospitality
          Operating Company) (Annex A to the Joint Proxy Statement/Prospectus).
  *2.2    Form of Subscription Agreement by and among Wyndham International,
          Inc., Patriot American Hospitality, Inc. and Interstate Hotels
          Company.
  *3.1    Amended and Restated Certificate of Incorporation of Patriot American
          Hospitality, Inc.
   3.2    Amended and Restated Bylaws of Patriot American Hospitality, Inc.,
          incorporated by reference to Exhibit 3.2 to Patriot American
          Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
          Statement on Form S-3 (No. 333-29671).
  *3.3    Amended and Restated Certificate of Incorporation of Wyndham
          International, Inc.
   3.4    Amended and Restated Bylaws of Wyndham International, Inc.,
          incorporated by reference to Exhibit 3.4 to Patriot American
          Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
          Statement on Form S-3 (No. 333-29671).
 **3.5    Certificate of Designations of Patriot Series A Convertible Preferred
          Stock.
   4.1    Agreement (the "Pairing Agreement"), dated February 15, 1983 and as amended February 18, 1988, between Bay Meadows Operating Company and
          California Jockey Club (f/k/a Bay Meadows Realty Enterprises, Inc.),
          as amended, incorporated by reference to Exhibit 4.3 to Cal Jockey's and Bay Meadows' Registration Statement on Form S-2, and to Exhibit
          4.2 to Cal Jockey's and Bay Meadows' Annual Report on Form 10-K for
          the year ended December 31, 1987 (Nos. 001-09319 and 001-09320).
   4.2    Amendment No. 2 to the Pairing Agreement, incorporated by reference to Exhibit 4.2 to Patriot American Hospitality, Inc.'s and Wyndham
          International, Inc.'s Registration Statement on Form S-4 (No. 333-
          39875).
 **4.3    Amendment No. 3 to the Pairing Agreement.
 **4.4    Cooperation Agreement dated December 18, 1997, between Patriot
          American Hospitality, Inc. and Wyndham International, Inc.
 **5.1    Opinion of Goodwin, Procter & Hoar llp as to the legality of the securities being offered by Patriot American Hospitality, Inc. and
          Wyndham International, Inc.

 **8.1 Opinion of Goodwin, Procter & Hoar llp regarding (i) tax consequences of the Merger, (ii) Patriot's qualification as a REIT for periods prior to the Merger and (iii) Patriot's ability to qualify as a REIT following the Merger.
  10.1 Shareholders Agreement, dated as of December 2, 1997, by and among Patriot American Hospitality, Inc., Wyndham International, Inc., the shareholders of Interstate Hotels Company named on the signature pages thereto, and Interstate Hotels Company, incorporated by reference to Exhibit 10.1 to Patriot American Hospitality, Inc.'s and
          Wyndham International, Inc.'s Current Report on Form 8-K dated
          December 2, 1997 (filed December 4, 1997) (Nos. 001-09319, 001-
          09320).
 *10.2 Amended and Restated Credit Agreement, dated as of December 16, 1997, among Patriot American Hospitality, Inc., Patriot American
          Hospitality Partnership, L.P., The Chase Manhattan Bank, PaineWebber
          Real Estate Securities, Inc. and various lenders identified therein.
 *10.3    Term Loan Agreement, dated as of December 16, 1997, among Patriot
          American Hospitality, Inc., Patriot American Hospitality Partnership,
          L.P., The Chase Manhattan Bank, PaineWebber Real Estate Securities,
          Inc. and various lenders identified therein.
  10.4(1) Second Amended and Restated Agreement of Limited Partnership of
          Patriot American Hospitality Partnership, L.P., incorporated by reference to Exhibit 10.1(1) to Cal Jockey's and Bay Meadows'
          Registration Statement on Form S-4 (No. 333-28085).

 EXHIBIT                                DESCRIPTION
 -------                                -----------
   10.4(2) First Amendment to the Second Amended and Restated Agreement of
           Limited Partnership of Patriot American Hospitality Partnership,
           L.P., incorporated by reference to Exhibit 10.1(2) to Cal Jockey's and Bay Meadows' Registration Statement on Form S-4 (No. 333-28085).
   10.4(3) Second Amendment to the Second Amended and Restated Agreement of
           Limited Partnership of Patriot American Hospitality Partnership,
           L.P., incorporated by reference to Exhibit 10.1(3) to Patriot
           American Hospitality, Inc.'s and Wyndham International, Inc.'s
           Registration Statement on Form S-4 (No. 333-39875).
   10.4(4) Third Amendment to Second Amended and Restated Agreement of Limited
           Partnership of Patriot American Hospitality Partnership, L.P.,
           incorporated by reference to Exhibit 10.1(4) to Patriot American
           Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
           Statement on Form S-4 (No. 333-39875).
   10.4(5) Fourth Amendment to Second Amended and Restated Agreement of Limited
           Partnership of Patriot American Hospitality Partnership, L.P.,
           incorporated by reference to Exhibit 10.1(5) to Patriot American
           Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
           Statement on Form S-4 (No. 333-39875).
   10.5(l) Agreement of Limited Partnership of Patriot American Hospitality
           Operating Partnership, L.P., incorporated by reference to Exhibit
           10.2(l) to Patriot American Hospitality, Inc.'s and Wyndham
           International, Inc.'s Registration Statement on Form S-4 (No. 333-
           39875).
   10.5(2) First Amendment to Agreement of Limited Partnership of Patriot
           American Hospitality Operating Partnership L.P., incorporated by reference to Exhibit 10.2(2) to Patriot American Hospitality, Inc.'s
           and Wyndham International, Inc.'s Registration Statement on Form S-4
           (No. 333-39875).
   10.5(3) Second Amendment to Agreement of Limited Partnership of Patriot
           American Hospitality Operating Partnership, L.P., incorporated by reference to Exhibit 10.2(3) to Patriot American Hospitality, Inc.'s
           and Wyndham International, Inc.'s Registration Statement on Form S-4
           (No. 333-39875).
 **10.6    Registration Rights Agreement, dated as of January 5, 1998, by and between Patriot American Hospitality, Inc., Wyndham International,
           Inc., and each of the parties signatory thereto.
   10.7    Voting Agreement, dated as of April 14, 1997, by and among Patriot
           American Hospitality, Inc. and CF Securities, L.P., incorporated by reference to Exhibit 10.10 to Patriot American Hospitality, Inc.'s
           and Wyndham International, Inc.'s, Registration Statement on Form S-
           4. (No. 333-39875).
   10.8    Voting Agreement, dated as of April 14, 1997, by and among Patriot
           American Hospitality, Inc. and Paul A. Nussbaum, incorporated by reference to Exhibit 10.11 to Patriot American Hospitality, Inc.'s
           and Wyndham International Inc.'s Registration Statement on Form S-4
           (No. 333-39875).
   10.9    Voting Agreement, dated as of April 14, 1997, by and among Patriot
           American Hospitality, Inc. and William W. Evans III, incorporated by reference to Exhibit 10.12 to Patriot American Hospitality, Inc.'s
           and Wyndham International Inc.'s Registration Statement on Form S-4
           (No. 333-39875).
   10.10   Voting Agreement, dated as of April 14, 1997, by and among Patriot
           American Hospitality, Inc. and Leslie V. Bentley, incorporated by reference to Exhibit 10.13 to Patriot American Hospitality, Inc.'s
           and Wyndham International Inc.'s Registration Statement on Form S-4
           (No. 333-39875).
   10.11   Voting Agreement, dated as of April 14, 1997, by and among Patriot
           American Hospitality, Inc. and James D. Carreker, incorporated by reference to Exhibit 10.14 to Patriot American Hospitality, Inc.'s
           and Wyndham International Inc.'s Registration Statement on Form S-4
           (No. 333-39875).
   10.12   Voting Agreement, dated as of April 14, 1997, by and among Patriot
           American Hospitality, Inc. and Stanley M. Koonce, Jr., incorporated by reference to Exhibit 10.15 to Patriot American Hospitality,
           Inc.'s and Wyndham International Inc.'s Registration Statement on
           Form S-4 (No. 333-39875).

 EXHIBIT                               DESCRIPTION
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
 10.13   Voting Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and Anne L. Raymond, incorporated by reference to Exhibit 10.16 to Patriot American Hospitality, Inc.'s and
         Wyndham International Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
 10.14   Letter Agreement, dated as of April 14, 1997, by and between Patriot
         American Hospitality, Inc. and Wynopt Investment Partnership, L.P.,
         incorporated by reference to Exhibit 10. 19 to Patriot American
         Hospitality, Inc.'s and Wyndham International, Inc.'s Registration
         Statement on Form S-4 (No. 333-39875).
 10.15   Executive Employment Agreement, dated as of April 14, 1997, between
         Patriot American Hospitality, Inc. and James D. Carreker, incorporated by reference to Exhibit 10.20 to Patriot American Hospitality, Inc.'s
         and Wyndham International, Inc.'s Registration Statement on Form S-4
         (No. 333-39875).
 10.16   Executive Employment Agreement, dated April 14, 1997, between Patriot
         American Hospitality, Inc. and Anne L. Raymond, incorporated by reference to Exhibit 10.21 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
 10.17   Executive Employment Agreement, dated April 14, 1997, between Patriot
         American Hospitality, Inc. and Leslie V. Bentley, incorporated by reference to Exhibit 10.22 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
 10.18   Executive Employment Agreement, dated April 14, 1997, between Patriot
         American Hospitality, Inc. and Stanley M. Koonce, Jr., incorporated by reference to Exhibit 10.23 to Patriot American Hospitality, Inc.'s and
         Wyndham International, Inc.'s Registration Statement on Form S-4 (No.
         333-39875).
 10.19   Harlan R. Crow Letter Agreement, dated as of April 14, 1997, re:
         Management Agreement between Anatole Hotel Investors, L.P. and Wyndham
         Hotel Company, Ltd., incorporated by reference to Exhibit 10.38 to
         Patriot American Hospitality, Inc.'s and Wyndham International Inc.'s
         Registration Statement on Form S-4 (No. 333-39875).
 10.20   Executive Employment Agreement made as of September 30, 1997, by and among Wyndham International, Inc., Williams Hospitality Group, Inc.
         and Louis J. Nicastro, incorporated by reference to Exhibit 10.40 to
         Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
         Registration Statement on Form S-4 (No. 333-40041).
 10.21   Voting and Option Agreement dated as of September 30, 1997, among
         Wyndham International, Inc., Patriot American Hospitality Operating
         Company Acquisition Subsidiary, Patriot American Hospitality, Inc. and
         Louis J. Nicastro, incorporated by reference to Exhibit 10.41 to
         Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
         Registration Statement on Form S-4 (No. 333-40041).
 10.22   Agreement and Plan of Merger, dated as of September 30, 1997, by and among Wyndham International Inc., Patriot American Hospitality, Inc.
         and CHC International, Inc., incorporated by reference to Exhibit
         10.40 to Patriot American Hospitality, Inc.'s and Wyndham
         International Inc.'s Registration Statement on Form S-4 (No. 333-
         39875).
 10.23   Hospitality Advisory, Asset Management and Support Services Agreement,
         dated as of September 30, 1997, by and among Patriot American
         Hospitality Operating Partnership, L.P. and certain subsidiaries of
         CHC International, Inc., incorporated by reference to Exhibit 10.42 to
         Patriot American Hospitality, Inc.'s and Wyndham International, Inc.'s
         Registration Statement on Form S-4 (No. 333-39875).
 10.24   Agreement and Plan of Merger, dated as of December 2, 1997, by and among WHG Resorts & Casinos Inc., Patriot American Hospitality, Inc.,
         Patriot American Hospitality Operating Company Acquisition Company and
         Wyndham International, Inc., incorporated by reference to Exhibit 2.1 to Patriot American Hospitality, Inc.'s and Wyndham International,
         Inc.'s Registration Statement on Form S-4 (No. 333-40041).

 EXHIBIT                               DESCRIPTION
 -------                               -----------
 **10.25 Form of Registration Rights Agreement by and among Patriot American
         Hospitality, Inc., Wyndham International, Inc. and the other parties identified therein.
  *10.26 Purchase Agreement, dated as of December 31, 1997, by and among
         Patriot American Hospitality, Inc., Wyndham International, Inc., UBS
         Limited and Union Bank of Switzerland, London Branch.
   10.27 Standstill Agreement, dated as of April 14, 1997, by and among Patriot
         American Hospitality, Inc. and CF Securities, L.P., incorporated by reference to Patriot American Hospitality, Inc.'s and Wyndham
         International, Inc.'s Registration Statement on Form S-4 (No. 333-
         39875).
 **21.1  Subsidiaries of Patriot American Hospitality, Inc.
 **21.2  Subsidiaries of Wyndham International, Inc.
 **23.1  Consent of Deloitte & Touche LLP (San Francisco, California).
 **23.2  Consent of Deloitte & Touche LLP (Houston, Texas).
 **23.3  Consent of Ernst & Young LLP (Dallas, Texas).
 **23.4  Consent of Ernst & Young LLP (Seattle, Washington).
 **23.5  Consent of Ernst & Young LLP (Phoenix, Arizona).
 **23.6  Consent of Ernst & Young LLP (Miami, Florida).
 **23.7  Consent of Ernst & Young LLP (Kansas City, Missouri).
 **23.8  Consent of Ernst & Young LLP (San Juan, Puerto Rico).
 **23.9  Consent of Coopers & Lybrand L.L.P. (Fort Lauderdale, Florida).
 **23.10 Consent of Coopers & Lybrand L.L.P. (Pittsburgh, Pennsylvania).
 **23.11 Consent of Coopers & Lybrand L.L.P. (Dallas, Texas).
 **23.12 Consent of Coopers & Lybrand L.L.P. (Newport Beach, California).
 **23.13 Consent of Coopers & Lybrand L.L.P. (Phoenix, Arizona).
 **23.14 Consent of Coopers & Lybrand L.L.P. (Tampa, Florida).
 **23.15 Consent of Pannell Kerr Forster PC (Alexandria, Virginia).
 **23.16 Consent of Price Waterhouse LLP (Miami, Florida).
 **23.17 Consent of Arthur Andersen LLP (Dallas, Texas).
 **23.18 Consent of Mayer Hoffman McCann L.C. (Kansas City, Missouri).
 **23.19 Consent of Goodwin, Procter & Hoar llp (in opinion filed as Exhibit
         5.1).
 **23.20 Consent of Goodwin, Procter & Hoar llp (in opinion filed as Exhibit
         8.1).
 **23.21 Consent of PaineWebber Incorporated (included in Annex B to the Joint
         Proxy Statement/Prospectus).
 **23.22 Consent of Merrill Lynch & Co.
  *24.1  Powers of Attorney.
 **99.1  Opinion of PaineWebber Incorporated as to the fairness of the transaction to stockholders of Patriot & Wyndham International (Annex
         B to the Joint Proxy Statement/Prospectus).
 **99.2  Opinion of Merrill Lynch & Co. as to the fairness of the transaction to stockholders of Interstate (Annex C to the Joint Proxy
         Statement/Prospectus).
 **99.3  Form of Patriot & Wyndham International Proxy.
 **99.4  Form of Interstate Proxy.

--------

 *Previously filed.

**Filed herewith.